    As filed with the Securities and Exchange Commission on August 8, 2000
                                                    Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           CFW COMMUNICATIONS COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


     Virginia                       4813                       54-1443350
 (STATE OR OTHER             (PRIMARY STANDARD             (I.R.S. EMPLOYER
 JURISDICTION OF                 INDUSTRIAL              IDENTIFICATION NUMBER)
INCORPORATION OR               CLASSIFICATION
  ORGANIZATION)                  CODE NUMBER)

                           401 Spring Lane, Suite 300
                                  P.O. Box 1990
                           Waynesboro, Virginia 22980
                                 (540) 946-3500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              Michael B. Moneymaker
   Senior Vice President and Chief Financial Officer, Treasurer and Secretary
                           CFW Communications Company
                           401 Spring Lane, Suite 300
                                  P.O. Box 1990
                           Waynesboro, Virginia 22980
                                 (540) 946-3500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   Copies to:

            David M. Carter                          Talfourd H. Kemper
           Hunton & Williams                   Woods, Rogers & Hazlegrove PLC
   Bank of America Plaza, Suite 4100            First Union Tower, Suite 1400
      600 Peachtree Street, N.E.                   10 S. Jefferson Street
        Atlanta, Georgia 30308                     Roanoke, Virginia 24011
            (404) 888-4246                             (540) 983-7622

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger of a subsidiary of Registrant with and into R&B Communications, Inc. pursuant to the Agreement and Plan of Merger dated as of June 16, 2000, described in the joint proxy statement/prospectus contained herein have been satisfied or waived. If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.[_] If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_] If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.[_]

                                            CALCULATION OF REGISTRATION FEE
==========================================================================================================================
                                                             Proposed Maximum    Proposed Maximum
           Title of Each Class             Amount to be       Offering Price        Aggregate            Amount of
     of Securities to be Registered        Registered(1)         Per Share        Offering Price    Registration Fee(2)
--------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per share       3,716,400(1)             N/A           $33,604,670(2)         $8,872(2)
==========================================================================================================================

(1) Represents 61,663 outstanding shares of common stock of R&B Communications, Inc. on August 4, 2000 multiplied by the exchange ratio of 60.27.
(2) Pursuant to Rules 457(f)(2) and 457(c) of the Securities Act, and solely for purposes of calculating the registration fee, the registration fee was calculated on the basis of the book value of R&B Communications, Inc. as of March 31, 2000.

         ------------------------------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

[CFW Logo]                                             [R&B Logo]
Dear CFW Communications Company Shareholders and R&B Communications, Inc.
Shareholders:

         The boards of directors of CFW Communications Company and R&B Communications, Inc. have agreed on the merger of R&B Combination Company, a newly formed, wholly owned subsidiary of CFW Communications Company into R&B Communications, Inc., whereby R&B Communications, Inc. would become a wholly owned subsidiary of CFW Communications Company. We are convinced that this transaction will enable the combined company to achieve its strategic goals and enhance its market position as an integrated communications services provider more quickly than either CFW or R&B could have achieved on their own.

         The merger will be a tax-free merger in which each share of common stock of R&B Communications, Inc. outstanding immediately prior to the effective time of the merger will be converted into 60.27 shares of CFW Communications Company common stock.

         Each of us will hold a meeting of our shareholders to vote on proposals concerning the merger. R&B will hold a meeting of its shareholders to vote on a proposal to approve the merger agreement. CFW will hold a meeting of its shareholders to vote on several proposals. In connection with the merger, CFW shareholders will vote on the following proposals: 1) a proposal to approve the issuance of up to 3,716,400 shares of CFW common stock to R&B shareholders in the merger; 2) a proposal to approve an amendment of CFW's Articles of Incorporation to increase the number of authorized shares of CFW common stock from 20,000,000 to 75,000,000 and 3) a proposal to approve an increase in the number of members of CFW's board of directors. CFW shareholders will also be asked to approve a proposal to modify various terms of each series of CFW's outstanding preferred stock, which terms as modified the CFW board believes would be more favorable to CFW, and a proposal to change the name of CFW to NTELOS Inc.

         Your vote is very important. Whether or not you plan to attend your shareholders' meeting, please take the time to vote by completing and mailing the enclosed proxy card to us in accordance with the instructions on the proxy form. If you sign, date and mail your proxy card without indicating how you want to vote, we will count your proxy, with respect to R&B shareholders, as a vote in favor of the merger agreement, and with respect to CFW shareholders, as a vote in favor of the proposals related to the merger as well as the proposal to modify the terms of CFW's preferred stock and the proposal to change CFW's name to NTELOS Inc. For R&B shareholders, not returning your card will have the same effect as a vote against the merger. For CFW shareholders, not returning your card or not instructing your broker how to vote any shares held for you in "street name" may effect whether or not a quorum is present at CFW's special meetings, but will have no effect with respect to approval of any of the CFW proposals listed above. We cannot complete the merger unless 1) the R&B shareholders adopt the merger agreement, 2) the CFW shareholders approve the issuance of shares of common stock in the merger, 3) the CFW shareholders approve an increase in the number of members of CFW's board of directors and 4) the CFW shareholders approve the increase in the number of CFW's authorized shares of common stock.

  The dates, times and places of the meetings are as follows:


     For CFW Communications Company Shareholders:         For R&B Communications, Inc. Shareholders:
        ________, 2000, ______ p.m., local time            ________, 2000, ______ a.m., local time
                      Holiday Inn                                     1900 Roanoke Road
          Intersection of Route 275 and I-81                      Daleville, Virginia 24083
             North of Staunton, Virginia

         This document provides you with detailed information about these meetings and the proposed merger as well as the additional CFW proposals. You can also get information about CFW from publicly available documents that CFW has filed with the Securities and Exchange Commission.

                      ------------------------------------

         We encourage you to read this entire document carefully and thoughtfully, including the section entitled "Risk Factors" on pages ___ through
___.
                      ------------------------------------

         We strongly support this combination of our companies and join with all the other members of our boards of directors in enthusiastically recommending that you vote in favor of the merger.

          James S. Quarforth                             J. Allen Layman
         Chairman of the Board                              President
      and Chief Executive Officer                  and Chief Executive Officer
      CFW Communications Company                     R&B Communications, Inc.

                             EACH VOTE IS IMPORTANT.
               PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

================================================================================
Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved this document or these securities or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.
================================================================================
      This joint proxy statement/prospectus is dated __________ ____, 2000 and we will first mail it on or about ___________ ____, 2000.

         This document is the joint proxy statement of R&B and CFW for their special meetings and the prospectus of CFW for the common stock to be issued in the merger. This document gives you detailed information about the proposed merger, and with respect to the CFW shareholders, the additional proposals they will be asked to approve. This joint proxy statement/prospectus incorporates by reference to other documents important business and financial information about CFW that is not included in this joint proxy statement/prospectus. See "Where You Can Find More Information" on page __ for additional information about CFW on file with the Securities and Exchange Commission. To obtain timely delivery, R&B and CFW shareholders must request this information no later than five business days before they make their investment decision. Therefore, R&B shareholders must request this information by _______________, 2000 and CFW shareholders must request this information by __________, 2000. You may obtain these documents without charge by writing or calling CFW at the following address and telephone number:

                           CFW Communications Company
                           401 Spring Lane, Suite 300
                                 P. O. Box 1990
                           Waynesboro, Virginia 22980
                           Attn: Michael B. Moneymaker
                            Telephone: (540) 946-3500

                                [R&B Letterhead]

                          -----------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          -----------------------------

     The special meeting of shareholders of R&B Communications, Inc. will be held at ______ a.m., Eastern Standard Time, on ___________, _________, 2000 at
1900 Roanoke Road, Daleville, Virginia 24083. R&B is calling the meeting for the following purposes:

     (1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 16, 2000, by and between R&B, CFW Communications Company and R&B Combination Company, a newly formed, wholly owned subsidiary of CFW Communications Company; and

     (2) To consider such other business as may properly come before the special meeting, or any adjournments or postponements of the special meeting.

     The board of directors of R&B has carefully considered the terms of the merger agreement and believes that the merger is in the best interests of R&B. The board of directors of R&B has approved the merger agreement and recommends that shareholders vote "FOR" adoption of the merger agreement.

     The board of directors has fixed the close of business on ___________ __, 2000, as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting. A complete list of shareholders entitled to vote at the meeting will be available for examination at the special meeting and at R&B's offices at 1900 Roanoke Road, Daleville, Virginia 24083, during ordinary business hours, after ___________, 2000, for the examination by any R&B shareholder for any purpose related to the special meeting.

                                            By Order of the Board of Directors,


                                            J. Allen Layman, President and Chief
                                            Executive Officer
______________, 2000

  YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED
                            PROXY CARD IMMEDIATELY.

     You are cordially invited to attend the special meeting in person. Even if you plan to be present, you are urged to mark, date, sign and return the enclosed proxy at your earliest convenience in the envelope provided, which requires no postage if mailed in the United States. If you attend the special meeting, you may vote either in person or by your proxy. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary a written revocation or a proxy with a later date or by voting your shares in person at the special meeting.

           Please do not send stock certificates with your proxy card.

     R&B SHAREHOLDERS ARE ENTITLED TO ASSERT DISSENTERS RIGHTS UNDER ARTICLE 15 OF THE VIRGINIA STOCK CORPORATION ACT. A COPY OF ARTICLE 15 IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX D.

                                [CFW Letterhead]

                          -----------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          -----------------------------

     The special meeting of shareholders of CFW Communications Company will be held at _____ p.m., Eastern Standard Time, on _____________, 2000 at the Holiday Inn at the intersection of Route 275and I-81, North of Staunton, Virginia. CFW is calling the meeting for the following purposes:

     (1) In connection with the merger, CFW shareholders will be asked to approve the following:

          . A proposal to approve the issuance of up to 3,716,400 shares of CFW common stock to R&B shareholders pursuant to the Agreement and Plan of Merger, dated as of June 16, 2000, by and among CFW, R&B Combination Company, a newly formed, wholly owned subsidiary of CFW, and R&B Communications, Inc.;

          . A proposal to approve an amendment of CFW's Articles of Incorporation to increase the number of authorized shares of CFW common stock from 20,000,000 to 75,000,000; and

          . A proposal to increase the number of members of CFW's board of directors to 11 members;

     (2) CFW shareholders will be asked to approve a proposal to modify various terms of CFW's outstanding series B, series C and series D preferred stock;

     (3) CFW shareholders will be asked to approve a proposal to change CFW's name to NTELOS Inc.; and

     (4) CFW shareholders will also be asked to consider such other business as may properly come before the special meeting, or any adjournments or postponements of the special meeting.

     The board of directors of CFW has carefully considered the terms of the merger agreement and believes that the merger and each of the proposals listed above is advisable, fair to, and in the best interests of, CFW and its shareholders. The board of directors of CFW has unanimously approved the issuance of up to 3,716,400 shares of CFW common stock to R&B shareholders pursuant to the merger agreement and each of the other proposals listed above and unanimously recommends that shareholders vote "FOR" approval of each of the proposals listed above.

     The board of directors has fixed the close of business on ___________ __, 2000, as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting. A complete list of shareholders entitled to vote at the meeting will be available for examination at the special meeting and at CFW's offices at 401 Spring Lane, Suite 300, Waynesboro, Virginia 22980, during ordinary business hours, after ___________, 2000, for the examination by any CFW shareholder for any purpose related to the special meeting.

                                  By Order of the Board of Directors,


                                  James S. Quarforth, Chairman of the Board and Chief Executive Officer
______________, 2000

  YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED
                            PROXY CARD IMMEDIATELY.

     You are cordially invited to attend the special meeting in person. Even if you plan to be present, you are urged to mark, date, sign and return the enclosed proxy at your earliest convenience in the envelope provided, which requires no postage if mailed in the United States. If you attend the special meeting, you may vote either in person or by your proxy. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary a written revocation or a proxy with a later date or by voting your shares in person at the special meeting.

                                TABLE OF CONTENTS


QUESTIONS AND ANSWERS..............................................................................1

QUESTIONS AND ANSWERS ABOUT CFW'S PROPOSALS........................................................3

SUMMARY............................................................................................6
         The Companies.............................................................................6
         The Merger................................................................................6
         The Meetings..............................................................................7
         Recommendation to Shareholders............................................................8
         Interests of Management and Directors of R&B in the Merger................................9
         Opinion of R&B's Financial Advisor........................................................9
         Opinion of CFW's Financial Advisor........................................................9
         Conditions to the Merger.................................................................10
         Termination of the Merger Agreement......................................................11
         Termination Fee..........................................................................11
         Various Federal Income Tax Consequences..................................................12
         R&B Shareholder Dissenters' Rights.......................................................12
         Accounting Treatment and Considerations..................................................12
         Other Merger Proposals for CFW Shareholder Approval......................................12
         Other Non-Merger Proposals for CFW Shareholder Approval..................................13
         Comparison of Shareholders' Rights.......................................................14
         CFW Market Price Information.............................................................14
         R&B Market Price Information.............................................................14
         Where You Can Find More Information......................................................14
         Comparative Per Share Data...............................................................15
         Selected Historical Consolidated Financial Data of R&B Communications, Inc...............16
         Selected Historical Consolidated Financial Data of CFW Communications Company............18
         Summary Historical and Pro Forma Financial Information Data..............................20

RISK FACTORS......................................................................................23
         Risks Related to the Merger..............................................................23
         Risks Related to CFW.....................................................................24

FORWARD-LOOKING STATEMENTS........................................................................32

THE MEETINGS......................................................................................34
         Times, Dates and Places..................................................................34
         Purpose of the Meetings..................................................................34
         Record Date; Voting Rights; Votes Required for Approval..................................35
         Proxies..................................................................................37
         Revocation of Proxies....................................................................38
         Solicitation of Proxies..................................................................38

THE MERGER........................................................................................40
         Results of the Merger....................................................................40
         What R&B Shareholders Will Receive.......................................................40
         Cash Payments for Fractional Shares of CFW Common Stock..................................41
         Background and Negotiation of the Merger.................................................41
         R&B's Reasons for the Merger.............................................................42


         CFW's Reasons for the Merger.............................................................43
         Recommendations of the Boards of Directors...............................................44
         Opinion of R&B's Financial Advisors......................................................45
         Opinion of CFW's Financial Advisors......................................................50
         Interests of Management and Directors of R&B in the Merger...............................56
         R&B Voting Agreements....................................................................57
         Material Federal Income Tax Consequences.................................................58
         Accounting Treatment.....................................................................59
         Regulatory Filings and Approvals Required to Complete the Merger.........................59
         Procedures for Exchange of Stock Certificates............................................60
         R&B Shareholder Dissenters Rights........................................................61
         Federal Securities Law Consequences; Resale Restrictions.................................63

CERTAIN TERMS AND CONDITIONS OF THE MERGER AGREEMENT..............................................65
         The Merger...............................................................................65
         Certain Representations and Warranties...................................................65
         Covenants and Agreements as to Certain Matters...........................................67
         Additional Agreements....................................................................68
         Conditions to the Merger.................................................................73
         Termination of the Merger Agreement......................................................75
         Effect of Termination....................................................................76
         Termination Fees; Expenses...............................................................76
         Amendments...............................................................................76

OTHER CFW MERGER PROPOSALS........................................................................77
         Approval of an Amendment of CFW's Articles of Incorporation to Increase the
              Authorized Number of Shares of Common Stock Issuable by CFW.........................77
         Approval of an Increase in the Number of Members of CFW's Board..........................78

CFW NON-MERGER PROPOSALS..........................................................................80
         Approval of Modifications to Various Terms of CFW's Outstanding Preferred Stock..........80
         Approval of Name Change..................................................................83

DESCRIPTION OF CFW CAPITAL STOCK..................................................................85
         General..................................................................................85
         Common Stock.............................................................................85
         Preferred Stock..........................................................................85
         Preferred Share Purchase Rights..........................................................92
         Certain Provisions of CFW's Articles and Amended and Restated Bylaws.....................93
         Virginia Stock Corporation Act...........................................................94

COMPARISON OF SHAREHOLDERS' RIGHTS................................................................96
         Authorized Capital.......................................................................96
         Special Meetings of Shareholders.........................................................96
         Shareholder Meetings.....................................................................96
         Advance Notice of Nominations of Directors...............................................97
         Merger...................................................................................98
         Anti-takeover Statutes...................................................................98
         Amendments to Articles...................................................................98
         Amendments to Bylaws.....................................................................99
         Transfer Restrictions....................................................................99


         Shareholder Action by Written Consent....................................................99
         Board of Directors......................................................................100
         Limitation of Director Liability........................................................100
         Indemnification of Directors, Officers and Employees....................................101

CFW COMMUNICATIONS COMPANY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION................102

MARKET PRICES AND DIVIDEND INFORMATION...........................................................115

DESCRIPTION OF CFW...............................................................................116
         Overview................................................................................116
         Recent Developments.....................................................................117
         Directors and Executive Officers........................................................119
         Principal Shareholders..................................................................121

DESCRIPTION OF R&B...............................................................................126
         Overview................................................................................126
         Management's Discussion and Analysis of Financial Condition and Results of
              Operations.........................................................................126
         Management of R&B.......................................................................133

LEGAL MATTERS....................................................................................134

EXPERTS..........................................................................................134
         R&B.....................................................................................134
         CFW.....................................................................................134

WHERE YOU CAN FIND MORE INFORMATION..............................................................134
         CFW.....................................................................................134
         R&B.....................................................................................136

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF R&B COMMUNICATIONS, INC............................F-1

ANNEX A-- AGREEMENT AND PLAN OF MERGER AMONG R&B COMMUNICATIONS, INC., R&B COMBINATION
         COMPANY AND CFW COMMUNICATIONS COMPANY (INCLUDING ESCROW AGREEMENT).....................A-1

ANNEX B-- FAIRNESS OPINION OF R&B'S INVESTMENT BANKER............................................B-1

ANNEX C -- FAIRNESS OPINION OF CFW'S INVESTMENT BANKER...........................................C-1

ANNEX D-- ARTICLE 15 OF THE VIRGINIA STOCK CORPORATION ACT.......................................D-1

ANNEX E-- AMENDMENTS TO ARTICLES OF INCORPORATION OF CFW COMMUNICATIONS COMPANY
         INCLUDING TERMS OF SERIES B AND SERIES C PREFERRED STOCK................................E-1

                              QUESTIONS AND ANSWERS

Q:   What will happen to R&B because of the merger?

A: If the parties complete the merger, R&B will become a wholly owned subsidiary of CFW.

Q:   What will R&B shareholders receive in the merger?

A: R&B shareholders will receive 60.27 shares of CFW common stock in exchange for each share of R&B common stock (subject to any deductions from an escrow account, as described below).

     CFW will deposit 371,640 shares of the CFW common stock that R&B shareholders, collectively, would otherwise be entitled to receive upon completion of the merger in an escrow account. CFW may use the shares placed in the escrow account as compensation for indemnification claims by CFW under the merger agreement.

Q:   As an R&B or CFW shareholder, what do I need to do now?

A: After carefully reading and considering the information contained in this joint proxy statement/prospectus, please complete and sign the R&B or CFW proxy card, as the case may be, and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting of R&B shareholders or the special meeting of CFW shareholders, as the case may be. If you sign, date and mail your proxy card without identifying how you want to vote, your proxy, with respect to R&B shareholders, will be counted "FOR" approval and adoption of the merger and, with respect to CFW shareholders, will be counted "FOR" approval of the issuance of up to 3,716,400 shares of CFW common stock to R&B shareholders in the merger and the other CFW proposals. For R&B shareholders, failing to return a signed proxy card or otherwise vote at the meeting will have the same effect as a vote against the merger. For CFW shareholders, as long as a quorum is present at the special meeting of CFW shareholders, failing to return a signed proxy card or otherwise vote at the meeting will have no effect with respect to approval of any of the CFW proposals.

Q: As an R&B or CFW shareholder, can I change my vote after I have mailed my proxy?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting of R&B shareholders or the special meeting of CFW shareholders, as the case may be. You can do this in one of three ways:

     1) send a written notice stating that you would like to revoke your proxy;

     2)   complete and submit a new proxy; or

     3) attend the special meeting of R&B shareholders or the special meeting of CFW shareholders, as the case may be, and vote in person.

     If you choose option 1) or 2) you must submit the notice of revocation or the new proxy to R&B or CFW, as the case may be, at the address on page
     ___.

Q: If my shares are held in "street name" by my stock broker, will the broker vote these shares on the CFW proposals on my behalf?

A: With respect to CFW shareholders, a broker will vote shares on the CFW proposals only if you provide the broker with instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote the shares.

Q:   Should R&B shareholders send in their stock certificates now?

A: No, R&B shareholders should not send in their stock certificates with their proxies. After the merger is completed, CFW will send written instructions to each R&B shareholder for exchanging each R&B shareholder's stock certificates.

Q.   Are R&B shareholders entitled to dissenters' rights?

A: Yes. Under Virginia law, which governs the rights of shareholders of R&B, R&B shareholders are entitled to dissenters' rights for their shares if they dissent from the merger. In order to exercise your dissenters' rights, you must generally:

     . send the company a written statement of your desire to exercise appraisal rights; and

     .    vote against the merger proposal.

     Please read the more detailed description of your dissenters' rights on page ___ and the pertinent provisions of Virginia law attached as Annex D.
                                                                       -------

Q:   When do R&B and CFW expect the merger to be completed?

A: R&B and CFW are working to complete the merger as quickly as possible. The R&B shareholders meeting and the CFW shareholders meeting are on ______, 2000, and we expect to complete the merger a few business days later.

Q:   Who can help answer my questions?

A: If you are an R&B shareholder and have any questions about the merger or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy, you should contact:

     R&B Communications, Inc.
     1900 Roanoke Road
     Daleville, VA  24083
     Attn.:  J. Allen Layman
     Telephone: (540) 966-2200

     If you are a CFW shareholder and have any questions about the merger or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy, you should contact:

     CFW Communications Company
     401 Spring Lane, Suite 300
     Waynesboro, VA  22980
     Attn.:  Michael B. Moneymaker
     Telephone:  (540) 946-3500

                   QUESTIONS AND ANSWERS ABOUT CFW'S PROPOSALS


Q:   What am I being asked to vote upon?

A: You are being asked to approve five proposals. In connection with the merger you are being asked to approve 1) the issuance of up to 3,716,400 shares of CFW common stock to R&B shareholders pursuant to the merger agreement; 2) an amendment to CFW's Articles of Incorporation that would increase the number of authorized shares of CFW common stock from 20,000,000 to 75,000,000; and 3) an increase in the number of members of the CFW board. These three proposals, collectively, are referred to throughout this joint proxy statement/prospectus as the merger proposals. In addition to the merger proposals, you are being asked to approve modifications to various terms of each series of CFW's outstanding preferred stock and the change of CFW's name to NTELOS Inc.

     CFW's board of directors has approved each of the proposals listed above and recommends voting FOR each such proposal.

Q: Why is it necessary to increase the number of authorized shares of CFW common stock?

A: If shareholder approval of such an increase is not obtained, there will not be a sufficient number of authorized shares of CFW common stock to cover, on an as converted basis, the total amount of CFW shares of common stock to be issued to R&B shareholders in the merger. Additionally, there are currently not a sufficient number of authorized shares of CFW common stock to cover the conversion of all of the outstanding shares of the series B preferred stock and the series C preferred stock into shares of CFW common stock, assuming full accretion of each such series. If shareholder approval of this increase is not obtained, CFW could later be in breach of the terms of the series B and series C preferred stock. Additional shares of common stock will also be available for issuance from time to time for other corporate purposes (such as raising additional capital, acquisitions of companies or assets, sales of stock or securities convertible into stock, stock splits and issuances pursuant to stock options or other employee benefit plans).

Q:   How many CFW directors will there be upon completion of the merger?

A: Upon completion of the merger and subject to the CFW shareholders' approval of an increase in the number of members of CFW's board, there will be a total of eleven directors. The board will be comprised of the nine directors currently serving on the board, as well as two new directors, who shall be two designees of R&B.

Q: Why are CFW shareholders being asked to approve modifications to various terms of CFW's outstanding series B, series C and series D preferred stock?

A: CFW's board of directors believes that the terms of the outstanding CFW series B, series C and series D preferred stock, as modified, would be more favorable to CFW. Since the modified terms of the series B, series C and series D preferred stock may trigger certain Nasdaq Marketplace Rules which require shareholder approval, CFW must obtain shareholder approval in order to make such changes to the series B, series C and series D preferred stock. The holders of the series B, series C and series D preferred stock have agreed to the respective modifications of each such series.

Q:   How will the terms of CFW's series B preferred stock change?

A: Upon shareholder approval, voting restrictions applicable to the initial majority holder of the series B preferred stock will be eliminated, meaning such holder will be able to vote the full shares of CFW common stock which it or its affiliates may acquire upon conversion of their shares of series B preferred stock or any other voting securities of CFW. Currently, the initial majority holder of the series B preferred stock may vote its capital stock only with respect to less than 20% of the CFW common stock. Additionally, the minimum conversion price of the series B preferred stock of $35.50 will be eliminated and a covenant prohibiting CFW from issuing capital stock at less than $35.50 per share will be eliminated.

Q:   How will the terms of CFW's series C preferred stock change?

A: Upon shareholder approval, at the time of the conversion of the series D preferred stock into series C preferred stock, the number of issued and outstanding shares of series C preferred stock will increase from 60,300 to 137,500. The series C preferred stock annual dividend rate will decrease from 8.50% to 5.50% and the conversion price will increase from $43.00 to $45.00. Additionally, voting restrictions applicable to the initial majority holder of the series C preferred stock will be eliminated, meaning such holder will be able to vote the full shares of CFW common stock which it or its affiliates may acquire upon conversion of their shares of series C preferred stock or any other voting securities of CFW. Currently, the initial majority holder of the series C preferred stock under may vote its capital stock only with respect to less than 20% of the CFW common stock. Also, the minimum conversion price of the series C preferred stock of $35.50 will be eliminated and a covenant prohibiting CFW from issuing capital stock at less than $35.50 per share will be eliminated.

Q:   How will the terms of CFW's series D preferred stock change?

A: Upon shareholder approval, the series D preferred stock will automatically convert into series C preferred stock, resulting in the elimination of all outstanding shares of series D preferred stock. This means that the terms of the series D preferred stock, which the CFW board deems less favorable than the terms of the series C and series B preferred stock, will no longer be in effect, including the 18% series D preferred stock annual dividend rate and the series D preferred stock redemption provisions as well as the financial and operating covenants imposed on CFW by the terms of the series D preferred stock.

Q:   Why is CFW changing its name?

A: As a result of recent transactions, including the merger, in which CFW has directed its focus to growing its core communications services, CFW's board of directors has determined that it is in the best interests of CFW and its shareholders to change the name of CFW to NTELOS Inc. CFW has used a derivation of NTELOS as the brand name for its wireless operations since 1997.

                                     SUMMARY

         This summary highlights material information from this joint proxy statement/prospectus. It does not contain all of the detailed information that is important to you. To understand the merger and related transactions more fully, and for a more detailed description of the legal terms of the merger, you should carefully read this entire document. Each item in this summary refers to the page where that subject is discussed more fully.

         The Companies  (See page ___ for CFW and page ___ for R&B)

CFW Communications Company
401 Spring Lane, Suite 300
P.O. Box 1990
Waynesboro, Virginia 22980
(540) 946-3500

         CFW is a leading regional integrated communications provider offering a broad range of wireless and wireline products and services to business and residential customers in Virginia and West Virginia. CFW is significantly expanding the scope of the geographic markets that it serves and is focusing its growth efforts on its core communications services, primarily digital personal communication services, which we will refer to in this joint proxy statement/prospectus as PCS services, Internet access, including dedicated, high-speed DSL and dial-up services, high-speed data transmission and local telephone services. CFW is the managing partner of Virginia PCS Alliance, LC and West Virginia PCS Alliance, LC (collectively referred to as the Alliances) and owns 65% and 45% of such entities, respectively. The Alliances offer wireless communications services in Virginia and West Virginia.

R&B Communications, Inc.
1900 Roanoke Road
Daleville, Virginia 24083
(540) 966-2200

         R&B is an integrated communications provider offering a broad range of products and services to business and residential customers in the Roanoke and New River Valleys of Virginia. These communications products and services include local and long distance telephone, dial-up and high-speed Internet access, competitive local exchange access, paging and wireless cable television. R&B owns 26% and 34% of Virginia PCS Alliance, LC and West Virginia PCS Alliance, LC, respectively.

The Merger  (See page __)

         The Agreement and Plan of Merger, dated as of June 16, 2000, is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. Throughout this document, we will refer to the Agreement and Plan of Merger as the merger agreement. R&B and CFW encourage their shareholders to read the merger agreement because it is the legal document that governs the merger.

         CFW will issue up to 3,716,400 shares of common stock to the R&B shareholders upon completion of the merger. As of May 17, 2000, the last full trading day before the public announcement of the merger, this equals an aggregate consideration of approximately $131 million. As of the date of this joint proxy statement/prospectus, this equals an aggregate consideration of approximately $_______ million. Upon completion of the merger, R&B will become a wholly owned subsidiary of CFW.

         CFW will place into escrow 371,640 shares of the CFW common stock that R&B shareholders, collectively, would otherwise be entitled to receive upon completion of the merger in an escrow account. The escrow shares will be available to satisfy valid indemnification claims by CFW under the merger agreement.

   The Merger

          . a newly formed, wholly owned subsidiary of CFW will merge with and into R&B. R&B will be the surviving corporation, becoming a wholly owned subsidiary of CFW.

          . each issued and outstanding share of R&B common stock will convert into the right to receive 60.27 shares of CFW common stock.

          .    cash will be paid instead of issuing fractional shares.

     Shareholder Voting Agreements

          The directors, related persons of the directors and certain major shareholders of R&B, who collectively own as of the record date for the R&B special shareholders' meeting approximately 69% of R&B's outstanding common stock, have signed voting agreements to vote their shares of R&B common stock in favor of the merger proposal. Since the vote of these shareholders is sufficient to approve the merger, approval of the merger is assured. As a result, R&B shareholders may not defeat the merger by voting against it. If they oppose the merger and do not wish to receive CFW shares in the merger, their only remedy is to seek appraisal of their R&B shares. (See "R&B Shareholder Dissenters' Rights" below and "The Merger - R&B Shareholder Dissenters' Rights" on page __.) See "R&B Voting Agreements" on page ___ for a more detailed description of the voting agreements.

The Meetings

     Special Meeting of R&B Shareholders (See page ___)

     At the special meeting of R&B shareholders, R&B shareholders will vote upon the following:

          .    approval and adoption of the merger agreement; and

          . consideration of such other business as may properly come before the meeting.

     Special Meeting of CFW Shareholders (See page ___)

     At the special meeting of CFW shareholders, CFW shareholders will vote upon the following:

          .    in connection with the merger, CFW shareholders will vote upon:

               .. approval of the issuance of up to 3,716,400 shares of CFW common stock to R&B shareholders pursuant to the merger agreement;

               .. approval of a proposal to amend CFW's Articles of Incorporation to increase the number of authorized shares of CFW common stock from 20,000,000 to 75,000,000; and

               .. approval of a proposal to increase the number of CFW's board of directors to 11 members.

          . CFW shareholders will be asked to vote upon approval of a proposal to modify various terms of CFW's outstanding series B, series C and series D preferred stock;

          . CFW shareholders will be asked to vote upon approval of a proposal to change CFW's name to NTELOS Inc.; and

          . CFW shareholders will also be asked to consider such other business as may properly come before the meeting.

     Votes Required (See page __)

          R&B. The special meeting proposals require the following affirmative votes for approval:

          Merger Agreement

          . more than two-thirds of the outstanding shares of R&B common stock.

          Transaction of Most Other Business

          . majority of the shares of R&B common stock present in person or by proxy and entitled to vote.

          CFW. The special meeting proposals require the following affirmative votes for approval:

          Issuance of Shares of CFW Common Stock to R&B Shareholders

          . majority of the votes cast by holders of shares of CFW common stock, series B preferred stock and series C preferred stock, voting together as a single voting group, at the special meeting where a quorum exists.

          Increase in Authorized Shares of Common Stock

          . majority of the votes cast by holders of outstanding shares of CFW common stock, series B preferred stock and series C preferred stock, voting together as a single voting group, at the special meeting where a quorum exists.

          Increase the Number of CFW Board Members

          . majority of votes cast by holders of outstanding shares of CFW common stock, series B preferred stock and series C preferred stock, voting together as a single voting group, at the special meeting where a quorum exists.

          Modification of Terms of Preferred Stock

          . majority of votes cast by holders of outstanding shares of CFW common stock, at the special meeting where a quorum exists.

          Name Change

          . majority of votes cast by holders of outstanding shares of CFW common stock, series B preferred stock and series C preferred stock, voting together as a single voting group, at the special meeting where a quorum exists.

          Transaction of Most Other Business

          . majority of votes cast by holders of outstanding shares of CFW common stock, series B preferred stock and series C preferred stock, voting together as a single voting group, at the special meeting where a quorum exists.

Recommendation to Shareholders (See page __)

          R&B. The board of directors of R&B believes that the merger is in the best interests of R&B and recommends that R&B shareholders vote "FOR" the adoption of the merger agreement.

          In reaching its recommendation in favor of the merger agreement and the transactions associated with it, the R&B board of directors considered the opportunities for R&B as a separate company and as combined with CFW, as well as other factors. See "R&B's Reasons for the Merger" on page __.

          CFW. The board of directors of CFW believes that the merger and the issuance of up to 3,716,400 shares of CFW common stock to R&B shareholders pursuant to the merger agreement is advisable, fair to and in the best interests of CFW and its shareholders and unanimously recommends that CFW shareholders vote "FOR" approval of such issuance of shares of CFW common stock.

          In reaching its recommendation in favor of the merger and the issuance of up to 3,716,400 shares of CFW common stock to R&B shareholders pursuant to the merger agreement, the CFW board of directors considered the opportunities for CFW as a separate company and as combined with R&B, as well as other factors. See "CFW's Reasons for the Merger" on page __.

     The board of directors of CFW also believes that the proposed amendment to CFW's Articles of Incorporation that would increase CFW's authorized shares of common stock, the proposed increase of the number of members of CFW's board, the proposed modification to various terms of each series of CFW's outstanding preferred stock and the proposed name change of CFW to NTELOS Inc. is advisable, fair to and in the best interests of CFW and its shareholders and unanimously recommends that CFW shareholders vote "FOR" approval of each proposal.

Interests of Management and Directors of R&B in the Merger (See page __)

     As an inducement to the provision of future services, the merger agreement provides that:

     .    J. Allen Layman will become President and Chairman of the Board of
          CFW;

     . CFW will increase its board of directors to include two designees of R&B. The R&B initial designees will be J. Allen Layman and John B. Williamson, III;

     . CFW will enter into a five-year employment agreement with J. Allen Layman, pursuant to which CFW will pay Mr. Layman an up-front payment of $1,000,000 for entering into such agreement; and

     . CFW will grant stock options in the amounts listed next to the following R&B executives:

          ..   J. Allen Layman (31,546);

          ..   Michael Layman (7,886);

          ..   Charles Richardson (6,309);

          ..   Chris Foster (4,732);

          ..   Tom Orr (3,155); and

          ..   Dan Overstreet (1,577).

     In addition, in accordance with arrangements made prior to the merger agreement, the merger agreement authorizes R&B to execute and deliver a lease agreement with The Layman Family, L.L.C. prior to the closing of the merger.

Opinion of R&B's Financial Advisor (See page __)

     In deciding to approve the merger agreement, the board of directors of R&B received and considered the opinion of BB&T Capital Markets as to the fairness from a financial point of view, as of June 16, 2000, the date R&B's board considered and approved the merger, of the exchange ratio to be received by the shareholders of R&B in the merger. The opinion contains various important qualifications and a description of assumptions made, matters considered, areas of reliance on others and limitations on the review undertaken by BB&T Capital Markets. A copy of the opinion is attached as Annex B to this joint proxy
                                              -------
statement/prospectus. The opinion of BB&T Capital Markets does not constitute a recommendation to any holder of R&B common stock as to how to vote with respect to the proposed merger. R&B encourages you to read the BB&T Capital Markets opinion carefully.

Opinion of CFW's Financial Advisor (See page __)

     In deciding to approve the merger agreement, the board of directors of CFW received and considered the opinion of Banc of America Securities LLC as to the fairness, from a financial point of view, of the consideration to be issued upon completion of the merger as of June 16, 2000, the date the board of directors of CFW considered and approved the merger. The opinion contains various important qualifications and a description of assumptions made, matters considered, areas of reliance on others and limitations on the review undertaken by Banc of America Securities LLC. A copy of the opinion is attached as Annex C to this joint proxy statement/prospectus.

Conditions to the Merger (See page __)

     R&B and CFW. The completion of the merger is subject to the satisfaction of a number of conditions by R&B and CFW, including:

     .    effectiveness of the registration statement filed by CFW;

     . the absence of any restraining order, injunction or other legal restraint preventing the completion of the merger;

     .    receipt of all required governmental and other consents and approvals;
          and

     . approval of the CFW common stock issuable to the R&B shareholders pursuant to the merger for inclusion on the Nasdaq National Market.

     R&B. The obligation of R&B to complete the merger is subject to the satisfaction of a number of conditions, including:

     . receipt of certificates by R&B from CFW certifying the truth of its representations and warranties in the merger agreement and certifying the performance of its covenants and agreements in the merger agreement;

     . receipt of a favorable tax opinion from Hunton & Williams regarding the treatment of the merger as a reorganization and other matters related to the merger;

     . receipt by R&B of certified resolutions adopted by 1) CFW's board of directors approving the merger agreement and the transactions associated with it and 2) a majority of CFW's common stock and outstanding shares of preferred stock entitled to vote, voting together as one voting group approving the issuance of shares of CFW common stock in the merger;

     . receipt by R&B of a favorable opinion from Hunton & Williams as to various corporate matters with respect to CFW;

     . absence of any pending or threatened litigation affecting the completion of the merger and the status of R&B as a wholly owned subsidiary of CFW upon completion of the merger; and

     . execution by CFW of 1) J. Allen Layman's employment agreement and 2) stock option agreements for various R&B executives.

     CFW. The obligation of CFW to complete the merger is subject to the satisfaction of a number of conditions, including:

     . receipt of certificates by CFW from R&B certifying the truth of its representations and warranties in the merger agreement and certifying the performance of its covenants and agreements in the merger agreement;

     . receipt by CFW of written agreements from various R&B affiliates imposing restrictions on their disposition of the CFW common stock that they receive in the merger in order to ensure compliance with Rule 145 under the Securities Act of 1933, as amended;

     . receipt of a favorable tax opinion from Hunton & Williams regarding the treatment of the merger as a reorganization and other matters related to the merger;

     .    the operation of R&B in the ordinary course of business, including the the absence of any material change by R&B to its financial statements, subject to various exclusions set forth in the merger agreement;

     . receipt by CFW of all necessary licenses, permits, consents, approvals, authorizations, qualifications and orders;

     . receipt by CFW of certified resolutions adopted by 1) R&B's board of directors approving the merger agreement and the transactions associated with it and 2) two-thirds of R&B's common shareholders approving the merger agreement;

     . receipt by CFW of a favorable opinion from Woods, Rogers & Hazlegrove, PLC, as to various corporate matters with respect to R&B;

     . holders of no more than five percent of shares of R&B's common stock shall have demanded dissenters' rights for their shares of R&B common stock;

     . absence of any pending or threatened litigation affecting the completion of the merger and the status of R&B as a wholly owned subsidiary of CFW upon completion of the merger;

     . waiver by various R&B executives of their "change of control" rights under their Salary Continuation Plan Agreements; and

     . agreement by various R&B shareholders not to transfer during any three-month period more than 100,000 shares, collectively, of CFW common stock received by such shareholders in the merger for a period of two years.

Termination of the Merger Agreement (See page __)

     R&B and CFW may mutually agree by written consent to terminate the merger agreement without completing the merger. Also, the merger agreement may be terminated in various other circumstances, including the following:

     By R&B or CFW:

     . if the merger agreement does not receive the requisite shareholder votes at the R&B special meeting;

     . if the merger proposals do not receive the requisite shareholder votes at the CFW special meeting; and

     . if a court or government authority has prevented the merger, or the merger is not completed by December 31, 2000.

     By R&B:

     . upon a material breach of a representation or warranty, covenant or agreement by CFW if the breach is not cured within 30 business days after notice of the breach.

     By CFW:

     . upon a material breach of a representation or warranty, covenant or agreement by R&B and the breach is not cured within 30 business days after notice of the breach; and

     . upon R&B's board recommending a superior proposal to R&B shareholders for their approval.

Termination Fee (See page __)

     If the merger agreement terminates, under certain circumstances R&B may have to pay CFW a termination fee of $2,500,000.

        Also, if the merger agreement terminates as a result of the CFW shareholders failing to approve the merger proposals, CFW must reimburse R&B for R&B's reasonable out-of-pocket costs incurred in the merger, not to exceed $500,000.

Various Federal Income Tax Consequences (See page __)

         The obligations of CFW and R&B to complete the merger are subject to the receipt of an opinion of Hunton & Williams, counsel to CFW, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. If the merger qualifies as a reorganization, the receipt of CFW common stock in the merger will be tax free to R&B shareholders for U.S. federal income tax purposes, except for cash received for fractional shares. If shares held in escrow are redeemed in satisfaction of valid indemnification claims, gain or loss will be recognized by R&B shareholders equal to the difference between the amount of the indemnification claims satisfied with those shares and the adjusted basis of those shares. To review the federal income tax consequences of the merger in greater detail, please read the tax discussion beginning on page
__.

Accounting Treatment and Considerations (See page __)

         For accounting purposes CFW is the acquiring company. We expect to account for the acquisition of R&B by CFW under the purchase method of accounting in accordance with generally accepted accounting principles. The purchase price will be allocated among R&B's assets and liabilities based on their estimated fair values.

R&B Shareholders Dissenters' Rights

         Under Virginia law, R&B shareholders are entitled to Dissenters' rights for their shares if they dissent from the merger. In order to exercise Dissenters' rights, R&B shareholders must generally send the company a written statement of their desire to exercise Dissenters' rights and vote against the merger proposal. Please read the more detailed description of your Dissenters' rights on page __ and the pertinent provisions of Virginia law attached as Annex D.

Other Merger Proposals for CFW Shareholder Approval

     Increase in Authorized Shares of CFW Common Stock (See page __)

         CFW may not complete the merger unless CFW shareholders approve an amendment to CFW's Articles of Incorporation increasing the number of authorized shares of CFW common stock from 20,000,000 to 75,000,000.

         If the CFW shareholders do not approve this proposal, CFW will not have a sufficient number of authorized shares of CFW common stock to issue to R&B shareholders in the merger. CFW will also not have a sufficient number of authorized shares of its common stock to issue to holders of CFW series B and series C preferred stock upon conversion of their preferred shares.

         This proposal requires a majority of votes cast by holders of outstanding shares of CFW common stock, series B preferred stock and series C preferred stock, voting together as a single voting group, at the special meeting where a quorum exists. The board has unanimously approved and adopted this proposal and unanimously recommends that CFW shareholders vote "FOR" adoption of this proposal.

     Increase in the Number of CFW Board members (See page __)

         The CFW board of directors will appoint two designees of R&B to CFW's board upon shareholder approval of a proposal to increase the number of members of CFW's board to 11 members. Upon such shareholder approval and completion of the merger, CFW's board will consist of 11 members.

          This proposal requires a majority of votes cast by holders of outstanding shares of CFW common stock, series B preferred stock and series C preferred stock, voting together as a single voting group, at the special meeting where a quorum exists. The board has unanimously approved and adopted this proposal and unanimously recommends that CFW shareholders vote "FOR" adoption of this proposal.

Other Non-Merger Proposals for CFW Shareholder Approval

     Modification to Terms of CFW Preferred Stock (See page __)

          The CFW board of directors is proposing that the CFW shareholders approve changes to various terms of CFW's outstanding shares of series B, series C and series D preferred stock. These proposed changes have been agreed to by the holders of the series B, series C and series D preferred stock and include:

          . with respect to the series B preferred stock, eliminating the restriction on the majority holder of the series B preferred stock from voting 20% or more of the CFW common stock, eliminating the minimum conversion price set forth as part of the series B preferred stock anti-dilution provisions and eliminating the covenant restricting CFW from issuing common stock at less than $35.50;

          . with respect to the series C preferred stock, 1) upon conversion of the series D preferred stock into the series C preferred stock, increasing the total amount of issued and outstanding shares of series C preferred stock from 60,300 to 137,500 shares at which time the annual dividend rate will decrease from 8.5% to 5.5% and the conversion price will increase from $43.00 to $45.00; 2) eliminating restrictions regarding the number of shares of CFW common stock into which shares of series C preferred stock may be converted; and 3) eliminating the minimum conversion price set forth as part of the series C preferred stock anti-dilution provisions; and

          . with respect to the series D preferred stock, providing for the automatic conversion of the series D preferred stock into series C preferred stock, resulting in the elimination of the series D preferred stock and its terms and creating a total of 137,500 issued and outstanding shares of series C preferred stock.

          CFW's board of directors believes that the terms of the outstanding CFW series B, series C and series D preferred stock, as modified, would be more favorable to CFW. Since the modified terms of the series B, series C and series D preferred stock may trigger certain Nasdaq Marketplace Rules which require shareholder approval, CFW must obtain shareholder approval in order to make such changes to the series B, series C and series D preferred stock.

          This proposal requires a majority of votes cast by holders of outstanding shares of CFW common stock, at the special meeting where a quorum exists. The board has unanimously approved and adopted this proposal and unanimously recommends that CFW shareholders vote "FOR" adoption of this proposal.

     Name Change (See page ___)

          The CFW board of directors has determined that, in connection with recent transactions, including the merger, it is in the best interests of CFW and its shareholders to change CFW's name to NTELOS Inc.

          This proposal requires a majority of votes cast by holders of outstanding shares of CFW common stock, series B preferred stock and series C preferred stock, voting together as a single voting group, at the special meeting where a quorum exists. The board has unanimously approved and adopted this proposal and unanimously recommends that CFW shareholders vote "FOR" adoption of this proposal.

Comparison of Shareholders' Rights (See page __)

         R&B and CFW are both incorporated under the laws of the Commonwealth of Virginia. Virginia law, the R&B Articles of Incorporation and the R&B Amended and Restated Bylaws currently govern the rights of R&B shareholders. Upon completion of the merger, R&B shareholders will become shareholders of CFW under Virginia law and CFW's Articles of Incorporation and CFW's Amended and Restated Bylaws will govern their rights as shareholders.

CFW Market Price Information (See page __)

         CFW common stock is listed on The Nasdaq National Market under the symbol "CFWC". On May 17, 2000, the last full trading day before the public announcement of the proposed merger, CFW common stock closed at $35.50 per share. On _______, 2000, the last day for which we could calculate such information before the date of this joint proxy statement/prospectus, CFW common stock closed at $____ per share.

         CFW has historically paid dividends to its shareholders. The terms of CFW's new outstanding senior credit facility and senior notes restrict CFW's ability to pay dividends. CFW currently intends to retain future earnings, if any, to fund the development and growth of its businesses and to service its debt obligations. CFW does not anticipate that it will pay dividends to its shareholders in the foreseeable future.

R&B Market Price Information (See page __)

         No market currently exists for R&B common stock. R&B has historically paid an annual dividend. Upon completion of the merger the surviving corporation will no longer pay any dividends for the reasons described above.

Where You Can Find More Information (See Page __)

         If you would like more information about CFW, you can find such information in documents filed by CFW with the Securities and Exchange Commission. We have identified these documents on page ___, and instructions on how you can obtain copies of these documents are found on pages ___ and ___. If you would like more information about R&B, you can find such information in documents on file at R&B's headquarters.

                           Comparative Per Share Data

         The following table sets forth various historical per share data of R&B and CFW and combined per share data on an unaudited pro forma basis after giving effect to the merger on a purchase basis of accounting, assuming that 60.27 shares of CFW common stock are issued in exchange for each share of R&B common stock in the merger. This data should be read in conjunction with the selected historical financial data of R&B and CFW, the CFW unaudited pro forma consolidated financial information, and the separate historical financial statements of R&B and notes thereto, included elsewhere in this joint proxy statement/prospectus. This data should also be read in conjunction with CFW's separate historical financial statements and notes thereto, incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" on page ____. The pro forma consolidated financial information is not necessarily indicative of the operating results that we would have achieved had we completed the merger as of the beginning of the periods presented and should not be construed as representative of future operations.

                                                   For the Fiscal Year       For the Three Months
                                                          Ended                      Ended
                                                    December 31, 1999           March 31, 2000
                                                    -----------------           --------------
CFW -- Historical
  Basic earnings per share..................     $         0.50                $         0.004
  Diluted earnings per share................               0.50                          0.004
  Cash dividends declared per share(1)......              0.459                        0.11475
  Book value per share......................               8.90                           8.61

R&B -- Historical
  Basic earnings per share..................     $       (67.68)               $        (19.88)
  Diluted earnings per share................             (67.68)                        (19.88)
  Cash dividends declared per share(1)......               3.60                             -
  Book value per share......................             576.66                         544.92

Pro Forma Consolidated-- CFW (2)
  Basic earnings per share..................     $        (6.60)               $         (1.76)
  Diluted earnings per share................              (6.60)                         (1.76)
  Cash dividends declared per share(1)......              0.459                          0.115
  Book value per share......................              19.75                          19.50

Equivalent Pro Forma -- R&B
  Basic earnings per share..................     $      (379.78)                $      (106.08)
  Diluted earnings per share................            (379.78)                       (106.08)
  Cash dividends declared per share(1)......             27.664                          6.916
  Book value per share......................           1,190.07                       1,175.18

--------------------
1 CFW has historically paid regular quarterly dividends and R&B has historically paid an annual dividend. Upon completion of the merger, the surviving corporation will no longer pay any dividends.

2 Pro Forma consolidated amounts include other transactions described on page ____.

   Selected Historical Consolidated Financial Data of R&B Communications, Inc.

          You should read R&B's "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page ___ and R&B's financial statements and notes thereto included elsewhere in this joint proxy statement/prospectus for a further explanation of the financial data summarized below.

          R&B has set forth below its selected historical consolidated financial data:

          . as of, and for the years ended, December 31, 1995, 1996, 1997, 1998 and 1999, derived from the consolidated financial statements and notes thereto of R&B, which have been audited by Phibbs, Burkholder, Geisert & Huffman with respect to the years ended 1995 through 1998 and McGladrey & Pullen, LLP with respect to the year ended 1999; and

          . as of, and for the three-month periods ended, March 31, 1999 and 2000, derived from the unaudited condensed consolidated financial statements and notes thereto of R&B, which, in the opinion of its management, include all adjustments necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for three-month periods are not necessarily indicative of results that might be expected for the entire fiscal year.


                                                                                                Three Months Ended
                                                            Year Ended December 31,                  March 31,
                                              -----------------------------------------------  ---------------------
                                              1995       1996    1997      1998       1999         1999      2000
                                              ----       ----    ----      ----       ----         ----      ----
                                                                         (in thousands)
                                                                                                    (unaudited)
Statement of Operations:
  Operating revenues:
     Wireline communications.............      $8,863   $8,657   $9,734   $11,703     $14,500      $3,455    $3,990
     Wireless communications.............         495      653      968     1,219       1,257         344       355
     Other communications services.......       1,056      884      922       954       1,012         127       199
                                                ----- -------- --------  --------  ----------  ----------  --------

       Total operating revenues..........      10,414   10,194   11,624    13,876      16,769       3,926     4,544
                                               ------ -------- --------  --------  ----------  ----------  --------

  Operating expenses:
     Maintenance and support.............       1,717    2,009    2,312     3,398       4,917         693     1,208
     Depreciation and amortization.......       1,237    1,426    2,104     2,340       2,808         670       817
     Customer operations.................         934    1,046    1,290     1,928       2,031         626       777
     Corporate operations................       1,397    1,444    1,700     1,862       2,356         577       689
                                                ----- -------- --------   -------   ---------  ----------  --------

       Total operating expenses..........       5,285    5,925    7,406     9,528      12,112       2,566     3,491
                                                ----- -------- --------   -------   ---------  ----------  --------

Operating income.........................       5,129    4,269    4,218     4,348       4,657       1,360     1,053

Other income (expenses):
     Interest and dividend income........         543      542      311       261         337          60        67
     Other expenses, principally interest        (805)    (747)    (557)     (410)       (685)       (112)     (108)
     Equity loss from PCS investees:
       VA PCS Alliance...................          --      --      (822)   (5,078)     (5,427)     (1,374)   (1,523)
       WV PCS Alliance...................          --      --        --    (1,064)     (4,565)       (747)   (1,648)
     Equity income from other investees..       1,135     586       634       315         340          76        91
     Gain (loss) on sale of assets and          1,708    (284)    5,080        31         252          --        --
                                                ----- -------  --------  --------  ----------  ----------  --------
investments..............................
                                                7,710    4,366    8,864   (1,597)     (5,091)       (737)   (2,068)
Income taxes (benefit)...................       2,681    1,582    3,052     (759)       (917)       (298)     (842)
                                                ----- -------- --------  --------  ----------  ----------  --------

Net income (loss)........................      $5,029   $2,784   $5,812    $(838)    $(4,174)      $(439)  $(1,226)
                                               ====== ======== ========  ========  ==========  ==========  ========

Balance Sheet Data (at period end):
  Cash and cash equivalents .............      $8,442   $6,001   $7,021    $6,910      $8,218      $4,685    $9,421
  Total assets...........................      39,026   42,196   46,897    48,125      63,912      54,852    60,076


                                                                                               Three Months Ended
                                                            Year Ended December 31,                  March 31,
                                              -----------------------------------------------  ---------------------
                                              1995       1996    1997      1998       1999         1999      2000
                                              ----       ----    ----      ----       ----         ----      ----
                                                                         (in thousands)
                                                                                                    (unaudited)
  Long-term debt.........................      9,852     8,529    8,276     7,908       7,520       7,784     7,466
  Shareholders' equity...................     23,645    26,190   31,669    31,258      35,562      31,347    33,605

  Selected Historical Consolidated Financial Data of CFW Communications Company

     You should read CFW's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and its consolidated financial statements and notes thereto, which are incorporated by reference in this joint proxy statement/prospectus, for a further explanation of the financial data summarized below.

     CFW has set forth below selected historical consolidated financial data:

     . as of, and for the years ended, December 31, 1995, 1996, 1997, 1998 and 1999, derived from CFW's audited consolidated financial statements and notes thereto, which have been audited by McGladrey & Pullen, LLP; and

     . as of, and for the three-month periods ended, March 31, 1999 and 2000, derived from CFW's unaudited condensed consolidated financial statements and notes thereto, which, in the opinion of CFW's management, include all adjustments necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for three-month periods are not necessarily indicative of results that might be expected for the entire fiscal year.


                                                                                                    Three Months
                                                     Year Ended December 31,                      Ended March 31,
                                 ------------------------------------------------------------     ---------------
                                    1995       1996        1997         1998         1999         1999        2000
                                    ----       ----        ----         ----         ----         ----        ----
                                                (in thousands, except ratio data)
                                                                                                    (unaudited)
Statement of Operations:
Operating revenues:
   Wireline communications...... $  29,196  $   32,480 $      34,495 $   37,597  $      44,110 $    9,802 $   13,875
   Wireless communications......     8,427      10,894        13,434     17,624         21,692      5,049      5,880
   Directory assistance.........     4,706       6,400        10,533     12,949         12,104      2,874      3,332
   Other communications services     1,836       2,103         2,267      2,942          4,028      1,044        856
                                 ---------  ---------- ------------- ----------  ------------- ---------- ----------
     Total operating revenues...    44,165      51,877        60,729     71,112         81,934     18,769     23,943
                                 ---------  ---------- ------------- ----------  ------------- ---------- ----------
Operating expenses:
   Maintenance and support......     8,392       9,528         9,660     10,837         16,609      3,296      5,877
   Cost of sales................     1,075       1,929         1,719      4,426          8,143      1,752      2,367
   Depreciation and amortization     6,438       8,410         9,196     10,504         12,623      2,811      3,706
   Asset impairment charge......         --         --            --         --          3,951         --         --
   Customer operations..........     9,275      11,156        14,283     16,223         19,870      4,567      5,361
   Corporate operations.........     5,563       5,439         6,459      6,496          7,216      1,650      2,359
                                 ---------  ---------- ------------- ----------  ------------- ---------- ----------
     Total operating expenses...    30,743      36,462        41,317     48,486         68,412     14,076     19,670
                                 ---------  ---------- ------------- ----------  ------------- ---------- ----------

Operating income................    13,422      15,415        19,412     22,626         13,522      4,693      4,273

Other income (expenses):
   Other expenses, principally
     interest...................    (1,269)       (686)         (855)      (623)          (905)      (212)      (482)
   Equity loss from PCS
      investees:
     VA PCS Alliance............        --          --          (834)    (5,075)        (5,436)    (1,359)    (1,523)
     WV PCS Alliance............        --          --            --     (1,391)        (5,929)      (972)    (2,144)
   Equity income from other
      wireless investees.......        840         450            74        198            179         53         42

   Loss on write-down of
     investment.................        --          --        (2,808)    (1,010)            --         --         --

   Gain on sale of tower asset
     and investments............       927          --         5,077         --          8,318         --         --
                                 ---------  ---------- ------------- ----------  ------------- ---------- ----------

                                    13,920      15,179        20,066     14,725          9,749      2,203        166
Income taxes....................     5,006       5,162         7,398      5,639          2,868        774         44
                                 ---------  ---------- ------------- ----------  ------------- ---------- ----------


                                                                                                    Three Months
                                                     Year Ended December 31,                      Ended March 31,
                                 ------------------------------------------------------------     ---------------
                                    1995       1996        1997         1998         1999         1999        2000
                                    ----       ----        ----         ----         ----         ----        ----
                                                (in thousands, except ratio data)
                                                                                                    (unaudited)

   Income before minority
    interests...................     8,914      10,017        12,668      9,086          6,881       1,429         122
Minority interests..............      (420)       (467)        (447)       (578)          (388)        (89)        (74)
                                  --------  ----------  ------------  ----------  ------------  ----------  ----------
Net income......................  $  8,494  $    9,550  $     12,221  $    8,508  $      6,493  $    1,340  $       48
                                  ========  ==========  ============  ==========  ============  ==========  ==========
Balance Sheet Data:
   Cash and cash equivalents....  $  5,265  $    3,004  $      1,224  $       43  $         199 $       42  $      311
   Securities and investments...    29,472      20,597        16,874      10,981         39,109     16,449      36,949
   Property, plant and
   equipment, net...............    81,093      90,034        95,671     103,662        125,881    109,908     129,148
   Total assets.................   143,251     142,400       147,743     154,334        218,002    167,438     220,609
   Long-term debt...............    20,000      24,000        24,606      19,774         37,685     28,593      44,362
   Shareholders' equity.........    89,242      86,002        90,456      93,410        116,184     94,910     112,704
Other Financial Data:
   EBITDA.......................    19,859      23,825        28,608      33,130         30,096      7,504       7,979
   Cash flow provided by (used
     in):
       Operating activities.....    13,014      19,338        18,481      33,495         31,547      6,260       5,712
       Investing activities.....    (9,093)    (20,359)      (13,953)    (24,292)       (42,843)   (13,659)    (11,157)
       Financing activities.....    (7,215)     (1,240)       (6,307)    (10,385)        11,452      7,398       5,558
   Ratio of earnings to fixed
     charges....................      6.9x        7.8x          7.7x       7.9x            7.0x       7.6x        4.6x

          Summary Historical and Pro Forma Financial Information Data

     The following table sets forth for the periods and as of the dates indicated summary consolidated financial information for CFW. The historical consolidated financial information for the year ended December 31, 1999 is derived from CFW's audited financial statements. The historical consolidated financial information for the three months ended March 31, 2000 is derived from CFW's unaudited financial statements. Both CFW's audited and unaudited financial statements are incorporated by reference in this joint proxy statement/prospectus and should be read in conjunction with this summary. The pro forma financial information is derived from the unaudited pro forma combined financial statements contained elsewhere in this joint proxy statement/prospectus.

     The pro forma adjustments reflected in the information presented below include the merger, as well as the following events:

     .        the acquisition of the digital wireless operations of PrimeCo PCS,
          L.P. in the Richmond-Petersburg and Norfolk-Virginia Beach, Virginia markets, which is referred to in this joint proxy statement/prospectus as Richmond-Norfolk PCS, in exchange for $407.3 million in cash, the assets and license comprising the analog operations of the Virginia RSA 6 Limited Partnership, which is referred to in this joint proxy statement/prospectus as RSA 6, CFW's partnership interest in Virginia RSA 5 Limited Partnership and Virginia RSA 5 Retail Limited Partnership, which is referred to in this joint proxy statement/prospectus, collectively, as RSA 5, and CFW's assumption of $20.0 million of indebtedness;

     .        the consolidation of the Virginia PCS Alliance, L.C., which is referred to in this joint proxy statement/prospectus as the Virginia Alliance, and the West Virginia PCS Alliance, L.C., which is referred to in this joint proxy statement/prospectus as the West Virginia Alliance, and collectively with the Virginia Alliance, the Alliances;

     .        the sale of CFW's directory assistance operations;

     .        CFW's sale and leaseback of certain communications towers;

     .        the receipt of proceeds from CFW's recent issuance of its
          $280,000,000 13% senior notes and $95,000,000 13.5% subordinated notes and CFW's new senior credit facility;

     .        the receipt of proceeds from the sale of CFW's preferred stock;

     .        the repayment of substantially all of CFW's existing indebtedness and that of the two Alliances; and

     .        the payment of fees and expenses related to each of the
          transactions as described above.



                                                                                           Three Months Ended
                                                     Year Ended December 31, 1999            March 31, 2000
                                                   --------------------------------  ----------------------
                                                                       Pro Forma                       Pro Forma
                                                     Historical       As Adjusted      Historical     As Adjusted
                                                     ----------       -----------      ----------     -----------
                                                                 (in thousands, except ratio data)
                                                                     (unaudited)             (unaudited)
Selected Operating Data:
Revenues:
      Wireline...................................       $  44,110          $ 58,610       $ 13,875          $17,865
      Wireless...................................          21,692            74,785          5,880           22,959
      Directory..................................          12,104               --           3,332              --
      Other......................................           4,028             5,040            856            1,055
                                                       ----------        ----------     ----------       ----------
           Total Revenues........................          81,934           138,435         23,943           41,879
Operating expenses...............................          68,412           205,780         19,670           58,754
                                                       ----------        ----------     ----------       ----------
Operating income (loss)..........................          13,522          (67,345)          4,273         (16,875)
Interest expense.................................           (905)          (73,626)          (482)         (18,406)
                                                       ----------        ----------     ----------       ----------
Net income (loss)................................       $   6,493        $ (91,905)          $  48       $ (24,633)
                                                       ==========        ==========     ==========       ==========

Other Financial Data:
Capital expenditures (1).........................      $   38,136        $ 102,450         $ 7,688        $ 19,009
EBITDA (2) ......................................      $   30,096        $     218         $ 7,979        $   (592)
Ratio of earnings to fixed charges(3)............            7.0x               --            4.6x              --


                                                                                          As of March 31, 2000
                                                                                 ------------------------------------
                                                                                                        Pro Forma
                                                                                                        ---------
                                                                                    Historical         As Adjusted
                                                                                  ---------------   -----------------
                                                                                           (in thousands)
                                                                                             (unaudited)
Balance Sheet Data:
Cash and cash equivalents.......................................................          $     311      $    59,282
Securities and investments......................................................             36,949           56,655
Property, plant and equipment, net..............................................            129,148          421,733
Total assets....................................................................            220,609        1,240,661
Total long-term debt............................................................             44,362          545,261
Redeemable and convertible preferred stock......................................                 --          237,465
Shareholders' equity............................................................            112,704          327,788

-----------------
(1) Capital expenditures represent additions to: land and buildings; network plant and equipment; furniture, fixtures and other equipment; and radio spectrum licenses.

(2) EBITDA is defined as earnings before income taxes and minority interest, interest expense, interest income, depreciation and amortization, gain
     (loss) on sale of fixed assets, net equity income (loss) from investees and asset impairment charges. CFW believes EBITDA is a meaningful indicator of its performance. EBITDA is commonly used in the wireless communications industry and by financial analysts and others who follow the industry to measure operating performance. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities, both of which are determined in accordance with generally accepted accounting principles, or as a measure of liquidity. Because it is not calculated under generally accepted accounting principles, CFW's EBITDA may not be comparable to similarly titled measures used by other companies.

(3) The ratio of earnings to fixed charges is computed by dividing the sum of income before taxes, income and losses from equity investees, minority interests and fixed charges other than capitalized interest by fixed charges. Fixed charges consists of interest charges, amortization of debt expenses and discount related to indebtedness, whether expensed or capitalized, and that portion of rental expenses CFW believes to be representative of interest (estimated to be one-third of rental expense). On a pro forma basis, giving effect to CFW's recent transactions, as described above, CFW's earnings would have been insufficient to cover fixed charges by approximately $131.1 million for the year ended December 31, 1999 and $34.7 million for the three months ended March 31, 2000.

                                  RISK FACTORS

     In considering whether to vote in favor of the merger agreement, with respect to R&B shareholders, and the merger proposals, with respect to CFW shareholders, you should consider carefully the following matters.

Risks Related to the Merger

Fluctuations In Stock Prices Could Decrease The Value Of The CFW Common Stock To Be Issued In The Merger

     Shareholders of R&B will receive 60.27 shares of CFW common stock for each share of R&B common stock that they own regardless of any increase or decrease in the price of the common stock of either CFW or R&B. The price of CFW common stock at the time of the merger may be higher or lower than its price as of today's date or at the date of the special meetings of shareholders of CFW and R&B. The price of CFW common stock could change due to changes in the business, operations or prospects of CFW or R&B, market assessments of the merger, regulatory considerations, general market and economic conditions or other factors.

The Combined Companies May Not Be Able To Successfully Integrate Their Business Operations

     Although the CFW and R&B boards of directors have each determined that the merger is in the best interests of their shareholders, the integration of the two companies will involve special risks relating to integration of the two companies' sales forces and existing technology infrastructures and potential market confusion concerning the companies. We may also have difficulty retaining the customers of the combined businesses and assimilating and retaining personnel. In addition, the integration of the operations and systems of the two companies and the realization of potential increased efficiencies may prove difficult and may cause management's attention to be diverted from other business concerns. These and other difficulties associated with the merger may lead to potential adverse effects on operating results.

Failure to complete the merger could negatively affect R&B's business, financial condition and results of operations.

     If R&B and CFW do not complete the merger for any reason, R&B may be subject to a number of material risks, including the following:

     . R&B may be required to pay CFW a termination fee of $2.5 million to the extent the merger agreement terminates under certain circumstances involving a superior proposal or takeover proposal. For a description of the circumstances upon which R&B must pay a termination fee, see "Termination Fees; Expenses" on page ___; and

     . costs related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed unless CFW shareholders fail to approve the merger proposals, in which case CFW must reimburse such costs, up to $500,000.

     Further, if the merger is terminated and R&B's board of directors determines to seek another merger or business combination, R&B may not be able to find a partner willing to combine on terms similar to the merger. In addition, while the merger agreement is in effect, R&B is prohibited from soliciting a merger, sale of assets or other business combination with any party other than CFW.

The Interests Of R&B Officers And Directors In The Merger May Differ From Other Shareholders

     Some R&B executive officers and directors may receive benefits in connection with the merger that are different from those held by R&B shareholders generally. These benefits include the granting of CFW stock options for various officers of R&B. J. Allen Layman, President and Chief Executive Officer of R&B, has received an employment offer from CFW, which includes an up-front payment of $1,000,000 to enter into such an agreement as well as certain bonus and severance arrangements. The R&B officers and directors who own shares of R&B common stock have agreed to vote to approve the merger agreement and the transactions associated with it. See "Interests of Management and Directors of R&B in the Merger" on page ___.

Risks Related to CFW

Significant Financial Leverage

     We have a significant level of debt and interest expense. As of March 31, 2000, after giving effect to our recent transactions, we would have had approximately $545.3 million of indebtedness. For a description of our recent transactions, see "Recent Developments" on page ___. We also have the ability to incur $175.0 million of additional debt under our new senior credit facility, subject to certain conditions. In addition, for the three months ended March 31, 2000, after giving effect to our recent transactions, our net interest expense would have been approximately $18.4 million and our earnings would have been insufficient to cover fixed charges by approximately $34.7 million. Further, the indenture governing our senior notes allows us to incur additional debt under certain circumstances. If we incur additional debt, the related risks that we now face could increase.

     Our substantial indebtedness poses important consequences to you, including the risks that:

     . we will use a substantial portion of our cash flow from operations, if any, to pay principal and interest on our debt, thereby reducing the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

     . our indebtedness may limit our ability to obtain additional financing on satisfactory terms, if at all;

     . insufficient cash flow from operations may force us to sell assets, restructure or refinance our debt, or seek additional equity capital, which we may be unable to do at all or on satisfactory terms;

     . our level of indebtedness may make us more vulnerable to economic or industry downturns;

     . indebtedness under the new senior credit facility bears interest at variable rates, which could create higher debt service requirements if market interest rates increase;

     . our failure to comply with the financial and other covenants applicable to our debt could result in an event of default, which, if not cured or waived, would have a material adverse effect on us; and

     . our debt service obligations increase our vulnerabilities to competitive pressures, as many of our competitors will be less leveraged than we are.

     These risks may directly impact our ability to service our debt obligations.

Our historical operating results are not representative of future results.

     Our operating results have historically been generated by our incumbent local exchange carrier operations, which we refer to in this joint proxy statement/prospectus as ILEC, and we have had stable revenues and positive cash flow and EBITDA. In recent years, our cash flows and EBITDA have been negatively impacted by our early stage businesses. This trend will be exacerbated because we have acquired additional early stage businesses as part of our recent transactions, as described in "Recent Developments" on page ___. During the second half of 2000, we expect to generate significant operating losses and negative cash flow from operations.

We may not be able to manage the rapid growth associated with our strategy of growth through acquisitions, which would cause significant strain on our management, financial and other resources.

     As part of our growth strategy, we intend to expand our current business in adjacent areas through acquisitions, including, for example, the merger and our acquisition of Richmond-Norfolk PCS. These transactions impose substantial integration risks on us. We may also engage in other acquisitions, including local and regional Internet service providers, ILEC and CLEC operations, PCS licenses and fiber optic networks. Our ability to engage in acquisitions will depend on our ability to identify attractive acquisition candidates, and if necessary, obtain financing on satisfactory terms. We will also face competition for suitable acquisition candidates, which may increase our costs and limit the number of suitable acquisition candidates. In addition, customers and employees frequently terminate their relationships with acquired companies. Expansion of our operations and the integration of future acquisitions will place a significant strain on our management, financial and other resources and on our systems.

     We face risks that the systems we own and acquire will not perform as expected. In addition, we may incur unanticipated liabilities or contingencies from acquired companies and we may have reduced earnings due to amortization, increased interest costs and costs related to integration. Our ability to manage future growth will depend upon our ability to:

     .    monitor operations;

     .    control costs;

     . integrate acquired operations, including financial, computer, operating and accounting systems;

     . prevent the attrition of key employees and the loss of significant customers of acquired businesses;

     .    maintain effective quality controls; and

     .    expand our internal management, technical and accounting systems.

     A failure to implement and improve our systems, procedures and controls in an efficient manner and at a pace consistent with the growth of our business could have a material adverse effect on our business, prospects, operating results and ability to service our debt.

We face competition in the communications industry, generally from competitors with substantially greater resources than us, and from competing technologies.

     We operate in an increasingly competitive environment. As an integrated communications provider, we face competition in our business from:

     . competitive local exchange carrier operations (which we refer to in this joint proxy statement/prospectus as CLEC), including Adelphia, Fibernet and Comscape;

     . Internet service providers, including AOL, EarthLink, PSI Net, and BellSouth;

     . wireless communications providers, including Sprint, AT&T/SunCom, GTE, Verizon Wireless and Cellular One;

     .    cable television companies, including Adelphia; and

     .    resellers of communications services and enhanced services providers.

In addition, we expect that, over time, providers of wireless communications services will compete more directly with providers of wireline telephone services. We generally compete on the basis of price and service quality.

     Many communications services can be provided without incurring an incremental charge for an additional unit of service. For example, there is virtually no marginal cost for a carrier to transmit a call over its own network. As a result, once there are several facilities-based carriers providing a service in a given market, price competition is likely and can be severe. As a result, we have experienced price competition, which is expected to continue. In each of our service areas, additional competitors could build facilities. If additional competitors build facilities in our service areas, this price competition may increase significantly.

     Many of our competitors are, or are affiliated with, major communications companies that have substantially greater financial, technical and marketing resources than we have and greater name recognition and more established relationships with a larger base of current and potential customers, and accordingly, we may not be able to compete successfully. We expect that increased competition will result in more competitive pricing. We have already witnessed declining average revenue per subscriber due to two new entrants in the Richmond Major Trading Area in 1999. Companies that have the resources to sustain losses for some time have an advantage over those companies without access to these resources. We cannot assure you that we will be able to achieve or maintain adequate market share or revenue or compete effectively in any of our markets.

     Additionally, many of our competitors have national networks, which enables them to offer long-distance services to their subscribers without imposing additional charges, or incurring any incremental cost. Therefore, some of our competitors are able to offer pricing plans that include "free" long-distance. We do not have a national network, and we must pay other carriers a per-minute charge for carrying long-distance calls made by subscribers. Accordingly, we will not be able to provide long-distance services without imposing additional charges on subscribers or subsidizing their long-distance calls and may face a disadvantage in attracting or retaining customers who require long-distance services.

     We also compete with companies that use other communications technologies, including paging and digital two-way paging, enhanced specialized mobile radio, domestic and global mobile satellite service and third generation, or 3G, wireless technologies. These technologies may have advantages over the technology we use and may ultimately be more attractive to customers. Each of the factors and sources of competition discussed above could have a material adverse affect on our business.

If we are unable to add a sufficient number of new PCS customers to support our PCS business plans and to generate sufficient cash flow to service our debt, we will have to depend significantly on our local telephone operations to generate cash flow.

         Our success will depend on our ability to expand our current customer base, penetrate our target markets and otherwise capitalize on wireless opportunities. We must increase our subscriber base without excessively reducing the prices we charge in order to realize the anticipated cash flow, operating efficiencies and cost benefits of our network. Additionally, our business strategy is to establish a PCS presence in new markets and then supplement our PCS services with CLEC and Internet services. This strategy is in the early stages of implementation and is still unproven. We have historically relied significantly on revenues generated by our local telephone operations to grow our business. In the event that our PCS strategy is unsuccessful, we will remain heavily dependent on our local telephone operations to meet our cash flow needs.

If we fail to raise the capital required to build-out and operate our planned networks, we may experience a material adverse effect on our business.

         We require significant additional capital to build-out and operate planned networks and for general working capital needs. After giving effect to our recent transactions, as more fully described in "Recent Developments" on page ___, we expect our capital expenditures for the last nine months of 2000 and for 2001 to be approximately $160 million to $200 million in the aggregate. Our cash flows from operations will not be sufficient to cover our anticipated capital expenditures. Additional and unanticipated funds may be required if we make acquisitions, if there are significant departures from our current business plan, unforeseen delays, cost overruns, unanticipated expenses due to regulatory changes, engineering design changes or other technological risks. We will also require additional capital to invest in any new wireless or wireline opportunities, including capital for license acquisition costs. We may seek to obtain new capital through subsequent public or private equity or debt financings. However, capital markets have recently been volatile and uncertain. These markets may not improve, and we may not be able to access these markets to raise additional capital on favorable terms, or at all. If we fail to obtain required new financing, that failure would have a material adverse effect on our business and our financial condition. For example, if we are unable to access capital markets, we may have to restrict our activities or sell our interests in one or more of our subsidiaries or other ventures at a distressed sale price.

If we experience a high rate of PCS customer turnover, our costs could increase and our revenues could decline.

         Many providers in the U.S. PCS industry have experienced a high rate of customer turnover, even when compared to analog cellular industry averages. The rate of customer turnover may be the result of several factors, including limited network coverage, reliability issues such as blocked or dropped calls, handset problems, inability to roam onto third-party networks at competitive rates, or at all, price competition and affordability, customer care concerns and other competitive factors. We cannot assure you that our strategies to address customer turnover will be successful. A high rate of customer turnover could reduce revenues and increase marketing costs in order to attract the minimum number of replacement customers required to sustain our business plan, which, in turn, could have a material adverse effect on our business, prospects, operating results and ability to service our debt.

Our results of operations may decline if the roaming rates we charge for the use of our network by outside customers decrease or the roaming rates we pay for our customers' usage of third party networks increase.

         We earn revenues from customers of other wireless communications providers who enter our service areas and use our network, commonly referred to as roaming. Roaming rates per minute have declined over the last several years and we expect that such declines will continue for the foreseeable future. Similarly, because we do not have a national network, we must pay roaming charges to other communications providers when our wireless customers use their networks. We have entered into roaming agreements with other communications providers that govern the roaming rates that we are permitted to charge and that we are required to pay. In the event that these roaming agreements are terminated, the roaming rates we currently charge may further decrease and the roaming rates that we are charged may increase and, accordingly, our revenues and cash flow may decline.

Our larger competitors may build networks in our markets, which may result in decreased roaming revenues and severe price-based competition.

         We compete with several wireless providers in each of our markets. Our current roaming partners or other larger wireless providers might build their own digital PCS networks in our service areas. Should this occur, use of our networks for roaming would decrease and our roaming revenues would be adversely affected. Once a digital PCS system is built out, there are only marginal costs to carrying an additional call, so a larger number of competitors in our service areas could introduce significantly higher levels of price competition and reduce our revenues, as has occurred in many areas in the United States. Over the last three years, the per-minute rate for wireless services has declined. We expect this trend to continue into the foreseeable future. As per-minute rates continue to decline, our revenues and cash flows may be adversely impacted.

The loss of officers and skilled employees that we depend upon to operate our business and implement our business plans could have a material adverse effect on our business.

         The loss of key officers could impair our ability to offer our products and services. We believe that our future success will also depend in large part on our continued ability to attract and retain highly qualified technical and management personnel. We believe that there is and will continue to be intense competition for qualified personnel in the PCS equipment and services industry as the PCS market continues to develop. Additionally, we will rely on the expertise of certain R&B (upon completion of the merger) and Richmond-Norfolk PCS officers and skilled employees to execute our business plans. We may not be successful in retaining key personnel or in attracting and retaining other highly qualified technical and management personnel.

Continued expansion of our network, services and subscribers could be slowed if we cannot manage our growth.

         We have rapidly expanded and developed our network and geographic areas of operation. Our expansion and development has placed and will continue to place significant demands on our management, operational and financial systems and procedures and controls. We may not be able to manage our anticipated expansion effectively, which would harm our business, results of operations, financial condition and our ability to make payments on our debt.

     Further expansion and development will depend on a number of factors, including:

     .    cooperation of the existing local telephone companies;

     .    regulatory and governmental developments;

     .    changes in the competitive climate in which we operate;

     . successful implementation of customer billing, order processing and network management systems;

     . increasing number of customers and changes in their service requirements;

     .    demand for greater data transmission capacity;

     .    availability of financing;

     .    technological developments;

     .    availability of rights-of-way, building access and antenna sites;

     . availability of qualified consultants and contractors to assist in the design and engineering of our network;

     . our ability to hire and retain a sufficient number of qualified employees;

     .    existence of strategic alliances or relationships; and

     .    emergence of future opportunities.

     We will need to continue to improve our operational and financial systems and our procedures and controls as we grow. We must also develop, train and manage our existing and new employees.

Failure to maintain billing and customer information systems effectively may adversely affect our ability to bill and receive payments from customers.

     Sophisticated information and processing systems are vital to our growth and our ability to monitor costs, bill customers, process customer orders and achieve operating efficiencies. Billing and information systems have historically been produced by outside vendors. As we continue providing more services, we will need more sophisticated billing and information systems. In addition, we must successfully integrate the billing and information systems of R&B, Richmond-Norfolk PCS, and other future acquisitions into our systems. Our failure, or the failure of vendors, to adequately identify all of our information and processing needs or to upgrade systems as necessary could have a material adverse effect on our business. Furthermore, call detail records may not be accurately recorded and customer bills may not be generated promptly or accurately, which could adversely affect our ability to promptly collect on customer balances due to us.

We must secure unbundled network elements at reasonable rates or our CLEC expansion may be delayed and our quality of service may decline.

         In connection with our CLEC operations, we interconnect with and use incumbent telephone companies' networks to access our customers. Therefore, we depend upon the technology and capabilities of incumbent telephone companies. Our CLEC operations depend significantly on the quality and availability of the incumbent telephone companies' copper lines and the incumbent telephone companies' maintenance of these lines. We must also maintain efficient procedures for ordering, provisioning, maintaining and repairing lines from the incumbent telephone companies. We may not be able to obtain the copper lines and services we require from the incumbent telephone companies at satisfactory quality levels, rates, terms and conditions. If we fail to do so, it could delay the expansion of our CLEC networks and degrade the quality of our services to our CLEC customers. If these events occur, we will experience a material adverse effect on our CLEC business.

         We also provide a digital subscriber line service, which we refer to in this joint proxy statement/prospectus as DSL. To provide unbundled DSL-capable lines that connect each end-user to our equipment, we rely on incumbent telephone companies. The Telecommunications Act generally requires that charges for these unbundled network elements be cost-based and nondiscriminatory. Charges for DSL-capable lines and other unbundled network elements may vary based on rates proposed by incumbent telephone companies and approved by state regulatory commissions. Increases in these rates could result in a material adverse effect on our CLEC business.

Successful expansion of our CLEC operations into new markets is dependent on interconnection agreements, permits and rights-of-way.

         The successful expansion of our CLEC operations will depend, in part, on our ability to implement existing interconnection agreements and enter into and implement new interconnection agreements as we expand into new markets. Interconnection agreements are subject to negotiation and interpretation by the parties to the agreements and are subject to state regulatory commission, FCC and judicial oversight. We have successfully negotiated interconnection agreements with the ILECs in the areas we serve. These interconnection agreements are of fixed duration, however, and several have expired or will expire in the near future. These agreements must be renegotiated or re-arbitrated. We cannot assure you that we will be able to renegotiate existing or enter into new interconnection agreements in a timely manner on terms favorable to us. We must also maintain existing and obtain new local permits, including rights to utilize underground conduit and pole space and other rights-of-way. We cannot assure you that we will be able to maintain our existing permits and rights or obtain and maintain other permits and rights needed to implement our business plan on acceptable terms. Cancellation or non-renewal of our interconnection agreements, permits, rights-of-way or other arrangements could materially adversely affect our business. In addition, the failure to enter into and maintain any required arrangements for a new market may affect our ability to develop that market.

If we lose our collocation rights or our right to install equipment on towers owned by other carriers or fail to obtain zoning approval for our cell sites, we may have to rebuild our network.

         We currently collocate our cell sites on facilities shared with one or more wireless providers. As we expand our network, we intend to continue to collocate our cell sites. If we are unable to secure future collocation agreements in favorable locations or our current collocation agreements are terminated, we would have to find new sites. Additionally, if our equipment had already been installed we may have to rebuild that portion of our network. Some of the cell sites are likely to require us to obtain zoning variances or local governmental or third party approvals or permits. We may also have to make changes to our radio frequency design as a result of difficulties in the site acquisition process.

We may have difficulty in obtaining infrastructure equipment required in order to meet our network expansion goals.

         If we are not able to acquire the equipment required to expand our fiber optic network in a timely manner, we may be unable to provide wireless communications services comparable to those of our competitors or to meet our expansion goals. The demand for the equipment that we require to construct our fiber optic network is considerable and manufacturers of this equipment could have substantial order backlogs. Accordingly, the lead time for the delivery of this equipment may be long. Some of our competitors purchase large quantities of communications equipment and may have more established relationships with the manufacturers of this equipment. Consequently, they may receive priority in the delivery of this equipment.

A substantial increase in fraudulent and/or unbilled use of our network would adversely affect our business operations.

         We incur costs associated with unauthorized use of our network. Fraud could adversely affect our business by increasing interconnection costs, capacity costs, administrative and capital costs, costs incurred for fraud prevention, and payments to other carriers for unbillable fraudulent roaming. If the costs associated with unauthorized use of our wireless network become substantial, we may experience a material adverse effect on our business, prospects, operating results and ability to service our debt.

The loss of our licenses could adversely affect our ability to provide wireless and wireline services.

         In the United States, cellular, personal communications services and microwave licenses are valid for ten years from the effective date of the license. Licensees may renew their licenses for additional ten-year periods by filing a renewal application with the FCC. The renewal applications are subject to FCC review and are put out for public comment to ensure that the licensees meet their licensing requirements and comply with other applicable FCC mandates. If we fail to file for renewal of these licenses or fail to meet any licensing requirements, we could be denied a license renewal and, accordingly, our ability to continue to provide service in that license area would be adversely affected.

Because we rely heavily on a retail distribution channel, we are subject to risks generally associated with retail operations that could adversely impact our operations and financial condition.

         Our strategy emphasizes product and service distribution through retail stores and kiosks. We currently own 33 related outlets and 8 kiosks. Furthermore, as we expand into new markets, we will continue to open new retail outlets. Accordingly, we must successfully manage various risks associated with retail operations, including inventory management, internal and external theft, the ability to hire and retain qualified and knowledgeable employees, employee turnover and training expenses, collective employee action, and identifying and securing suitable locations. Our inability to successfully manage any of these factors could have a material adverse impact on our business strategy, operations and financial condition.

                           FORWARD-LOOKING STATEMENTS

     This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain certain "forward-looking statements," as defined in Section 27A of the Securities Act of 1933, as amended, which will be referred to throughout this joint proxy statement/prospectus as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on the beliefs of R&B and CFW management, as well as assumptions made by, and information currently available to, R&B and CFW management. These forward-looking statements are based on current expectations and projections about future events and trends affecting the financial condition of R&B's and CFW's business. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statement made by R&B and CFW or on their behalf, including, among other things:

     . changes in industry conditions created by federal and state legislation and regulations;

     .    successful integration of acquisitions;

     . the achievement of build-out, operational, capital, financing and marketing plans relating to deployment of PCS services;

     . retention of R&B and CFW existing customer base and service levels and the ability to attract new customers;

     . continuation of economic growth and demand for wireless and wireline communications services;

     .    rapid changes in technology;

     . the competitive nature of the wireless telephone and other communications services industries;

     . adverse changes in the roaming rates CFW and the Alliances charge and pay;

     . the capital intensity of the wireless telephone business and CFW's debt structure;

     . CFW's substantial debt obligations and CFW's ability to service those obligations;

     .    the cash flow and financial performance of the Alliances;

     .    the cash flow and financial performance of CFW and R&B subsidiaries;

     . restrictive covenants and consequences of default contained in our financing arrangements;

     .    completion of the merger;

     . opportunities for growth through acquisitions and investments and CFW's ability to manage this growth;

     . the level of demand for competitive local exchange services in smaller markets;

     .    R&B's and CFW's ability to manage and monitor billing; and

     .    possible health effects of radio frequency transmission.

     Words and phrases such as "expects," "estimates," "intends," "plans," "believes," "projection," "will continue" and "is anticipated" are intended to identify forward-looking statements.

     The results referred to in forward-looking statements may differ materially from actual results because they involve estimates, assumptions and uncertainties. Neither R&B nor CFW undertake any obligation to update or revise any forward-looking statements or to advise of changes in the assumptions on which they are based, whether as a result of new information, future events or otherwise. All forward-looking statements should be viewed with caution.

                                  THE MEETINGS

     We are furnishing this joint proxy statement/prospectus in connection with the solicitation of proxies from the holders of R&B common stock by the R&B board of directors for use at the special meeting of R&B shareholders, and from the holders of CFW common stock, series B preferred stock and series C preferred stock by the CFW board of directors for use at the special meeting of CFW shareholders. We are first mailing this joint proxy statement/prospectus and accompanying forms of proxy to the shareholders of R&B and CFW beginning on or about ________________, 2000.

Times, Dates and Places

     R&B. R&B will hold its special meeting of shareholders at ______ a.m., local time, on [day of week], [date], 2000, at 1000 Roanoke Road, Daleville, Virginia 24083. R&B may adjourn or postpone the special meeting to another date and/or place for proper purposes.

     CFW. CFW will hold its special meeting of shareholders at _______ p.m., local time, on [day of week], [date], 2000 at the Holiday Inn at the intersection of Route 275 and I-81, North of Staunton, Virginia. CFW may adjourn or postpone the special meeting to another date and/or place for proper purposes.

Purpose of the Meetings

     R&B Special Meeting. At the special meeting of R&B shareholders (and any adjournment or postponement thereof), R&B shareholders will:

     . consider and vote upon a proposal to approve and adopt the merger agreement; and

     .    transact such other matters as may properly come before the meeting.

     R&B might also ask the R&B shareholders to vote upon a proposal to adjourn or postpone the special meeting for the purpose, among others, of allowing additional time for the solicitation of additional votes to approve the merger.

     CFW Special Meeting. At the special meeting of CFW shareholders (and any adjournment or postponement thereof), CFW's shareholders will:

     .    in connection with the merger:

          .. consider and vote upon a proposal to approve the issuance of up to 3,716,400 shares of CFW common stock to R&B shareholders pursuant to the merger agreement;

          .. consider and vote upon a proposal to amend CFW's Articles of Incorporation to increase the number of authorized shares of CFW common stock from 20,000,000 to 75,000,000; and

          .. consider and vote upon a proposal to increase the number of members of CFW's board of directors to 11 members.

     .    in addition to the merger proposals listed above:

          .. consider and vote upon a proposal to modify various terms of CFW's outstanding series B, series C and series D preferred stock; and

          ..   consider and vote upon a proposal to change CFW's name to NTELOS
               Inc.

          .. consider such other matters as may properly come before the special meeting.

     CFW might also ask the CFW shareholders to vote upon a proposal to adjourn or postpone the special meeting for the purpose, among others, of allowing additional time for the solicitation of additional votes to approve the CFW proposals listed above.

Record Date; Voting Rights; Votes Required for Approval

     R&B:

     Record Date. R&B's board of directors has fixed the close of business on ________, 2000, as the record date for the determination of the R&B shareholders entitled to receive notice of and to vote at the special meeting. A complete list of shareholders entitled to vote at the meeting will be open to examination by the shareholders, during regular business hours, for a period of 10 days before the meeting at the principal executive offices of R&B at 1900 Roanoke Road, Daleville, Virginia 24083.

     Voting Rights. Only holders of record of shares of R&B common stock on the R&B record date are entitled to notice of and to vote at the special meeting. Each holder of record of R&B common stock as of the R&B record date is entitled to cast one vote for each share of R&B common stock held on the R&B record date with regard to the following proposals:

     .    adoption of the merger agreement; and

     . each other matter that may properly come before the R&B special meeting.

     Votes Required for Approval. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of R&B common stock entitled to vote constitutes a quorum at the special meeting. The merger proposal requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of R&B common stock for approval.

     Voting by R&B's Directors and Executive Officers. As of the record date, the directors, related persons of the directors and certain major shareholders of R&B with voting power with respect to a total of 42,273 shares of R&B common stock, or approximately 69% of the shares of R&B common stock have entered into voting agreements requiring such persons to vote their R&B common stock "FOR" adoption of the merger proposal. R&B currently expects that all of its directors and executive officers who hold shares of R&B common stock will vote their shares of R&B common stock "FOR" the merger proposal. For additional information on the ownership and voting of R&B common stock, R&B directors and executive officers, see "Security Ownership of Various Beneficial Owners and Management of R&B" on page __ and for more information on the parties to and terms of the R&B voting agreement, see "R&B Voting Agreements" on page __.

     CFW:

     Record Date. CFW's board of directors has fixed the close of business on ________, 2000, as the record date for CFW's shareholders entitled to notice of and to vote at the special meeting. A complete list of shareholders entitled to vote at the meeting will be open to examination by the shareholders, during regular business hours, for a period of 10 days before the meeting at the principal executive offices of CFW at 401 Spring Lane, Suite 300, Waynesboro, Virginia 22980.

     Voting Rights. Only holders of record of shares of CFW common stock, series B preferred stock and series C preferred stock on the CFW record date, are entitled to notice of and to vote at the special meeting. Each holder of record of CFW common stock, series B preferred stock and series C preferred stock, as of the CFW record date, is entitled to cast one vote per share (on an as converted basis, with respect to the series B and series C preferred stock) on the following merger proposals:

     . approval of the issuance of up to 3,716,400 shares of CFW common stock to R&B shareholders pursuant to the merger;

     . approval of a proposal to amend CFW's Articles of Incorporation to increase the number of authorized shares of CFW common stock from 20,000,000 to 75,000,000; and

     . approval of a proposal to increase the number of members of the board of directors of CFW to 11 members; and

     .    any other matter properly brought before the meeting.

     Each holder of record of CFW common stock, as of the CFW record date, is entitled to cast one vote per share on the following non-merger proposal:

     . approval of a proposal to modify various terms of CFW's outstanding series B, series C and series D preferred stock.

     Each holder of record of CFW common stock, series B preferred stock and series C preferred stock, as of the CFW record date, is entitled to cast one vote per share (on an as converted basis, with respect to the series B and series C preferred stock) on the following non-merger proposal:

     .    approval of a proposal to change CFW's name to NTELOS Inc.

     Votes Required for Approval. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of CFW common stock, series B preferred stock and series C preferred stock, constitutes a quorum at the special meeting. Approval of each merger proposal, the proposal to change CFW's name to NTELOS Inc. and the consideration of other business properly brought before the meeting requires a majority of votes cast by holders of outstanding shares of CFW common stock, series B preferred stock and series C preferred stock, voting together as a single voting group, at the special meeting where a quorum exists. The proposal to modify various terms of CFW's outstanding series B, series C and series D preferred stock requires a majority of votes cast by holders of outstanding shares of CFW common stock at the special meeting where a quorum exists.

     Voting of CFW's Directors and Executive Officers. As of the record date, the directors, executive officers and affiliates of CFW had voting power with respect to a total of 3,973,453 shares of CFW common stock, on an as converted basis, or approximately 23% of the voting shares of the

CFW common stock outstanding at that date, assuming all equity securities of CFW have been converted into shares of CFW common stock. CFW currently expects that all of its directors, executive officers and affiliates, as the case may be, will vote their shares of CFW common stock, series B preferred stock and series C preferred stock, as the case may be, "FOR" each merger proposal and the proposal to change CFW's name to NTELOS Inc.

         CFW currently expects that all of its directors, executives, officers and affiliates will vote their shares of CFW common stock, on an as converted basis, "FOR" the proposal to modify various terms of CFW's outstanding series B, series C and series D preferred stock.

         Additional information with respect to beneficial ownership of CFW common stock by persons and entities owning more than 5% of the outstanding shares of CFW common stock and more detailed information with respect to beneficial ownership of common stock by directors, executive officers and affiliates of CFW is incorporated by reference from the CFW Annual Report on Form 10-K for the year ended December 31, 1999. See "Where You Can Find More Information" on page ___.

Proxies

         R&B:

         All shares of R&B common stock represented by properly executed proxies received prior to or at the special meeting of R&B shareholders and not revoked, will be voted in accordance with the instructions indicated in those proxies. If no instructions are indicated on a properly executed returned proxy, R&B will vote such proxy "FOR" the approval and adoption of the merger proposal.

         Abstentions may be specified with respect to any of the proposals being considered at the R&B special meeting. A properly executed proxy marked "ABSTAIN" will be counted as present for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the meeting. Because the affirmative votes of two-thirds of the outstanding shares of the R&B common stock are required for adoption of the merger proposal, a proxy marked "ABSTAIN" with respect to the merger proposal will have the effect of a vote "AGAINST" the merger proposal. In addition, if an R&B shareholder fails to return a proxy it will have the effect of a vote "AGAINST" the merger proposal.

         CFW:

         All shares of CFW common stock, series B preferred stock and series C preferred stock represented by properly executed proxies received prior to or at the special meeting of CFW shareholders and not revoked, will be voted in accordance with the instructions indicated in those proxies. If no instructions are indicated on a properly executed returned proxy, CFW will vote such proxy "FOR" each merger proposal and the proposal to modify various terms of CFW's outstanding series B, series C and series D preferred stock.

         Abstentions may be specified with respect to any of the proposals being considered at the CFW special meeting. A properly executed proxy marked "ABSTAIN" will be counted as present for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the meeting but will have no effect with respect to approval of any of the merger proposals, the proposal to modify various terms of CFW's outstanding series B, series C and series D preferred stock or the proposal to change CFW's name to NTELOS Inc.

     Broker Voting. Under Nasdaq rules, brokers who hold shares in street name for customers have the authority to vote on various "routine" proposals when they have not received instructions from beneficial owners. Such brokers are precluded from exercising their voting discretion with respect to proposals for non-routine matters such as each of the merger proposals and the proposal to modify various terms of CFW's outstanding series B, series C and series D preferred stock. Thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval and adoption of any CFW proposal (i.e., "broker non-votes"). Assuming a quorum is present at CFW's special meeting, a broker non-vote will have no effect with respect to approval of any CFW proposal.

Revocation of Proxies

     You may revoke your proxy at any time prior to its use by:

     . delivering to the Secretary of R&B or the Secretary of CFW, as the case may be, a signed notice of revocation or a later-dated, signed proxy; or

     . by attending the meeting and voting in person. Merely attending the meeting does not mean you have revoked your proxy.

Solicitation of Proxies

     The board of directors of each of R&B and CFW are soliciting the proxies of R&B shareholders and CFW shareholders. In addition to solicitation by mail, we will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Both R&B and CFW will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in so doing. CFW expects to engage a firm to aid in the solicitation of proxies and expects that related fees will not exceed $________ (plus expenses). To the extent necessary in order to ensure sufficient representation at the respective meetings, R&B or CFW, as the case may be, or either company's respective proxy solicitor may request the return of proxy cards by personal interview, mail, telephone, facsimile or other means of electronic transmission. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. You are urged to send in your proxy card immediately.

     R&B shareholders should not send in any stock certificates with their proxy cards. As soon as practicable after the completion of the merger, we will send a transmittal form to R&B shareholders with instructions for receiving CFW common stock in exchange for R&B stock.

     As of the date of this joint proxy statement/prospectus, neither the R&B board of directors nor the CFW board of directors knows of any business to be presented at the meetings other than the proposals described above. If any other matters should properly come before either meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies. With respect to R&B shareholders, proxies voted "AGAINST" the merger proposal, and, with respect to CFW shareholders, proxies voted "AGAINST" the merger proposals, the proposal to modify various terms of CFW's outstanding series B, series C and series D preferred stock and the proposal to change CFW's name to NTELOS Inc., will not be used to vote for any adjournment pursuant to this authority.

                                   THE MERGER

     The following information relating to the merger is not intended to be a complete description of all the information relating to the merger but is intended to include the material terms of the merger. The discussion in this joint proxy statement/prospectus of the merger and the principal terms of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference in this joint proxy
   -------
statement/prospectus. You are urged to read the merger agreement carefully for a complete description of the terms of the merger.

Results of the Merger

     The merger agreement provides that R&B will become a wholly owned subsidiary of CFW. Pursuant to the terms of the merger agreement, R&B Combination Company, a newly formed, wholly owned subsidiary of CFW, will merge with and into R&B with R&B as the surviving corporation and the separate corporate existence of R&B Combination Company will end. R&B will become a wholly owned subsidiary of CFW. CFW will issue common stock with an aggregate consideration of approximately $131 million for R&B, based on CFW's closing price of $35.50 as of the last full trading day before the public announcement of the merger or $________ million for R&B based on CFW's closing price of $_______ as of the date of this joint proxy statement/prospectus. Throughout this document, we will refer to the merger of R&B Combination Company into R&B as the merger. The merger will become effective on the date of filing of the articles of merger with the State Corporation Commission of the Commonwealth of Virginia, or at such later time specified in the articles of merger. Immediately following completion of the merger:

     . J. Allen Layman will become Chairman of the board of directors and President of CFW; and

     . former R&B common shareholders will collectively own up to 3,716,400 shares of CFW common stock or 15.1% of CFW on a fully diluted basis (assuming shareholder approval of the proposal to amend the terms of preferred stock), subject to deductions from the escrow account as described below.

What R&B Shareholders Will Receive

     In connection with the merger:

     . each holder of R&B common stock will receive 60.27 shares of CFW common stock for each outstanding share of R&B common stock (subject to adjustment pursuant to any deductions from the escrow account);

     . cash will be paid instead of issuing fractional shares of CFW common stock; and

     . CFW will place into escrow 371,640 shares of the CFW common stock that the R&B shareholders, collectively, would otherwise be entitled to receive upon the completion of the merger. The escrow shares will be available to satisfy valid indemnification claims by CFW under the merger agreement. See "Escrow Shares and Indemnification" on page ____ for a description of the escrow and CFW's indemnification rights.

Cash Payments for Fractional Shares of CFW Common Stock

         If any fractional shares of CFW common stock result from the conversion of R&B shares of common stock, CFW will not deliver any fractions of a share of CFW common stock. Rather than receiving a fraction of a share, a former R&B common shareholder will receive a cash payment, without interest and subject to the payment of applicable withholding taxes, in the amount determined by multiplying the closing sale price per share of CFW common stock on the Nasdaq National Market on the first trading day immediately preceding the merger by the fraction of a share of CFW common stock to which such former R&B common shareholder would otherwise have been entitled.

Background and Negotiation of the Merger

         CFW and R&B have operated in the Virginia communications market as established integrated communications providers for many years. CFW and R&B have historically partnered together in various telecommunications joint ventures in Virginia.

         By the end of 1999, CFW and R&B each retained extensive resources as both incumbent and competitive local exchange carriers and had established themselves as reliable Internet service providers. Additionally, CFW and R&B, through their membership interests in the Virginia Alliance and West Virginia Alliance, have been providing personal communications services in Virginia since 1997 and in West Virginia since 1998. CFW has a 65% membership interest in the Virginia Alliance and a 45% membership interest in the West Virginia Alliance, while R&B has a 26% membership interest in the Virginia Alliance and a 34% membership interest in the West Virginia Alliance. The combination of CFW and R&B would give the combined companies a 91% and 79% membership interest in each alliance.

         In early 2000, CFW executives began to evaluate how a merger between the two companies, along with the acquisition of Richmond-Norfolk PCS, could create an organization particularly well-armed to compete as an integrated communications provider in the Mid-Atlantic regional market. The proposed consolidation could provide an invaluable opportunity for CFW and R&B to improve synergies through consolidation and control of PCS alliances, enhancement of service offerings and operating efficiency, and expansion of their Internet subscriber bases.

         On January 31, 2000, the board of directors of CFW met and resolved to pursue a merger with R&B. To that end, James S. Quarforth, Chief Executive Officer of CFW, met with J. Allen Layman, President and Chief Executive Officer of R&B, on February 14, 2000. During the meeting, Mr. Quarforth made a presentation outlining the merits and possible structure of a combination. Mr. Layman then invited Mr. Quarforth and other representatives of CFW to attend a meeting of R&B's executive committee on February 21, 2000 in order to discuss the combination of the companies. On March 7, 2000, these efforts culminated in CFW making an initial offer of 3.5 million shares of CFW common stock to the shareholders of R&B as consideration for a merger of the companies.

         CFW and R&B subsequently entered into a binding letter of agreement, dated as of May 17, 2000, pursuant to which the parties agreed to merge upon the terms set forth therein. The letter agreement contemplated a tax-free merger of the companies with the shareholders of R&B to receive 3.7 million shares of CFW common stock as consideration based on an exchange ratio of 60.27 CFW shares of common stock for each share of R&B common stock. On May 18, 2000, the companies publicly announced the execution of the letter agreement.

     Further negotiations and discussions ensued among the executives and respective legal counsel of CFW and R&B from May 17 through June 16, 2000, as definitive documents implementing the merger were drafted. During this period, the parties met to discuss and negotiate legal and accounting issues, due diligence matters and other related matters. During this period, the parties increased the merger consideration to 3,716,400 in order to provide for an additional 274 outstanding, unclaimed shares of R&B common stock.

     On June 16, 2000, the CFW board of directors met to deliberate and make a final decision on whether to approve or reject the proposed merger with R&B. At the meeting, Banc of America Securities LLC made a financial presentation to the CFW board of directors and delivered an opinion that the ratio for the exchange of shares of CFW common stock is fair, from a financial point of view, to the shareholders of CFW. After full consideration and discussion of the structure, terms and conditions of the proposed merger with R&B, the CFW board of directors unanimously approved the proposed transaction as in the best interests of its shareholders.

     Also on June 16, 2000, the R&B board of directors met to deliberate and make a final decision on whether to approve or reject the proposed merger with CFW. At the meeting, BB&T Capital Markets made a final presentation to the R&B board of directors, and delivered an opinion that the exchange ratio in the merger agreement is fair to R&B's shareholders from a financial point of view. After full consideration and discussion of the structure, terms and conditions of the proposed merger with CFW, the R&B board of directors approved the proposed transaction as in the best interests of its shareholders.

     CFW and R&B then finalized and executed the merger agreement and all related agreements and documents on June 16, 2000. On June 19, 2000, the companies announced the execution of the merger agreement.

R&B's Reasons for the Merger

     R&B's board of directors has approved the merger agreement and the transactions associated with it. Ira D. Layman, a member of R&B's board, was unable to attend the June 16, 2000 R&B board meeting and did not vote on the merger agreement. All other members of R&B's board voted in favor of the merger agreement. In reaching its decision to approve the merger agreement, the R&B board of directors consulted with R&B senior management about strategic and operational matters. R&B's board of directors also consulted with BB&T Capital Markets with respect to the financial aspects and fairness from a financial point of view, as of June 16, 2000, of the exchange ratio to be received by R&B shareholders under the merger agreement. R&B also sought the advice of its legal counsel and independent accountants regarding:

     .    the legal duties of the R&B board of directors;

     .    regulatory, tax and accounting matters;

     .    the terms of the merger agreement;

     .    the other definitive agreements contemplated by that agreement; and

     .    other relevant matters.

     R&B's board of directors believes that the merger will be beneficial to R&B and its shareholders for the following reasons:

     . the merger will result in a larger, more diversified company, that will be better able to compete effectively in a rapidly changing and increasingly competitive industry;

     . the value of the consideration to be paid to R&B shareholders and the potential tax-free nature of the transaction;

     . the opportunity for liquidity for holders of R&B shares, who will receive CFW shares that will be listed and traded on the Nasdaq National Market;

     .    the prospects for positive long-term performance of CFW common stock;

     . the conclusion of R&B's board of directors that the exchange ratio was fair, from a financial point of view, to the R&B shareholders; and

     . the R&B board's assessment of R&B's strategic alternatives to the merger, including remaining an independent company.

     In the course of its deliberations, the R&B board reviewed a number of additional factors relevant to the merger, including:

     . R&B's business, financial condition, results of operations and prospects;

     . R&B's management's view as to the financial condition, results of operations and businesses of CFW and R&B before and after giving effect to the merger based on management's due diligence review and review of publicly available information;

     . market conditions and historical market prices, volatility and trading information with respect to CFW common stock;

     .    the impact of the merger on R&B's customers and employees; and

     .    R&B's evaluation of other potential strategic relationships.

     R&B's board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, many of which are described under "Risk Factors" beginning on page ___ of this joint proxy statement/prospectus. R&B's board of directors believed that these risks were outweighed by the potential benefits of the merger.

     The foregoing discussion is not exhaustive of all factors considered by R&B's board of directors. Each member of R&B's board may have considered different factors, and R&B's board evaluated these factors as a whole and did not quantify or otherwise assign relative weights to the factors considered.

CFW's Reasons for the Merger

     CFW's board of directors has unanimously approved the merger agreement and the transactions associated with it. In reaching its decision to approve the merger agreement, the CFW board of directors consulted with CFW senior management about strategic and operational matters. CFW's board of directors also consulted with Banc of America Securities LLC with respect to the financial aspects and fairness from a financial point of view, as of June 16, 2000, of the aggregate consideration to be paid by CFW to the R&B shareholders under the merger agreement. CFW's board of directors believes that the combined company following the merger would have the potential to realize long-term improved operating and financial results and a stronger competitive position. CFW's board of directors has identified additional potential mutual benefits of the merger that it believes will contribute to the success of the combined company. These potential benefits include the following:

     . the merger will enable CFW to expand its operations into new commercial and residential markets that are contiguous to markets CFW currently serves which CFW believes will increase CFW's revenue potential and create value for CFW shareholders;

     . the merger will enable the surviving company to have a controlling interest in the Virginia Alliance and the West Virginia Alliance, each a provider of PCS services;

     . adding R&B will bolster CFW's ability to offer a full range of communications services;

     . adding R&B allows CFW to integrate R&B's operating and network expertise as well as its experienced management team and creates synergies in the areas of billing, network operations, sales, engineering and switching;

     . adding R&B will enhance the strength of CFW's operations through the integration of R&B employees who will bring their skills and expertise to CFW;

     . adding R&B will enhance CFW's strategy as an expanding integrated communications provider; and

     . combining CFW and R&B may improve network efficiency through increased scale and the potential for lower costs.

Recommendations of the Boards of Directors

     R&B. In view of the wide variety of factors considered by the R&B board, it did not find it practicable to quantify, or otherwise attempt to assign relative weights to the specific factors considered in making its determination. However, after taking into account all factors described above, the R&B board of directors has approved and adopted the merger agreement. The R&B officers and directors believe that the merger agreement and the transactions associated with it are in the best interests of R&B and the R&B board recommends that R&B shareholders vote "FOR" adoption of the merger agreement. In approving and adopting the merger agreement, the R&B board of directors took into account the potential conflicts of interest of various officers and directors of the companies resulting from their future employment with CFW as well as other interests that may be different from, or in addition to, their rights as R&B shareholders. See "Interests of Management and Directors of R&B in the Merger" on page __.

     CFW. In view of the wide variety of factors considered by the CFW board, it did not find it practicable to quantify, or otherwise attempt to assign relative weights to the specific factors considered in making its determination. However, after taking into account all factors listed above, the CFW board of directors has unanimously approved and adopted the merger agreement. The CFW officers and directors believe that the merger agreement and the transactions associated with it are advisable, fair to and in the best interests of CFW and the CFW shareholders, and the CFW board unanimously recommends that CFW shareholders vote "FOR" approval of the issuance of up to 3,716,400 shares of CFW common stock to R&B shareholders pursuant to the merger.

     In addition to the proposal to approve the issuance of CFW shares of common stock to R&B shareholders pursuant to the merger, the CFW officers and directors believe that each of the other merger proposals are advisable, fair to and in the best interests of CFW and the CFW shareholders, and the CFW board unanimously recommends that CFW shareholders vote "FOR" approval of each such merger proposal. For a description of each of the CFW other merger proposals see "Other CFW Merger Proposals" on page ___.

     The CFW officers and directors also believe that the proposal to modify various terms of each series of CFW's outstanding preferred stock, which terms as modified the CFW board believes would be more favorable to CFW, are advisable, fair to and in the best interests of CFW and the CFW shareholders, and the CFW board unanimously recommends that CFW shareholders vote "FOR" approval of such proposal. For a description of this proposal see "CFW Non-Merger Proposals" on page ___.

Opinion of R&B's Financial Advisors

     Pursuant to an engagement letter dated April 7, 2000, R&B engaged BB&T Capital Markets to provide financial advisory and investment banking services to R&B, including rendering a fairness opinion in connection with the proposed merger. On June 16, 2000, BB&T Capital Markets delivered an analysis to the R&B board of directors that, as of such date and based upon the procedures and subject to the assumptions and qualifications described to the R&B board and set forth in the oral and written opinion of BB&T Capital Markets, the exchange ratio to be received by the holders of shares of R&B pursuant to the merger agreement was fair from a financial point of view to such holders.

     The full text of BB&T Capital Market's written opinion dated as of June 16, 2000, which sets forth, among other things, assumptions made, matters considered, and scope and limitations on the review undertaken, is attached as Annex B hereto and is incorporated herein by reference. Holders of shares of R&B are urged to, and should, read the BB&T Capital Markets opinion carefully and in its entirety. The BB&T Capital Markets opinion, which was directed to the R&B board, addresses as of the date of its delivery the fairness of the exchange ratio, from a financial point of view, to be received by the holders of R&B shares pursuant to the merger agreement. The opinion does not address any other aspect of the merger, does not in any manner address the prices at which CFW's common stock will trade at any time prior to or following the consummation of the merger and does not constitute any recommendation as to how shareholders of R&B should vote at the R&B special meeting in connection with the merger. The summary of the BB&T Capital Markets opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

     In developing its opinion, BB&T Capital Markets reviewed and analyzed, among other things, the following:

     . the merger agreement and certain related documents and the financial terms of the proposed merger as set forth therein;

     . R&B's related financial information for the three fiscal years ended December 31, 1999 and the three month period ending March 31, 2000;

     . a discounted cash flow analysis of R&B based on R&B's internally generated financial projections;

     . certain publicly available information on CFW including Form 10-Q and the related unaudited financial information for the three months ended March 31, 2000, CFW's Annual Reports, Forms 10-K and related audited financial information for each of the five fiscal years ended December 31, 1999;

     . CFW's historical common stock prices and a comparison of such prices and trading activity with those of certain publicly traded companies which BB&T Capital Markets deemed to be relevant;

     .    the potential pro forma financial effects of the merger on CFW;

     . certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of R&B and CFW, furnished to BB&T Capital Markets by R&B and CFW, respectively;

     . the respective businesses and prospects as discussed with members of senior management of R&B and CFW;

     . a comparison of the financial position and results of operation of R&B and CFW with those of certain publicly traded companies which BB&T Capital Markets deemed to be relevant;

     . a comparison of the proposed financial terms of the merger with the financial terms of certain other business combinations that BB&T Capital Markets deemed to be relevant;

     . the relative contributions of R&B and CFW to a combined company in terms of sales, EBITDA, earnings, total assets and stockholders' equity; and

     . such other financial studies and analyses and such other investigations and matters as BB&T Capital Markets deemed to be material or otherwise necessary to render its opinion, including its assessment of regulatory, economic, market and monetary conditions.

     In rendering its opinion, BB&T Capital Markets assumed and relied upon without independent verification the accuracy and completeness of all information reviewed by BB&T Capital Markets for the purposes of the BB&T Capital Markets opinion. With respect to the financial projections, BB&T Capital Markets assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of R&B and CFW. In addition, BB&T Capital Markets assumed that the merger would be consummated on the terms set forth in the merger agreement. BB&T Capital Markets did not make any independent valuation or appraisal of the assets or liabilities of R&B, nor was BB&T Capital Markets furnished with any such appraisals. The BB&T Capital Markets opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to BB&T Capital Markets as of June 16, 2000, the date of the BB&T Capital Markets opinion.

     In arriving at its opinion, BB&T Capital Markets was not authorized to solicit, and did not solicit, interest from any party, nor did it have discussions with any party other than CFW with respect to the acquisition of R&B or any of its assets. The BB&T Capital Markets opinion does not address: (i) the relative merits of the merger and the other business strategies that the R&B board has considered or may be considering or (ii) the decision of the R&B board to proceed with the merger.

     Below is a brief summary of certain analyses performed by BB&T Capital Markets in connection with the preparation of the BB&T Capital Markets opinion. The general methodology used was to evaluate each of the three primary business lines of R&B, including its incumbent local exchange carrier operations, which is referred to in this joint proxy statement/prospectus as ILEC operations, competitive local exchange carrier operations, which is referred to in this joint proxy statement/prospectus as CLEC operations and wireless operations. The aggregate of the three business valuations of R&B was used in BB&T Capital Market's evaluation of fairness from a financial point of view.

     Comparable Public Company Analysis. As part of its analysis, BB&T Capital Markets compared certain financial information of R&B with corresponding publicly available information of publicly-traded companies in each business line that BB&T Capital Markets considered comparable in certain respects with R&B, which is referred to in this section of the joint proxy statement/prospectus as comparable public companies.

     BB&T Capital Markets analyzed the relative performance of R&B's ILEC operations by comparing a selected ratio of R&B with those of Chorus Communications Group LTD, CT Communications, Inc., D&E Communications, Inc., Hector Communications Corp., Hickory Tech Corp. and Roseville Communications Co. The ratio used in the valuation analysis was enterprise value to the number of ILEC access lines in service. Enterprise value to the number of ILEC access lines in service, or the ratio of enterprise value, which is stock market equity value plus debt and preferred stock minus cash and marketable securities, to the number of ILEC access lines in service is an indicator of how much investors are willing to pay for each access line in service. An analysis of the multiples for the comparable public ILEC companies yielded multiples of the current enterprise value per ILEC access line of $2,487 to $5,246 with a mean of $4,059 and a median of $4,540. In its analysis of R&B's ILEC operations, BB&T Capital Markets has incorporated an illiquidity discount of 30% and control premium of 37.9% for a net premium of 7.9%. Applying these multiples to R&B results in an implied equity value for the ILEC portion of R&B's value to be from $35.7 million to $72.2 million with a mean of $56.5 million and a median of $62.9 million.

     BB&T Capital Markets analyzed the relative performance of R&B's CLEC operations by comparing a selected ratio of R&B with those of Advanced Radio Telecom Corp., CTC Communications Group, Inc., DSL.net, Inc., Electric Lightwave, Inc., e.Spire Communications, Inc., GST Telecommunications, Inc., ITC Deltacom, Inc., McLeod USA, MGC Communications, Inc., Net2000 Communications, Inc. and US LEC. The ratio used in the valuation analysis was enterprise value to the number of CLEC access lines. Enterprise value to the number of CLEC access lines in service, or the ratio of enterprise value to the number of CLEC access lines in service is an indicator of how much investors are willing to pay for each access line in service. An analysis of the multiples for the comparable public CLEC companies yielded multiples of the current enterprise value per CLEC access line of $2,170 to $36,726 with a mean of $10,896 and a median of $7,392. In the analysis of R&B's CLEC operations BB&T Capital Markets has incorporated an illiquidity discount of 30% and control premium of 37.9% for a net premium of 7.9%. Applying these multiples to R&B results in an implied equity value for the CLEC portion of R&B's value to be from $10.6 million to $179.3 million with a mean of $53.2 million and a median of $36.1 million.

     BB&T Capital Markets analyzed the relative performance of R&B's wireless operations by comparing a selected ratio of R&B with those of AirGate PCS, Inc., Alamosa PCS Holdings, Inc., AT&T Wireless Group, Powertel, Inc., Sprint PCS Group, and Voicestream Wireless Corp. The ratio used in the valuation analysis was enterprise value to the number of people covered by R&B's pro rata amount of spectrum, which is referred to in this joint proxy statement/prospectus as pop. Enterprise value to the number of people covered by R&B's pro rata amount of spectrum, or the ratio of enterprise value to the number of people covered by R&B's pro rata amount of spectrum is an indicator of how much investors are willing to pay for each covered pop. An analysis of the multiples for the comparable public wireless companies yielded multiples of the current enterprise value per pop of $81 to $272 with a mean of $173 and a median of $165. In the analysis of R&B's wireless operations, BB&T Capital Markets has incorporated an illiquidity discount of 45%. Applying these multiples to R&B results in an implied equity value for the wireless portion of R&B's value to be from $38.7 million to $197.1 million with a mean of $114.9 million and a median of $108.1 million.

     Based on the previous analyses the implied aggregate equity valuation for R&B's three businesses is between $85.0 million and $448.6 million with a mean of $224.6 million and a median of $207.1 million.

     Comparable Transactions Analysis. Using publicly available information, BB&T Capital Markets performed an analysis of completed and/or pending transactions in each of the three business lines that BB&T Capital Markets deemed comparable to the merger.

     BB&T Capital Markets analyzed the relative performance of R&B to a selected transaction ratio implied in a selected group of ILEC transactions including (acquirer/acquiree) Citizens Utilities/GTE - California/Arizona/Minnesota, Citizens Utilities/US West, CenturyTel, Inc./GTE - Arkansas, CenturyTel, Inc./GTE - Wisconsin, Citizens Utilities/GTE - Nebraska, Citizens Utilities/GTE
- Illinois, MJD Communications, Inc./Fremont Telecom Co., MJD Communications, Inc./Peoples Mutual Telephone, MJD Communications, Inc./TPG Communications, Inc., Lynch Corp./Central Scott Telephone Company, Alltel/Aliant Communications, CenturyTel Inc./GTE access lines, Citizens Union/US West access lines, Citizens Union/GTE access lines, Alaska Communication Systems/ Anchorage Telephone Utilities, Alaska Communication Systems/Century Tel - Alaska Operations, MJD Communications, Inc./Utilities, Inc. (ME), MJD Communications, Inc./Choteau Telephone Company, MJD Communications, Inc./Ellensburg Telephone Company, Hector Communications/ Felton Telephone Company, MJD Communications, Inc./Taconic Telephone Corp., MJD Communications, Inc./Chautauqua & Erie Telephone, Lynch Corp./Upper Peninsula Telephone Co., Texas Utilities/Lufkin Conroe Telephone Exchange, Inc. and Hector Communications/Ollig Utilities Company. In each such transaction, BB&T Capital Markets calculated enterprise value as a multiple of ILEC access lines. An analysis of ILEC transaction multiples yielded multiples of enterprise value to access lines of $1,756 to $6,364 with a mean of $3,772 and a median of $3,550. Applying these multiples to R&B results in an implied equity value for the ILEC portion of R&B's value to be from $24.1 million to $80.7 million with a mean of $48.9 million and a median of $46.1 million.

     BB&T Capital Markets analyzed the relative performance of R&B to a selected transaction ratio implied in a selected group of CLEC transactions, including (acquirer/acquiree) RCN Corporation/ 21st Century Telecom Group, Inc., Mpower Communications, Inc./Primary Network Holdings, Inc., NewSouth Communications/UniversalCom, Talk.com/Access One Communications Corp., Conestoga Enterprises, Inc./TeleBeam, Inc., McLeodUSA Inc./Access Communications, McLeodUSA Inc./Ovation Communications, Inc., McLeodUSA Inc./Dakota Telecommunications Group, GST Telecommunications, Inc./ICON Communications, Inc., MCI/WorldCom, Inc./Brooks Fiber Properties, Inc. and MCI/WorldCom Inc./MFS Communications Co. In each such transaction, BB&T Capital Markets calculated enterprise value as a multiple of CLEC access lines. An analysis of CLEC transaction multiples yielded multiples of enterprise value to access lines of $3,071 to $7,971 with a mean of $5,144 and a median of $4,583. Applying these multiples to R&B results in an implied equity value for the CLEC portion of R&B's value to be from $13.9 million to $36.1 million with a mean of $23.3 million and a median of $20.7 million.

     BB&T Capital Markets analyzed the relative performance of R&B to a selected transaction ratio implied in a selected group of wireless transactions, including (acquirer/acquiree) Telecorp PCS, Inc./Tritel Inc., VoiceStream Wireless Corp./Aerial Communications, Inc. and VoiceStream Wireless Corp./Omnipoint Communications, Inc. In each such transaction, BB&T Capital Markets calculated enterprise value as a multiple of pops. An analysis of wireless transaction multiples yielded multiples of enterprise value to pops of $198 to $205 with a mean of $200 and a median of $199. In the analysis of R&B's wireless operations, BB&T Capital Markets has incorporated an illiquidity discount of 45%. Applying these multiples to R&B results in an implied equity value for the wireless portion of R&B's value to be from $135.5 million to $141.5 million with a mean of $137.7 million and a median of $136.2 million.

     Based on the previous analyses the implied aggregate equity valuation for R&B's three businesses is between $173.5 million and $258.3 million with a mean of $209.9 million and a median of $203.0 million.

     No comparable public company or transaction is identical to R&B or the merger, respectively. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of R&B and other general business, economic, market, or financial factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or the median) is not itself a meaningful method of using comparable public company data.

     Discounted Cash Flow Analysis. BB&T Capital Markets determined that a discounted cash flow analysis was not relevant due to the capital intensive nature and negative cash flows of the wireless operations.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, BB&T Capital Markets considered the results of all its analysis as a whole and did not attribute any particular weight to any analysis or factor considered by it. BB&T Capital Markets believes that selecting any portion of BB&T Capital Market's analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, BB&T Capital Markets may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be BB&T Capital Market's view of the actual value of R&B.

     In performing its analyses, BB&T Capital Markets made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of R&B. The analyses performed by BB&T Capital Markets are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were performed solely as part of BB&T Capital Market's analysis of whether the exchange ratio to be received by the holders of shares of R&B pursuant to the merger agreement was fair from a financial point of view to such holders, and were conducted in connection with the delivery of the BB&T Capital Markets opinion. The analyses do not purport to be appraisals or to reflect the prices at which R&B might actually be sold.

     As described above, the BB&T Capital Markets opinion provided to the R&B Board was one of a number of factors taken into consideration by the R&B board in making its determination to recommend adoption of the merger agreement and the transactions contemplated thereby. Consequently, the BB&T Capital Markets analyses described above should not be viewed as determinative of the opinion of the R&B board or the view of the management with respect to the value of R&B. The exchange ratio to be received by the holders of shares of R&B pursuant to the merger agreement was determined through negotiations between R&B and CFW and was approved by the entire R&B Board.

     BB&T Capital Markets was selected by R&B to render a fairness opinion in connection with the merger because of BB&T Capital Market's reputation and expertise as an investment banking firm and its expertise and familiarity with the telecommunications industry. BB&T Capital Markets, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings of equities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, BB&T Capital Markets may actively trade the equity securities of CFW for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short term position in such securities.

     Pursuant to its engagement letter, R&B agreed to pay BB&T Capital Markets
1) a non-refundable retainer of $50,000, 2) an additional $25,000 payable upon delivery of a fairness opinion to the R&B board, and 3) an additional $225,000 payable upon the closing of the merger. In addition to these amounts, BB&T Capital Markets will also be reimbursed for expenses incurred in connection with BB&T Capital Market's representation of R&B. R&B has also agreed to indemnify BB&T Capital Markets against certain liabilities, including liabilities under the federal securities laws, related to, arising out of or in connection with the engagement of BB&T Capital Markets by R&B.

     The foregoing summary does not purport to be a complete description of the analyses performed by BB&T Capital Markets and is qualified in its entirety by reference to the BB&T Capital Markets opinion attached as Annex B hereto.
                                                          -------

Opinion of CFW's Financial Advisors

     Pursuant to an engagement letter dated February 18, 2000, the board of directors of CFW retained Banc of America Securities LLC, referred to throughout this section as BAS, to act as its financial advisor in connection with a possible acquisition of R&B. BAS is a nationally recognized investment banking firm and, as part of its activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. CFW selected BAS as its financial advisor on the basis of BAS' experience and expertise in transactions similar to the merger and its reputation in the wireless communications industry and investment community.

     On June 16, 2000, BAS delivered to the CFW board its oral opinion, subsequently confirmed in writing as of the same date, that the exchange ratio pursuant to the merger agreement was fair to CFW from a financial point of view, as of that date and subject to the assumptions and qualifications described to the CFW board. CFW determined the exchange ratio in the merger through negotiations with R&B. CFW did not impose any limitations on BAS with respect to the investigations made or procedures followed in rendering its opinion.

     The full text of BAS' written opinion dated as of June 16, 2000, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion is attached hereto as Annex C and is incorporated herein by reference
                              -------
and should be read carefully and in its entirety in connection with this joint proxy statement/prospectus. The following summary of BAS' opinion is qualified in its entirety by reference to the full text of the opinion.

     BAS' opinion is directed to the CFW board and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the merger. BAS' opinion addresses only the financial fairness of the exchange ratio pursuant to the merger and does not address the relative merits of the merger or any alternatives to the merger, the underlying decision of the CFW board to proceed with or effect the merger or any other aspect of the merger. In furnishing its opinion, BAS did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act and statements to such effect are included in the BAS opinion.

     In connection with its opinion, BAS, among other things:

     . reviewed certain publicly available financial statements and other business and financial information of R&B and CFW, respectively;

     . reviewed certain internal financial statements and other financial and operating data concerning R&B and CFW, respectively; analyzed certain financial forecasts prepared by the managements of R&B and CFW, respectively;

     . reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the management of CFW;

     . discussed the past and current operations, financial condition and prospects of R&B with senior executives of R&B and of CFW and discussed the past and current operations, financial condition and prospects of CFW with senior executives of CFW;

     . discussed with senior executives of CFW the results of CFW's due diligence performed with regard to R&B;

     . reviewed the reported prices and trading activity for CFW common stock;

     . reviewed the pro forma impact of the merger on CFW's cash flow, consolidated capitalization and financial ratios;

     . compared the financial performance of R&B and CFW and the prices and trading activity of CFW Common Stock with that of certain other publicly traded companies that it deemed relevant;

     . compared the financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions that it deemed relevant;

     . reviewed the merger agreement including exhibits F through H thereto (exhibits E through F of final draft of merger agreement); and

     . performed such other analyses and considered such other factors as it deemed appropriate.

     In connection with its review, BAS assumed and relied upon the accuracy and completeness of the financial and other information it reviewed for the purposes of this opinion and did not assume any responsibility to verify independently the information referred to above or undertake an independent evaluation, appraisal or physical inspection of any of the assets or liabilities of CFW or R&B, nor was BAS furnished with that kind of evaluation or appraisal. BAS also assumed the following:

     . with respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the merger, BAS assumed that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of CFW and R&B;

     . that there had been no material changes in CFW's or R&B's assets, financial condition, results of operations, business or prospects since the respective dates of the last financial statements made available to BAS;

     . that the merger would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations;

     . that the merger would be consummated in accordance with the terms described in the draft of the merger agreement dated June 14, 2000, without further amendment thereto, and without any waiver by CFW of any of the conditions to its obligations thereunder.

     BAS' opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to BAS as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, BAS has not assumed any obligation to update, revise or reaffirm its opinion. Set forth below is a brief summary of the report presented by BAS to the CFW board on June 16, 2000 in connection with its opinion. Some of the summaries below include information in tabular format. The tables are not a complete description of the financial analyses and should be read together with the text of the summaries.

     Comparable Company Analysis. BAS reviewed and compared selected historical and projected financial and operating performance data of R&B to certain corresponding data of certain publicly traded companies that BAS deemed comparable to R&B. Based on public and other available information, BAS calculated a range of aggregate value for R&B (defined as equity value plus debt less cash and cash equivalents) using a sum-of-the-parts analysis based on certain metrics deemed applicable as follows:

---------------------------------------------------------------------------------------------------------
                                       # Comparable of
               R&B Segment                Companies        Metric       High         Low         Mean
---------------------------------------------------------------------------------------------------------
Incumbent Local Exchange Carrier            20             2000E       15.3x        6.4x        8.2x
("ILEC")                                                   EBITDA
---------------------------------------------------------------------------------------------------------
Competitive Local Exchange                  16             2000E       16.5x        2.6x        7.9x
Carrier ("CLEC")                                           Revenue
---------------------------------------------------------------------------------------------------------
Long-haul Carrier ("Long-haul")             3              2000E       26.4x        7.6x        13.9x
                                                           Revenue
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
                                       # Comparable of
               R&B Segment                Companies        Metric       High         Low         Mean
---------------------------------------------------------------------------------------------------------
Internet Service Provider ("ISP")           10             2000E       27.1x        1.9x        12.2x
                                                           Revenue
---------------------------------------------------------------------------------------------------------
PCS Service Provider ("PCS")                9              Licensed    $365         $85         $215
                                                           POPs
---------------------------------------------------------------------------------------------------------
Other                                       N/A            Various     N/A          N/A         N/A
---------------------------------------------------------------------------------------------------------

     Based on the above analysis, BAS estimated a sum-of-the-parts aggregate valuation range for R&B of between $265 million and $355 million or an equity valuation range of between $235 million and $325 million, obtained by subtracting R&B debt, R&B debt attributed to the Virginia Alliance and the West Virginia Alliance, incremental investment required to raise R&B's equity ownership in the Virginia Alliance and adding R&B cash and the after tax value of securities and assets R&B held for sale from the calculated aggregate value. BAS noted that the exchange ratio multiplied by 3.7 million CFW shares of common stock to be issued to R&B shareholders, multiplied by CFW's 30 day average closing stock price of $37.80 (as of June 14, 2000) implied an equity valuation of approximately $140 million.

     Comparable Transactions Analysis. BAS considered certain recently announced acquisitions involving target companies that BAS deemed comparable to R&B. Based on public and other available information, BAS calculated a range of aggregate value for R&B using a sum-of-the-parts analysis based on certain metrics deemed applicable based on the acquisition of all or part of a target company as follows:

---------------------------------------------------------------------------------------------------------
                                       # Comparable of
               R&B Segment                Companies        Metric       High         Low         Mean
---------------------------------------------------------------------------------------------------------
Incumbent Local Exchange Carrier            17            $/Access       $4,800      $1,400       $2,900
("ILEC")                                                  Line
---------------------------------------------------------------------------------------------------------
Competitive Local Exchange                  16            2000E          46.7x       1.2x         17.7x
Carrier ("CLEC")                                          Revenue
---------------------------------------------------------------------------------------------------------
Long-haul Carrier ("Long-haul")             6             2000E          21.1x       2.8x         9.6x
                                                          Revenue
---------------------------------------------------------------------------------------------------------
Internet Service Provider ("ISP")           11            2000E          27.3x       1.9x         9.3x
                                                          Revenue
---------------------------------------------------------------------------------------------------------
PCS Service Provider ("PCS")                8             Licensed       $635        $45          $245
                                                          Pops
---------------------------------------------------------------------------------------------------------
Other                                       N/A           Various        N/A         N/A          N/A
---------------------------------------------------------------------------------------------------------

     Such analysis yielded a sum-of-the-parts aggregate valuation range for R&B of between $180 million and $330 million or an equity valuation range of between $150 million and $300 million, obtained by subtracting R&B debt, R&B debt attributed to the Alliances, incremental investment required to raise R&B's equity ownership in the Virginia Alliance and adding R&B cash and the after tax value of securities and assets R&B held for sale from the calculated aggregate value. BAS noted that the exchange ratio multiplied by 3.7 million CFW shares of common stock to be issued to R&B shareholders, multiplied by CFW's 30 day average closing stock price of $37.80 (as of June 14, 2000) implied an equity valuation of approximately $140 million.

         No other company or transaction used in the comparable company or comparable transactions analysis as a comparison is identical to R&B or the merger. An analysis of the results therefore requires complex considerations and judgments regarding the financial and operating characteristics of R&B and the companies involved in the comparable company and comparable transactions analyses, as well as other facts that could affect their publicly-traded and/or transaction value.

         Discounted Cash Flow Analysis. BAS applied a discounted cash flow analysis to the consolidated financial cash flow forecasts for R&B for calendar years 2000 (beginning July 1, 2000) through 2004 (ending December 31, 2004), as estimated by management of CFW. Such analysis was based upon certain financial projections prepared by the management of CFW. BAS performed the analysis in two ways, indicated on the table below as Method 1 and Method 2.

         For Method 1, BAS first calculated the present values of the forecasted consolidated cash flows. Second, BAS estimated the present value of the aggregate value of R&B's consolidated businesses at the end of 2004 by applying multiples to R&B's estimated calendar year 2004 consolidated EBITDA, which multiples ranged from 6.0x to 8.0x. Such cash flows and aggregate values were discounted to present values using discount rates ranging from 9.0% to 11.0%. This analysis indicated a range of aggregate values for R&B's consolidated assets from $37 million to $54 million.

         BAS applied a discounted cash flow analysis to the financial cash flow forecasts for R&B's unconsolidated ownership interest the Alliances for calendar years 2000 (beginning July 1, 2000) through 2004 (ending December 31, 2004), as estimated by the CFW management. In conducting this analysis, BAS first calculated the present values of the forecasted cash flows. Second, BAS estimated the present value of the aggregate value of the Alliances at the end of 2004 by applying multiples to the Alliances' estimated calendar year 2004 EBITDA, which multiples ranged from 9.5x to 12.0x. Such cash flows and aggregate values were discounted to present values using discount rates ranging from 12.0% to 14.0%. This analysis indicated a range of aggregate values for R&B's ownership interest from $119 million to $166 million.

         For Method 2, BAS employed the same calculation for the range of aggregate values for R&B's consolidated assets as in Method 1. Next, BAS estimated the aggregate value of R&B's ownership interest in the Alliances based on CFW's 30 day average closing share price as of June 14, 2000, of approximately $83 million.

         Finally, for both Method 1 and Method 2, BAS applied various estimates to the aggregate value of R&B's other owned licenses not included in either cash flow forecast.

         A summary of the discounted cash flow aggregate valuations are as follows:

----------------------------------------------------------------------------------------------------------------------
                          R&B consolidated       Alliance asset          Other license          Aggregate value
       $millions            asset value               value                  value                   range
----------------------------------------------------------------------------------------------------------------------
Method 1                  $37 - 54               $119 - 166              $13                    $170 - 235
----------------------------------------------------------------------------------------------------------------------
Method 2                  $37 - 54               $83                     $13                    $135 - 150
----------------------------------------------------------------------------------------------------------------------

         BAS noted these ranges imply an equity value of $135 million to $200 million (Method 1) and $100 million to $115 million (Method 2), obtained by subtracting R&B debt, R&B debt attributed to the Alliances, incremental investment required to raise R&B's equity ownership in the Virginia Alliance and adding R&B cash and the estimated after tax value of securities R&B held for sale from the calculated aggregate value.

         The preparation of the R&B financial projections by CFW involved judgments with respect to R&B's operations that, though considered reasonable at the time by management of CFW, may not be realized. The R&B financial projections were based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond R&B's and CFW's control. Accordingly, there can be no assurance that actual results will not vary materially from the financial projections for R&B.

         Contribution Analysis. Using estimates and forecasts prepared by CFW with respect to CFW and R&B, BAS reviewed the estimated contribution of each of CFW and R&B to estimated calendar years 2000, 2001 and 2002 revenue, EBITDA and PCS licensed pops for the combined company. BAS then compared such contributions to the pro forma share ownership of the combined company (associated only with the merger and excluding effects from other transactions, namely the Welsh, Carson, Anderson & Stowe VIII, L.P. and Morgan Stanley Dean Witter investment in CFW announced on May 18, 2000 and the high yield offering by CFW announced on July 11, 2000) to be owned by each of CFW's and R&B's shareholders, assuming consummation of the merger as described in the merger agreement. Such analysis indicated that CFW's shareholders would own approximately 78% of the combined company. Such analysis also indicated that, based on such forecasts, CFW would contribute approximately 80%, 81% and 81% of the combined company's estimated revenue (including attributed revenue from the Alliances), 91%, 84% and 81% of the combined company's EBITDA (including attributed EBITDA from the Alliances) and 68%, 68% and 68% of the combined company's PCS licensed pops respectively, for the calendar years 2000, 2001 and 2002.

         BAS also noted that CFW shares of common stock had a 30 day average closing price of $37.80 (as of June 14, 2000), a 52 week low trading price of $29.31 and a 52 week high trading price of $43.00. The trading price the day before the merger was announced in conjunction with several other transactions (May 18, 2000), was $35.50.

         While the foregoing summary describes all analyses and examinations that BAS deems material to its opinion, it does not purport to be a comprehensive description of all analyses and examinations actually conducted by BAS. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. BAS believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the processes underlying the analyses set forth in its presentation to the CFW board. In addition, BAS may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be BAS' view of the actual value of R&B.

         In performing its analyses, BAS made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CFW and R&B. The analyses performed by BAS are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of BAS' analysis of the financial fairness of the exchange ratio pursuant to the merger and were provided to the CFW board in connection with the delivery of BAS' opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future. Analyses based upon forecasts or future results are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors relating to general economic and competitive conditions beyond the control of the parties or their respective advisors, BAS has assumed no liability for such forecasts.

         As described above, BAS' opinion and presentation to the CFW board were among the many factors taken into consideration by the CFW board in making its determination to approve, and to recommend that CFW's shareholders approve the merger. The foregoing summary does not purport to be a complete description of the analysis performed by BAS and is qualified by reference to the written opinion dated as of June 16, 2000 of BAS set forth in Annex C hereto. The
                                                      -------
shareholders of CFW are encourage to read this opinion in its entirety.

         Pursuant to the terms of the engagement letter, CFW has agreed to pay BAS a merger fee of $1,000,000 contingent on the consummation of the merger. The engagement letter also calls for CFW to reimburse BAS for its reasonable out-of-pocket expenses. Pursuant to a separate letter agreement, CFW has agreed to indemnify BAS, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

         In the ordinary course of its business, BAS actively trades the equity securities of CFW for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. BAS also has performed various investment banking services for CFW.

Interests of Management and Directors of R&B in the Merger

         As an inducement for the provision of future services, the merger agreement contemplates the following arrangements:

         J. Allen Layman Employment Agreement. Upon completion of the merger, CFW and Mr. Layman will enter into an employment agreement pursuant to which Mr. Layman will serve as President of CFW and President and Chief Executive Officer of the surviving corporation for a period of five years following the merger. Mr. Layman will receive an up-front payment of $1,000,000 for entering into such agreement. Mr. Layman will receive a base salary of not less than $275,000 per year during the term of the agreement and will be eligible to receive annual incentive compensation of up to 35% of his base salary, subject to achieving certain objectives based on the performance of CFW and the approval of CFW's board of directors. Additionally, Mr. Layman will also be entitled, pursuant to CFW's long-term stock-based incentive compensation program, to receive CFW stock options with a value, as determined by CFW's board, equal to 32% of the median base salary for a comparably situated executive officer, subject to CFW's performance and board approval. Before the expiration of the five-year employment term, if Mr. Layman's employment is terminated without cause or as a result of his death or disability or if he resigns with good reason, he will be entitled to his base salary for the remaining term, as well as certain pro rata incentive payments. The agreement also contains restrictive covenants that, during his employment and for five years after the termination of his employment, will prevent Mr. Layman from competing with CFW. As consideration for his agreement to these restrictive covenants, Mr. Layman is entitled to an annual payment of $250,000, subject to an annual adjustment by a percentage amount equal to an increase in the Consumer Price Index.

         J. Allen Layman Management Continuity Agreement. Upon completion of the merger, CFW and Mr. Layman will enter into a management continuity agreement pursuant to which, in the event of a change of control of CFW, Mr. Layman is entitled to severance benefits if his employment is terminated without cause or he resigns with good reason. Under the management continuity agreement, Mr. Layman's severance benefits will be equal to the greater of 1) an amount he would otherwise receive under the terms of his employment agreement, if such agreement is then effective, or 2) two years compensation, which shall include his annual base salary and annual incentive payments. Each of CFW's other executive officers has a similar agreement.

         CFW Stock Options to R&B Management. CFW will grant options to purchase shares of CFW common stock to the following R&B executives in the amounts set forth below:

          .    J. Allen Layman     (31,546)
          .    Michael Layman       (7,886)
          .    Charles Richardson   (6,309)
          .    Chris Foster         (4,732)
          .    Tom Orr              (3,155)
          .    Dan Overstreet       (1,577)

         In addition, the merger agreement contemplates the following:

         R&B Designees to CFW board. CFW will increase its board of directors to include two designees of R&B. The R&B initial designees will be J. Allen Layman and John B. Williamson, III. Mr. Layman will serve as Chairman of the CFW board.

         Surviving Corporation Lease. Prior to the completion of the merger and in accordance with arrangements made prior to signing of the merger agreement, R&B will enter into a lease with The Layman Family, L.L.C., pursuant to which R&B will lease certain land adjoining R&B's offices and a shell building to be constructed by The Layman Family, L.L.C. The term of the lease will be 20 years, plus optional renewal terms, and the surviving corporation will pay rent at the rate of $15 per square foot, which amount will be increased annually by the Consumer Price Index, not to exceed 5% per year.

R&B Voting Agreements

         The directors, related persons of the directors and certain major shareholders of R&B, who collectively own as of the record date for the R&B special shareholders' meeting approximately 69% of R&B's outstanding common stock, have signed voting agreements to vote their shares of R&B common stock in favor of the merger proposal. Since the vote of these shareholders is sufficient to approve the merger, approval of the merger is assured. As a result, R&B shareholders may not defeat the merger by voting against it. If they oppose the merger and do not wish to receive CFW shares in the merger, their only remedy is to seek appraisal of their R&B shares. (See "R&B Shareholder Dissenters' Rights" below and "The Merger - R&B Shareholder Dissenters' Rights" on page __.) See "R&B Voting Agreements" on page ___ for a more detailed description of the voting. Pursuant to the voting agreements, these shareholders agreed to vote their shares of R&B common stock in favor of adoption or approval of the merger agreement. The obligations under the voting agreements terminate automatically upon the termination of the merger agreement.

     The following holders of R&B common stock, representing 42,273 shares or approximately 69% of its outstanding common stock are parties to voting agreements for the benefit of CFW: The Layman Family, LLC, J. Allen Layman, J. Allen Layman Family, LLC, May Ann Layman, John Allen Layman, Jr., James D. Layman, Ashley Nicole Layman, Leslie Renee Layman, Sandra Layman Bolton, Applewood Holdings, LLC, Stephen L. Bolton, Brian E. Bolton, Michael J. Layman, Michael & Jani Layman, Robert F. Layman, Jr., Jerry W. Henderson, Ashby H. Henderson Family Trust II, George E. Holt, Jr., Rowland E. Wampler, Dewey
J. Bailey, John F. Kilby and John B. Williamson, III. For more information on these shareholders, see "Security Ownership of Various Beneficial Owners and Management" on page ___.

Material Federal Income Tax Consequences

     The following summarizes the material federal income tax consequences of the merger to R&B shareholders. This summary and the legal opinion described below are based on current law, which is subject to change at any time, possibly with retroactive effect. This summary and the legal opinion are not a complete description of all tax consequences of the merger and, in particular, do not address all of the federal income tax consequences applicable to the personal circumstances of R&B shareholders or to taxpayers that are subject to special treatment under federal income tax law. In addition, this summary and the legal opinion do not address the tax consequences of the merger under applicable state, local or foreign laws. Each R&B shareholder should consult with his or her own tax advisor about the tax consequences of the merger in light of his or her particular circumstances, including the application of any state, local or foreign law.

     The obligations of CFW and R&B to complete the merger are subject to the receipt of an opinion of Hunton & Williams, counsel to CFW, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to throughout this joint proxy statement/prospectus as the Code. If the merger qualifies as a reorganization:

     . no gain or loss will be recognized by R&B, CFW or R&B Combination Company upon completion of the merger;

     . no gain or loss will be recognized by an R&B shareholder upon the exchange of his or her stock for CFW common stock in the merger, except with respect to the receipt of cash instead of a fractional share;

     . the aggregate tax basis of the shares of CFW common stock received in the merger by an R&B shareholder, including any fractional share interest, will be the same as the aggregate tax basis of the shares of R&B common stock surrendered in the merger;

     . the holding period of the shares of CFW common stock received in the merger by an R&B shareholder will include the holding period of the shares of R&B common stock surrendered in the merger, if the shares of R&B common stock are held as capital assets at the effective time;

     . an R&B shareholder who receives cash instead of a fractional share of CFW common stock will recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in the CFW common stock that is allocable to the fractional share; the gain or loss recognized generally will constitute capital gain or loss if the R&B common stock was held as a capital asset at the effective time; and

     . if escrowed shares are redeemed in satisfaction of indemnification claims:

          .. a former R&B shareholder whose escrowed shares are redeemed will recognize gain or loss equal to the difference between the amount of the indemnification claims satisfied with those shares and the adjusted basis of those shares; and

          .. the adjusted basis of the remaining shares of CFW common stock the former R&B shareholder received in the merger will be increased by the amount of the indemnification claims satisfied with the redeemed shares.

Receipt by R&B and CFW of a tax opinion of Hunton & Williams as of the date of closing is a condition to completion of the merger. The opinion of Hunton & Williams is based on, and the opinion to be given as of the date of the closing will be based on, customary assumptions and representations made by R&B and CFW. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. If the merger does not qualify as a reorganization, the exchange of stock in the merger would be taxable to R&B shareholders, who would recognize gain or loss as if they had received cash in the amount of the fair market value of the CFW common stock received.

The receipt of cash pursuant to the exercise of dissenters' rights by an R&B shareholder will be a taxable transaction. Any R&B shareholder considering the exercise of dissenters' rights should consult a tax advisor to determine the tax consequences of exercising his or her dissenters' rights.

Accounting Treatment

         We intend to account for the merger using the purchase method for business combinations with CFW deemed to have acquired R&B.

Regulatory Filings and Approvals Required to Complete the Merger

         The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents some transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and various waiting periods end or expire. We expect that the applicable waiting periods will expire _______ __, 2000. The requirements of Hart-Scott-Rodino will be satisfied if the merger is completed within one year from the termination of the waiting period.

         Under the Communications Act of 1934, the Federal Communications Commission must approve, before the completion of the merger, the transfer of control to CFW of R&B's FCC licenses, franchises and authorizations. The FCC must determine whether CFW is qualified to control such licenses and authorizations and whether the transfer is consistent with the public interest, convenience and necessity. CFW and R&B filed transfer of control applications with the FCC in __________ 2000.

         Under Virginia's Utility Transfer Act, the Virginia State Corporation Commission must approve CFW's acquisition of R&B's telephone operations. The SCC approval process generally takes 60 days after the filing of a completed application. (but such 60-day period may be extended by an additional 120 days). On June 29, 2000, R&B and CFW filed a Joint Petition with the State Corporation Commission of the Commonwealth of Virginia seeking approval under the Utility Transfer Act.

         CFW will make all filings under Virginia's Utility Affiliate Act with regard to the transactions between R&B Communications and any other affiliate of CFW. The approval process generally takes 60 days after the filing of the completed application (but such 60-day period may be extended by an additional 30 days).

         We are not aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with the applicable corporate law of Virginia.

Procedures for Exchange of Stock Certificates

         Promptly after the merger is completed, CFW will send to each former shareholder of R&B a letter and instructions for exchanging the shareholder's R&B stock certificates for the stock certificates of CFW. After the merger becomes effective, shares of R&B common stock will represent only the right to receive:

         . certificates representing shares of CFW common stock into which the shareholder's shares of R&B common stock are converted; and

         .   a check for any fractional share interests.

         The CFW common stock certificates and any checks will be delivered to each former R&B shareholder on receipt by CFW of certificates representing the shareholder's shares of R&B common stock, along with a properly completed letter transmitting the certificates. If any of the certificates of R&B common stock have been lost, stolen or destroyed, the shareholder must deliver an indemnification agreement reasonably satisfactory to CFW. No interest will be paid on any cash to be paid instead of fractional shares.

--------------------------------------------------------------------------------
You should not send in your certificates representing R&B common stock until you receive instructions from CFW.
--------------------------------------------------------------------------------

         Neither CFW nor R&B will be liable to any former R&B shareholder for any shares or cash delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

         Until their outstanding certificates representing R&B common stock are surrendered, former shareholders of R&B will not receive any dividends payable to CFW shareholders for any period after the merger becomes effective. When R&B shareholders surrender their certificates formerly representing R&B common stock, the certificates will be canceled and exchanged for certificates of CFW common stock and cash representing fractional shares. In addition, when CFW stock certificates are issued to former common shareholders of R&B, any dividend declared by CFW with a record date for common shareholders entitled to receive the dividend on or after the merger becomes effective and a date of payment prior to the date the CFW certificates are surrendered will be paid promptly to the former common shareholders. No interest will be paid on these dividends.

         CFW may deduct any amounts required to be withheld under federal, state, local or foreign income tax laws from any cash payments made to a R&B shareholder. For federal income tax purposes, former R&B shareholders will be treated as having received any amounts withheld by CFW.

R&B Shareholder Dissenters' Rights

         R&B is a Virginia corporation. Under Virginia law, R&B shareholders will have the right to dissent from a merger and receive payment in cash for their shares of common stock. As a shareholder of a Virginia corporation, each R&B shareholder is entitled to an appraisal by a Circuit Court of the "fair value" of his or her shares because R&B will be a party to the merger and approval by the R&B shareholders is required for the merger. An R&B shareholder who desires to receive payment of the "fair value" of his shares must follow the specific procedural requirements under Virginia law in order to maintain such right and obtain such payment.

         Article 15 of the Virginia Stock Corporation Act addresses shareholders' rights to dissent and is reprinted in its entirety in Annex D to
                                                                    -------
this joint proxy statement/prospectus. The following discussion is a summary of the material terms of the law relating to rights to dissent and is qualified in its entirety by reference to Annex D. R&B shareholders should review this
                             -------
discussion and Annex D carefully if they wish to exercise their statutory right
               -------
to dissent, or preserve their right to dissent because failure to comply with the procedures described in this discussion and in the statute will result in the loss of the right to dissent to the merger.

         An R&B shareholder who wishes to exercise rights to dissent generally must dissent with respect to all of the shares he or she owns or over which he or she has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders, some of whom wish to dissent and some of whom do not, then the record shareholder may dissent with respect to all the shares beneficially owned by any one person by notifying R&B in writing of the name and address of each person on whose behalf the record shareholder asserts such rights to dissent. A beneficial shareholder may assert their rights directly by submitting to R&B the record shareholder's written consent to the dissent and by dissenting with respect to all the shares of which the shareholder is the beneficial shareholder or over which the shareholder has power to direct the vote.

         An R&B shareholder wishing to exercise his or her right to dissent must deliver a written payment demand to R&B before the taking of the vote on the merger agreement at the special meeting of R&B shareholders. A shareholder who wishes to assert dissenters' rights must:

         1) state the shareholder's intent to demand payment for his shares if the proposed action is effectuated; and

         2)       not vote such shares in favor of the proposed action.

         The written demand should be sent to the following address:

                  R&B Communications, Inc.
                  1900 Roanoke Road
                  Daleville, Virginia 24083
                  Attn: J. Allen Layman

         If we complete the merger, the surviving corporation in the merger will, within 10 days after the effective time of the merger, deliver a written notice to all shareholders who properly exercised their dissent and appraisal rights. The notice delivered by the surviving corporation in the merger will:

     . state where payment demand is to be sent and where and when certificates for the shares subject to the shareholders' dissent are to be deposited;

     . supply a form for demanding payment that includes the date (May 18, 2000) of the first announcement to the news media of the merger, and requires that the person asserting dissenters' rights certify whether or not such person acquired beneficial ownership of such person's shares subject to the shareholders' dissent before or after such date;

     . set a date by which the surviving corporation must receive the payment demand, which date may not be less than 30 nor more than 60 days after the date of delivery of the dissenters' notice; and

     .    include a copy of Article 15 of the Virginia Stock Corporation Act.

     The shareholder's dissenters' notice shall demand payment, certify that such holder acquired beneficial ownership of such holder's shares of R&B common stock before, on or after May 18, 2000, and deposit the certificates representing such holder's shares of R&B common stock in accordance with the dissenters' notice. A shareholder who deposits such holder's shares as described in the dissenters' notice retains all other rights as a holder of R&B common stock except to the extent such rights are canceled or modified by the completion of the merger. A shareholder who does not demand payment and deposit his or her share certificates where required, each by the date stated in the dissenters' notice, is not entitled to payment for such holder's shares under
Article 15 of the Virginia Stock Corporation Act.

     Except as provided below with respect to after-acquired shares, within 30 days after receipt of a payment demand, the surviving corporation shall pay the dissenter the amount that the surviving corporation estimates as the fair value of the dissenter's shares, plus accrued interest. The obligations of the surviving corporation to make such payment may be enforced:

     .    by the Circuit Court for the City of Waynesboro, Virginia; or

     . at the election of any dissenter residing or having its principal office in Virginia, by the circuit court in the city or county where the dissenter resides or has such office.

     The following items will accompany the payment by the surviving corporation:

     . R&B's balance sheet as of the end of a fiscal year ended not more than 16 months before the effective time of the merger, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any;

     . an explanation of how the surviving corporation estimated the fair value of the shares and of how the interest was calculated;

     . a statement of the dissenter's right to demand payment as described below; and

     .    a copy of Article 15 of the Virginia Stock Corporation Act.

     The surviving corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares subject to such rights to dissent on May 18, 2000 in which case the surviving corporation will estimate the fair value of such after-acquired shares, plus accrued interest, and will offer to pay such amount to each dissenter who agrees to accept it in full satisfaction of such dissenter's demand. The surviving corporation will send with such offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment as described below.

     Within 30 days after the surviving corporation makes or offers payment as described above, a dissenter may notify the surviving corporation in writing of the dissenter's own estimate of the fair value of the shares and the amount of interest due, and demand payment of such estimate (less any payment by the surviving corporation) or reject the surviving corporation's offer and demand payment of such estimate.

     If any such demand for payment remains unsettled, within 60 days after receiving the payment demand, the surviving corporation will petition the Circuit Court for the City of Waynesboro, Virginia to determine the fair value of the shares and the accrued interest and make all dissenters whose demands remain unsettled parties to such proceeding, or pay each dissenter whose demand remains unsettled the amount demanded. Each dissenter made a party to such proceeding is entitled to a judgment for:

     . the amount, if any, by which the court finds that the fair value of the shares, plus interest, exceeds the amount paid by the surviving corporation; or

     . the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the surviving corporation elected to withhold payment.

     The court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and assess the costs against the surviving corporation, or against all or some of the dissenters to the extent the court finds the dissenters did not act in good faith in demanding payment.

     The foregoing is only a summary of the rights of a dissenting holder of R&B common stock. Any holder of R&B common stock who intends to dissent from the merger should carefully review the text of the applicable provisions of Article 15 of the Virginia Stock Corporation Act in Annex D to this joint proxy
                                            -------
statement/prospectus and should also consult with such holder's attorney.

     The failure of a holder of R&B common stock to follow precisely the procedures summarized above, and stated in Annex D, may result in loss of
                                           -------
dissenters' rights. We will not furnish any further notice of the events giving rise to dissenters' rights or any associated steps to holders of R&B common stock, except as indicated above or otherwise required by law.

     In general, any dissenting shareholder who perfects such holder's right to be paid the fair value of such holder's R&B common stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash. See "Material Federal Income Tax Consequences" on page ___ for a more detailed description of the tax consequences of the merger.

Federal Securities Law Consequences; Resale Restrictions

     All shares of CFW common stock that will be distributed to shareholders of R&B in the merger will be freely transferable, except that 10% of such shares are being placed in escrow, as described in "Escrow Shares and Indemnification" on page ____, and except for shares subject to certain two-year restrictive agreements, as described in "Additional Conditions to Obligations of CFW" on page ___, and for various legal restrictions applicable to "affiliates" of R&B or CFW. The shares received by affiliates of R&B may be resold by them only in compliance with Rule 145 under the Securities Act. Shares of CFW common stock received by R&B shareholders who become affiliates of CFW may be sold by them only under the provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. The merger agreement requires R&B to cause each of its affiliates to execute a written agreement to the effect that they will not sell or dispose of any of the shares of CFW common stock issued to them in the merger unless the sale or disposition of such shares has been registered under the Securities Act is in conformity with Rule 145 or is otherwise permitted under the Securities Act.

              CERTAIN TERMS AND CONDITIONS OF THE MERGER AGREEMENT

     This section describes the material provisions of the merger agreement, dated as of June 16, 2000. This description does not purport to be complete and is entirely qualified by reference to the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A, and which is
                                                     -------
incorporated in this document by reference. All shareholders are urged to read the entire merger agreement carefully in its entirety.

The Merger

     Structure. In the merger, R&B Combination Company, a wholly owned subsidiary of CFW, will be merged with and into R&B, leaving R&B as the surviving corporation and ending the separate corporate existence of R&B Combination Company. As a result, R&B will become a wholly owned subsidiary of CFW.

     Effective Time. The merger will become effective on the later of, the date of filing of articles of merger relating to the merger with the State Corporation Commission of the Commonwealth of Virginia, or at such other date and time as is specified in the articles of merger. We expect to file the articles of merger as soon as practicable after the shareholders of R&B and CFW have approved the merger agreement and all of the other conditions listed in the merger agreement have been satisfied or waived. We anticipate that the effective time of the merger will occur in the third calendar quarter of 2000.

     Share Conversion. Under the terms and subject to the conditions of the merger agreement, each holder of R&B common stock will receive 60.27 shares of CFW common stock in exchange for each share of R&B common stock held, subject to any deduction from the escrow account. See "Escrow Shares and Indemnification" on page ___ for a description of the terms of the escrow agreement and CFW's indemnification rights. Cash will be paid instead of issuing fractional shares of CFW common stock.

Certain Representations and Warranties

     The merger agreement contains customary representations and warranties of R&B relating to, among other things:

     .    organization and good standing;

     .    subsidiaries and other investments;

     .    capital structure;

     .    corporate authorization to effect the merger;

     .    consents and approvals required in connection with the merger;

     .    absence of certain changes or events;

     .    legal actions and proceedings;

     .    employee benefit matters;

     .    labor matters;

     .    tax matters;

     .    compliance with applicable laws;

     .    absence of defaults under certain agreements;

     .    material contracts;

     .    transactions with affiliates;

     .    board approval;

     .    accuracy and delivery of financial statements;

     . accuracy of information provided for inclusion in joint proxy statement and registration statement;

     .    absence of undisclosed liabilities;

     .    environmental laws and regulations;

     .    properties;

     .    intellectual property;

     .    the applicability of state takeover statutes relating to the merger;

     .    insurance matters;

     .    opinion of financial advisors;

     .    validity of applicable licenses; and

     .    fees and expenses of brokers and others.

     Most of R&B's representations and warranties in the merger agreement do not survive completion of the merger. R&B's representations and warranties regarding tax matters, employee benefit matters, labor matters and environmental laws and regulations will survive completion of the merger for a period ending 1) three years following R&B's filing of its federal income tax return for the last period covering R&B's operations prior to the merger or 2) April 15, 2004, whichever is earlier.

     The merger agreement also contains representations and warranties of CFW relating to, among other things:

     .    organization and good standing;

     .    capital structure;

     .    corporate authorizations to effect the merger;

     .    consents and approvals required in connection with the merger;

     .    board approval;

     .    reports filed with the securities and exchange commission;

     . accuracy of information provided for inclusion in joint proxy statement and registration statement;

     .    opinion of financial advisors; and

     .    fees and expenses of brokers and others.

     In addition, CFW has made certain additional representations and warranties to R&B in the merger agreement with respect to, among other things, reports with the Securities and Exchange Commission.

     CFW's representations and warranties in the merger agreement do not survive completion of the merger.

Covenants and Agreements as to Certain Matters

     Interim Operations of R&B. From the date of signing the merger agreement until the effective time of the merger, R&B has agreed to operate its business in good faith, seeking to preserve intact its current business organization, to keep available the service of its current officers and employees, to maintain its material contracts and to preserve its relationships with customers, suppliers and others with whom it does business. In addition, R&B and its subsidiaries may not, subject to R&B's 2000 capital expenditures budget and certain other limited exceptions, take the following actions during this period:

     .    issue, sell or grant any shares of their capital stock;

     . split, combine, subdivide or reclassify any shares of their capital stock;

     . declare or pay any dividends other than year 2000 dividends of $260,903 payable immediately prior to closing;

     . adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganizations of R&B or any subsidiary (other than the merger provided for in the merger agreement);

     . amend their articles of incorporation or amended and restated bylaws or alter through merger, liquidation, reorganization, restructuring the corporate ownership of R&B or any subsidiary;

     . incur or assume any debt or guarantee any such debt of another entity or person other than 1) in connection with the financing of ordinary course trade payables, 2) pursuant to existing credit facilities in the ordinary course or 3) R&B's guarantee of any debt of its subsidiaries;

     . acquire any business or business organization or any assets that are material to R&B and its subsidiaries except in the ordinary course of business;

          . sell, lease, license or otherwise encumber or subject to any lien or otherwise dispose of material properties or assets of R&B and its subsidiaries, except in the ordinary course of business;

          . make or agree to make any capital expenditures, except those set forth in R&B's 2000 capital expenditures budget;

          . enter into material contracts, amend in any material respect or terminate any material contract or waive, release or assign any material rights or claims thereunder, except in the ordinary course of business;

          . adopt or amend, except as may be required by law, any employee benefit or similar plan or increase the compensation or fringe benefits of any director, officer, employee or former employee or pay any benefit not required by any existing plan, arrangement or agreement;

          . change their accounting methods, principles or practices, except as may be required by GAAP;

          .    create, incur or assume any material lien on any material assets;

          . settle any material litigation or waive, assign or release any material rights or claims except:

               ..   in the ordinary course of business; and

               .. for any settlement which 1) would not impose material restrictions on the business of R&B or any of its subsidiaries or 2) for litigation items settled for cash, involve in excess of $100,000 in cost to R&B or any of its subsidiaries.

          . pay, discharge or satisfy any liabilities or obligations, except in the ordinary course of business or in accordance with their terms;

          . make any tax election or settle or compromise any material tax liability, except in respect of ongoing matters or in the ordinary course of business;

          . authorize, recommend, propose or announce an intention to do any of the foregoing, or agree to enter into any contract to do any of the foregoing; and

     R&B also had agreed with respect to itself and its subsidiaries to use commercially reasonable efforts to maintain in full force and effect all self-insurance or insurance, as the case may be, currently in effect.

Additional Agreements

     No Solicitation. R&B may not, at any time prior to the closing of the merger agreement, directly or indirectly:

          . solicit, initiate or encourage the submission of any takeover proposal. For purposes of this agreement, a takeover proposal refers to any proposal or offer, not including a CFW proposal or offer

               .. for a merger, share exchange or other business combination involving R&B;

          .. to acquire from R&B or any of R&B's affiliates, directly or indirectly, a greater than 10% voting or equity interest in R&B or the acquisition of a material amount of R&B's and R&B's subsidiaries' assets; or

          .. to acquire from R&B shareholders more than 10% of the then outstanding common stock of R&B by tender offer, exchange offer or otherwise.

     .    enter into any agreement with respect to any takeover proposal;

     . seek to sell or otherwise dispose of shares of capital stock of R&B or any portion of R&B assets to any third party, or enter into any agreements with any third party with respect to such a sale or disposition; or

     . participate in any discussions or negotiations regarding, or furnish to any entity or person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal.

     The R&B board and any committee thereof shall not 1) withdraw or modify, or propose to withdraw or modify, in a manner adverse to CFW, its approval or recommendation of the merger or the merger agreement or take any action having such effect or 2) approve or recommend, or propose to approve or recommend, any takeover proposal.

     Notwithstanding the foregoing, if R&B receives an unsolicited written takeover proposal that constitutes a superior proposal, then, for a 10 day period following R&B's receipt of such superior proposal, R&B may provide information to such third party and may enter into discussions relating to such superior proposal if R&B has complied with the "No Solicitation" section of the merger agreement. After such 10 day period ends, R&B's board has 10 days to determine whether of not it will recommend the superior proposal to R&B shareholders for their approval. A superior proposal is a takeover proposal that meets the following criteria:

     . R&B's board, in its good faith judgment and after consultation with its financial advisors, believes such a proposal is materially more favorable from a financial point of view to R&B's shareholders than the proposal set forth in the merger agreement;

     . R&B receives a written opinion of its outside legal counsel that failure to take such action in response to such a proposal is reasonably likely to constitute a breach by the board of its fiduciary duties under applicable law;

     . R&B receives from such third party an executed confidentiality agreement with terms not less favorable to the Company than those contained in the confidentiality agreement, dated March 16, 2000 between R&B and CFW; and

     . R&B complies with the "No Solicitation" provision of the merger agreement.

     If R&B receives a takeover proposal, or a request for nonpublic information relating to R&B or any of its subsidiaries or for access to the properties, books or records of R&B or any of its subsidiaries by any entity or person who is considering making or has made a takeover proposal, then:

          . R&B must immediately inform CFW orally and must as promptly as practicable (and in any event within one day) inform CFW in writing of the terms and conditions of such proposal and the identity of the person making it, forwarding a copy of any written communications relating thereto.

          . R&B must keep CFW promptly and fully informed of the status and details of any such takeover proposal or request and any related discussions or negotiations, including by forwarding copies of any material written communications relating thereto.

          . R&B must immediately cease and cause its subsidiaries, and its and their officers, directors, agents, representatives and advisors, to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, except that it shall use its best efforts to cause any such parties in possession of confidential information about R&B or its subsidiaries that was furnished by or on behalf of R&B or its subsidiaries in connection with any of the foregoing to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party.

          . R&B may not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or its subsidiaries is a party. R&B must use reasonable efforts to ensure that the officers, directors and employees of R&B and its subsidiaries and any investment banking firm or other advisor or representative retained by such party are aware of and instructed to comply with the "No Solicitation" restrictions of the merger agreement.

          R&B  will pay CFW a termination fee of $2,500,000 if:

          . CFW terminates the merger agreement as a result of R&B's board recommending a superior proposal to the R&B shareholders for their approval;

          . the merger agreement terminates as a result of the R&B shareholders failing to give any required approval of the merger after R&B received a takeover proposal; or

          . R&B agrees to a takeover proposal within 12 months after the termination of the merger agreement with any third party with whom R&B or any person acting on its behalf had contact during the term of the merger agreement in violation of the "No Solicitation" section of the merger agreement.

          CFW will reimburse R&B for its reasonable expenses incurred in connection with the merger up to $500,000 if the merger agreement is terminated because CFW's shareholders fail to approve the merger proposals.

     Escrow Shares and Indemnification. Under the merger agreement, 371,640 shares of CFW common stock that the R&B shareholders, collectively, would otherwise be entitled to receive upon completion of the merger will be placed into escrow. The number of shares of CFW common stock to be received by each R&B shareholder will be reduced by approximately 10% of the shares of CFW common stock each R&B shareholder would otherwise be entitled to receive. These "escrow shares" will be available to satisfy valid indemnification claims by CFW under the merger agreement.

          Indemnification. The R&B shareholders have agreed to indemnify CFW and its officers, directors, employees, agents and advisors, from and against any and all damages, costs, expenses, claims and liabilities arising out of any inaccuracy or breach of any representation or warranty made by R&B in the merger agreement with respect to tax matters, employee benefits matters, labor matters and environmental matters. CFW may not seek indemnification unless and until the amount of all of its losses exceeds the lesser of $100,000 per individual item or $500,000 in the aggregate, except in the event of an individual loss of $100,000 or more, CFW will be indemnified for the excess over $100,000 even though aggregate losses have not exceeded $500,000 (which excess shall not be counted against the $500,000 threshold). As described below, the escrow shares are the only source available to compensate CFW for these indemnification obligations of R&B under the merger agreement, except that CFW may elect not to have recourse to the escrow shares for any claim of fraud.

          Escrow Shares. The escrow shares may be redeemed by CFW in order to satisfy a valid indemnification claim by CFW. The escrow agent will distribute one-half of the escrow shares to the R&B shareholders on the second anniversary of the closing date of the merger and the other half three years after the filing of the federal income tax return for the last period covering R&B's operations prior to the effective time of the merger or April 15, 2004, whichever is earlier, except for shares as to which CFW has an unresolved claim
                      ------
or assertion of potential escrow losses. The escrow agent will hold in escrow the shares that are subject to a claim or assertion of potential escrow losses by CFW pending resolution of such claim or assertion. The escrow agent will promptly distribute escrow shares that are released from escrow to the R&B shareholders. R&B, CFW, the escrow agent and a shareholders' representative will enter into an escrow agreement on the closing of the merger. Under the terms of the escrow agreement, the escrow agent will not be liable for any action taken or omitted to be taken by him in good faith, except for his own gross negligence or willful misconduct.

          Shareholders' Representative. John F. Kilby, a R&B director, will serve as shareholders' representative for and act on behalf of R&B shareholders to take all actions with respect to the their interest in the escrow shares. CFW may rely upon written directions and notices received from the shareholders' representative with respect to matters concerning the disposition of the escrow shares. If the shareholders' representative cannot perform his duties due to death incapacity or resignation, The Layman Family, L.L.C., shall designate a successor to assume all of his duties and obligations. At any time, holders of a majority of the former shares of R&B's common stock can replace the shareholders' representative. The shareholders' representative will not be personally liable for any actions taken in performing the administrative duties required of him under the merger agreement.

     Shareholder Meetings. Each of R&B and CFW has agreed promptly and duly to call, give notice of, and convene and hold a shareholders meeting. The R&B shareholders meeting is for the purpose of obtaining shareholder approval of the merger agreement. The CFW shareholders meeting is for the purpose of obtaining shareholder approval of the merger proposals and the proposal to modify various terms of each series of CFW's outstanding preferred stock. Each of R&B and CFW has agreed to use its reasonable best efforts to solicit from its respective shareholders proxies in favor of such approvals, and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by Virginia law or the Nasdaq National Market, as applicable, to obtain such approvals.

     Plan of Reorganization. Until the effective time of the merger, each party will use its reasonable best efforts to cause the merger to qualify, and will not knowingly take any actions or cause any actions to be taken that could reasonably be expected to prevent the merger from qualifying as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986. Following completion of the merger, none of R&B, the R&B Combination Company, CFW or any of their controlled affiliates will knowingly take any action or knowingly cause any action to be taken that would reasonably be expected to cause the merger to fail to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986.

     CFW Board. Upon completion of the merger, CFW has agreed to increase the number of its board to include two designees of R&B. The initial R&B designees will be J. Allen Layman and John B. Williamson III.

     Employee Benefits. Following the merger, for purposes of determining eligibility and vesting under CFW's employee benefit plans (including health insurance and vacation plans), an employee's period of employment with R&B shall count as service with CFW, but will not count in determining the level of benefits under CFW's defined benefit pension plan.

     Certain Other Agreements. R&B and CFW have agreed to other customary agreements in the merger agreement, including agreements related to:

          . assisting in the preparation of this joint proxy statement/prospectus and the filing of the registration statement by CFW;

          . providing access to and furnishing information in accordance with the terms of a confidentiality agreement between R&B and CFW dated as of March 16, 2000;

          . using commercially reasonable efforts to do all things necessary to complete the merger, including:

               ..   obtaining necessary actions from governmental entities;

               ..   obtaining necessary consents and approvals;

               ..   defending legal actions challenging the merger; and

               .. execution and delivery of additional documents necessary to complete the merger;

          .    R&B will notify CFW in the event of:

               .. any material inaccuracy of a representation or warranty made by R&B; or

               .. failure of R&B to comply in any material respect with any covenant, condition or agreement under the merger agreement;

          . obtaining, and cooperating with each other to obtain, antitrust clearance;

          .    consulting with each other regarding public statements;

          . cooperating with each other to defend against administrative or legal proceedings which question the validity of the merger;

          .    obtaining opinions from each of the parties' accountants; and

          . CFW will reimburse R&B for its reasonable expenses incurred in connection with the merger up to $500,000 if the merger agreement is terminated because CFW's shareholders fail to approve the merger proposals.

Conditions to the Merger

     Conditions to Each Party's Obligations. The obligations of R&B and CFW to complete the merger are subject to the satisfaction of the conditions stated in the merger agreement, including:

          . approval of the merger agreement by the R&B shareholders and the issuance of shares of CFW common stock to R&B shareholders pursuant to the merger agreement by the CFW shareholders;

          . the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court or other legal restraint or prohibition preventing completion of the merger;

          . receipt of all required governmental and other consents and approvals including approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

          . effectiveness of this registration statement filed by CFW and obtaining all necessary state securities and blue sky law authorizations; and

          . approval for listing of the CFW common stock to be issued pursuant to the merger agreement on the Nasdaq National Market.

     Additional Conditions to Obligations of R&B. The obligations of R&B to complete the merger are subject to the satisfaction or waiver by R&B at or before the closing of the merger of the following additional conditions:

          . the receipt of a certificate by R&B from CFW certifying the truth of representations and warranties made by CFW in the merger agreement and certifying the performance of covenants and agreements made by CFW in the merger agreement;

          . receipt by R&B of a tax opinion from Hunton & Williams to the effect that:

               .. the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

               .. each of R&B and CFW are parties to the reorganization within the meaning of Section 368(b) of the Code; and

               .. no gain or loss will be recognized by the shareholders of R&B upon the receipt of shares of CFW common stock in exchange for their R&B shares pursuant to the merger, except with respect to the receipt of cash in lieu of a fractional share.

          .    receipt by R&B of:

               .. a certified copy of CFW board resolutions approving the merger agreement and the transactions associated with it;

               .. a certified copy of CFW shareholder resolutions approving the issuance of shares of CFW common stock to R&B shareholders pursuant to the merger agreement by a majority of votes cast by holders of outstanding shares of CFW common stock and then outstanding shares of CFW preferred stock entitled to vote, voting together as one group; and

               .. a favorable opinion of Hunton & Williams, counsel to CFW, as to certain corporate matters with respect to CFW.

          . absence of any pending or threatened litigation affecting the completion of the merger and the status of R&B as a wholly owned subsidiary of CFW upon completion of the merger; and

          . execution by CFW of 1) Mr. J. Allen Layman's employment agreement and 2) stock option agreements for certain R&B executives.

     Additional Conditions to Obligations of CFW. The obligations of CFW to complete the merger are subject to the satisfaction or waiver by CFW at or before the effective time of the merger of the following additional conditions:

          . receipt of certificates by CFW from R&B certifying the truth of representations and warranties made by R&B in the merger agreement and certifying the performance of covenants made by R&B in the merger agreement;

          .    receipt by CFW of:

               .. a certified copy of R&B board resolutions approving the merger agreement;

               .. a certified copy of R&B shareholder resolutions approving the merger agreement by a vote of more than two-thirds of the outstanding shares of R&B common stock; and

               .. a favorable opinion of Woods, Rogers & Hazlegrove PLC, counsel to R&B, as to certain corporate matters with respect to R&B.

          . receipt by CFW of a tax opinion from Hunton & Williams to the effect that

               .. the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code;

               .. each of R&B and CFW are parties to the reorganization within the meaning of Section 368(b) of the Code; and

               .. no gain or loss will be recognized by R&B or CFW upon the merger.

          . receipt by CFW of all necessary licenses, permits, consents, approvals, authorizations, qualifications and orders;

          . receipt by CFW of written agreements from certain affiliated persons of R&B imposing restrictions on their disposition of CFW common stock to be received in the merger;

          . demand by holders of no more than five percent of shares of R&B's common stock of dissenters' rights for their shares of R&B common stock;

          . absence of any pending or threatened litigation affecting the completion of the merger and the status of R&B as a wholly owned subsidiary of CFW upon completion of the merger;

          . the operation of R&B in the ordinary course of business, including the absence of any material change by R&B to its financial statements, subject to certain exclusions set forth in the merger agreement;

          . waiver by certain R&B executives of their "change of control" rights under their Salary Continuation Plan Agreements; and

          . two-year agreements by certain R&B shareholders, not to transfer during any three-month period more than 100,000 shares, collectively, of CFW common stock received by such shareholders in the merger.

Termination of the Merger Agreement

     Rights to Terminate. At any time before the effective time of the merger, the merger agreement may be terminated and the transactions contemplated may be abandoned:

          . by the mutual written consent of R&B, R&B Combination Company and CFW;

          .    by either R&B or CFW if:

               ..   the R&B shareholders fail to approve the merger agreement;

               ..   the CFW shareholders fail to approve the merger proposals;

               .. any court or other governmental authority has issued an order, decree or ruling permanently enjoining, restraining or otherwise prohibiting the merger; or

               .. the merger has not been completed by December 31, 2000, unless the failure to complete the merger by that time is the result of a material breach of the merger agreement by the party seeking to terminate the merger agreement;

          . by R&B if there has been a material breach by CFW of any representation, warranty, covenant or agreement listed in the merger agreement, not cured within thirty business days following receipt by the breaching party of notice of such breach or December 31, 2000;

          . by CFW if there has been a material breach by R&B of any representation, warranty, covenant or agreement listed in the merger agreement, which breach has not been cured within thirty business days following receipt by the breaching party of notice of such breach or December 31, 2000; and

          . by CFW, within 30 days after R&B's board recommends a superior proposal to R&B shareholders for their approval.

Effect of Termination

          If the merger agreement is terminated and the merger is not completed, the merger agreement will become void and have no effect, without any liability on the part of either of R&B or CFW, except that termination of the merger agreement will not:

          . terminate the obligations of the parties in the merger agreement regarding confidentiality;

          . terminate the obligations of the parties in the merger agreement regarding the payment of fees and expenses associated with the merger and the termination of the merger agreement;

          . terminate the obligations of R&B with respect to the payment of the $2,500,000 termination fee;

          . relieve a breaching party from liability for any breach of any of its representations warranties, covenants or agreements in the merger agreement; or

          . terminate the obligation of CFW to reimburse R&B for up to $500,000 in expenses if CFW shareholders fail to approve the merger proposals.

Termination Fees; Expenses

          Except as described below, whether or not the merger or other transactions associated with the merger agreement are completed, all costs and expenses incurred in connection with the merger agreement and the transactions associated with it will be paid by the party incurring such costs or expenses, except that R&B and CFW are responsible for 20% and 80%, respectively, of the registration fees and printing costs incurred in connection with this joint proxy statement/prospectus.

     Payment of Termination Fee by R&B. R&B will pay CFW a termination fee of $2,500,000 if:

          . CFW terminates the merger agreement as a result of R&B's board recommending a superior proposal to the R&B shareholders for their approval;

          . the merger agreement terminates because the R&B shareholders fail to adopt the merger agreement following R&B's receipt of a takeover proposal; or

          . R&B agrees to a takeover proposal within 12 months after the merger agreement terminates with a third party with whom R&B had contact during the term of the merger agreement in violation of the "No Solicitation" section of the merger agreement.

          Payment of Expenses by CFW. CFW will reimburse R&B for up to $500,000 in expenses if CFW shareholders fail to approve the merger proposals.

Amendments

         Any provision of the merger agreement may be amended or waived, in writing, before the effective time of the merger. Following the approval of the merger agreement by the shareholders of R&B and the merger proposals by the shareholders of CFW, no amendment or waiver may be made that requires the further approval of the shareholders of R&B and CFW, without obtaining such approval.

                           OTHER CFW MERGER PROPOSALS

Approval of an Amendment of CFW's Articles of Incorporation to Increase the Authorized Number of Shares of Common Stock Issuable by CFW

     Authorized Shares of CFW Common Stock

         At July 31, 2000, 13,129,653 shares of CFW common stock were issued and outstanding, 642,630 shares were reserved for issuance upon exercise of all options and warrants outstanding and options to be granted under CFW's stock option plans. Thus, as of that date, CFW had no shares of common stock available for issuance in the future unless the proposed amendment is adopted by the shareholders. The proposed increase in the number of authorized shares of common stock from 20,000,000 to 75,000,000 will result in additional shares being available for issuance upon consummation of the merger with R&B and for issuance upon conversion of outstanding shares of CFW preferred stock. In addition to providing the necessary amount of authorized common stock for issuance upon consummation of the merger, additional shares of common stock will also be available for issuance upon conversion of all outstanding shares of series B preferred stock and series C preferred stock.

         CFW does not have sufficient authorized shares of common stock for issuance upon completion of the merger. Because the merger cannot be completed unless CFW has a sufficient number of authorized shares of common stock available for issuance to R&B shareholders upon completion of the merger, CFW's board of directors believes that adoption of the proposed amendment is in the best interests of CFW and its shareholders. Additionally, CFW does not have sufficient authorized shares of common stock for conversion of all of its outstanding series B preferred stock and series C preferred stock into shares of CFW common stock, assuming full accretion of each such series. CFW will not have sufficient authorized shares of common stock for conversion of its preferred stock regardless of whether or not the CFW shareholders approve the modifications to the terms of CFW's outstanding preferred stock. Since CFW could later be in breach of the terms of its series B preferred stock and series C preferred stock if the increase of CFW's authorized shares of common stock is not approved, CFW's board of directors believes that adoption of the proposed amendment is in the best interests of CFW and its shareholders. CFW will use the additional authorized shares of its common stock for issuance to R&B shareholders upon completion of the merger and for conversion of its series B and series C preferred stock into shares of CFW common stock and for issuance from time to time for other corporate purposes (such as raising additional capital, acquisitions of companies or assets, sales of stock or securities convertible into stock, stock splits and issuances pursuant to stock options or other employee benefit plans).

         CFW's board of directors also considers the proposed increase in the authorized number of shares of common stock advisable in order to afford CFW the opportunity to obtain its future working capital requirements by means of the sale of equity securities rather than by incurring additional indebtedness. This will permit CFW greater flexibility in determining which method of financing would be more advantageous. Additionally, CFW's board of directors considers the proposed increase in the authorized number of shares of common stock advisable because the need to issue additional shares of common stock could arise when it would be inconvenient to hold a shareholders' meeting or when there would not be time for such a meeting. Other than with respect to issuing shares of common stock to R&B shareholders upon completion of the merger and to holders of CFW's series B preferred stock and series C preferred stock upon conversion of their preferred shares, CFW currently has no specific plans, arrangements or understandings with respect to the issuance of these additional shares.

         The authorization of the additional shares of common stock will not, by itself, have any dilutive effect on CFW's presently issued and outstanding common stock; however, as described above, upon the issuance of such shares, the voting power of the presently outstanding shares will be substantially reduced, and depending upon the consideration received by CFW, there could be a dilution of the book value of the outstanding shares. As in the case of CFW's presently authorized but unissued capital stock, the issuance of additional shares of common stock would, in most cases, be within the discretion of CFW's board of directors without further action by shareholders. Holders of common stock do not have preemptive rights to subscribe to shares issued CFW.

     Principal Effects of Approval or Nonapproval

         If the CFW shareholders approve this proposal, CFW will have a sufficient number of authorized shares of common stock to be able to issue up to 3,716,400 shares of CFW common stock to the R&B shareholders as provided in the merger agreement. CFW believes that, in addition to ensuring that there will be a sufficient number of authorized shares of common stock for issuance upon consummation of the merger and upon conversion of its series B preferred stock and series C preferred stock, the availability of the additional shares will provide it with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. If the CFW shareholders approve the amendment, CFW will file an amendment to its Articles of Incorporation, substantially in the form attached to this joint proxy statement prospectus as Annex E, with the Virginia State Corporation Commission reflecting the increase in authorized shares from 20,000,000 to 75,000,000.

         If the CFW shareholders fail to approve this proposal, CFW will be unable to complete the merger. This would have a negative impact on CFW's acquisition growth strategy. CFW would also be in breach of the terms of its series B preferred stock and series C preferred stock. CFW's board also believes that the failure of the CFW shareholders to approve this proposal will have a detrimental effect on CFW's future financing activities, which are important to the long-term success of CFW and maximizing value for CFW's stockholders.

     Votes Required; Recommendation of the Board of Directors

         The proposed amendment to the Articles of Incorporation must be approved by a majority of votes cast by holders of outstanding shares of CFW common stock, series B preferred stock and series C preferred stock, voting together as a single voting group, at the special meeting where a quorum exists.

         The CFW board of directors has unanimously approved and adopted an amendment to CFW's Articles of Incorporation to increase the authorized number of shares of common stock of CFW from 20,000,000 to 75,000,000 shares. The CFW board of directors unanimously recommends that CFW shareholders vote "FOR" adoption of this amendment.

Approval of an Increase in the Number of Members of CFW's Board

     CFW's Board of Directors

         CFW's Amended and Restated Bylaws provide for nine members of the board of directors. Prior to the issuance of CFW's series B preferred stock on July 11, 2000, CFW's board consisted of only seven members, with two vacancies. Under the terms of CFW's series B preferred stock, two designees of the holders of a majority of the series B preferred stock were appointed by CFW to fill these vacancies. With the addition of the series B preferred designees, CFW's board now consists of nine members. Under the terms of the merger agreement, CFW has agreed to increase the number of members of the board to include two designees of R&B. In order to fulfill its obligations under the merger agreement, CFW's board must amend CFW's Amended and Restated Bylaws to provide for eleven members and appoint the R&B designees as new members of the board.

         Under Virginia law, CFW may not, without shareholder approval, increase the number of its board by more than 30 percent of the number of board members existing immediately following CFW's 2000 annual meeting. Following CFW's 2000 annual meeting on April 25, 2000, CFW had seven directors who had been elected by the CFW shareholders. With the proposed appointment of the R&B designees, together with the recent appointment of the series B designees, CFW's board will have increased by four members since CFW's 2000 annual meeting, exceeding the 30 percent limit under Virginia law. As a result, shareholder approval is required to increase CFW's board from the seven members elected by shareholders to 11 members.

     Principal Effects of Approval or Nonapproval

         If the CFW shareholders approve the proposed increase in the number of members of CFW's board, CFW's board will consist of 11 members. Upon such approval, the board will

          . amend CFW's Amended and Restated Bylaws to provide for a board of 11 members; and

          . appoint two R&B designees as new members of the board. The R&B designees will be apportioned among the board's three classes so as to make all classes as nearly equal in number as possible. The R&B designees and the recently appointed series B preferred stock designees will serve a term expiring at CFW's 2001 annual meeting.

         If the CFW shareholders fail to approve the proposed increase in the number of members of CFW's board, CFW will not be able to appoint the two R&B designees to its board. Consequently, CFW would be in violation of the merger agreement, as it would not be able to appoint the R&B designees to its board as it has agreed to do in the merger agreement. Such a violation of the merger agreement may provide R&B with an opportunity to terminate the merger agreement, thereby preventing completion of the merger.

         In the opinion of the board, a failure to approve this proposal will have a detrimental effect on CFW's ability to complete the merger in a timely fashion, or at all.

     Votes Required; Recommendation of the Board of Directors

         The proposed increase to the number of members of CFW's board of directors must be approved by a majority of votes cast by holders of outstanding shares of CFW's common stock, series B preferred stock and series C preferred stock, voting together as a single voting group, at the special meeting where a quorum exists. The CFW board of directors has unanimously approved and adopted a proposal to increase the number of members of CFW's board by more than thirty percent of the number of board members existing at CFW's 2000 annual meeting. The CFW board of directors unanimously recommends that CFW shareholders vote "FOR" adoption of this proposal.

                            CFW Non-Merger proposals

Approval of Modifications to Various Terms of CFW's Outstanding Preferred Stock

         At the meeting, the shareholders of CFW will vote on a proposal to approve modifications to various terms of CFW's outstanding shares of series B, series C and series D preferred stock. See "Description of Capital Stock" on page ___ for a complete discussion of the relevant terms of the series B, series C and series D preferred stock. Approval of the modifications to the series B, series C and series D preferred stock will result in the following:

          . the conversion of the $77,200,000 aggregate stated value of series D preferred stock into shares of series C preferred stock at a conversion ratio of one-to-one. At the time of this conversion, the dividend rate for the series C preferred stock will decrease from 8.50% to 5.50% per year and the conversion price for the series C preferred will increase from $43.00 to $45.00. The series D preferred stock currently has an annual interest rate of 18% of the stated value and is redeemable at the option of the holder three years from the date of issuance (subject to certain debt restrictions) and must be redeemed on the tenth anniversary of the date of issuance of the series D preferred stock.

          . the removal of the restriction agreed to by the initial majority holder of the series B and the series C preferred stock that requires that as long as such holder or its affiliates hold their series B preferred stock or their series C preferred stock, they will exercise such voting rights and any voting rights that it or its affiliates have with respect to other voting securities of CFW only with respect to shares representing less than 20% of the issued and outstanding shares of common stock at the time of any such vote and will vote any remaining shares in the same proportion as the other shareholders of CFW vote on any matter.

          . the removal of the limitation on the series B and series C preferred stock that provides that the anti-dilution protections will not reduce the conversion price of the series B or series C preferred stock to a price that is less than $35.50 per share.

          . the removal of the restriction that provides that the series C preferred stock is not convertible into more than 1,796,000 shares of CFW common stock.

          . the removal of the covenant restricting CFW from issuing common stock at less than $35.50 per share.

     Reasons for Shareholder Approval

         On July 11, 2000, CFW issued 112,500 shares of its series B preferred stock to a group of investors. On July 26, 2000, CFW issued 60,300 shares of its series C preferred stock and 77,200 shares of its series D preferred stock to the same group of investors in connection with CFW's acquisition of PrimeCo PCS, L.P. In connection with these purchases, CFW agreed to seek shareholder approval to modify the terms of the series B, series C and series D preferred stock as described above. The holders of the series B, series C and series D preferred stock have agreed to the proposed modifications described above, subject to CFW shareholder approval. Upon CFW shareholder approval, the terms of the series B, series C and series D preferred stock, as well as the voting provisions set forth in a shareholders' agreement between CFW and the holders of the series B and series C preferred stock, automatically give effect to the proposed modifications described above. On August 9, 2000, CFW will issue an additional 12,800 shares of its series C preferred stock and 12,200 shares of its series D preferred stock.

         The issuance of the series B, series C and series D preferred stock did not require shareholder approval under CFW's Articles of Incorporation, Virginia law or Nasdaq Marketplace Rules. However, shareholder approval of the proposal to modify the terms of the preferred stock described above may be in some cases and is in other cases required by Nasdaq Marketplace Rules 4460(i)(1)(B), 4460(i)(1)(C)(ii) and 4460(i)(1)(D)(ii). CFW is subject to the Nasdaq Marketplace Rules because CFW's common stock is authorized for quotation on the Nasdaq National Market. Rule 4460(i)(1)(B) requires that an issuer obtain shareholder approval prior to an issuance of securities when the issuance will result in a change of control of the issuer. Rule 4460(i)(1)(C)(ii) requires shareholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if the securities issued will have voting power equal to 20% or more of the voting power outstanding before the issuance or will be convertible into common stock equal to 20% or more of the common stock outstanding before the issuance. Rule 4460(i)(1)(D)(ii) requires shareholder approval prior to the issuance of securities if the securities issued represent 20% or more of the voting power or are convertible into 20% or more of the shares of common stock outstanding before the issuance and are issued for less than the book or market value of the stock. Since the revised terms of the series B, series C and series D preferred stock may trigger one or more of these rules, CFW must obtain shareholder approval of this proposal.

     Principal Effects of Approval or Nonapproval

         Series B Preferred Stock

         Upon CFW shareholder approval of this proposal, the restrictions on the ability of the initial majority holder of the series B preferred stock to vote less than 20% of the issued and outstanding shares of CFW common stock will be eliminated and such holder will be able to vote the full shares of common stock which it or its affiliates may acquire upon conversion of their shares of series B preferred stock or any other voting securities of CFW. Also, the minimum conversion price of the series B preferred stock of $35.50 will be eliminated and a covenant prohibiting CFW from issuing capital stock at less than $35.50 per share will be eliminated.

         If the CFW shareholders fail to approve this proposal, there will be no change to the terms of CFW's series B preferred stock. The terms of the series B preferred stock will remain as they are described in "Description of CFW Capital Stock" on page ___. This means that the series B preferred stock:

          . with respect to the initial majority holder of the series B preferred stock, will continue to have voting rights which restrict its voting of its shares of series B preferred stock and other CFW equity securities to less than 20% of the issued and outstanding shares of common stock of CFW while voting any remaining shares in the same proportion as the other shareholders of CFW vote on any matter; and

          . will continue to have anti-dilution protections which will not reduce the conversion price to a price less than $35.50 per share.

     Series C Preferred Stock

     Upon CFW shareholder approval of this proposal, as of the conversion of the series D preferred stock into series C preferred stock, there will be 137,500 issued and outstanding shares of series C preferred stock. The series C preferred stock annual dividend rate will decrease from 8.50% to 5.50% and the conversion price will increase from $43.00 to $45.00. Additionally, the restrictions on the ability of the initial majority holder of the series C preferred stock to vote less than 20% of the issued and outstanding shares of CFW common stock will be eliminated and such holder will be able to vote the full shares of common stock which it or its affiliates may acquire upon conversion of their shares of series C preferred stock or any other voting securities of CFW. Also, the minimum conversion price of the series C preferred stock of $35.50 will be eliminated and the restriction that provides that the series C preferred stock is not convertible into more than 1,796,000 shares of CFW common stock will be removed.

     If the CFW shareholders fail to approve this proposal, there will be no change to the terms of CFW's series C preferred stock. The terms of the series C preferred stock will remain as they are described in "Description of CFW Capital Stock" on page ___. This means that the series C preferred stock:

     .    will continue to consist of 60,300 issued and outstanding shares;

     . will continue to have an annual dividend rate of 8.50% of its stated value;

     .    will continue to have a conversion price of $43.00;

     . with respect to the initial majority holder of the series C preferred stock, will continue to have voting rights which restrict its voting of its shares of series C preferred stock and other CFW equity securities to less than 20% of the issued and outstanding shares of common stock of CFW while voting any remaining shares in the same proportion as the other shareholders of CFW vote on any matter;

     . will continue to have anti-dilution protections which will not reduce the conversion price to a price less than $35.50 per share;

     . will continue to be subject to a conversion cap of no more than 1,796,000 shares of CFW common stock; and

     . CFW will continue to be prohibited from issuing capital stock at less at $35.50 per share.

     Series D Preferred Stock

     Upon CFW shareholder approval of this proposal, the series D preferred stock will be converted into series C preferred stock, resulting in a total of 137,500 issued and outstanding shares of series C preferred stock. There will be no shares of series D preferred stock outstanding, meaning the 18% annual dividend paid to holders of the series D preferred stock will no longer be in effect. Also, as discussed above with respect to the series C preferred stock, the series C preferred stock annual dividend rate will decrease from 8.50% to 5.50% and the conversion price will increase from $43.00 to $45.00.

     If the CFW shareholders fail to approve this proposal, there will be no change to the terms of CFW's series D preferred stock. The terms of the series D preferred stock will remain as they are described in "Description of CFW Capital Stock" on page ___. This means that the series D preferred stock:

          .    will continue to consist of 77,200 issued and outstanding shares;

          . will continue to have an annual dividend rate of 18% of its stated value;

          .    will continue to be subject to various restrictive covenants; and

          . will continue to be subject to what the CFW board deems to be unfavorable redemption terms, which provide that:

               .. the series D preferred stock must be redeemed on the tenth anniversary of such series' date of issuance;

               .. at the option of a majority of the holders of the series D preferred stock, the series D preferred stock may be redeemed on the third anniversary of such series' date of issuance; and

               .. if CFW believes that optional redemption would otherwise violate CFW's senior credit arrangements, at the option of a majority of the holders of the series D preferred stock, CFW may be required to issue either high-yield debt or additional debt securities, the proceeds of which shall be used to redeem the series D preferred stock.

     Votes Required; Recommendation of the Board of Directors

         The proposed modifications described above to CFW's series B, series C and series D preferred stock must be approved by a majority of votes cast by holders of outstanding shares of CFW's common stock at the special meeting in which a quorum exists. The CFW board of directors has unanimously approved and adopted this proposal and unanimously recommends that CFW shareholders vote "FOR" adoption of this proposal.

Approval of Name Change

         The CFW board of directors has determined that, in connection with recent transactions, including the merger, in which CFW has directed its focus to growing its core communications services, primarily digital PCS services, Internet access, high-speed data transmission and local telephone service, it is in the best interests of CFW and its shareholders to change the name of the CFW to NTELOS Inc. CFW recently has used a derivation of NTELOS (INTELOS) as the brand name for its wireless operations. Under Virginia law, a name change, such as the one proposed here, may be effective only upon CFW shareholder approval. Upon shareholder approval of such name change, CFW will change its Nasdaq symbol to "ntlo".

     Principal Effects of Approval or Nonapproval

         If the name change proposal is approved, CFW's Articles of Incorporation will be amended to change the name from CFW Communications Company to NTELOS Inc. This name change will be effective upon the filing of an amendment to CFW's Articles of Incorporation, substantially in the form attached to this joint proxy statement/prospectus as Annex E, which filing is expected to
                                            -------
take place shortly after the special meeting. There will be no change in the rights of holders of CFW common stock. If this proposal is not approved by the CFW shareholders, then the amendment to CFW's Articles of Incorporation will not be filed and CFW will retain its current name, CFW Communications Company.

     Votes Required; Recommendation of the Board of Directors

         The proposal to change the CFW's name must be approved by a majority of votes cast by holders of outstanding shares of CFW's common stock, series B preferred stock and series C preferred stock, voting together as a single voting group, at the special meeting where a quorum exists. The CFW board of directors has unanimously approved and adopted a proposal to change CFW's name to NTELOS Inc. The CFW board of directors unanimously recommends that CFW shareholders vote "FOR" adoption of this proposal.

                        DESCRIPTION OF CFW CAPITAL STOCK

         This summary of the characteristics of CFW's capital stock is qualified in all respects by reference to the CFW Articles of Incorporation and bylaws. Each of CFW's Articles of Incorporation and bylaws are incorporated by reference in this joint proxy statement/prospectus.

         The following brief description of the material terms of CFW's capital stock does not purport to be complete and is subject in all respects to applicable Virginia law and to the provisions of CFW's Articles of Incorporation and bylaws.

General

         CFW's authorized equity capitalization consists of 20,000,000 shares of common stock, no par value per share, and 1,000,000 shares of preferred stock, no par value per share. Neither the holders of the common stock nor of the preferred stock, currently outstanding or hereafter authorized, will be entitled to any preemptive or other subscription rights.

Common Stock

         As of July 31, 2000, there were 13,129,653 shares of CFW common stock outstanding held by approximately 2,885 holders of record.

         Holders of common stock are entitled to receive dividends when, as and if declared by the board, out of funds legally available therefor. Dividends on outstanding shares of preferred stock are required to be paid in full before payment of any dividends on the common stock. Upon liquidation, dissolution or winding up of CFW, holders of common stock are entitled to share ratably in assets available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of outstanding preferred stock.

         Holders of common stock are entitled to one vote per share with respect to all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the voting rights (if any) of each series of preferred stock that is outstanding. CFW's Articles of Incorporation and bylaws contain no restrictions on the repurchase or redemption of the common stock. All the outstanding shares of common stock are fully paid, legally issued and nonassessable.

Preferred Stock

         The description of CFW's series B, series C and series D preferred stock sets forth the material term of each such series without giving effect to the proposed modification contemplated by this joint proxy statement/prospectus. For a description of the proposed modifications to the series B, series C and series D preferred stock, see "Approval of Modification to Various Terms of CFW's Outstanding Preferred Stock" on page _____. If the CFW shareholders do not approve the proposed modification, the terms of the series B, series C and series D preferred stock will remain as we have described below.

         As of _______ ___, 2000, there were 250,000 shares of CFW preferred stock outstanding, held by 21 holders of record. Of the 250,000 shares of CFW preferred stock, 112,500 shares of series B preferred stock are issued and outstanding, 60,300 shares of series C preferred stock are issued and outstanding and 77,200 shares of series D preferred stock are issued and outstanding. Additionally,

100,000 shares of series A junior preferred stock of CFW have been authorized and reserved for issuance in connection with the preferred shares purchase rights described below. See "Preferred Share Purchase Rights" on page ___ for a description of the series A junior preferred stock.

         CFW's board is authorized to designate the number of shares in each such series, the dividend rates and dates of payment, voluntary and involuntary liquidation preferences, redemption prices, whether or not dividends shall be cumulative and, if cumulative, the date or dates from which the same shall be cumulative, the sinking fund provisions, if any, for redemption or purchase of shares, the rights, if any, and the terms and conditions on which shares can be converted into or exchanged for or the rights to purchase, shares of any other class or series, and the voting rights, if any.

         CFW's issued and outstanding preferred shares rank prior to the common stock as to dividends and as to distributions in the event of liquidation, dissolution or winding up of CFW. The ability of the board to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of holders of common stock and, under certain circumstances, may discourage an attempt by others to gain control of CFW.

     Series B Preferred Stock

         As of the date of this proxy statement/prospectus, there were 112,500 outstanding shares of CFW series B preferred stock.

         Stated Value. The series B preferred stock has a stated value of $1,000 per share.

         Dividend Rights. Upon declaration by CFW's board of directors, each holder of series B preferred stock is entitled to receive, in respect of each dividend period, cumulative dividends out of funds legally available for the payment of dividends. Dividends on the series B preferred stock accrue at the annual rate of 8.5% per annum of the stated value per share (which, if not paid in cash, would be added to the stated value semi-annually).

         Conversion Rights. Each holder of series B preferred stock has the right, at any time and at such holder's option, to convert any or all outstanding shares of series B preferred stock into shares of CFW common stock at a conversion rate equal to its stated value plus any accrued dividends divided by $41.00. The conversion rate is subject to adjustment pursuant to the terms of the series B preferred stock anti-dilution protections as described in the following paragraph.

         Anti-Dilution Protection. The series B preferred stock has standard weighted average anti-dilution protection, which reduces the conversion price on a weighted average basis for issuances of CFW common stock below the then effective conversion price. Without consent of the CFW shareholders, the conversion price will not be below $35.50 per share.

         Rank. The series B preferred stock ranks equally with CFW's series C preferred stock and series D preferred stock and prior to the common shares and any other equity securities of CFW.

         Voting Rights. The holders of series B preferred stock are otherwise entitled to vote with the holders of the common stock on an as-converted basis. Pursuant to the terms of a shareholders agreement, to which the holders of the series B and series C preferred stock are parties, dated as of July 11, 2000 and amended and restated as of July 26, 2000, as long as the initial majority holder or its affiliates hold the series B preferred stock or the series C preferred stock, such holders agree to exercise such voting rights and any voting rights that they have with respect to other voting securities of CFW only with respect to shares representing less than 20% of the issued and outstanding shares of common stock at the time of any such vote and will vote any remaining shares proportionally with the shares held by CFW's common shareholders.

         Board Representation. For so long as at least 45,000 shares of series B preferred stock remain outstanding, the holders of series B preferred stock, voting separately as a single class and with each share of series B preferred stock entitled to one vote, are entitled to elect two CFW directors by majority vote. If at any time there are less than 45,000 shares of series B preferred stock outstanding, but for so long as at least 11,250 shares of series B preferred stock remain outstanding, the holders of the series B preferred stock, voting separately as a single class and with each share of series B preferred stock entitled to one vote, are entitled to elect one director to serve on CFW's board of directors. For so long as the holders of series B preferred stock are entitled to nominate at least one member to CFW's board, at least one director so elected shall be appointed to each committee of the board. As long as the series B preferred stock is entitled to nominate members to CFW's board, CFW's board shall be no larger than 11 directors.

         Liquidation Preference. Each share of series B preferred stock has a liquidation preference equal to the greater of either its stated value plus all accrued dividends (whether or not earned or declared) or the amount that would have been payable with respect to the number of shares of common stock into which a share of series B preferred stock was convertible immediately prior to such date.

         Put/Conversion Rights. Holders of a majority of series B preferred stock may require CFW to purchase all outstanding shares of series B preferred stock at a price per share equal to the stated value of the series B preferred stock as of the purchase date plus all dividends accrued to such date at any time on or after October 26, 2010.

         Change of Control. Upon a change of control, each holder of series B preferred stock may require CFW to convert its series B shares into cash, CFW common stock or a combination of cash and CFW common stock.

          Veto Rights. For so long as the series B preferred stock remains outstanding

          . consent of all holders of the series B preferred stock is required for any action that alters or changes the rights, preferences or privileges of the series B preferred stock; and

          . consent of the holders of at least a majority of the series B preferred stock is required for any action that:

               .. increases or decreases the authorized number of series B preferred stock;

               .. amends or waives any provision of CFW's Articles of Incorporation or Amended and Restated Bylaws that adversely affects the series B preferred stock;

               .. authorizes the issuance of any additional shares of series B preferred stock or of any equity security that is equal with or with a priority or preference to the series B preferred stock, (iv) redeems or repurchases for cash any common stock or other subordinate capital stock of CFW; or

               .. authorizes the issuance of any common stock or common stock equivalent at a price that would cause the conversion price to be adjusted below $35.50.

     Series C Preferred Stock

          As of the date of this proxy statement/prospectus, there were 60,300 outstanding shares of CFW series C preferred stock.

          Stated Value. The series C preferred stock has a stated value of $1,000 per share.

          Dividend Rights. Upon declaration by CFW's board of directors, each holder of series C preferred stock is entitled to receive, in respect of each dividend period, cumulative dividends out of funds legally available for the payment of dividends. Dividends on the series C preferred stock accrue at the annual rate of 8.5% of its stated value (which, if not paid in cash, would be added to the stated value semi-annually).

          Conversion Rights. Each holder of series C preferred stock has the right, at any time and at such holder's option, to convert any or all outstanding shares of series C preferred stock into shares of CFW common stock at a conversion rate equal to its stated value plus any accrued dividends divided by $43.00. The conversion rate is subject to adjustment pursuant to the terms of the series C preferred stock anti-dilution protections as described in the following paragraph. The series C preferred stock is not convertible into more than 19.9% (1,796,000 shares) of the issued and outstanding shares of common stock as of the date of the issuance of the series C preferred stock. Any portion of the stated value that may not be converted into common stock because of the conversion cap described in the preceding sentence will be paid in cash by CFW.

          Anti-Dilution Protection. The series C preferred stock has standard weighted average anti-dilution protection, which reduces the conversion price on a weighted average basis for issuances of CFW common stock below the then effective conversion price. Without consent of the CFW shareholders, the conversion price will not be below $35.50 per share.

          Rank. The series C preferred stock ranks equally with CFW's series B preferred stock and series D preferred stock and prior to the common shares and any other equity securities of CFW.

          Voting Rights. The holders of series C preferred stock are otherwise entitled to vote with the holders of CFW's common stock on an as-converted basis. Pursuant to the terms of a shareholders agreement, to which holders of the series B and series C preferred stock are parties, dated as of July 11, 2000 and amended and restated as of July 26, 2000, as long as the initial majority holder or its affiliates hold the series B preferred stock or the series C preferred stock, such holders agree to exercise such voting rights and any voting rights that they have with respect to other voting securities of CFW only with respect to shares representing less than 20% of the issued and outstanding shares of CFW common stock at the time of any such vote and will vote any remaining shares proportionally with the shares held by CFW's common shareholders.

          Liquidation Preference. Each share of series C preferred stock has a liquidation preference equal to the greater of either its stated value plus all accrued dividends (whether or not earned or declared) or the amount that would have been payable with respect to the number of shares of common stock into which a share of series C preferred stock was convertible immediately prior to such date.

          Put/Conversion Rights. Holders of a majority of series C preferred stock may require CFW to purchase all outstanding shares of series C preferred stock at a price per share equal to the stated value of the series C preferred stock as of the purchase date plus all dividends accrued to such date at any time on or after October 26, 2010.

          Change of Control. Upon a change of control, each holder of series C preferred stock may require CFW to convert its shares into cash, CFW common or a combination of cash and CFW common stock.

          Veto Rights. For so long as the series C preferred stock remains outstanding:

          . consent of all holders of the series C preferred stock is required for any action that alters or changes the rights, preferences or privileges of the series C preferred stock; and

          . consent of the holders of at least a majority of the series C preferred stock is required for any action that

               .. increases or decreases the authorized number of series C preferred stock;

               .. amends or waives any provision of CFW's Articles of Incorporation or Amended and Restated Bylaws that adversely affects the series C preferred stock;

               .. authorizes the issuance of any additional shares of series C preferred stock or of any equity security that is equal with or with a priority or preference to the series C preferred stock;

               .. redeems or repurchases for cash any common stock or other subordinate capital stock of CFW; or

               .. authorizes the issuance of any common stock or common stock equivalent at a price that would cause the conversion price to be adjusted below the minimum conversion price.

     Series D Preferred Stock

          As of the date of this proxy statement/prospectus, there were 77,200 outstanding shares of CFW series D preferred stock.

          Stated Value. The series D preferred stock has a stated value of $1,000 per share.

          Dividend Rights. Upon declaration by CFW's board of directors, each holder of series D preferred stock is entitled to receive, in respect of each dividend period, cumulative dividends out of funds legally available for the payment of dividends. Dividends on the series D preferred stock accrue at the annual rate of 18% of the stated value (which, if not paid in cash, would be added to the stated value semi-annually).

          Conversion Rights. The series D preferred stock is not convertible into common stock. Upon CFW shareholder approval of the modification of the terms of the series B, series C and series D preferred stock as described below, each share of series D preferred stock will be automatically converted into one share of series C preferred stock.

          Rank. The series D preferred stock ranks equally with CFW's series B preferred stock and series C preferred stock and prior to the common shares and any other equity securities of CFW.

          Voting Rights. Except as otherwise required by law and except as expressly set forth herein, the series D preferred stock is non-voting.

          Veto Rights.  So long as the series D preferred stock is outstanding:

          . consent of all holders of the series D preferred stock is required for any action that alters the rights, preferences, or privileges of the series D preferred stock; and

          . consent of the holders of at least a majority of the series D preferred stock is required for any action that:

               .. increases or decreases the authorized number of shares of series B preferred stock, series C preferred stock, or series D preferred stock;

               .. amends or waives any provision of CFW's Articles of Incorporation or Amended and Restated Bylaws that adversely effects the series B preferred stock, the series C preferred stock or the series D preferred stock,

               .. authorizes the issuance of any additional shares of series B, series C or series D preferred stock or of any equity security that is equal with or with a priority or preference to the series D preferred stock; or

               .. redeems or repurchases for cash any common stock or other subordinate capital stock of CFW.

          Liquidation Preference. Each share of series D preferred stock has a liquidation preference equal to the series D stated value plus all accrued dividends (whether or not earned or declared).

          Redemption Rights. If the CFW shareholders do not approve the conversion of the series D preferred stock into series C preferred stock prior to the third anniversary of the date of issuance of the series D preferred stock, the holders of a majority of the series D preferred stock may require CFW to redeem the series D preferred stock at a redemption price equal to the liquidation preference thereof in two equal annual installments commencing on the third anniversary of the date of issuance thereof, subject, in each case, to any applicable limitations on such redemption that may be contained in the terms of CFW's senior credit arrangements.

          In CFW's opinion, if such redemption violates the terms of CFW's senior credit arrangements, the holders of a majority of the series D preferred stock may require that CFW use its best efforts to consummate the sale and issuance by CFW of high-yield debt or other subordinated debt securities as soon as practicable after the third anniversary of the date of issuance of the series D preferred stock and use the proceeds from such issuance to redeem the series D preferred stock. In addition, at any time following the issuance of the series D preferred stock and at the option of the holders of a majority of the series D preferred stock, the holders of a majority of the series D preferred stock may require CFW to redeem the series D preferred stock from the proceeds of the sale and issuance of any CFW debt or equity securities.

          At any time after the third anniversary of the date of issuance of the series D preferred stock, CFW may redeem all outstanding series D preferred stock at a redemption price equal to 105% of the liquidation preference thereof, and following the fifth anniversary of the date of issuance of the series D preferred stock, CFW may redeem all outstanding series D preferred stock at a redemption price equal to the liquidation preference thereof.

          If not previously converted or redeemed, the series D preferred stock will be redeemed for cash by CFW on October 26, 2010 for an amount per share equal to the series D liquidation preference.

          Change of Control. Upon the occurrence of a change of control, CFW will purchase all shares of series D preferred stock for an amount equal to 105% of the series D preferred stock stated value per share plus all accrued dividends (whether or not earned or declared); provided, however, that if the change of control occurs prior to the fifth anniversary of the date of issue of any share of series D preferred stock, the stated value shall be calculated assuming the change of control had occurred on the fifth anniversary of the date of issue of such share of series D preferred stock (and assuming that no cash dividends had been paid on such share from the actual date of the change of control through the fifth anniversary of the date of issue).

          Restrictive Covenants. For so long as the series D preferred stock remains outstanding, CFW is subject to certain restrictive covenants. Unless CFW obtains consent from a majority of the outstanding shares of series D preferred stock, CFW and each of its subsidiaries or material subsidiaries, as the case may be, may not, subject to exceptions in each case:

          .    incur any indebtedness;

          . make certain restricted payments, including among other things, payments of dividends and subordinated debt principal;

          . restrict a material subsidiary's ability to pay dividends or debt, make loans or transfer assets to CFW or any other material subsidiary;

          . issue any capital stock of a material subsidiary, including options, warrants or other rights to purchase shares of such capital stock;

          . with respect to any of CFW's subsidiaries, guarantee any debt of CFW which is equal or subordinate to the series D preferred stock;

          . enter into transactions with any affiliate, any subsidiary, or holders of five percent or more of CFW's capital stock;

          . create any lien on CFW assets or any shares of capital stock or debt of any material subsidiary;

          .    enter into any sale-leaseback transaction; and

          .    complete any asset sales.

          If CFW does not comply with the restrictive covenants listed above, then dividends on the series D preferred stock will be increased to an annual rate of 23.00% of the stated value.

     Shareholders' Agreement

         Pursuant to a shareholders' agreement, dated July 11, 2000 and amended and restated as of July 26, 2000, among holders of CFW's series B and series C preferred stock and CFW, and in addition to the board representation rights provided in the terms of the series B preferred stock, for so long as the initial holders of the series B and series C preferred stock and their permitted transferees hold shares totaling at least 40% of their initial holdings, which refers to the total amount of series B and series C preferred stock issued to the initial holders and/or any and all shares of CFW common stock into which such series B and series C preferred stock may have been converted by the initial holders, then the holders of a majority of series B and series C preferred stock and/or CFW common stock into which series B and series C preferred stock may have been converted held by such initial holders are entitled to nominate two directors to CFW's board of directors and to nominate at least one director to each committee or subcommittee of CFW's board of directors. If at any time such initial holders hold shares totaling less than 40% of their initial holdings, but for so long as they hold shares totaling at least 10% of their initial holdings, then the holders of a majority of series B and series C preferred stock and/or CFW common stock into which series B and series C preferred stock may have been converted held by such initial holders are entitled to nominate one director and to nominate such director to each committee or subcommittee of CFW's board of directors.

         The shareholders' agreement also specifies that the maximum number of votes which the initial majority holder of the series B and series C preferred stock and its affiliates is entitled to cast shall not exceed 19.9% of the number of votes entitled to be cast by all holders of CFW voting securities. Unless the CFW common shareholders have approved a higher level of voting, the initial majority holder of the series B and series C preferred stock and its affiliates will vote any votes in excess of the 19.9% voting cap proportionately with the shares held by CFW's public shareholders.

         The shareholders agreement also contains "standstill" provisions whereby the holders of the series B and series C preferred stock agree not to acquire any additional shares of CFW's common stock or engage in hostile takeover actions with respect to CFW.

Preferred Share Purchase Rights

         In February 2000, CFW distributed as a dividend one preferred share purchase right, referred to herein as a right, for each outstanding share of common stock. Each right entitles the holder to buy one one-thousandth of a share of CFW's series A junior preferred stock at an exercise price of $162.00, subject to adjustment. The rights will become exercisable only if a person or group acquires or announces a tender offer for 15% or more of the outstanding shares of common stock. When exercisable, CFW may issue a share of common stock in exchange for each right other than those held by such person or group. If a person or group acquires 15% or more of the outstanding common stock, each right will entitle the holder, other than the acquiring person, upon payment of the exercise price, to acquire series A junior preferred stock or, at the option of CFW, common stock, having a value equal to twice the right's exercise price. If CFW is acquired in a merger or other business combination or if 50% of its assets or earnings power is sold or transferred, each right will entitle the holder, other than the acquiring person, to purchase common stock of the surviving company having a market value equal to twice the exercise price of the right. The rights will expire on February 26, 2010, and may be redeemed by CFW at any time prior to the tenth day after an announcement that a 15% position has been acquired, unless such time period has been extended by the board of directors.

         Until such time as a person or group acquires or announces a tender offer for 15% or more of the common stock, 1) the rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, 2) any common stock certificates issued will contain a notation incorporating the rights agreement by reference, and 3) the surrender for transfer of any certificate for common stock outstanding will also constitute the transfer of the rights associated with the common stock represented by such certificates. Rights may not be transferred, directly or indirectly, to any person or group that has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock, or to any affiliate or associate of any such person (including subsequent transferees). Any right that is the subject of a purported transfer to any such person will be null and void.

         The foregoing description of the terms of the rights does not purport to be complete and is qualified in its entirety by reference to the terms of the rights agreement, dated as of February 26, 2000, between CFW and Registrar and Transfer Company, as rights agent, as amended by Amendment No. 1, dated July 11, 2000. The rights agreement is incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" on page ___.

         The rights may have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that acquires more than 15% of the outstanding shares of CFW common stock if certain events thereafter occur without the rights having been redeemed. However, the rights should not interfere with any merger or other business combination approved by CFW's board and the shareholders because the rights are redeemable under certain circumstances.

         Notwithstanding the above, pursuant to Amendment No. 1 to the rights agreement, dated as of July 11, 2000, neither Welsh, Carson, Anderson & Stowe VIII, referred to in this joint proxy statement/prospectus as Welsh Carson, any entity controlled by Welsh Carson, nor any person to whom Welsh Carson is permitted to transfer its CFW common stock is deemed an acquiring person so long as it complies with the standstill provisions of the shareholders agreement and beneficially owns only that capital stock provided for in:

          .    the terms of the series B preferred stock;

          .    the terms of the series C preferred stock;

          .    the terms of the series D preferred stock;

          .    the warrants issued by CFW to Welsh Carson; and

          . any other equity securities of CFW that could be acquired from CFW by Welsh Carson, a Welsh Carson controlled entity or a Welsh Carson permitted transferee in connection with Welsh Carson's commitment to provide debt financing to CFW.

Certain Provisions of CFW's Articles and Amended and Restated Bylaws

         CFW's Articles of Incorporation and Amended and Restated Bylaws contain provisions which may have the effect of delaying or preventing a change in control of CFW. CFW's Articles of Incorporation and Amended and Restated Bylaws provide:

          . for division of the board of directors into three classes, with one class elected each year to serve a three-year term;

          . that directors may be removed only upon the affirmative vote of the holders of at least 66 2/3% of the outstanding shares entitled to vote;

          . that a vacancy on the board shall be filled by the remaining directors; and

          . that the affirmative vote of the holders of at least 66 2/3% of the outstanding shares entitled to vote is required to alter, amend or repeal the foregoing provisions.

          CFW's Articles of Incorporation and Amended and Restated Bylaws provide that, subject to the rights of holders of any series of preferred stock, special meetings of shareholders may be called only by the Chairman of the board, the President or a majority of the total number of directors which the board would have if there were no vacancies, and may not be called by the shareholders. The business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting by or at the direction of the board.

Virginia Stock Corporation Act

          The Virginia Stock Corporation Act contains provisions governing "affiliated transactions" and "control share acquisitions." These provisions only apply to corporations with 300 or more shareholders. These provisions, with several exceptions discussed below, require approval of material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares (an "interested shareholder") by the holders of at least two-thirds of the remaining voting shares. Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an interested shareholder, or any reclassification, including reverse stock split, recapitalization or merger of the corporation with its subsidiaries that increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than 5%.

          For three years following the time that an interested shareholder becomes an owner of 10% of the outstanding voting shares, a Virginia corporation cannot engage in an affiliated transaction with such interested shareholder without approval of two-thirds of the voting shares other than those shares beneficially owned by the interested shareholder, and majority approval of the "disinterested directors." A disinterested director means, with respect to a particular interested shareholder, a member of the corporation's board of directors who was 1) a member on the date on which an interested shareholder became an interested shareholder and 2) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the disinterested directors then on the board. After the expiration of the three-year period, the statute requires approval of the affiliated transactions by two-thirds of the voting shares other than those beneficially owned by the interested shareholder.

          The principal exceptions to the special voting requirement apply to transactions proposed after the three-year period has expired and require either that the transaction be approved by a majority of the corporation's disinterested directors or that the transaction satisfy the fair-price requirements of the statute. In general, the fair-price requirement provides that in a two-step acquisition transaction, the interested shareholder must pay the shareholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire the Virginia corporation's shares in the first step.

         None of the foregoing limitations and special voting requirements applies to a transaction with an interested shareholder whose acquisition of shares making such person an interested shareholder was approved by a majority of the Virginia corporation's disinterested directors.

         These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any interested shareholder, a corporation can adopt an amendment to its articles of incorporation or bylaws providing that the affiliated transactions provisions shall not apply to the corporation. CFW has not opted out of the affiliated transactions provisions.

         Virginia law also provides that shares acquired in a transaction that would cause the acquiring person's voting strength to meet or exceed any of three thresholds (20%, 33 1/3% or 50%) have no voting rights unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the Virginia corporation. This provision empowers an acquiring person to require the Virginia corporation to hold a special meeting of shareholders to consider the matter within 50 days of its request.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

     R&B and CFW are each incorporated under the laws of the Commonwealth of Virginia and, therefore, are governed by Virginia law. R&B shareholders, whose rights are currently governed by Virginia law and the R&B Articles of Incorporation and Amended and Restated Bylaws, will, on completion of the merger, become shareholders of CFW, and their rights as such will be governed by Virginia law and CFW's Articles of Incorporation and bylaws and certain statutes in Virginia that only apply to corporations with 300 or more shareholders.

     Described below are the material differences between the rights of R&B shareholders under R&B's Articles of Incorporation, bylaws, and CFW shareholders under CFW's respective Articles of Incorporation, and bylaws. The description below summarizes the material differences that may affect the rights of shareholders of R&B and CFW but does not purport to be a complete statement of all such differences. R&B shareholders should read the relevant provisions of the laws and documents discussed below, including the CFW Articles of Incorporation and bylaws which are incorporated by reference in this joint proxy statement/prospectus.

Authorized Capital

     R&B. R&B has a total of 100,000 authorized shares of capital stock.

     CFW. CFW has a total of 21,000,000 authorized shares of capital stock, consisting of 20,000,000 shares of common stock and 1,000,000 shares of preferred stock, 100,000 shares of which have been designated as series A junior participating preferred stock. In the event the CFW shareholders approve the proposal to increase the number of authorized shares of CFW common stock from 20,000,000 to 75,000,000, the total number of authorized shares of capital stock of CFW will be 76,000,000 shares, consisting of 75,000,000 shares of common stock and 1,000,000 shares of preferred stock, 100,000 shares of which have been designated as series A junior participating preferred stock, 112,500 shares of which have been designated as series B preferred stock, 60,300 shares of which have been designated as series C preferred stock and 77,200 shares of which have been designated as series D preferred stock, which series D shares would be converted to series C shares upon shareholder approval.

Special Meetings of Shareholders

     Under Virginia law, unless provided in the articles of incorporation or bylaws of the corporation, the shareholders of a corporation do not have a right to call a special meeting of shareholders. The R&B bylaws provide that a special meeting of the shareholders may be called for any purpose at any time by the President or the board of directors. The CFW bylaws provide that a special meeting of the shareholders may be called for any purpose at any time by the Chairman or by a majority of the board of directors.

Shareholder Meetings

     R&B. R&B common shareholders have one vote per share on all matters to be voted on by shareholders. In all elections of directors, directors are elected by an affirmative vote of the holders of the plurality of the shares entitled to vote in the election of directors at a meeting at which a quorum exists for approval. The R&B Articles of Incorporation do not provide for cumulative voting. Except as specifically provided in the R&B Articles of Incorporation, bylaws or Virginia law, other actions requiring shareholder approval generally require the vote of a majority of shares represented at a meeting and entitled to vote at a meeting at which a quorum exists.

     CFW. On any issue to be determined at any meeting of shareholders, each CFW common shareholder receives one vote for each share of common stock owned by such shareholder, and each holder of preferred stock receives the number of votes equal to the number of shares of common stock that the holder would have received if the holder had converted the preferred stock into common stock immediately prior to the vote; provided however, that the initial majority holder of the series B and series C preferred stock and its affiliates have agreed to exercise their preferred shares voting rights and any voting rights that they have with respect to other voting securities of CFW only with respect to shares representing less than 20% of the issued and outstanding shares of common stock at the time of such vote and will vote any remaining shares proportionally with the shares held by CFW's common shareholders. Each share of CFW's series A junior participating Preferred Stock entitles its holder to 1,000 votes on all matters submitted to a vote of CFW shareholders (subject to adjustment upon certain diluting events). CFW's series A junior participating preferred stock may only be issued upon the exercise of a right granted to common shareholders. For a description of the terms of CFW's series A junior participating preferred stock, see "Preferred Share Purchase Rights" on page ____. Holders of CFW preferred stock vote together with the holders of common stock, including in the election of directors. The holders of the preferred stock vote together as a single voting group on certain matters, including, but not limited to, the redemption, creation or change in the rights of any series of preferred stock. The CFW Articles of Incorporation do not provide for cumulative voting. In all elections of directors, directors are elected by an affirmative vote of the holders of plurality of the shares entitled to vote in the election of directors at a meeting at which a quorum exists. The holders of the series B preferred stock have the right to appoint two members of CFW's board. Except as specifically provided in the CFW Articles of Incorporation, bylaws or Virginia law, other actions requiring shareholder approval generally need the vote of a majority of shares represented at a meeting and entitled to vote at a meeting at which a quorum exists for approval.

Advance Notice of Nominations of Directors

     R&B. R&B shareholders can nominate candidates for the R&B board of directors at any meeting of shareholders only if the shareholder follows the advance notice provisions contained in the R&B bylaws. The R&B bylaws require a shareholder nomination be in writing to the President of R&B and delivered to, or mailed to and received at, R&B's principal executive offices not less than 60 days nor more than 90 days prior to the meeting. In the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, a timely notice by the shareholder must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was made. The shareholder nomination must provide certain information about the candidate and the shareholder.

     CFW. CFW shareholders can nominate candidates for the CFW board of directors at an annual or special meeting if the shareholder follows the advance notice provisions contained in the CFW bylaws. The CFW bylaws require a shareholder nomination in writing and delivered to the Secretary of CFW not later than 60 days before the date of meeting of shareholders at which directors are to be elected. The shareholder nomination must provide the specific information about the candidate and the shareholder described in the CFW bylaws. If a shareholder does not comply with the applicable provisions described in the CFW bylaws for nomination of a candidate for director, the chairman of the board of directors shall have the power and duty to declare that the nomination was not made in accordance with the CFW bylaws and that such defective proposal shall be disregarded.

Merger

         Virginia law generally requires that any merger be approved by an affirmative vote of more than two-thirds of all the issued and outstanding shares of stock of each voting group entitled to vote, unless the articles of incorporation requires a different vote.

         R&B. The Articles of Incorporation of R&B provide that, in the event a merger has been approved by a majority vote of R&B's board of directors, such merger shall require an affirmative vote of more than two-thirds of all the issued and outstanding shares of stock of each voting group entitled to vote on the merger. Accordingly, the merger with R&B requires an affirmative vote of more than two-thirds of the outstanding R&B common stock. In the event a proposed merger is not approved by a majority of R&B's board, however, unless various conditions are met, R&B's Articles of Incorporation require the approval of holders of 80% of each class of outstanding stock.

         CFW. The Articles of Incorporation of CFW, unless the board of directors otherwise provides, require only an affirmative vote of not less than a majority of the votes cast by each class or series of stock entitled to vote on the merger at a meeting at which a quorum of such class or series exists. CFW's Articles of Incorporation provide for separate class or series voting in the event of a merger. Accordingly, the merger with R&B requires an affirmative vote of a majority of the votes cast by holders of outstanding shares of CFW common stock, series B preferred stock and series C preferred stock, voting together as a single voting group, at the special meeting where a quorum exists.

Anti-takeover Statutes

         CFW is subject to Virginia anti-takeover statutes related to affiliated transactions and control share acquisitions which apply to Virginia corporations with more than 300 shareholders. See "Virginia Stock Corporation Act" on page ______ for a description of the provisions of such anti-takeover statutes.

         Since R&B has fewer than 300 shareholders, it is not subject to the Virginia anti-takeover statutes described above.

Amendments to Articles

         Virginia law provides generally that, unless otherwise specified in a corporation's articles of incorporation, a Virginia corporation's articles of incorporation may be amended by the board of directors for certain minor alterations and otherwise upon recommendation of the board of directors and by the affirmative vote of the holders of more than two-thirds of the outstanding shares of each voting group entitled to vote on the matter.

         R&B. Except with respect to the following matters, the R&B Articles of Incorporation do not provide for their amendment, so, under Virginia law, their amendment would require the vote of more than two-thirds of the outstanding shares of each class entitled to vote. The R&B Articles of Incorporation require the affirmative vote of the holders of not less than 80% of each class of outstanding voting stock to amend or repeal the provisions relating to 1) the election and removal of R&B directors, 2) the ability of shareholders and directors to amend or repeal R&B's Amended and Restated Bylaws, or 3) the shareholder vote required for a merger or other business combination event involving R&B.

         CFW. Except with respect to the matters set forth below, the CFW Articles of Incorporation may be amended by no less than a majority of the votes cast by each class or series of stock entitled to vote on the merger at a meeting which a quorum of such class or series exists. Under CFW's Articles of

Incorporation, the board of directors, without shareholder approval, may determine the preferences, limitations and relative rights of any class of shares of preferred stock before the issuance of such class, or of one or more series within a class of preferred stock before the issuance of any such series. Additionally, the CFW Articles of Incorporation require that amendments to the CFW articles amending, altering or repealing the portions of CFW's articles relating to the election and removal of directors must be approved by either 1) the affirmative vote of more than two-thirds of the outstanding shares of capital stock entitled to vote generally in the election of directors or 2) a majority of certain directors of CFW and the holders of a majority of the outstanding shares of capital stock entitled to vote generally in the election of directors.

Amendments to Bylaws

         R&B. The R&B Articles of Incorporation provide generally for amendment of the R&B bylaws by the R&B board of directors. The shareholders of R&B, by the affirmative vote of the holders of not less than 80% of each class or series of the outstanding voting stock of R&B, may 1) amend the Bylaws or 2) prescribe that any Bylaws made by them may not be amended by the board of R&B.

         CFW. The CFW bylaws provide that, unless proscribed by CFW's Articles of Incorporation, the CFW bylaws may be amended by CFW's board of directors. CFW shareholders have the ability to repeal, amend, alter or rescind any bylaws and to enact bylaws which, if expressly so provided, may not be amended, altered or repealed by the director.

Transfer Restrictions

         R&B and CFW. Each of the R&B and CFW Articles of Incorporation do not establish transfer restrictions on the original issuance or transfer of shares of R&B common stock or CFW common stock, as the case may be.

         R&B. With respect to the R&B common stock, however, there is no public trading market. The transfer of the shares of R&B common stock is restricted by the Securities Act and under other applicable federal and state securities laws.

         CFW. All shares of CFW common stock to be distributed to shareholders of R&B in the merger will be freely transferable, except for certain restrictions applicable to "affiliates" of R&B, the CFW shares placed in escrow, and for two-year restrictive agreements to be entered into by certain shareholders. Shares of CFW common stock received by persons who are deemed to be affiliates of R&B may be resold by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of R&B generally include certain officers, directors and significant shareholders of R&B. The merger agreement requires R&B to cause each of its affiliates to execute a written agreement to the effect that such persons will not sell or dispose of any of the shares of CFW common stock issued to them in the merger unless the sale or disposition of such shares has been registered under the Securities Act, conforms with Rule 145 or is otherwise exempt from the registration requirements under the Securities Act.

Shareholder Action by Written Consent

         R&B. Pursuant to Virginia law and the R&B bylaws, any action required to be taken or that may be taken at a meeting of the R&B shareholders may be taken by unanimous written consent without a meeting, provided the written consent setting forth the action is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

         CFW. Pursuant to Virginia law, any action required to be taken or that may be taken at any annual or special meeting of CFW, may be taken by written consent without a meeting. The written consent must be signed by all of the shareholders entitled to vote on the action.

Board of Directors

         R&B. The R&B board currently consists of eight directors who are divided into three classes having staggered terms of office. Successors to the class of R&B directors whose terms expire stand for reelection at each annual meeting for a term expiring at the third succeeding annual meeting. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. Under R&B's Articles of Incorporation, bylaws and Virginia law, vacancies, whether by resignation, death or removal or because of an increase in the size of the board, may be filled by an affirmative vote of a majority of the remaining members of the board of directors, even if less than a quorum. A director elected to fill a vacancy will serve until the next shareholders' meeting at which directors are elected. R&B's Articles of Incorporation and bylaws provide that directors may be removed only for cause by the vote of more than two-thirds of the outstanding shares of all classes or series of R&B stock entitled to vote at a meeting called for such purpose.

         CFW. The CFW board currently consists of nine directors who are divided into three classes having staggered terms of office. CFW's Articles of Incorporation and bylaws provide that the board of directors may not be increased by more than two during any 12-month period except by the affirmative vote of the holders of more than two-thirds of the outstanding shares of all classes or series of CFW's stock entitled to vote generally in the election of directors. Successors to the class of CFW directors whose terms expire stand for reelection at each annual meeting for a term expiring at the third succeeding annual meeting. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. Under CFW's Articles of Incorporation, bylaws and Virginia law, vacancies, whether by resignation, death or removal or because of an increase in the size of the board, may be filled by an affirmative vote of a majority of the remaining members of the board of directors even if less than a quorum. A director elected to fill a vacancy will serve until the next shareholders' meeting at which directors are elected. CFW's Articles of Incorporation and bylaws provide that directors may be removed with or without cause by the vote of more than two-thirds of the outstanding shares of all classes or series of CFW's stock entitled to vote generally in the election of directors.

Limitation of Director Liability

         R&B and CFW. The Articles of Incorporation of R&B and CFW contain provisions that limit the liability of the directors and officers of R&B and CFW as permitted under Virginia law. The provisions eliminate the liability of the R&B directors and officers to R&B or its shareholders and eliminate the liability of the CFW directors and officers to CFW and its shareholders for monetary damages for negligent or grossly negligent acts or omissions in their capacity as directors or officers, as the case may be. The provisions in the Articles of Incorporation of R&B and CFW do not, however, eliminate or limit the liability of a director or officer resulting from such person's willful misconduct or knowing violation of the criminal law, and in the case of CFW directors and officers, a knowing violation of any federal or state securities law.

         Pursuant to the Articles of Incorporation of R&B and CFW, any amendment or repeal of the applicable provisions in the Articles of Incorporation of R&B and CFW, as the case may be, will not affect the limitation of liability of directors and officers with respect to such persons' actions prior to such amendment or repeal.

Indemnification of Directors, Officers and Employees

         R&B and CFW. Virginia law permits a corporation to provide indemnification of reasonable expenses for officers, directors, employees or agents of the corporation (or any such person serving in such capacities for another entity at the request of the corporation) who are parties or are threatened to be made parties to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses, judgments, fines and amounts paid in settlement that are actually and reasonably incurred. Indemnification is permitted in all instances, except indemnity against willful misconduct or knowing violation of the criminal law. Each of the R&B and CFW Articles of Incorporation provide for the indemnification of liabilities of each person incurred by reason of serving as a director, officer, employee or agent or by reason of serving as a director, officer, trustee, or in some similar capacity, of another corporation in all instances. Virginia law does not permit indemnification in the following circumstances:

          . proceedings by and in the right of the corporation, in which the director is determined to be liable to the corporation; and

          . transactions from which a director received an improper personal benefit.

                           CFW Communications company

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The accompanying unaudited pro forma consolidated financial information has been derived by the application of pro forma adjustments to CFW's historical consolidated financial statements included elsewhere in this joint proxy statement/prospectus. The pro forma adjustments give effect to:

     .    the merger;

     . the acquisition of Richmond-Norfolk PCS for cash of $407.3 million, our 22% limited partnership interest in RSA 5, the analog assets and operations of RSA 6 and the assumption of $20.0 million of lease obligations. This acquisition has been accounted for using the purchase method of accounting;

     . the increase in our common ownership in the Virginia Alliance and West Virginia Alliance of 70.3% and 34.3%, respectively, and the subsequent consolidation (entities were previously accounted for on the equity method) due to:

          .. the merger, as R&B owns approximately 20.8% and 34.3% of the common interests of the Virginia Alliance and the West Virginia Alliance, respectively;

          .. the Virginia Alliance's redemption of its series A preferred membership interests for $16.8 million; and

          .. the conversion by us and R&B of our respective series B preferred membership interests in the Virginia Alliance into common interests.

          The increase in our common ownership interests in the Alliances has been accounted for as a step acquisition;

     . the sale of the capital stock of CFW Information Services Inc., the provider of our directory assistance services;

     . the adjustment to rental expense, depreciation expense and the amortization of deferred gain associated with the sale and leaseback of certain communications tower sites;

     . the like-kind exchange of certain wireless communications services, which we refer to in this joint proxy statement/prospectus as WCS, licenses for certain AT&T PCS licenses, which has no effect on the pro forma balance sheet or statement of operations;

     . the sale of $375 million of debt securities in a private placement and the closing of a new senior credit facility;

     . the sale of our series B, series C and series D preferred stock for gross proceeds of $250.0 million;

     . the repayment of substantially all of our existing indebtedness and that of the Alliances; and

     . the payment of fees and expenses related to the recent transactions (as defined below).

     The term recent transactions refers to:

     .    the merger;

     . the issuance and sale of $375 million of debt securities in a private placement;

     .    the anticipated borrowings under the new senior credit facility;

     .    the repayment of our existing senior indebtedness;

     . the sale and issuance of our series B, series C and series D preferred stock;

     .    our acquisition of Richmond-Norfolk PCS;

     . our acquisition of PCS licenses from AT&T and disposition of WCS licenses to AT&T;

     .    our consolidation of the Virginia Alliance and the West Virginia
          Alliance;

     .    our dispositions of RSA 5 and RSA 6; and

     .    our disposition of our directory assistance operations.

     Our unaudited pro forma consolidated balance sheet as of March 31, 2000 has been prepared as if the recent transactions had occurred on that date. The unaudited pro forma consolidated statements of operations for the periods presented give effect to the recent transactions as if they had occurred January 1, 1999. The adjustments, which are based upon available information and upon certain assumptions that we believe are reasonable, are described in the accompanying notes. The actual allocation of these adjustments will be different and the difference may be material.

     The unaudited pro forma consolidated financial statements should not be considered indicative of actual results that would have been achieved had the recent transactions been consummated on the date or for the periods indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period.

     The unaudited pro forma consolidated financial information should be read in conjunction with the historical financial statements and the notes thereto included elsewhere in this joint proxy statement/prospectus with respect to R&B and as incorporated by reference with respect to CFW, Richmond-Norfolk PCS and the Alliances.

                           CFW COMMUNICATIONS COMPANY

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              as of March 31, 2000
                                 (in thousands)


                                                                   Acquisitions
                                                  -----------------------------------------------
                                                   Richmond-                             West
                                                   Norfolk                 Virginia    Virginia
                                         CFW        PCS          R&B       Alliance    Alliance     Pro Forma         Pro Forma
                                     Historical   Historical  Historical  Historical   Historical  Adjustments (a)   As Adjusted
                                     ----------   ----------  ----------  ----------   ----------  ---------------   -----------
            ASSETS
Current assets
   Cash and cash equivalents....      $    311      $    269    $  9,421    $     65      $15,071       $  34,145     $   59,282
   Accounts receivable, net.....        14,091         4,568       2,389       2,032        1,601          (3,230)        21,451
   Other receivables............         5,841           316       2,681          --           --           4,650         13,488
   Inventories, materials and
     supplies...................           960            94         266       9,098          767             (57)        11,128
   Prepaid expenses and other...           882           859         176         429           55              --          2,401
                                      --------      --------    --------    --------      -------       ---------     ----------
     Total current assets.......        22,085         6,106      14,933      11,624       17,494          35,508        107,750
                                      --------      --------    --------    --------      -------       ---------     ----------
Restricted cash.................            --            --          --          --           --          69,121         69,121
Securities and investments......        36,949            --      17,583          --           --           2,123         56,655
Subordinated capital                        --            --          --       4,529        2,518          (7,047)            --
   certificates....................
Property and equipment, net.....       129,148       133,659      25,125      99,382       42,975          (8,556)       421,733
Other assets
   Cost in excess of net assets
     of business acquired.......        23,956            --          --          --           --         528,220        552,176
   Other........................         8,471           559       2,435         837        3,271          17,653         33,226
                                      --------      --------    --------    --------      -------       ---------     ----------
     Total other assets.........        32,427           559       2,435         837        3,271         545,873        585,402
                                      --------      --------    --------    --------      -------       ---------     ----------
     Total assets...............      $220,609      $140,324     $60,076    $116,372      $66,258        $637,022     $1,240,661
                                      ========      ========     =======    ========      =======        ========     ==========

       LIABILITIES AND
     SHAREHOLDERS' EQUITY
          (DEFICIT)
Current liabilities
   Accounts payable.............        $8,601        $2,645        $559      $5,659       $6,353           $(216)       $23,601
   Current portion of long-term
    debt and capital lease
    obligations.................            --         3,857         312          --           --              --          4,169
   Current portion of recognized
     losses in PCS ventures.....            --            --       1,318          --           --          (1,318)            --
   Other accrued liabilities            11,294         6,688       1,004       5,607        1,600            (679)        25,514
                                      --------      --------    --------    --------      -------       ---------     ----------
     Total current liabilities..        19,895        13,190       3,193      11,266        7,953          (2,213)        53,284
                                      --------      --------    --------    --------      -------       ---------     ----------
Long-term debt..................        44,362            --       7,466     116,119       51,547         302,760        522,254

Capital lease obligations.......            --        18,838          --          --           --              --         18,838
Long-term liabilities
   Deferred income taxes........        27,684            --       8,737          --           --           5,297         41,718
   Retirement benefits..........        11,155            --          --          --           --            (195)        10,960
   Long-term portion of
     recognized losses in PCS
     ventures...................           --             --       5,130          --           --          (5,130)            --
   Other........................        2,962          2,933       1,945       9,363       10,847              --         28,050
                                      --------      --------    --------    --------      -------       ---------     ----------
     Total long-term liabilities        41,801         2,933      15,812       9,363       10,847             (28)        80,728
                                      --------      --------    --------    --------      -------       ---------     ----------
Minority interests..............         1,847            --          --          --           --          (1,543)           304
Series A preferred redeemable
   membership interests.........            --            --          --      15,410           --         (15,410)            --
Series B redeemable preferred
   stock........................            --            --          --          --           --         106,670        106,670
Series C redeemable preferred
   stock........................            --            --          --          --           --         130,795        130,795
Shareholders' equity (deficit)/
   members' equity  (deficit)...      112,704       105,363      33,605     (35,786)       (4,089)        115,991        327,788
                                      --------      --------    --------    --------      -------       ---------     ----------
     Total liabilities and
      shareholders' equity......      $220,609      $140,324     $60,076    $116,372       $66,258       $ 637,022    $1,240,661
                                      ========      ========     =======    ========      ========       =========    ==========

                           CFW COMMUNICATIONS COMPANY
                  NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

         The pro forma financial data have been derived by the application of pro forma adjustments to our historical financial statements as of the date noted.

         (a) Pro forma adjustments to the Pro Forma Consolidated Balance Sheet are summarized in the following table (in thousands) and are described in the notes that follow.

                                                                                              Acquisition
                                           Transaction   Repayment    Merger     Alliance     of Richmond-  Disposition     Total
                                            Fees and    of Existing    with        Step         Norfolk    of Directory      Net
                             Financing(1)  Expenses(2)    Debt(3)     R&B(4)   Acquistion(5)     PCS(6)    Assistance(7)  Adjustment
                             ------------  -----------  -----------  --------  -------------  -----------  -------------  ----------
Cash and cash equivalents.....   $701,987    $(40,075)    $(192,486)   $(1,300)   $(16,848)    $(436,937)    $19,804      $34,145
Accounts receivable, net......         --          --            --         --          --        (1,212)     (2,018)      (3,230)
Other receivables.............         --       3,423           143         --          --            --       1,084        4,650
Inventories, materials and
  supplies....................         --          --            --         --          --            --         (57)         (57)
Restricted cash...............     69,121          --            --         --          --            --          --       69,121
Securities and investments....         --          --            --       (959)      1,182          (596)      2,496        2,123
Subordinated capital
  certificates................         --          --        (7,047)        --          --            --          --       (7,047)
Property and equipment, net.           --          --            --         --          --        (2,724)     (5,832)      (8,556)
Cost in excess of net assets
  of business acquired........         --       4,500            --    109,650      33,683       380,387          --      528,220
Debt issuance costs...........         --      18,025          (368)        --          --            --          (4)      17,653
Accounts payable..............         --          --            --         --          --          (125)        (91)        (216)
Current portion of recognized
  losses in PCS ventures......         --          --            --         --      (1,318)           --          --       (1,318)
Other accrued liabilities.....         --          --          (274)     1,250          --          (274)     (1,381)        (679)
Long-term debt................    502,019          --      (199,259)        --          --            --          --      302,760
Deferred income taxes.........         --          --            --         --          --         5,835        (538)       5,297
Retirement benefits...........         --          --            --         --          --            --        (195)        (195)
Long-term portion
  of recognized losses
  in PCS ventures.............         --          --            --         --      (5,130)           --          --       (5,130)
Minority interests............         --          --            --       (959)         --          (584)         --       (1,543)
Redeemable Series A preferred
  membership interests........         --          --            --         --     (15,410)           --          --      (15,410)
Series B redeemable
  preferred stock.............    110,608      (3,938)           --         --          --            --          --      106,670
Series C redeemable
  preferred stock.............    135,607      (4,812)           --         --          --            --          --      130,795
Shareholders' equity
  (deficit)/members'
  interests/(deficit).........     22,874      (5,377)         (225)   107,100      39,875       (65,934)     17,678      115,991

                           CFW COMMUNICATIONS COMPANY

(1) The adjustments relate to our sale of senior and subordinated notes, the new senior credit facility and the sale of our preferred stock as follows (in thousands):

      Senior secured Term Loans B and C......................     $150,000
      Senior notes due 2010(i)...............................      276,108
      Subordinated notes due 2011(iii).......................       95,000
      New preferred stock(iv)................................      250,000
                                                                  --------

      Total financing........................................     $771,108
                                                                  ========
      ------------

    (i) Approximately $69.1 million will be placed in escrow and will be used to fund the first four interest payments on the senior notes.
    (ii) The issuance of $280.0 million principal amount of senior notes and warrants to purchase 504,000 shares of common stock for $276.1 million in cash will be allocated as $269.2 million debt and $6.9 million common equity.
    (iii) The issuance of $95.0 million principal amount of subordinated notes and warrants to purchase 300,000 shares of common stock for $95.0 million in cash will be allocated as $82.8 million debt and $12.2 million common equity.
    (iv) The issuance of $250.0 million of our preferred stock and warrants to purchase 500,000 shares of common stock will be allocated as $246.2 million preferred equity and $3.8 million common equity.

(2) The portion of estimated cash expenses attributable to our new senior credit facility and the senior and subordinated notes totals $18.0 million and will be recorded as deferred financing costs and will be amortized over the expected life of the debt to be issued. Such estimated debt issuance costs include estimated fees and expenses payable to banks, placement agents, outside professionals and related advisors. Additionally, $4.5 million of estimated transaction expenses have been recorded as goodwill related to the merger with R&B and the acquisition of Richmond-Norfolk PCS. The remaining $17.6 million of estimated cash expenses represent $8.8 million of costs associated with the sale of our preferred stock, $5.6 million ($3.4 million, net of $2.2 million tax) of costs associated with a bridge commitment fee, $2.4 million ($1.5 million, net of $.9 million tax) of costs associated with one-time transaction expenses and $.8 million ($.5 million, net of $.3 million tax) of costs associated with the debt prepayment premium.

(3) The adjustments include the repayment of existing indebtedness and related accrued interest and the write-off of capitalized debt issuance costs of the combined companies as follows (in thousands):

      CFW....................................................     $ 42,972
      Virginia Alliance......................................      104,740
      West Virginia Alliance.................................       51,547
                                                                  --------
         Debt to be refinanced...............................      199,259
      Subordinated capital certificates......................       (7,047)
      Accrued interest.......................................          274
                                                                  --------
         Total use of cash...................................     $192,486
                                                                  ========

    The related unamortized deferred loan costs of $368,000 ($225,000, net of $143,000 tax) related to the existing indebtedness of the combined companies will be written off as an extraordinary charge upon the repayment of existing indebtedness.

(4) Represents the merger with R&B for 3,716,400 of our common shares at $37.86 per share (the average of our closing common stock price for the two days prior to announcement and two days subsequent to

                           CFW COMMUNICATIONS COMPANY
announcement). The actual number of shares to be issued in the merger is based on the exchange ratio of 60.27 of our shares to one share of R&B. The adjustment to common equity and the excess of the estimated purchase price over the estimated fair value of the net identifiable assets acquired is as follows (in thousands):

      Fair value of CFW common stock issued..................     $140,705
      Less: R&B, net assets..................................       33,605
                                                                  --------
          Net adjustment to common equity....................      107,100
      Transaction expenses...................................        1,300
      Covenant not to compete................................        1,250
                                                                  --------
          Net adjustment to goodwill.........................     $109,650
                                                                  ========

     We have preliminarily referred to the excess of the estimated purchase price over the estimated fair value of the net identifiable assets acquired as goodwill. The final allocation of the excess purchase price over net identifiable assets, to be determined by an independent appraiser subsequent to close, will include, if applicable, recognition of adjustments of the tangible assets and liabilities to their fair values, the fair value of identifiable intangible assets, including FCC licenses, intellectual property and residual goodwill. We have assumed an average amortization period of 20 years for goodwill for illustrative purposes.

     The adjustment also eliminates the $959,000 investment held by us in certain R&B PCS licenses.

(5) Represents the purchase accounting adjustments necessary to reflect the consolidation of the Virginia and West Virginia Alliances. A controlling interest in the Alliances will be obtained through (i) the merger with R&B,
     (ii) the contribution of additional common equity capital to the Virginia Alliance and the related redemption of series A preferred membership interests, and (iii) the conversion of our and R&B's series B preferred membership interests into common membership interests. Following these transactions, we will own approximately 91.1% and 78.9% of the Virginia Alliance and the West Virginia Alliance, respectively. The adjustment to the excess of the estimated purchase price over the estimated fair value of the net identifiable assets acquired is as follows (in thousands):

      Cash paid for redemption of series A preferred stock...     $ 16,848
      Less: Carrying value of series A preferred stock.......      (15,410)
      Elimination of negative investment balance.............       (7,630)
      Elimination of historical net equity deficit of
       Alliances.............................................       39,875
                                                                  --------
          Net adjustment to goodwill.........................     $ 33,683
                                                                  ========

     We have preliminarily referred to the excess of the estimated purchase price over the estimated fair value of the net identifiable assets acquired as goodwill. The final allocation of the excess purchase price over net identifiable assets, to be determined by an independent appraiser subsequent to close, will include, if applicable, recognition of adjustments of the tangible assets and liabilities to their fair values, the fair value of identifiable intangible assets, including FCC licenses, intellectual property and residual goodwill. We have assumed an average amortization period of 20 years for goodwill for illustrative purposes.

(6) Represents the purchase of Richmond-Norfolk PCS for (i) approximately $407.3 million in cash, (ii) the assumption of $20.0 million of lease obligations, (iii) the disposition of our 22% interest in RSA 5 and (iv) the disposition of the analog assets and operations of RSA 6. Prior to consummation of our recent transactions, we purchased the 15.9% of the RSA 6 membership interest that we did not previously own for $10.8 million. The adjustment to the excess of

                           CFW COMMUNICATIONS COMPANY
the estimated purchase price over the estimated fair value of the net identifiable assets acquired and common equity is as follows (in thousands):

       Cash paid to PrimeCo......................................   $ 407,250
       Fair value of RSA 6 analog assets and operations..........      75,000
       Fair value of 22% of RSA 5................................       3,500
                                                                    ---------
              Total purchase consideration.......................     485,750
       Less:
       Historical net equity of Richmond-Norfolk PCS.............    (105,363)
                                                                    ---------
              Net adjustment to goodwill.........................   $ 380,387
                                                                    =========
       Fair value of RSA 6 analog assets and operations..........   $  75,000
       Fair value of 22% of RSA 5................................       3,500
       Less: Book value of RSA 6 and RSA 5.......................     (14,340)
                                                                    ---------
              Pre-tax gain on disposition of RSA 6 and RSA 5.....      64,160
       Cash taxes on gain........................................     (18,896)
       Deferred tax liability....................................      (5,835)
       Historical net equity of Richmond-Norfolk PCS.............    (105,363)
                                                                    ---------
              Net adjustment to common equity....................   $ (65,934)
                                                                    =========

     We have preliminarily referred to the excess of the estimated purchase price over the estimated fair value of the net identifiable assets acquired as goodwill. The final allocation of the excess purchase price over net identifiable assets, to be determined by an independent appraiser subsequent to close, will include, if applicable, recognition of adjustments of the tangible assets and liabilities to their fair values, the fair value of identifiable intangible assets, including FCC licenses, intellectual property and residual goodwill. We have assumed an average amortization period of 20 years for goodwill for illustrative purposes.

     The net adjustment to cash includes the sum of (i) $407.3 million estimate of cash paid to PrimeCo, (ii) $10.8 million paid to acquire the minority interest in RSA 6, and (iii) $18.9 million of cash taxes paid on the gains from disposition of RSA 6 and RSA 5. The remaining adjustments include the elimination of the historical assets and liabilities of RSA 6 and the equity interest in RSA 5.

(7) Includes the disposition of the directory assistance operations to telegate AG for $35.5 million, consisting of $32.0 million in cash and common stock of telegate AG with a fair value of $3.5 million. Substantially all of the assets and liabilities of the business, with the exception of certain land and buildings, will be sold in the transaction. The net adjustment to common equity for the gain on the related disposition is as follows (in thousands):

       Cash proceeds.............................................   $  32,000
       Fair value of stock consideration.........................       3,500
                                                                    ---------
           Total consideration...................................      35,500
       Cash taxes on gain........................................     (12,196)
       Net book value of assets sold.............................      (5,626)
                                                                    ---------
           Net adjustment to common equity.......................   $  17,678
                                                                    =========

     The net adjustment to cash includes the cash proceeds of $32.0 million, less $12.2 million of cash taxes paid on the gain on disposition of the directory assistance operations. The remaining adjustments include the elimination of the historical assets and liabilities of the directory assistance operations and the receipt of $3.5 million in stock consideration.

                          CFW COMMUNICATIONS COMPANY

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     for the Year Ended December 31, 1999
                   (in thousands, except per share amounts)

                                                                       Acquisitions
                                                   ----------------------------------------------------
                                                     Richmond-                                 West
                                                      Norfolk                   Virginia     Virginia
                                           CFW          PCS          R&B        Alliance     Alliance     Pro Forma      Pro Forma
                                        Historical   Historical   Historical   Historical   Historical   Adjustments    As Adjusted
                                        ----------   ----------   ----------   ----------   ----------   -----------    -----------

Operating revenues:
   Wireless communications...........      $21,692      $50,456       $1,257      $13,377       $2,989   $   (14,986)(a)    $74,785
   Wireline communications...........       44,110           --       14,500           --           --            --         58,610
   Directory assistance..............       12,104           --           --           --           --       (12,104)(a)         --
   Other communications services.....        4,028           --        1,012           --           --            --          5,040
                                        ----------   ----------   ----------   ----------   ----------   -----------    -----------

                                            81,934       50,456       16,769       13,377        2,989       (27,090)       138,435
                                        ----------   ----------   ----------   ----------   ----------   -----------    -----------

Operating expenses:
   Cost of sales.....................        8,143       15,137           --        5,864        3,065        (5,660)(a)     26,549
   Maintenance and support...........       16,609       10,498        4,917        6,638        4,130        (1,099)(a)     41,693
   Depreciation and amortization.....       12,623       13,866        2,808        7,770        2,068        24,477(b)      63,612
   Asset impairment charge...........        3,951           --           --           --           --            --          3,951
   Customer operations...............       19,870       25,705        2,031        8,685        4,094       (10,576)(a)     49,809
   Corporate operations..............        7,216        7,315        2,356        2,517        1,743          (981)(a)     20,166
                                        ----------   ----------   ----------   ----------   ----------   -----------    -----------

                                            68,412       72,521       12,112       31,474       15,100         6,161        205,780
                                        ----------   ----------   ----------   ----------   ----------   -----------    -----------


Operating income (loss)..............       13,522      (22,065)       4,657      (18,097)     (12,111)      (33,251)       (67,345)

Other income (expenses):
   Interest expense, net.............         (905)      (1,462)        (348)      (8,042)      (1,176)      (61,693)(c)    (73,626)

   Net equity income (loss) from
   PCS and other wireless
     investees.......................      (11,186)          --       (9,652)          --           --        21,357(d)         519
   Gain/(loss) on sale of assets.....        8,318         (806)         252           --           --            --          7,764
   Other income (expense)............           --         (171)          --           --           --         2,291(e)       2,120
                                        ----------   ----------   ----------   ----------   ----------   -----------    -----------

                                            (3,773)      (2,439)      (9,748)      (8,042)      (1,176)      (38,045)       (63,223)

                                        ----------   ----------   ----------   ----------   ----------   -----------    -----------


Income (loss) before income taxes
   and minority interest.............        9,749      (24,504)      (5,091)     (26,139)     (13,287)      (71,296)      (130,568)

Income taxes (benefit)...............        2,868           --         (917)          --           --       (40,614)(f)    (38,663)

                                        ----------   ----------   ----------   ----------   ----------   -----------    -----------

Income (loss) before minority
   interests.........................        6,881      (24,504)      (4,174)     (26,139)     (13,287)      (30,682)       (91,905)

Minority interests...................         (388)          --           --           --           --           388(a)          --
                                        ----------   ----------   ----------   ----------   ----------   -----------    -----------

Net income (loss)....................       $6,493     $(24,504)     $(4,174)    $(26,139)    $(13,287)     $(30,294)      $(91,905)

                                        ==========   ==========   ==========   ==========   ==========   ===========    ===========

Dividend requirements on
  preferred stock....................                                                                       $ 18,598(g)    $ 18,598
                                                                                                         ===========     ==========
Income (loss) applicable to
  common shares......................                                                                                     $(110,503)

                                                                                                                         ==========
Net loss per common share--basic.....                                                                                        $(6.60)

                                                                                                                         ==========
Average shares outstanding--basic....                                                                                        16,742
Other Data:
   EBITDA(h).........................       30,096       (8,199)       7,465      (10,327)     (10,043)       (8,774)           218
   Depreciation and amortization.....       12,623       13,866        2,808        7,770        2,068        24,477         63,612
   Interest expense paid or payable
    in cash..........................          905        1,462          685        8,304        1,176        56,743         69,275
   Cash flows provided (used in):
     Operating activities............       31,547       (6,955)       7,680      (22,926)     (12,478)      (65,768)       (68,900)
     Investing activities............      (42,843)     (12,455)      (5,804)     (23,202)     (26,306)           --       (110,610)
     Financing activities............       11,452       19,832         (568)      46,132       38,781            --        115,629
   Pro forma deficiency of earnings
     to fixed charges................                                                                                      (131,087)


                          CFW COMMUNICATIONS COMPANY

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS for the Three Months Ended March 31, 1999
                   (in thousands, except per share amounts)

                                                              Acquisitions
                                             ------------------------------------------------
                                             Richmond-                              West
                                              Norfolk                 Virginia    Virginia
                                    CFW        PCS         R&B        Alliance    Alliance    Pro Forma   Pro Forma
                                Historical   Historical  Historical  Historical   Historical  Adjustments As Adjusted
                                ----------   ----------  ----------  ----------   ----------  ----------- -----------
Operating revenues:
   Wireless communications...      $5,049      $11,981      $  344     $2,785         $233     $(3,596)(a)  $16,796
   Wireline communications...       9,802           --       3,455         --           --          --       13,257
   Directory assistance......       2,874           --          --         --           --      (2,874)(a)       --
   Other communications
    services.................       1,044           --         127         --           --          --        1,171
                                   ------      --------      ------    --------    --------    --------    ---------
                                   18,769       11,981       3,926      2,785          233      (6,470)      31,224
                                   ------      --------      ------    --------    --------    --------    ---------
Operating expenses:
   Cost of sales.............       1,752        4,163          --      1,726          251      (1,230)(a)    6,662
   Maintenance and support...       3,296        2,689         693      1,341          785        (264)(a)    8,540
   Depreciation and
    amortization.............       2,811        3,348         670      2,168          268       6,122(b)    15,387
   Asset impairment charge...          --           --          --         --           --          --           --
   Customer operations.......       4,567        7,080         626      1,719          692      (2,549)(a)   12,135
   Corporate operations......       1,650        2,052         577        641          408        (238)(a)    5,090
                                   ------      --------      ------    --------    --------    --------    ---------
                                   14,076       19,332       2,566      7,595        2,404       1,841       47,814
                                   ------      --------      ------    --------    --------    --------    ---------

Operating income (loss)......       4,693       (7,351)      1,360     (4,810)      (2,171)     (8,311)     (16,590)
Other income (expenses):
   Interest expense, net.....        (212)        (372)        (52)    (1,723)          (8)    (16,045)(c)  (18,412)
   Net equity income (loss)
    from PCS ................      (2,278)          --      (2,045)        --           --       4,453(d)       130
and other wireless investees
   Gain/(loss) on sale of
    assets...................          --         (169)         --         --           --          --         (169)
   Other income (expense)....          --           --          --         --           --         573(e)       573
                                   ------      --------      ------    --------    --------    --------    ---------
                                   (2,490)        (541)     (2,097)     (1,723)         (8)    (11,019)     (17,878)
                                   ------      --------      ------    --------    --------    --------    ---------
Income (loss) before income
taxes and minority interest         2,203       (7,892)       (737)    (6,533)      (2,179)    (19,330)     (34,468)
Income taxes (benefit).......         774                     (298)                            (11,326)(f)  (10,850)
                                   ------      --------      ------    --------    --------    --------    ---------
Income (loss) before minority
  interests..................       1,429       (7,892)       (439)    (6,533)      (2,179)     (8,004)     (23,618)
Minority interests...........         (89)          --          --         --           --          89(a)        --
                                   ------      --------      ------    --------    --------    --------    ---------
Net income (loss)............      $1,340      $(7,892)      $(439)    $(6,533)    $(2,179)    $(7,915)    $(23,618)
                                   ======      ========      ======  ==========    ========    ========    =========
Dividend requirements on
  preferred stock............                                                                  $ 4,574(g)  $  4,574
                                                                                               ========    =========

Income (loss) applicable to
  common shares..............                                                                              $(28,192)
                                                                                                           =========
Net loss per common
  share--basic...............                                                                              $  (1.69).
                                                                                                           =========
Average shares                                                                                               16,722
outstanding--basic...........
Other Data:
   EBITDA(h).................       7,504       (4,003)      2,030     (2,642)      (1,903)     (2,189)      (1,203)
   Depreciation and                 2,811        3,348         670      2,168          268       6,122       15,387
amortization.................
   Interest expense paid or
payable in                            212          372         112      1,723          162      14,745       17,326
     cash....................
   Cash flows provided (used
      in):
     Operating activities....       6,260       (4,049)        621     (7,106)      (2,550)    (16,997)     (23,821)
     Investing activities....     (13,659)        (607)     (2,522)    (7,326)      (4,485)         --      (28,599)
     Financing activities....       7,398        4,799        (324)    14,434        7,035          --       33,342
     Pro forma deficiency of
       earnings to fixed
       charges ..............                                                                               (34,598)

                           CFW COMMUNICATIONS COMPANY

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                    for the Three Months Ended March 31, 2000
                    (in thousands, except per share amounts)

                                                              Acquisitions
                                             ------------------------------------------------
                                             Richmond-                               West
                                              Norfolk                 Virginia     Virginia
                                    CFW         PCS         R&B       Alliance     Alliance    Pro Forma    Pro Forma
                                Historical   Historical  Historical  Historical   Historical  Adjustments  As Adjusted
                                ----------   ----------  ----------  ----------   ----------  -----------  -----------
Operating revenues:
   Wireless communications...    $ 5,880      $13,330       $  355    $ 4,789      $ 2,458     $(3,853)(a)   $22,959
   Wireline communications...     13,875           --        3,990         --           --          --        17,865
   Directory assistance......      3,332           --           --         --           --      (3,332)(a)        --
   Other communications
   services..................        856           --          199         --           --          --         1,055
                                 -------      -------       ------    -------      -------     -------       -------
                                  23,943       13,330        4,544      4,789        2,458      (7,185)       41,879
                                 -------      -------       ------    -------      -------     -------       -------
Operating expenses:
   Cost of sales.............      2,367        4,242           --      2,210        2,167      (1,551)(a)     9,435
   Maintenance and support...      5,877        2,637        1,208      1,981        1,405        (342)(a)    12,766
   Depreciation and                3,706        3,111          817      2,075          702       5,872(b)     16,283
     amortization............
   Asset impairment charge...         --           --           --         --           --          --            --
   Customer operations.......      5,361        6,886          777      2,392        1,682      (2,572)(a)    14,526
   Corporate operations......      2,359        1,709          689        775          459        (247)(a)     5,744
                                 -------      -------       ------    -------      -------     -------       -------
                                  19,670       18,585        3,491      9,433        6,415       1,160        58,754
                                 -------      -------       ------    -------      -------     -------       -------
Operating income (loss)......      4,273       (5,255)       1,053     (4,644)      (3,957)     (8,345)      (16,875)
Other income (expenses):
   Interest expense, net.....       (482)        (359)         (41)    (2,681)        (848)    (13,995)(c)   (18,406)
   Net equity income (loss)
     from PCS and other
     wireless investees......     (3,625)          --       (3,080)        --           --       6,838 (d)       133
   Gain/(loss) on sale of             --           24           --         --           --          --            24
assets.......................
   Other income (expense)....         --           --           --          --          --         573(3)        573
                                 -------      -------       ------    -------      -------     -------       -------
                                  (4,107)        (335)      (3,121)    (2,681)        (848)     (6,584)      (17,676)
                                 -------      -------      -------    -------      -------     -------       -------
Income (loss) before income
  taxes and minority
  interest....................       166       (5,590)      (2,068)    (7,325)     (4,805)      (14,929)     (34,551)
Income taxes (benefit)........        44           --         (842)        --           --       (9,120)(f)   (9,918)
                                 -------      -------       ------    -------      -------     --------      -------

Income (loss) before minority
   interests.................        122       (5,590)      (1,226)    (7,325)      (4,805)     (5,809)      (24,633)
Minority interests...........        (74)          --           --         --           --          74(a)         --
                                 -------      -------       ------    -------      -------     -------       -------
Net income (loss)............   $     48      $(5,590)     $(1,226)   $(7,325)    $(4,805)     $(5,735)     $(24,633)
                                ========      =======      =======    =======     ========     =======      ========
Dividend requirements on
  preferred stock............                                                                 $  4,887(g)  $   4,887
                                                                                              ========     =========

Income (loss) applicable to
  common shares..............                                                                               $(29,520)
                                                                                                            ========
Net loss per common
   share-basic................                                                                              $  (1.76)
                                                                                                            ========
Average shares
    oustanding-basic..........                                                                                16,767
                                                                                                            ========
Other Data:
   EBITDA(h)..................     7,979       (2,144)       1,870     (2,569)      (3,255)     (2,473)         (592)
   Depreciation and
     amortization.............     3,706        3,111          817      2,075          702       5,872        16,283
   Interest expense paid or
     payable in cash..........       482          359          108      2,681          896      12,793        17,319
   Cash flows provided (used in):
     Operating activities.....     5,712       (4,024)       2,025     (5,808)      (1,433)    (15,329)      (18,857)
     Investing activities.....   (11,157)      (1,544)        (474)    14,724       14,301          --        15,850
     Financing activities.....     5,558        5,415         (348)    (8,915)       2,195          --         3,905
     Pro forma deficiency of
       earnings to fixed
       charges................                                                                               (34,684)

                           CFW COMMUNICATIONS COMPANY

           NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

         The pro forma adjustments to the Statement of Operations exclude $5.6 million ($3.4 million, net of $2.2 million tax) related to a bridge commitment fee, $368,000 ($225,000, net of $143,000 tax) write-off of deferred loan costs associated with existing indebtedness, $64.1 million ($39.4 million, net of $24.7 million tax) gain on disposition of RSA 5 and the analog assets and operations of RSA 6, $29.9 million ($17.7 million, net of $12.2 million tax) gain on disposition of the directory assistance operations, $2.4 million ($1.5 million, net of $.9 million tax) of costs associated with one-time transaction expenses and $.8 million ($.5 million, net of $.3 million tax) of costs associated with the debt prepayment premium. Such amounts represent non-recurring items that we anticipate will be recorded in our Consolidated Statement of Operations primarily during the third and fourth quarters of 2000.

(a) The pro forma adjustments to revenue, cost of goods sold, operating expenses and minority interest represent (i) the elimination of operating results associated with the disposition of the analog assets and operations of RSA 6 and the disposition of the directory assistance operations, (ii) the elimination of certain intercompany revenues and expenses between combining companies, and (iii) incremental rent expense associated with the sale of certain tower assets that occurred in the first quarter of 2000 and the subsequent leaseback of such tower assets.

(b)  The pro forma adjustment to depreciation and amortization expense reflects
     (i) the elimination of historical depreciation expense associated with the sale of certain tower assets that occurred in the first quarter of 2000, the disposition of RSA 6 and the directory assistance operations, and (ii) the application of purchase accounting to R&B, Richmond-Norfolk PCS and the Alliances.


                                                                                       Three Months Ended
                                                             Year Ended     ---------------------------------------
                                                         December 31, 1999     March 31, 1999      March 31, 2000
                                                         -----------------     --------------      --------------
                                                                               (in thousands)
         Historical depreciation elimination:
             Tower asset sales.......................       $   (759)            $  (223)             $ (403)
             RSA 6...................................           (316)                (77)                (84)
             Directory assistance operations.........           (859)               (181)               (244)
                                                             -------             -------              ------
                                                             $(1,934)            $  (481)            $  (731)
                                                             -------             -------              ------
         Purchase accounting 1:
             R&B Communications......................        $ 5,483              $1,371              $1,371
             Richmond-Norfolk PCS....................         19,019               4,755               4,755
             Transaction expenses....................            225                  56                  56
             Alliances...............................          1,684                 421                 421
                                                             -------             -------              ------
                                                             $26,411              $6,603              $6,603
                                                             -------             -------              ------
         Total depreciation and amortization expense
             adjustment..............................        $24,477              $6,122              $5,872
                                                             =======              ======              ======

------------
         (1) The merger with R&B, the acquisition of Richmond-Norfolk PCS and the consolidation of the Alliances will be accounted for as purchases. Under purchase accounting, the total purchase cost will be allocated to the assets acquired and liabilities assumed, based on valuations and other studies, as of the date of acquisition. The actual allocation of purchase cost and the resulting effect on income from operations may differ significantly from the estimated pro forma amounts included in this joint proxy statement/prospectus. For pro forma purposes, the preliminary goodwill balance is being amortized over 20 years.

(c) The pro forma adjustment to interest expense reflects our new senior credit facility, senior notes, subordinated notes, retained indebtedness, amortization of related debt issuance costs and accretion of the debt discount less the historical interest expense on debt repaid.

                           CFW COMMUNICATIONS COMPANY

     A .125% increase or decrease in the assumed interest rate applicable to our new senior credit facility, senior notes and subordinated notes would change the pro forma interest expense and income before taxes by $657,000 for the year ended December 31, 1999 and $165,000 for the three months ended March 31, 2000 and 1999.

(d) Represents the elimination of the equity losses related to the Alliances, previously recorded by us and R&B. After the transactions are complete, we will control the Alliances. The Alliances' income statements will therefore be consolidated with us. See note (5) to unaudited pro forma balance sheet for further explanation.

(e) Includes (i) rental income earned on the assets excluded from the disposition of the directory assistance operations, and (ii) amortization of the deferred gain from the sale and leaseback of certain tower assets.

(f) Includes the tax effect of the pro forma adjustments and the consolidation of the Alliances and Richmond-Norfolk PCS at the applicable effective tax rate.

(g) Represents the 8 1/2% per annum dividend on the series B preferred stock and the 5 1/2% per annum dividend on the series C preferred stock, which both accrete semi-annually, plus the accretion of the discount related to the 500,000 warrants and transaction expenses related to the sale of our preferred stock. This calculation assumes shareholder approval. In the absence of shareholder approval, our series D preferred stock will remain outstanding, which would result in total preferred dividends of $30.7 million for the year ended December 31, 1999, and $8.4 million and $7.4 million for the three months ended March 31, 2000 and 1999, respectively.

(h) EBITDA is defined, for any period, as earnings before income taxes and minority interest, interest expense, interest income, depreciation and amortization, gain (loss) on sale of fixed assets, net equity income (loss) from investees and asset impairment charges. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities, both of which are determined in accordance with generally accepted accounting principles, or as a measure of liquidity. Because it is not calculated under generally accepted accounting principles, our EBITDA may not be comparable to similarly titled measures used by other companies.

     Pro forma EBITDA is calculated as follows:

                                                                                       Three Months Ended
                                                             Year Ended        ----------------------------------
                                                         December 31, 1999     March 31, 1999      March 31, 2000
                                                         -----------------     --------------      --------------
                                                                               (in thousands)
         Pro forma net loss before income taxes and
           minority interest.........................        $(130,568)           $(34,468)              $(34,551)
         Adjustments:
              Other income...........................           (2,120)               (573)                  (573)
              (Gain) loss on sale of fixed assets....           (7,764)                169                    (24)
              Net equity income from other wireless               (519)               (130)                  (133)
                investees............................
              Interest expense, net..................           73,626              18,412                 18,406
              Asset impairment charge................            3,951                  --                     --
              Depreciation and amortization..........           63,612              15,387                 16,283
                                                              --------            --------               --------
         Pro forma EBITDA............................        $     218            $ (1,203)              $   (592)
                                                             =========            ========               ========

                     MARKET PRICES AND DIVIDEND INFORMATION

         CFW. CFW common stock trades on The Nasdaq National Market under the symbol "CFWC." The table below lists the high and low quarterly sales prices for the common stock of CFW as reported in published financial sources for each fiscal quarter during the last two years.

                                                       CFW

Fiscal Year 2000                               High              Low
         Third Quarter                         47.875            35.69
         (through August 2,
         2000)......................
         Second Quarter.............           40.50            34.875
         First Quarter..............           43.00            31.625

Fiscal Year 1999                               High              Low
         Fourth Quarter.............           34.63             21.63
         Third Quarter..............           24.00             20.13
         Second Quarter.............           25.50             20.63
         First Quarter..............           22.63             20.19

Fiscal Year 1998                               High              Low
         Fourth Quarter.............           23.38             19.50
         Third Quarter..............           24.25             20.00
         Second Quarter.............           27.50             22.25
         First Quarter..............           27.00             20.75

         On May 17, 2000, the last full trading day before the public announcement of the signing of the merger, the closing sale price per share of CFW common stock as reported by The Nasdaq National Market was $35.50. On _______, 2000, the closing sale price per share of CFW common stock as reported by The Nasdaq National Market was $_____.

         CFW has paid regular quarterly dividends through March 31, 2000. The terms of CFW's senior credit facility and senior notes restrict the payment of dividends by CFW to its shareholders. CFW currently intends to retain future earnings, if any, to fund the development and growth of its businesses and to service its debt obligations and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Any future decision concerning the payment of dividends on common stock of CFW will depend upon the elimination of restrictions regarding payment of dividends, results of operations, financial condition and capital expenditure plans of CFW, as well as such other factors as the CFW board of directors, in its sole discretion, may consider relevant.

         The number of CFW shareholders is approximately 2,885 as of July 31, 2000.

         R&B. There is no public market for R&B common stock. R&B has historically paid dividends on its common stock. The number of R&B shareholders is approximately 260.

                               DESCRIPTION OF CFW

     Overview

     We are a leading regional integrated communications provider offering a broad range of wireless and wireline products and services to business and residential customers in Virginia and West Virginia. We own our own digital PCS licenses, fiber optic network, switches and routers, which enable us to offer our customers end-to-end connectivity in many of the regions we serve. Our facilities-based approach allows us to control service quality and generate operating efficiencies.

     Our business encompasses both wireless and wireline communications services:

     . Wireless. Our wireless business consists primarily of digital PCS services, which we offer in Virginia, West Virginia and Kentucky. We complement our wireless voice services with wireless Internet and data services. We began offering digital PCS services in late 1997 and have provided analog cellular service since 1991. Our PCS network utilizes digital CDMA technology, which provides high bandwidth capacity at comparatively low cost and can be upgraded to support enhanced capabilities. We believe that the combination of our CDMA technology, our bandwidth capacity and the LMDS and MMDS wireless spectrum that we own positions us to capitalize on opportunities in the growing wireless data market. As of March 31, 2000, after giving effect to our recent transactions, which are described below under "Recent Developments," we owned licenses covering approximately 11 million pops and provided PCS services to approximately 140,700 subscribers.

     . Wireline. We provide ILEC and CLEC services in Virginia, West Virginia and Tennessee. As an ILEC, we own and operate a 103-year-old local telephone company. As of March 31, 2000, our ILEC had approximately 38,200 residential and business access lines installed. As a CLEC, we serve nine markets in three states and intend to continue our expansion into contiguous and other nearby markets. Since commencing CLEC operations in mid-1998, we have grown our number of installed business access lines to approximately 8,800, as of March 31, 2000. In addition, we provide wireline Internet access through a local presence in Virginia, West Virginia, Tennessee and North Carolina. We offer high-speed data services, such as dedicated service and DSL, and dial-up services in a growing number of markets within these three states. As of March 31, 2000, our Internet customer base totaled approximately 54,100 dial-up subscribers and 800 DSL subscribers.

     Our wireless and wireline businesses are supported by our fiber optic network, which currently includes 602 route-miles and which we expect to include approximately 1,500 route-miles by the end of 2000. This network gives us the ability to originate, transport and terminate much of our customers' communications traffic in many of our service markets. We also use our network to back-haul communications traffic for our retail services and to serve as a carrier's carrier, providing transport services to third parties for long distance, Internet and private network services. Our fiber optic network is connected to and marketed with adjacent fiber optic networks in the mid-Atlantic region.

     We are a Virginia corporation with principal executive offices located at 401 Spring Lane, Suite 300, Waynesboro, Virginia 22980. Our telephone number is
(540) 946-3500, and our web site is http://www.cfw.com. The information on our web site is not incorporated into this joint proxy statement/prospectus.

Recent Developments

     We are significantly expanding the geographic region that we serve and focusing our growth efforts on our core communications services, primarily digital PCS services, Internet access, including dedicated, high-speed DSL and dial-up services, high-speed data transmission and local telephone services. In connection with our expansion, we are receiving additional equity investments. We are also divesting non-strategic assets. In addition to the merger, transactions that have recently been completed include the:

     .    acquisition of Richmond-Norfolk PCS;
     . equity investments from Welsh Carson, Anderson & Stowe VIII and IX, L.P.s and certain of their affiliates and Morgan Stanley Dean Witter;
     . sales of our RSA 5 and RSA 6 wireless analog operations and our directory assistance operations and communications tower sites; and
     .    arrangement of a new $325 million senior credit facility.

     We have also agreed to acquire certain PCS licenses currently owned by AT&T that will add 2.5 million pops in certain markets in Pennsylvania.

     Richmond-Norfolk PCS

         A key component of our business strategy is to significantly expand our digital PCS business. As part of that expansion, we have acquired certain wireless operations of PrimeCo PCS, L.P. Pursuant to an asset exchange agreement dated May 17, 2000, we acquired Richmond-Norfolk PCS from PrimeCo. In exchange, we paid PrimeCo $408.6 million in cash, subject to post-closing adjustments, transferred to PrimeCo the assets and license comprising the analog cellular operations of the RSA 6 partnership and our partnership interest in RSA 5, and assumed approximately $20.0 million of indebtedness in the form of leveraged lease obligations.

         Richmond-Norfolk PCS was the first digital PCS provider in the Richmond and Norfolk basic trading areas, introducing its services in November 1996. The Richmond and Norfolk basic trading areas, cover approximately 3.0 million pops. Richmond-Norfolk PCS adds to our PCS footprint a large service territory in strategically located, contiguous markets. These markets, both of which are densely populated and relatively affluent, offer us an attractive opportunity to significantly expand our PCS operations.

         Richmond-Norfolk PCS offers communications products and services that it markets through a multi-channel distribution network comprised of company-operated retail outlets, third party agents and dealers, and direct sales representatives who target business accounts. The Richmond-Norfolk PCS network utilizes the same technologically-advanced digital CDMA technology that we use in our PCS services.

     Additional Equity Investment

         Welsh Carson and Morgan Stanley Dean Witter have invested $225.0 million and $25.0 million, respectively, in us. Pursuant to a stock purchase agreement, dated as of July 11, 2000, Welsh Carson purchased $100.0 million of our series B preferred stock, and Morgan Stanley Dean Witter purchased $12.5 million of that same series B preferred stock. In connection with the issuance of the series B preferred stock, we issued to Welsh Carson and Morgan Stanley Dean Witter warrants to purchase 444,444.4 and 55,555.6 shares of our common stock, respectively, at an exercise price of $50.00 per share.

         Pursuant to a series of stock purchase agreements, dated as of July 26, 2000, and August __, 2000, respectively, Welsh Carson purchased $55.0 million of our series C preferred stock, and $70 million of our series D preferred stock, and Morgan Stanley Dean Witter purchased $5.3 million of that same series C preferred stock and $7.2 million of that same series D preferred stock. The series B and series C preferred stock is convertible into our common stock at any time, and the series D preferred stock is convertible into series C preferred stock upon approval of our shareholders.

     PCS License Acquisitions

         Pursuant to an exchange agreement with AT&T Corp. and certain affiliates, dated as of June 26, 2000, AT&T has agreed to transfer to us digital PCS spectrum owned by AT&T. In exchange, we agreed to transfer to AT&T certain wireless communications services, or WCS, licenses that we own. Under the terms of the agreement, AT&T agreed to assign to us PCS license spectrum ranging from 10MHz to 15MHz in certain markets in Pennsylvania in exchange for our assignment to AT&T of our WCS licenses in Richmond, Virginia and Columbus, Ohio. The proposed acquisition of the AT&T PCS licenses would add 2.5 million pops to our PCS license footprint in strategically located, contiguous geographic markets. These pops are not currently built out.

     Divestitures

         We have divested certain of our non-strategic assets and operations, including our wireless analog and directory assistance operations and our communications tower sites. In connection with our acquisition of Richmond-Norfolk PCS, we transferred to PrimeCo the assets and license comprising the analog cellular operations of RSA 6, a partnership in which we owned a 100% interest, and our limited partnership interest in RSA 5, a partnership in which we owned a 22.0% interest.

         We have sold our directory assistance operations. Pursuant to a stock purchase agreement dated May 17, 2000, with telegate AG, a public company in Germany, we sold to telegate AG the capital stock of CFW Information Services Inc. through which we conducted our directory assistance operations. In exchange, we received $32.0 million in cash and $3.5 million of stock in telegate AG.

         In March 2000, we sold to Crown Castle International Corp., for approximately $46.4 million, 145 communications tower sites that were owned by either us, the Virginia Alliance or the West Virginia Alliance. In April 2000, we sold to Crown Castle an additional six tower sites for approximately $1.1 million.

     Financing and Refinancing

         To fund the $408.6 million cash portion of the purchase price of Richmond-Norfolk PCS, we sold $280.0 million of senior notes, $95 million of subordinated notes and $137.5 million of series C and series D preferred stock and closed on a $325.0 million senior credit facility. We have also refinanced substantially all of the Alliances' and our long-term indebtedness with proceeds from our new senior credit facility and part of the proceeds from the $112.5 million sale of our series B preferred stock.

Directors and Executive Officers

         Our executive officers are elected annually by the board of directors and serve until their successors are duly elected and qualified. Pursuant to the terms of the series B preferred stock and the securities purchase agreement relating to the issuance and sale of the series B preferred stock, Welsh Carson has designated Anthony J. de Nicola and Lawrence B. Sorrel as its board representatives.

         Set forth below are the names, ages and positions of our directors and executive officers.

Name                        Age    Position
----                        ---    --------
James S. Quarforth ..........46    Chairman of the Board and Chief Executive Officer
Carl A. Rosberg .............47    President, Chief Operating Officer and Director
David R. Maccarelli .........48    Senior Vice President---Operations and Engineering
Michael B. Moneymaker........42    Senior Vice President and Chief Financial
                                     Officer, Treasurer and Secretary
Don Marie Persing ...........48    Senior Vice President
Warren C. Catlett ...........40    Senior Vice President---Corporate Development
Phyllis H. Arnold ...........51    Director
William W. Gibbs, V .........59    Director
C. Wilson McNeely, III.......57    Director

John B. Mitchell, Sr.........59    Director
John N. Neff ................48    Director
Anthony J. de Nicola ........36    Director
Lawrence B. Sorrel ..........41    Director

     Our board of directors is comprised of three classes, which consist of three members each. The members of each class are elected annually to serve staggered three-year terms as follows:

     . Class I directors include Messrs. McNeely and Rosberg, who have been elected to serve until 2001 and includes Mr. Sorrel;

     . Class II directors include Messrs. Mitchell and Quarforth, who have been elected to serve until 2002 and includes Mr. de Nicola, who will stand for election at the next annual shareholder meeting; and

     . Class III directors include Ms. Arnold and Messrs. Neff and Gibbs, who have been elected to serve until 2003.

     James S. Quarforth became Chairman of the Board and Chief Executive Officer on May 1, 1999. Mr. Quarforth has served as a director of CFW since 1987. Previously, he was President and Chief Executive Officer since 1990. He has also served as a director of Virginia Financial Corporation, Illuminet Holdings, Inc. and, until September 23, 1999, served as a director of American Telecasting, Inc.

     Carl A. Rosberg became President and Chief Operating Officer on May 1, 1999. Mr. Rosberg has served as a director of CFW since 1992. Previously, he was Senior Vice President until May 1, 1999. He also served as a director of American Telecasting, Inc. until September 23, 1999.

     David R. Maccarelli became Senior Vice President--Operations and Engineering in May 2000. From July 1999 to April 2000 he served as President of Virginia operations. From January 1994 to June 1999 he served as Senior Vice President. From January 1993 to December 1993, he served as Vice President--Network Services. From June 1974 to December 1992, prior to joining CFW, he held numerous leadership positions with Bell Atlantic. These positions encompassed operations, engineering, regulatory and business development.

     Michael B. Moneymaker became Senior Vice President and Chief Financial Officer, Treasurer and Secretary in April 2000. From January 1999 to March 2000, he was Vice President and Chief Financial Officer, Treasurer and Secretary. From October 1995 to December 1998 he served as Vice President of Finance. Previously, he was a Senior Manager for Ernst and Young from October 1989 until October 1995.

     Don Marie Persing became Senior Vice President in July 1999. From May 1998 to June 1999 she served as Vice President--Human Resources. Prior to joining CFW, from December 1995 to April 1998, she was employed by PrimeCo Personal Communications as Vice President of Customer Care. From August 1994 to November 1995, she served as operations manager for CFW's directory assistance operation. From June 1974 to January 1994, she held numerous leadership positions with AT&T and C&P Telephone. These positions encompassed customer care, directory assistance, human resources, network engineering, software development and large project management.

     Warren C. Catlett became Senior Vice President--Strategy and Business Development in April 2000. From January 1997 to March 2000, he was Vice President--Strategy and Business Development. Prior to that, he had served as director of Business Development since January 1994. Previously, he served as Planning and Regulatory Manager from April 1992 until January 1994 and Revenue Requirements Manager from May 1990 until April 1992. Previously, he was responsible for a variety of tariff, settlements, and regulatory matters at the National Exchange Carrier Association.

     Phyllis H. Arnold has been a director of CFW since 1999. She is the Senior Executive Vice President and Chief Operating Officer of One Valley Bancorp, Inc. She has served on the board of directors of One Valley Bancorp since 1993. Mrs. Arnold has been the President and Chief Operating Officer of One Valley Bank, N.A. since 1991.

     William W. Gibbs, V has been a director of CFW since 1977. He has been President of Comprehensive Computer Consultants, Inc. since 1994.

     C. Wilson McNeely, III has been a director of CFW since 1995. He has been Chairman of the Board of Eagle Corporation, a manufacturer of concrete products and distributor of fuel oils, since 1997. Prior to 1997 he was President of Eagle Corporation.

     John B. Mitchell, Sr. has been a director of CFW since 1989. He has been President and Chairman of the Board of Hammond--Mitchell, Inc., a construction contractor since 1968.

     John N. Neff has been a director of CFW since 1995. He has been President and Chief Executive Officer of Nielsen Builders, Inc. since 1988.

     Anthony J. de Nicola was appointed a director of CFW in July 2000. He has served as a managing member or general partner of the respective sole general partners of Welsh, Carson, Anderson & Stowe VIII and IX, L.P.s and other associated investment partnerships since 1994. Previously he worked for William Blair & Co. for four years in the merchant banking area. He is a director of Centennial Communications, BTI Telecom Corp., Valor Telecommunications, LLC, Alliance Data Systems, Inc. and several private companies.

     Lawrence B. Sorrel was appointed a director of CFW in July 2000. Mr. Sorrel joined Welsh Carson in 1998 and is a managing member or general partner of the respective sole general partners of Welsh, Carson, Anderson & Stowe VIII and IX, L.P.s and other associated investment partnerships. Prior to joining Welsh Carson, Mr. Sorrel spent 12 years at Morgan Stanley where he was a Managing Director and senior executive in Morgan Stanley's private equity business. Mr. Sorrel is chairman of the board of SpectraSite Holdings, Inc. and is a director of Select Medical Corp., Emmis Communications, Westminster Healthcare Ltd., Valor Telecommunications, LLC. Winstar Communications, Inc. and Firstmark Communications.

     We expect that, following completion of the merger, J. Allen Layman, who is currently Chief Executive Officer of R&B, will become President and Chairman of our Board of Directors. We also expect that John B. Williamson, III will become one of our directors. Mr. Williamson is currently on the board of R&B and is President and Chief Executive Officer of RGC Resources, Inc.

Principal Shareholders

     The following table presents information, as of May 31, 2000, regarding the beneficial ownership of our common stock by:

     . each person known to us to be a beneficial owner of five percent or more of our common stock;

     .    each director;

     . each executive officer named under "Directors and Executive Officers" on page __; and

     .    all directors and executive officers as a group.

     Under Securities Exchange Commission rules, beneficial ownership of our common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise. Unless otherwise indicated in the footnotes to this table, each of the beneficial owners named in the table has sole voting and investment power with respect to their shares of our common stock. Unless otherwise noted, the address for each of our directors and executive officers is c/o CFW Communications Company, 401 Spring Lane, Suite 300, Waynesboro, Virginia 22980. As of May 31, 2000, we had 13,109,703 shares of common stock outstanding. For purposes of calculating the percentage of total voting power below, we have included in the number of outstanding shares of common stock 4,146,228 shares of common stock that may be acquired upon the conversion of our series B and series C preferred stock, which votes with our common stock on an as-converted basis.


                                                           Number of Shares           Percentage of
Name and Address of Beneficial Owner                    Beneficially Owned (1)      Total Voting Power
------------------------------------                    ----------------------      ------------------
Welsh, Carson, Anderson & Stowe(2)(3) ............................4,463,049                24.4%
James S. Quarforth(4) ..............................................143,086                  *
Carl A. Rosberg(5) ..................................................85,698                  *
David R. Maccarelli(6) ..............................................41,016                  *
Michael B. Moneymaker(7) ............................................26,738                  *
Don Marie Persing(8) .................................................7,424                  *
Phyllis H. Arnold(10) ................................................1,826                  *
Warren C. Catlett(11) ...............................................16,273                  *
William W. Gibbs, V(12) ............................................166,482                  *
C. Wilson McNeely, III(13) ..........................................19,008                  *
John B. Mitchell, St.(14) ............................................6,511                  *
John N Neff(15) ......................................................4,718                  *
Anthony J. de Nicola(16) .............................................6,764                  *
Lawrence B. Sorrel(17) ...............................................7,731                  *
All directors and executive officers as a group (13 persons) .......533,275                3.0%

-------------
*    Less than one percent.
(1) Includes shares held by spouses, children, trusts, and companies in which the director or officer owns a controlling interest.
(2) Assumes shareholder approval of the proposal to and terms of preferred stock of these shares, Welsh, Carson, Anderson & Stowe VIII, L.P. and Welsh, Carson, Anderson & Stowe IX, L.P. each own 2,001,466 shares beneficially and of record. 300,000 of the shares are owned beneficially and of record by WCAS Capital Partners III, L.P. and 160,118 of the shares are owned beneficially and of record by individuals who are members of the limited liability company that serves as the sole general partners of Welsh, Carson, Anderson & Stowe VIII and IX, L.P.s, including Messrs. de Nicola and Sorrel and individuals employed by its investment advisor. Each of Welsh, Carson, Anderson & Stowe VIII L.P. and Welsh, Carson, Anderson & Stowe IX, L.P. disclaim beneficial ownership of all shares except to the extent owned of record by them. The address for Welsh, Carson, Anderson & Stowe VIII, L.P. and Welsh, Carson, Anderson & Stowe IX, L.P. is 320 Park Avenue, Suite 2500, New York, New York 10022.
(3) Assumes shareholder approval of the proposal to and terms of preferred stock includes approximately 2,439,024 shares issuable upon conversion of 100,000 shares of series B preferred stock, approximately 1,279,581 shares issuable upon conversion of 55,022 shares of series C preferred stock, approximately 444,444 shares issuable upon the exercise of warrants to purchase common stock at an initial exercise price of $50.00 per share, and 300,000 shares issuable upon the exercise of warrants to purchase common stock at an initial exercise price of $.01 per share. Welsh Carson has also purchased 69,978 shares of our series D preferred stock. Upon shareholder approval, the series D preferred stock will convert into 69,978 shares of series C preferred stock, which are convertible into approximately 1,555,067 shares of common stock.
(4) Includes 89,700 shares which Mr. Quarforth has the right to acquire through the exercise of stock options.
(5) Includes 55,450 shares which Mr. Rosberg has the right to acquire through the exercise of stock options.
(6) Includes 37,516 shares which Mr. Maccarelli has the right to acquire through the exercise of stock options.
(7) Includes 17,400 shares which Mr. Moneymaker has the right to acquire through the exercise of stock options.
(8) Includes 6,000 shares which Ms. Persing has the right to acquire through the exercise of stock options.
(9) Includes 5,500 shares which Mr. Brownlee has the right to acquire through the exercise of stock options.
(10) Includes 826 shares which Ms. Arnold has the right to acquire through the exercise of stock options.
(11) Includes 14,535 shares which Mr. Catlett has the right to acquire through the exercise of stock options.
(12) Includes 923 shares which Mr. Gibbs has the right to acquire through the exercise of stock options.
(13) Includes 1,322 shares which Mr. McNeely has the right to acquire through the exercise of stock Options.
(14) Includes 1,592 shares which Mr. Mitchell has the right to acquire through the exercise of stock options.
(15) Includes 3,818 shares which Mr. Neff has the right to acquire through the exercise of stock options.
(16) Excludes 4,456,285 shares owned beneficially and of record by Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WCAS Capital Partners III, L.P. and other individuals who are affiliated with Welsh Carson. Mr. de Nicola disclaims beneficial ownership of such shares. See footnote (2) above. Includes 778 shares issuable upon the exercise of warrants to purchase common stock at an initial exercise price of $50.00 per share.
(17) Excludes 4,455,318 shares owned beneficially and of record by Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WCAS Capital Partners IH, L.P. and other individuals who are, affiliated with Welsh Carson.-Mr. Sorrel disclaims beneficial ownership of such shares. See footnote (2) above. Includes 889 shares issuable upon the exercise of warrants to purchase common stock at an initial exercise price of $50.00 per share.

                              CERTAIN TRANSACTIONS

Equity Investment

     Welsh Carson has purchased 100,000 shares of series B preferred stock for $100.0 million, and Morgan Stanley Dean Witter has purchased 12,500 shares of the series B preferred stock for $12.5 million. The series B preferred stock is entitled to receive dividends at an annual rate of 8.5% of the stated value and is convertible into shares of our common stock at any time at the option of the holders at a conversion rate equal to the stated value divided by $41.00. In connection with the issuance of the series B preferred stock, we issued to Welsh Carson and Morgan Stanley Dean Witter warrants to purchase 500,000 shares of our common stock at an exercise price of $50.00 per share.

     Welsh Carson has also purchased 55,022 shares of series C preferred stock for $55.0 million and 69,978 shares of series D preferred stock for $70.0 million. Morgan Stanley Dean Witter has committed to purchase 5,278 shares of that same series C preferred stock for $5.3 million and 7,222 shares of that same series D preferred stock for $7.2 million. The series C preferred stock is entitled to receive dividends at an annual rate of 8.5% of the stated value and is convertible into shares of common stock at any time at the option of the holders at a conversion rate equal to the stated value divided by $43.00. The series D preferred stock is entitled to receive dividends at an annual rate of 18.0% of the stated value and is automatically converted into shares of series C preferred stock upon our shareholders' approval of such conversion. Upon such approval, the dividend rate on the series C preferred stock will decrease to 5.5%, and the conversion price will increase to $45.00.

     The holders of a majority of the series B preferred stock are entitled to elect in the aggregate two of our directors and, for so long as the series B preferred stock is outstanding, CFW will have no more than 11 directors on the board. The holders of the series B and series C preferred stock will be entitled to vote with the holders of our common stock on an as-converted basis. Until our shareholders approve full voting rights, Welsh Carson will exercise voting rights only with respect to shares representing less than 20% of the issued and outstanding shares of our common stock at the time of any such vote, and will vote any remaining shares in the same proportion as our other shareholders. The series D preferred stock will be non-voting.

     In connection with these equity investments, we have agreed to pay to Welsh Carson all reasonable out-of-pocket expenses of Welsh Carson, including a financial advisory fee Welsh Carson will pay to Morgan Stanley Dean Witter upon the closing of the Richmond-Norfolk PCS acquisition.


Subordinated Notes

     WCAS Capital Partners III, L.P., an affiliate of Welsh Carson, has purchased at par $95.0 million aggregate principal amount of 13.5% subordinated notes. WCAS Capital will not be permitted to transfer any of the subordinated notes to a third party for a period of one year from the closing date of this offering without the prior consent of Morgan Stanley & Co. Incorporated.

Affiliated Transactions

     In 1999, CFW awarded a construction project for a new $3.7 million corporate facility to Nielsen Builders, Inc. through a competitive bidding process. Construction of the new facility commenced in

2000. In 1998, CFW paid $2.7 million to Nielsen Builders for the construction of our customer care center and certain additional construction activities, which were completed in 1998. The construction project for the customer care center had been awarded to Nielsen Builders in 1997 through a competitive bidding process. Mr. John Neff, currently a member of our board of directors, serves as President and Chief Executive Officer of Nielsen Builders, Inc.

                               DESCRIPTION OF R&B

Overview

         R&B is an integrated communications provider offering a broad range of products and services to business and residential customers in the Roanoke and New River Valleys of Virginia. These communications products and services include local and long distance telephone, dial-up and high-speed Internet access, competitive local exchange access, paging and wireless cable television.

         Historically, R&B has derived much of its revenues from its ILEC. R&B introduced Internet services in late 1996 and CLEC services in the second quarter of 1998. As a result of its increasing focus on and growth in CLEC services and Internet services, an increasing portion of its operating revenues and EBITDA will be generated by businesses other than its mature local telephone operations. These newer businesses have generated lower operating margins due to start-up costs associated with expansion into new markets and introduction of new service offerings throughout the region it serves. As it expands its markets and introduces new products, R&B expects to continue to have lower operating margins for these businesses.

         R&B's wireless PCS service offerings consist of significant investments in the Virginia Alliance and the West Virginia Alliance. The Virginia Alliance and the West Virginia Alliance commenced operation in September 1997 and September 1998, respectively. R&B has recognized significant equity losses from these investments.

         On June 16, 2000, R&B's board of directors approved an agreement and plan of merger with CFW Communications.

Management's Discussion and Analysis of Financial Condition and Results of Operations

         The following discussion and analysis should be read in conjunction with "Selected Historical Consolidated Financial Data of R&B Communications, Inc." on page ___ and other financial statements and the notes thereto included elsewhere in this joint proxy statement/prospectus. Much of the discussion in this section involves forward-looking statements. Actual results may differ significantly from the results suggested by these forward-looking statements.

     Revenues

        R&B's revenues are generated from:

        . wireless communications, including paging and wireless cable television revenues;

        . wireline communications, including ILEC, fiber optic network usage or carrier's carrier services, Internet, CLEC, long distance, voicemail and wireline cable television revenues; and

        . other communications services revenues, including revenues from the sale, installation and lease of communications equipment.

     Operating Expenses

          R&B's operating expenses are generally incurred from the following categories:

          . maintenance and support expenses, including costs related to specific property and equipment, as well as indirect costs such as engineering and general administration of property and equipment;

          .    depreciation and amortization;

          . customer operations expenses, including marketing, product management, product advertising, sales, publication of a regional telephone directory, customer services; and

          . corporate operations expenses, including taxes other than income, executive, accounting, legal, purchasing, information management, human resources and other general and administrative expenses.

     Other Income (Expenses)

          R&B's other income (expenses) are generated (incurred) from interest income and expense, dividend income, equity income or loss from the Virginia Alliance and the West Virginia Alliance, or the Alliances, and other equity investments and gain on sale of investments and assets.

     Income Taxes

          R&B's income tax liability and effective tax rate increase and decrease based upon changes in a number of factors, including pre-tax income or loss, losses sustained by the Alliances, net operating losses and related carrybacks and carryforwards, gain or loss on the sale of assets and investments, non-deductible expenses related to life insurance policies, tax and employment credits, and charitable contributions and other tax deductible amounts.

Results of Operations

Three Months Ended March 31, 2000 Compared to Three Months Ended March 31, 1999

     Overview

          Net loss increased $.8 million, or 200%, from $.4 million for the three months ended March 31, 1999 to a net loss of $1.2 million for the three months ended March 31, 2000. EBITDA for the three months ended March 31, 2000 decreased $.1 million, or 8%, from $2.0 million for the three months ended March 31, 1999 to $1.9 million for the three months ended March 31, 2000. Operating income decreased $.3 million, or 23%, from $1.4 million for the three months ended March 31, 1999 to $1.1 million for the three months ended March 31, 2000. R&B's share of the net loss from the Alliances increased $1.1 million, or 49%, from $2.1 million, $1.3 million after tax, for the three months ended March 31, 1999 to $3.2 million, $2.0 million after-tax for the three months ended March 31, 2000.

          These results reflect customer growth from wireless, CLEC and Internet services and R&B's share of the Alliances' losses. The decreases in operating income and EBITDA results were due to higher levels of depreciation and amortization generated by capital investments in growth businesses and the underlying supporting infrastructure.

     Operating Revenues

         Total operating revenues increased $.6 million, or 16%, from $3.9 million in the three months ended March 31, 1999 to $4.5 million for the three months ended March 31, 2000. The increase was due primarily to a $.5 million increase in network and CLEC-based revenues. CLEC customers totaled 4,400 as of March 31, 2000, which represented an increase of 2,800 customers from March 31, 1999. Internet customers grew to 2,200 as of March 31, 2000, an increase of 900 customers from March 31, 1999.

         Wireless Communications Revenues. Wireless communications revenues were relatively stable from the three months ended March 31, 1999 to the three months ended March 31, 2000.

         Wireline Communications Revenues. Wireline communications revenues increased $.5 million, or 15%, from $3.5 million for the three months ended March 31, 1999 to $4.0 million for the three months ended March 31, 2000. Network revenues and revenues from fiber optic network usage, CLEC and long distance accounted for most of this increase. CLEC revenues increased $.3 million, or 75%, from $.4 million for the three months ended March 31,1999 to $.7 million for the three months ended March 31, 2000, reflecting the growth in access lines noted above.

         Other Communications Revenues. Other communications revenues increased $.1 million, or 57%, from $.1 million for the three months ended March 31, 1999 to $.2 million for the three months ended March 31, 2000. This increase was principally the result of ancillary sales and services related to the growing wireline and wireless services.

     Operating Expenses

         Total operating expenses increased $.9 million, or 36%, from $2.6 million for the three months ended March 31, 1999 to $3.5 million for the three months ended March 31, 2000. This increase was primarily in the wireline businesses. Within this business, CLEC and network operations comprised $.4 million of the total increase. The CLEC and network operating expense increased as a result of the expenses associated with increased fiber build-out and from strong growth of the CLEC markets.

         Maintenance and Support Expense. Maintenance and support expense increased $.5 million, or 74%, from $.7 million for the three months ended March 31, 1999 to $1.2 million for the three months ended March 31, 2000. This increase was due primarily to CLEC rollout and engineering and operations support growth.

         Depreciation and Amortization. Depreciation and amortization expense increased $.1 million, or 22%, from $.7 million for the three months ended March 31, 1999 to $.8 million for the three months ended March 31, 2000. This increase was due to an increase of approximately 13% in the plant-in-service asset base from $37.6 million as of March 31, 1999 to $42.5 million as of March 31, 2000. Depreciation and amortization as a percent of the related assets increased from 1.6% for the three months ended March 31, 1999 to 1.9% for the three months ended March 31, 2000. This increase was due to shift in the composition of the asset base from traditional telephone plant to more network plant and equipment.

         Customer Operations Expense. Customer operations expense increased $.2 million, or 24%, from $.6 million for the three month period ended March 31, 1999 to $.8 million for the three months ended March 31, 2000. This increase related primarily to marketing and sales activities and customer care growth, which was consistent with the related revenue growth.

         Corporate Operations Expense. Corporate operations expense increased $.1 million, or 19%, from $.6 million for the three months ended March 31, 1999 to $.7 million for the three months ended March 31, 2000. This increase was a result of growth in the corporate infrastructure commensurate with the significant growth in operations.

     Other Income (Expenses)

         Other income (expenses) was driven primarily by the effect of losses from the Alliances. R&B Communications' share of losses from the Virginia Alliance increased $.1 million, or 11%, from $1.4 million for the three months ended March 31, 1999 to $1.5 million for the three months ended March 31, 2000. Its share of losses from the West Virginia Alliance, which commenced operations in the latter part of the third quarter of 1998, and expanded significantly in the second quarter of 1999, increased from $.8 million for the three months ended March 31, 1999 to $1.6 million for the three months ended March 31, 2000.

     Income Taxes

         The income tax benefit of net losses increased from $.5 million for the three months ended March 31, 1999 to $.9 million for the three months ended March 31, 2000. The primary factor causing this change was an increase in the pre-tax loss of $1.3 million.

1999 Compared to 1998

     Overview

         Net loss increased $3.4 million, from $.8 million in 1998 to $4.2 million in 1999. EBITDA increased $.8 million, or 12%, from $6.7 million in 1998 to $7.5 million in 1999. Operating income increased $.3 million, or 7%, from $4.3 million in 1998 to $4.6 million in 1999. Net loss for 1999 was $4.2 million, including the equity losses from the Alliances of $10.0 million, $6.2 million after tax.

     Operating Revenues

         Total operating revenues increased $2.9 million, or 21%, from $13.9 million in 1998 to $16.8 million in 1999.

         Wireless Communications Revenues. Wireless communications revenues remained relatively stable from 1998 to 1999. Revenues for paging decreased $.1 million, from $.7 million in 1998 to $.6 million in 1999. This decrease resulted primarily from a decline in paging customers due to increased competition and decreased marketing emphasis. Wireless cable revenues increased $.1 million, or 20%, from $.5 million in 1998 to $.6 million in 1999 as a result of increased marketing.

         Wireline Communications Revenues. Wireline communications revenues increased $2.8 million, or 24% from $11.7 million in 1998 to $14.5 million in 1999. Telephone revenues, including local service, access and toll service, and calling feature revenues increased $.8 million, or 11%, from $7.6 million in 1998 to $8.4 million in 1999. This increase was primarily due to growth in access lines of 1,700, or 16%, from 10,500 as of December 31, 1998 to 12,200 in 1999. Revenues from fiber optic network usage and CLEC increased $1.7 million, or 45% from $3.8 million as of December 31, 1998 to $5.5 million in 1999 due to increased network usage and strong CLEC access line growth. CLEC services were introduced in the Roanoke market in the second quarter of 1998. The number of CLEC business access lines increased from 1,300 as of December 31, 1998 to 3,800 as of December 31, 1999.

Internet service revenues increased from $.3 million in 1998 to $.6 million in 1999 due primarily to an increase in subscribers from 1,200 in 1998 to 2,100 in 1999.

         Other Communications Revenues. Other communications revenues increased $.1 million, or 6%, from $.9 million in 1998 to $1.0 million in 1999. This increase was related to the increase in customers for both wireline and wireless services.

     Operating Expenses

         Total operating expenses increased $2.6 million, or 27%, from $9.5 million in 1998 to $12.1 million in 1999. The increase was primarily attributable to additional business volume in ILEC, CLEC, and competitive access services. Costs associated with providing these services accounted for $9.9 million of operating expense, an increase of $2.3 million, or 30%, over 1998. Of this increase, $1.7 million was from CLEC and other competitive access services.

         Maintenance and Support Expense. Maintenance and support expense increased $1.5 million, or 45%, from $3.4 million in 1998 to $4.9 million in 1999. Approximately $1.1 million of this increase related to geographic expansion and other growth in network and CLEC services.

         Depreciation and Amortization. Depreciation and amortization expense increased $.5 million, or 20%, from $2.3 million in 1998 to $2.8 million in 1999. Of this increase, $.3 million was related to growth in CLEC operations and ILEC digital switching upgrades.

         Customer Operations Expense. Customer operations expense increased $.1 million, or 5%, from $1.9 million in 1998 to $2.0 million in 1999. This increase was due primarily to start up of CLEC operations.

         Corporate Operations Expense. Corporate operations expense increased $.5 million, or 27%, from $1.9 million in 1998 to $2.4 million in 1999. This increase was due to increases in personnel to support growth in ILEC and CLEC operations.

     Other Income (Expenses)

         Other income (expenses), which was a net expense in 1998 and 1999, increased $3.8 million, from an expense of $5.9 million in 1998 to an expense of $9.7 million in 1999, as a result of a full year of operations by the West Virginia Alliance.

         R&B's share of losses of the Alliances totaled $10.0 million in 1999, a $3.9 million increase from 1998 losses of $6.1 million. The West Virginia Alliance commenced operations in late 1998 and the loss from that investee increased from $1.1 million in 1998 to $4.6 million in 1999. Losses from the Alliances are expected to continue to be significant until the customer base is sufficient to cover the normal operating cost for these services.

     Income Taxes

         The income tax benefit of net losses increased $.1 million, or 21%, from $.8 million in 1998 to $.9 million in 1999. The primary factor causing this change was an increase in the pre-tax loss of $3.5 million.

1998 Compared to 1997

     Overview

         Total operating revenues increased $2.3 million, or 19%, from $11.6 million in 1997 to $13.9 million in 1998. EBITDA increased $.4 million, or 6%, from $6.3 million in 1997 to $6.7 million in 1998. Operating income increased $.1 million, or 2%, from $4.2 million in 1997 to $4.3 million in 1998. Net loss for 1998 was $.8 million, including the equity losses from the Alliances of $6.1 million, $3.8 million after tax.

     Operating Revenues

         Wireless Communications Revenues. Wireless communications revenues increased $.3 million, or 33%, from $.9 million in 1997 to $1.2 million in 1998. The increase resulted from an increase in wireless cable program offerings during 1997.

         Wireline Communications Revenues. Wireline communications revenues increased $2.0 million, or 21%, from $9.7 million in 1997 to $11.7 million in 1998. ILEC revenues increased $.6 million, or 9%, from $7.0 million in 1997 to $7.6 million in 1998. These increases were primarily due to a 4% growth in access lines and a 47% growth in revenues from custom calling features. Revenues from fiber optic network usage and CLEC increased $1.2 million, or 46%, from $2.6 million in 1997 to $3.8 million in 1998 due to increased network usage and the roll-out of CLEC in the Roanoke market. Internet revenues, which were insignificant in 1997, its first full year of operations, grew to $.3 million in 1998.

         Other Operating Revenues. Other communications revenues were relatively stable from 1997 to 1998.

     Operating Expenses

         Total operating expenses increased $2.1 million, or 28%, from $7.4 million in 1997 to $9.5 million in 1998. The 1998 increases were primarily attributable to ILEC and CLEC and other competitive access services. Of this increase, $1.1 million was from CLEC and other competitive access services.

         Maintenance and Support Expense. Maintenance and support expense increased $1.1 million, or 48%, from $2.3 million in 1997 to $3.4 million in 1998. Of this increase, $.3 million related to network and CLEC operations. These increases were plant-related expense increases due to geographic expansion.

         Depreciation and Amortization. Depreciation and amortization expense increased $.2 million, or 10%, from $2.1 million in 1997 to $2.3 million in 1998. Expanded growth in CLEC operations and ILEC digital switching upgrades were the primary reasons for the increase.

         Customer Operations Expense. Customer operations expense increased $.6 million, or 46%, from $1.3 million in 1997 to $1.9 million in 1998, primarily due to start up of CLEC operations.

         Corporate Operations Expense. Corporate operations expense increased $.2 million, or 12%, from $1.7 million in 1997 to $1.9 million in 1998, representing growth in corporate infrastructure associated with growth in operations.

     Other Income (Expenses)

         Other income (expenses) was $4.7 million in income in 1997 and $5.9 million in expense in 1998. Income in 1997 included a $5.1 million gain on the sale of Roanoke MSA Ltd. partnership investment. R&B's share of losses from the Alliances increased $5.3 million, from $.8 million in 1997 to $6.1 million in 1998.

         Other expenses, principally interest, decreased $.1 million in 1998 from 1997 due to continued debt reduction.

     Income Taxes

         Income taxes decreased $3.8 million, or 127%, from a $3.0 million expense in 1997 to a $.8 million benefit in 1998. The primary factor causing this change was a decrease in pre-tax income of $10.5 million resulting from R&B's share of the Alliances' losses.

                                MANAGEMENT OF R&B

Directors and Executive Officers

     Set forth below are the names, ages and positions of R&B's directors and executive officers.

Name                                             Age     Position
----                                             ---     --------

J. Allen Layman.............................      48      President and Chief Executive Officer and Director
Ira D. Layman...............................      83      Chairman of the Board of Directors
Michael J. Layman...........................      51      Senior Vice President and Director
Charles A. Richardson.......................      49      Senior Vice President
Chris C. Foster.............................      38      Vice President and Secretary/Treasurer
Tom L. Orr..................................      53      Vice President
George W. Holt, Jr..........................      72      Director
Rowland E. Wampler..........................      66      Director
Dewey J. Bailey.............................      71      Director
John F. Kilby...............................      49      Director
John B. Williamson, III.....................      45      Director

     J. Allen Layman has served as President and Chief Executive Officer of R&B since January 1991 and as a Director of R&B since 1980. He has also served as a director of RGC Resources, Inc., The Bank of Fincastle, and mPhase Technologies, Inc. He is son of the Ira D. Layman and cousin of Michael J. Layman.

     Ira D. Layman has served as Chairman of the Board of Directors of R&B since January 1991. He is the father of J. Allen Layman and uncle of Michael J. Layman.

     Michael J. Layman has served as Senior Vice President of R&B since October 1998 and as a Director of R&B since 1991. Previously, he was Vice President - Operations since January 1997 and Vice President - Commercial & DP since January 1994. He is the cousin of J. Allen Layman and nephew of Ira. D. Layman.

     Charles A. Richardson has served as Senior Vice President of R&B since October 1998. Previously, he was Vice President - Network Services since January 1990.

     Chris C. Foster has served as Secretary/Treasurer of R&B since April 1995 and as a Vice President since January 1997.

     Tom L. Orr has served as a Vice President of R&B since October 1998. Previously, he was Vice President - Customer Services since January 1996 and Vice President - Plant Operation since January 1990.

     George W. Holt, Jr., has served as a Director of R&B since 1968. He has been retired for the last five years. He has also served as a director of The Bank of Fincastle.

     Rowland E. Wampler has served as a Director of R&B since 1983. He has been a real estate agent for the last five years at his own agency.

     Dewey J. Bailey has served as a Director of R&B since 1983. He practiced medicine until his recent retirement.

     John F. Kilby has served as a Director of R&B since 1995. He has been the President and a director of The Bank of Fincastle for the last five years.

     John B. Williamson, III, has served as a Director of R&B since 1998. His principal occupation is the President and Chief Executive Officer and a director of RGC Resources, Inc., a provider of natural gas and propane sales and service in Virginia and West Virginia. Prior to his appointment as President and CEO in 1998, he served as Vice President - Rates & Finance from 1993-1998.


Principal Shareholders

     The following table presents information, as of May 31, 2000, regarding the beneficial ownership of our common stock by:

     each person known to us to be a beneficial owner of five percent or more of our common stock;

     .    each director;

     each executive officer named under "Directors and Executive Officers" above; and

     all directors and executive officers as a group.

     Under Securities Exchange Commission rules, beneficial ownership of R&B's common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise. Unless otherwise indicated in the footnotes to this table, each of the beneficial owners named in the table has sole voting and investment power with respect to their shares of R&B's common stock. Unless otherwise noted, the address for each of R&B's directors and executive officers is c/o R&B Communications, Inc., 1900 Roanoke Road, Daleville, Virginia, 24083. As of May 31, 2000, R&B had 61,663 shares of common stock outstanding.

Number of Shares    Percentage of

Name and Address of Beneficial Owner         Beneficially Owned (1)        Total Voting
------------------------------------         ----------------------        ------------
Power
-----

J. Allen Layman (2)....................      12,124                        19.7%
Michael J. Layman (3)..................       6,338                        10.3%
Ira D. Layman (4)......................          20                         2.6%
George E. Holt.........................         466                         *
Rowland E. Wampler.....................         152                         *
John F. Kilby..........................         156                         *
John B. Williamson, III................          20                         *
All directors and officers as a group..      19,276                        31.3%

-------------
*    Less than one percent.
(1) Includes shares held by spouses, children, trusts, and companies in which the director or officer owns a controlling interest.
(2) Includes an aggregate of 4,230 shares held by the J. Allen Layman Family, LLC and the J. Allen Layman Family Limited Partnership. Also includes 1,566 shares held by The Layman Family, LLC, for which Mr. J. Allen Layman shares voting and investment power. Includes an aggregate of 1,944 shares held by Mr. Layman's spouse and children.

Includes and aggregate of 1,928 shares held jointly with or by Mr. Michael J. Layman's spouse.
Includes 10 shares held by Mr. Ira D. Layman's spouse.


EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information regarding the compensation earned by the named executive officers of R&B for each of the its fiscal years ended December 31, 1999, 1998 and 1997.

                                                Annual Compensation
                       -----------------------------------------------------------------------
                                                                                  All
Name and                                                      Other Annual       Other
Principal Position       Year    Salary ($)   Bonus ($)(1)  Compensation ($)  Compensation ($)
                         ----    ----------   ------------  ----------------  ----------------
----------------------------------------------------------------------------------------------

J. Allen Layman            1999   300,000       250,000       1,344            3,985
  President & Chief        1998   250,000       375,000       1,421            3,640
  Executive Officer        1997   225,000       200,000       1,594            3,309

Michael J. Layman          1999   100,000        25,000       6,600
  Senior Vice              1998    85,000        55,000         745
  President                1997    75,000        25,000         967

Ira D. Layman              1999    90,000       100,000       1,317
  Chairman of the          1998    90,000        75,000       1,442
  Board of Directors       1997    80,000        75,000       2,393

(1) Annual bonuses are typically paid in January of the year following the fiscal year when earned. For the purpose of this table, bonuses are included in the year when earned.


Compensation after the Merger

     Only J. Allen Layman, who will be Chairman of the Board and President of CFW after the merger, will be an executive officer of CFW. For a description of his prospective compensation after the merger, see "Interests of Officers and Directors in the Merger" on page __.


Life insurance policies

     R&B has a split dollar agreement on a $3,000,000 life insurance policy insuring J. Allen Layman as R&B's Chief Executive Officer and President for which R&B pays the annual premium of $47,562 and will be reimbursed for these cumulative payments in the event of his death.

Retirement Plans

     R&B sponsors a contributory defined contribution plan under Internal Revenue Code Section 401(k) for all full-time employees with at least one year of service. R&B contributes 50% of each participant's annual contribution for contributions up to 4% of each participant's annual compensation, and contributes 100% of each participant's annual contribution for the next 2%. The employee elects the type of investment fund from the equity and bond alternatives offered by the plan.

     R&B also sponsors a qualified profit-sharing plan to provide retirement benefits for employees. The plan provides for a choice of lump sum distribution or periodic payments upon normal retirement at age 65, permanent disability or death. The plan provides for voluntary contributions and covers substantially all full-time employees. The employer's contribution to the plan is determined annually by R&B's Board of Directors.

Deferred Compensation Agreement

     R&B adopted an Officer and Director Salary Continuation Plan Agreement for
J. Allen Layman and Michael J. Layman, dated June 30, 1993, as modified by an Addendum, dated November 7, 1994. The amount of the deferred compensation is based on 50% of average salary in the last five years of employment in the event of retirement or death and 25% in the event of disability. The compensation is
payable monthly over a 10-year period.   The agreement also has a provision
beginning deferred compensation payments in the event of the acquisition of R&B, which is being waived in respect of the merger.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

J. Allen Layman serves on the[Compensation Committee of the] Board of Directors of The Bank of Fincastle and on the Compensation Committee of the Board of Directors of RGC Resources, Inc. John B. Williamson, III, who serves as President and Chief Executive Officer of RGC Resources, Inc., serves on the Board of Directors of R&B. John F. Kilby, who serves as the President of The Bank of Fincastle, serves on the Executive Committee of the Board of Directors of R&B, which determines the compensation of J. Allen Layman.

DIRECTORS' COMPENSATION

     Article II, Section 12 of R&B's Amended and Restated By-Laws provides for payment to R&B's directors for the expense, if any, of attendance at meetings of R&B's Board, and of a fixed sum for attendance at meetings of the R&B Board or a stated salary as director may be authorized by Board resolution. The current sum paid to each director is $500 per meeting. Members of special or standing committees may be authorized by Board resolution to receive like compensation for attending meetings.

CERTAIN RELATIONSHIPS & RELATED TRANSACTIONS

     Prior to the completion of the merger and in accordance with arrangements made prior to signing of the merger agreement, R&B will enter into a lease with The Layman Family, L.L.C., pursuant to which R&B will lease certain land adjoining R&B's offices and a shell building to be constructed by The Layman Family, L.L.C. The term of the lease will be 20 years, plus optional renewal terms, and the surviving corporation will pay rent at the rate of $15 per square foot, which amount will be increased annually by the Consumer Price Index, not to exceed 5% per year. R&B uses the bank services of the The Bank of Fincastle, of which John F. Kilby, a Director of R&B, serves as President. R&B is supplied natural gas by a wholly-owned subsidiary of RGC Resources, Inc., of which John
B. Williamson, III, a Director or R&B, serves as President.

                                 LEGAL MATTERS

         The legality of CFW's common stock to be issued in connection with the merger will be passed upon by Hunton & Williams. Hunton & Williams, counsel for CFW, will deliver opinions to CFW and R&B concerning various federal income tax consequences of the merger. See "Material Federal Income Tax Consequences" on page ____.

                                    EXPERTS

R&B

         Phibbs, Burkholder, Geisert & Huffman, independent auditors, have audited R&B's consolidated financial statements at December 31, 1998, and for each of the two years in the period then ended, as set forth in their report. McGladrey & Pullen, LLP, independent auditors, have audited R&B's consolidated financial statements at December 31, 1999, and for the year then ended, as set forth in their report. R&B has included its financial statements in this joint proxy statement/prospectus and elsewhere in the registration statement in reliance on Phibbs, Burkholder, Geisert & Huffman's and McGladrey & Pullen, LLP's respective reports, given on their authority as experts in accounting and auditing.

CFW

         The consolidated financial statements of CFW as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated by reference in this joint proxy statement/prospectus have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their reports appearing therein.

         The financial statements of the Virginia Alliance and the West Virginia Alliance as of December 31, 1999 and 1998 and for each of three years in the period ended December 31, 1999 incorporated by reference in this joint proxy statement/prospectus have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their reports appearing therein.

         The financial statements of Richmond-Norfolk PCS as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated by reference in this joint proxy statement/prospectus have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report appearing therein.

                       WHERE YOU CAN FIND MORE INFORMATION

CFW

         CFW files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. CFW has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (333-_______) under the Securities Act, with respect to the CFW common stock to be issued in the merger. This joint proxy statement/prospectus is part of that registration statement and constitutes a prospectus of CFW.

         This joint proxy statement/prospectus does not contain all of the information discussed in the registration statement or the exhibits to the registration statement, parts of which have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, you should refer to the registration statement, copies of which may be obtained from the Securities and Exchange Commission as set forth below.

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this joint proxy statement/prospectus and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

         CFW incorporates by reference the documents listed below. Some of these filings have been amended by later filings, which also are listed. CFW may be required by the Securities and Exchange Commission to file other documents under
Section 13(a), 13(c), 24 or 15(d) of the Securities Exchange Act of 1934 between the time this joint proxy statement/prospectus is mailed and the date the special meetings are held. These other documents will be deemed incorporated by reference in this joint proxy statement/prospectus and to be a part of it from the date they are filed with the Securities and Exchange Commission. Any statements contained in this joint proxy statement/prospectus concerning the provisions of any document filed with the Securities and Exchange Commission are not necessarily complete, and, in each instance, you should refer to the document in its entirety for complete information.

         You should rely only on the information incorporated by reference or provided in this joint proxy statement/prospectus, dated _______________, 2000. You should not assume that the information in this joint proxy statement/prospectus is accurate as of any date other than that date.

         CFW also incorporates by reference additional documents that may be filed with the Securities and Exchange Commission between the date of this joint proxy statement/prospectus and the completion of the merger or the termination of the merger agreement. These include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

     CFW Securities and Exchange Commission Filings           Period/As of Date
     ----------------------------------------------           -----------------
     (File No. 0-16751_____)
     -----------------------
     Definitive Proxy Statement                           March 20, 2000
     Annual Report on Form 10-K                           Fiscal year ended December 31, 1999
     Quarterly Report on Form 10-Q                        Quarter ended March 31, 2000
     Registration Statement on Form 8-A12B                February 29, 2000
     Current Report on Form 8-K                           February 29, 2000
     Current Report on Form 8-K                           May 25, 2000
     Current Report on Form 8-K                           July 10, 2000 (as amended on August
                                                          4, 2000)
     Current Report on Form 8-K                           July 24, 2000
     Current Report on Form 8-K                           August 4, 2000

         Securities and Exchange Commission filings are available to the public over the internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any documents that are filed at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C.; 7 World Trade Center, Suite 1300, New York, New York; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. Please call the Securities and

Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain filed documents from commercial document retrieval services (some of which also provide on-line delivery). You may also inspect such reports, proxy statements and other information concerning CFW at the offices of The Nasdaq National Market, 9801 Washingtonian Boulevard, Gaithersburg, Maryland, 20878.

         Documents incorporated by reference are available from the companies without charge by first class mail or equally prompt means within one business day of receipt of your request, excluding exhibits unless the exhibit has been specifically incorporated by reference into the information that this joint proxy statement/prospectus incorporates. If you want to receive a copy of any document incorporated by reference, please request in writing or by telephone from the appropriate company at the following addresses:

CFW Communications Company
401 Spring Lane, Suite 300
P.O. Box 1990
Waynesboro, Virginia 22980
Attn: Michael B. Moneymaker
(540) 946-3500

         If you would like to request documents from CFW, please do so by ________, 2000 to receive them before the special meeting.

         You should rely only on the information contained in this joint proxy statement/prospectus in connection with deciding your vote upon the approval of the merger agreement. CFW has not authorized anyone to provide you with information different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated ________________, 2000. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to shareholders nor the issuance of CFW common stock in the merger shall create any implication to the contrary.

R&B

         R&B is not a public company and is not subject to the reporting requirements of the Securities Exchange Act. Shareholders of R&B may, however, request additional information about R&B by contacting R&B at the following address and telephone number:

R&B Communications, Inc.
1900 Roanoke Road
Daleville, Virginia 24083
Attn: J. Allen Layman
Telephone: (540) 966-2200

         If you would like to request documents from CFW, please do so by ________, 2000 to receive them before the special meeting.

         You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus in connection with deciding your vote upon the approval of the merger. R&B has not authorized anyone to provide you with information different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated ________________, 2000. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to shareholders nor the issuance of CFW common stock in the merger shall create any implication to the contrary.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
                            R&B COMMUNICATIONS, INC.

Audited Consolidated Financial Statements

   Independent Report of McGladrey & Pullen, LLP...........................F - 2
   Independent Report of Phibbs, Burkholder, Geisert & Huffman.............F - 3
   Balance Sheets at December 31, 1999 and 1998............................F - 4
   Statements of Operations for the years ended December 31, 1999,
        1998 and 1997......................................................F - 6
   Statements of Cash Flows for the years ended December 31, 1999,
        1998 and 1999......................................................F - 7
   Statements of Shareholders' Equity for the years ended
        December 31, 1999, 1998 and 1997...................................F - 8
   Notes to Financial Statements...........................................F - 9

Unaudited Interim Condensed Consolidated Financial Statements

   Balance Sheets at March 31, 2000 and December 31, 1999.................F - 20
   Statements of Operations for the three months ended March 31, 2000 and 1999..........................................................F - 22
   Statements of Cash Flows for the three months ended March 31, 2000 and 1999..........................................................F - 23
   Statements of Shareholders' Equity for the three months ended
        March 31, 2000 and 1999...........................................F - 24
   Notes to Financial Statements..........................................F - 25

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
R&B Communications, Inc.
Daleville, Virginia


         We have audited the accompanying consolidated balance sheet of R&B Communications, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the 1999 consolidated financial statements referred to above present fairly, in all material respects, the financial position of R&B Communications, Inc. and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Richmond, Virginia
April 26, 2000, except for Note 9,
as to which the date is June 16, 2000

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
R&B Communications, Inc.
Daleville, Virginia

         We have audited the accompanying consolidated balance sheet of R&B Communications, Inc., and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1998 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of R&B Communications, Inc., and its subsidiaries, as of December 31, 1998, and the results of their operations and their cash flows for the years ended December 31, 1998 and 1997 in conformity with generally accepted accounting principles.


/s/ Phibbs Burkholder Geisert & Huffman

Harrisonburg, Virginia
February 19, 1999

                    R&B COMMUNICATIONS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                           December 31,
                                                               --------------------------------------
                                                                     1999                 1998
                                                               -----------------     ----------------
                               ASSETS
Current Assets
   Cash and cash equivalents................................        $ 8,218,177           $6,909,613
   Accounts receivable......................................          3,834,561            2,576,244
   Materials and supplies...................................            354,878              323,518
   Prepaid expenses and other...............................            230,094                9,712
   Income taxes receivable..................................          2,680,774            2,598,952
                                                               -----------------     ----------------
                                                                     15,318,484           12,418,039
                                                               -----------------     ----------------
Securities and Investments..................................         18,811,889            8,441,698
                                                               -----------------     ----------------

Property and Equipment
   Land and building........................................          4,497,672            4,397,674
   Network plant and equipment..............................         21,231,445           19,600,655
   Furniture, fixtures, and other equipment.................         14,954,217           11,541,085
   Radio spectrum licenses..................................            926,376              926,376
                                                               -----------------     ----------------
   Total in service.........................................         41,609,710           36,465,790
Less accumulated depreciation and amortization..............         16,594,851           13,999,963
                                                               -----------------     ----------------
                                                                     25,014,859           22,465,827
                                                               -----------------     ----------------

Other Assets
   Cash surrender value of life insurance...................          3,749,035            3,965,660
   Radio spectrum licenses..................................            958,546              742,786
   Other deferred charges...................................             59,548               91,220
                                                               -----------------     ----------------
                                                                      4,767,129            4,799,666
                                                               -----------------     ----------------
                                                                    $63,912,361          $48,125,230
                                                               =================     ================



                 See Notes to Consolidated Financial Statements.

                    R&B COMMUNICATIONS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                                   December 31,
                                                                        ---------------    ----------------
                                                                             1999               1998
                                                                        ---------------    ----------------
                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities.................................................
   Current maturities of long-term debt.............................       $   385,627         $   365,626
   Recognized losses in excess of investment in PCS
     ventures.......................................................         3,100,000             163,066
   Accounts payable.................................................         1,493,424           1,065,070
   Customers' deposits..............................................            26,483              28,602
   Advance billings.................................................           702,649             633,254
   Accrued payroll..................................................           118,023              90,880
   Accrued interest.................................................            15,610              18,518
   Other accrued liabilities........................................           707,328             674,808
   Dividends payable................................................           221,022             199,501
                                                                        ---------------    ----------------
                                                                             6,770,166           3,239,325
                                                                        ---------------    ----------------
Long-Term Debt, net of current maturities...........................         7,520,082           7,907,901
                                                                        ---------------    ----------------

Long-Term Liabilities
   Deferred income taxes............................................        10,100,000           4,105,674
   Recognized losses in excess of investment in PCS
     ventures.......................................................         2,078,690                  --
   Deferred compensation............................................         1,772,000           1,472,000
   Unamortized investment tax credits...............................           109,463             142,428
                                                                        ---------------    ----------------
                                                                            14,060,153           5,720,102
                                                                        ---------------    ----------------
Commitments and Contingencies

Shareholders' Equity
   Common stock, $10 par value per share, authorized 100,000
     shares; issued 61,669 shares (61,671 in 1998)..................           616,690             616,710
   Retained earnings................................................        24,845,542          29,241,142
   Unrealized gain on securities available for sale, net............        10,099,728           1,400,050
                                                                        ---------------    ----------------
                                                                            35,561,960          31,257,902
                                                                        ---------------    ----------------
                                                                           $63,912,361         $48,125,230
                                                                        ===============    ================

                 See Notes to Consolidated Financial Statements.

                   R&B COMMUNICATIONS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  Years Ended December 31, 1999, 1998 and 1997

                                                            1999                   1998                  1997
                                                       ---------------        ---------------        --------------
Operating Revenues
   Wireline communications.......................      $ 14,499,701            $ 11,703,381          $  9,734,331
   Wireless communications.......................         1,257,571               1,218,802               968,404
   Other communications services.................         1,012,076                 954,092               921,592
                                                       ---------------        ---------------        --------------
                                                         16,769,348              13,876,275            11,624,327
                                                       ---------------        ---------------        --------------
Operating Expenses
   Maintenance and support.......................         4,917,215               3,398,213             2,311,849
   Depreciation and amortization.................         2,808,093               2,340,046             2,104,554
   Customer operations...........................         2,030,715               1,927,899             1,290,468
   Corporate operations..........................         2,356,231               1,862,416             1,699,749
                                                       ---------------        ---------------        --------------
                                                         12,112,254               9,528,574             7,406,620
                                                       ---------------        ---------------        --------------

Operating Income.................................         4,657,094               4,347,701             4,217,707
Other Income (Expenses)
   Interest and dividend income..................           336,526                 260,868               311,410
   Other expenses, principally interest..........          (685,171)               (410,153)             (557,105)
   Equity loss from PCS investees
     VA PCS Alliance.............................        (5,427,347)             (5,077,821)             (821,936)
     WV PCS Alliance.............................        (4,564,475)             (1,063,948)                   --
   Equity income from other investees............           339,727                 315,247               634,164
   Gain on sale of assets and investments........           252,483                  30,677             5,079,593
                                                       ---------------        ---------------        --------------
                                                         (5,091,163)             (1,597,429)            8,863,833

Income Taxes (Benefit)...........................          (917,265)               (758,938)            3,051,905
                                                       ---------------        ---------------        --------------
Net Income (Loss)................................      $ (4,173,898)           $   (838,491)         $  5,811,928
                                                       ===============        ===============        ==============
Net income (loss) per common share--basic
  and diluted....................................      $     (67.68)           $     (13.48)         $      92.53
Average shares outstanding--basic and diluted....            61,670                  62,211                62,813
Cash dividends per share.........................      $       3.60            $       3.25          $       3.00

                         See Notes to Consolidated Financial Statements.

                    R&B COMMUNICATIONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1999, 1998 and 1997


                                                                         1999                 1998                  1997
                                                                   -----------------    -----------------     -----------------
Cash Flows From Operating Activities
   Net income (loss)............................................     $  (4,173,898)       $   (838,491)         $   5,811,928
   Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
     Depreciation...............................................         2,747,121           2,279,074              2,043,582
     Amortization...............................................            60,972              60,972                 60,972
     Deferred taxes.............................................           628,000           1,589,232                184,770
     Retirement benefits other than pensions....................           300,000             267,000                178,000
     Other......................................................          (241,819)           (136,765)                64,043
     Equity loss from wireless investees........................         9,652,095           5,826,522                187,772
     Gain on sale of investments................................          (252,483)            (30,677)            (5,079,593)
   Changes in assets and liabilities from operations:
     (Increase) decrease in accounts receivable.................        (1,258,317)           (870,920)               283,632
     (Increase) in materials and supplies.......................           (31,360)             (6,370)               (51,783)
     Increase (decrease) in other current assets................          (220,382)            163,249               (452,398)
     (Increase) decrease in income taxes receivable.............           (81,822)         (2,348,152)               328,500
     Increase (decrease) in accounts payable....................           428,354             109,650             (1,622,447)
     Increase in other accrued liabilities......................           124,031                  --                     --
                                                                   -----------------    -----------------     -----------------
     Net cash provided by operating activities..................         7,680,492           6,064,324              1,936,978
                                                                   -----------------    -----------------     -----------------
Cash Flows From Investing Activities
   Purchases of property and equipment..........................        (5,325,453)         (3,776,869)            (3,707,173)
   Purchase of investment securities............................          (281,818)           (347,152)               (85,982)
   Purchases of licenses........................................          (215,760)                 --                     --
   Contributions to equity investments..........................        (1,837,881)           (978,764)               (89,500)
   Net (premium) proceeds on life insurance policies............           458,444            (144,593)               (63,687)
   Proceeds from the sale of investment in partnership..........                --                  --              2,355,956
   Proceeds from the sale of equipment..........................                --               4,103                 22,013
   Proceeds from sale of investment securities..................           989,925             313,464                 11,430
   Distributions from equity investments........................           408,634             383,642                343,529
                                                                   -----------------    -----------------     -----------------
    Net cash used in investing activities.......................        (5,803,909)         (4,546,169)            (1,213,414)
                                                                   -----------------    -----------------     -----------------
Cash Flows From Financing Activities
   Cash dividends...............................................          (199,501)           (187,080)              (172,243)
   Proceeds of short-term debt..................................                --                  --                748,000
   Proceeds of long-term debt...................................                --                  --                850,500
   Redemption of common stock...................................              (700)           (345,450)               (54,380)
   Payments of long-term debt...................................          (367,818)         (1,097,195)            (1,075,344)
                                                                   -----------------    -----------------     -----------------
    Net cash provided by (used in) financing activities.........          (568,019)         (1,629,725)               296,533
                                                                   -----------------    -----------------     -----------------
    Increase (decrease) in cash and cash equivalents............         1,308,564            (111,570)             1,020,097
Cash and Cash Equivalents:
   Beginning....................................................         6,909,613           7,021,183              6,001,086
                                                                   -----------------    -----------------     -----------------
   Ending.......................................................     $   8,218,177        $  6,909,613          $   7,021,183
                                                                   =================    =================     =================

                 See Notes to Consolidated Financial Statements

                    R&B COMMUNICATIONS, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                                        Accumulated
                                                Common Stock                               Other           Total
                                                ------------              Retained     Comprehensive   Shareholders'
                                           Shares          Amount         Earnings         Income         Equity
                                           ------          ------         --------         ------         ------
Balance, January 1, 1997...........          62,901       $629,010     $25,041,884         $519,285     $26,190,179
Comprehensive income:
   Net Income......................                                      5,811,928
   Unrealized losses on securities                                                         (100,866)
     available for sale, net of
     $61,726 deferred tax effect...
   Reclassification of realized
     losses on securities available
     for sale, net of $5,735
     deferred tax effect...........
   Comprehensive income............                                                           9,389       5,720,451
Redemption of 243 shares of common
   stock...........................            (243)        (2,430)        (51,950)                         (54,380)
Dividends..........................                                       (187,148)                        (187,148)
                                         -----------   ------------   ------------      ------------   -------------
Balance, December 31, 1997.........          62,658        626,580      30,614,714          427,808      31,669,102
Comprehensive income:
   Net Loss........................                                       (838,491)
   Unrealized gains on securities
     available for sale, net of
     $606,524 of deferred tax
     effect.........................                                                        991,274
   Reclassification of realized
     gains on securities available
     for sale, net of $11,645
     deferred tax effect...........                                                         (19,032)
   Comprehensive income                                                                                     133,751
Redemption of 987 shares of common
   stock...........................            (987)        (9,870)       (335,580)                        (345,450)
Dividends..........................                                       (199,501)                        (199,501)
                                         ----------   -------------   ------------     ------------   -------------
Balance, December 31, 1998.........          61,671        616,710      29,241,142        1,400,050      31,257,902
Comprehensive income:
   Net Loss........................                                     (4,173,898)
   Unrealized gains on securities
     available for sale, net of
     $5,425,408 of deferred tax
     effect........................                                                       8,860,114
   Reclassification of realized
     gains on securities available
     for sale, net of $92,047
     deferred tax effect...........                                                        (160,436)
   Comprehensive income............                                                                       4,525,780
Redemption of 2 shares of common
   stock...........................              (2)           (20)           (680)                            (700)
Dividends..........................                                       (221,022)                        (221,022)
                                         ----------   -------------   ------------     ------------   -------------
Balance, December 31, 1999.........          61,669       $616,690     $24,845,542      $10,099,728     $35,561,960
                                         ==========   =============   ============     ============   =============

                See Notes to Consolidated Financial Statements.

                    R&B COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Significant Accounting Policies

R&B Communications, Inc. and its subsidiaries provide a broad range of products and services to businesses, telecommunication carriers and residential customers in the Roanoke Valley area of Virginia. R&B's services include personal communications services ("PCS"), local telephone, long distance, paging, voice-mail, wireless cable television, directory assistance, competitive access, and local Internet access. Significant accounting policies follow:

         Accounting estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Principles of consolidation: The consolidated financial statements include the accounts of R&B and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

         Revenue recognition: R&B's revenue recognition policy is to recognize revenues when services are rendered or when products are delivered, installed and functional, as applicable. Certain services of R&B require payment in advance of service performance. In such cases, R&B records a service liability at the time of billing and subsequently recognizes revenue over the service period.

         Cash and cash equivalents: For purposes of reporting cash flows, R&B considers all highly liquid debt instruments with a purchased maturity of three months or less to be cash equivalents. R&B places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of the FDIC insurance limit.

         Securities and investments: R&B has investments in debt and equity securities and partnerships. Management determines the appropriate classification of securities at the date of purchase and continually thereafter. The classification of those securities and the related accounting policies are as follows:

         Available-for-sale securities: Securities classified as available for sale are traded primarily on a national exchange and consist of securities that R&B intends to hold for an indefinite period of time but not necessarily to maturity. Decisions to sell a security classified as available for sale are based on various factors including changes in market conditions, liquidity needs and other similar factors. Securities available for sale are stated at fair value and unrealized holding gains and losses, net of the related deferred tax effect, are reported as a separate component of shareholders' equity. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings.

                    R&B COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Significant Accounting Policies (continued)

Equity method investments: Equity method investments consist of partnership investments. Under this method, R&B's share in earnings or losses of these companies is included in earnings.

Where R&B has guaranteed obligations of a partnership, or committed to make capital investments in excess of carrying value, negative capital balances are reported as liabilities.

Investments carried at cost: Cost method investments are those in which R&B does not have significant ownership and for which there is no ready market. Patronage equity received in connection with the acquisition of long-term debt is included in this category.

Property and equipment: Property and equipment is stated at cost. Accumulated depreciation is charged with the cost of property retired, plus removal cost, less salvage. Depreciation is determined under the remaining life method and straight-line composite rates. Buildings are depreciated over lives from 35 to 50 years. Network plant and equipment are depreciated over various lives from 5 to 50 years. Furniture, fixtures and other equipment are depreciated over various lives from 5 to 25 years. Channel acquisition costs are amortized over a life of 30 years. Depreciation provisions were approximately 7.2%, 6.8% and 6.5% of average depreciable assets for the years 1999, 1998 and 1997, respectively.

Materials and supplies: R&B's materials and supplies inventory consists both of items held for resale such as PCS and wireline phones, pagers, and accessories, and materials for the maintenance and expansion of plant operations. R&B values its inventory at the lower of average cost or market. The market value is determined by reviewing current replacement cost, marketability, and obsolescence.

Retirement plans: R&B sponsors a contributory defined contribution plan under Internal Revenue Code Section 401(k) for all full-time employees with at least one year of service. R&B contributes 50% of each participant's annual contribution for contributions up to 4% of each participant's annual compensation, and contributes 100% of each participant's annual contribution for the next 2%. The employee elects the type of investment fund from the equity and bond alternatives offered by the plan.

R&B also sponsors a qualified profit-sharing plan to provide retirement benefits for employees. The plan provides for a choice of a lump sum distribution or periodic payments upon normal retirement at age 65, permanent disability or death. The plan provides for voluntary contributions and covers substantially all full-time employees. The employer's contribution to the plan is determined annually by R&B board of directors.

Income taxes: Deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets

                    R&B COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Significant Accounting Policies (continued)

         and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

         Net income (loss) per common share: Basic net income per share was computed by dividing net income by the weighted average number of common shares outstanding during the year. R&B has no potential common stock outstanding, such as stock options, warrants or convertible debt; therefore, basic and diluted net income per share are the same.

         Fair value of financial instruments: The fair values of financial instruments recorded on the balance sheet, except securities and investments, are not significantly different from the carrying amounts, based on cash flows relative to similar instruments. Information as to securities and investments is included elsewhere in Notes 1, 3 and 4. The fair value of off-balance sheet guarantees, as described in Note 3, is not determinable due to the nature of the transaction.

Note 2.  Disclosures About Segments of an Enterprise and Related Information

R&B has five primary business segments which have separable management focus and infrastructures and that offer different products and services. These segments are as follows:

         Telephone: R&B has a 99-year-old local telephone business subject to the regulations of the State Corporation Commission of Virginia. This business is an incumbent local exchange carrier (ILEC) in Botetourt County, Virginia. Principle products offered by this business are local service, which includes advanced calling features, s, long distance toll and directory advertising.

         Network: In addition to the ILEC services, R&B directly or indirectly owns a fiber optic network and provides transport services for long distance, Internet and private network services. Additionally, the network business began offering Competitive Local Exchange (CLEC) service in 1998, currently providing services to customers in the Roanoke Valley of Virginia.

         Internet: R&B provides local Internet access services through a local presence in the Roanoke Valley and surrounding areas of western Virginia.

         Wireless: R&B's wireless business provides paging and voicemail and is marketed in the retail and business-to-business channels primarily within R&B's Internet service territory.

         Wireless Cable: The cable business offers wireless video cable service and offers wireless cable high-speed Internet service to residential and commercial subscribers in the Roanoke Valley.

Summarized financial information concerning R&B's reportable segments is shown in the following table. The "Other" column includes certain unallocated corporate related items, as well as results from R&B's maintenance contract, directory advertising and retail businesses, which are not considered separate reportable segments.

                    R&B COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Disclosures About Segments of an Enterprise on Related Information (continued)

                                                         Network                              Wireless    Corporate
(in thousands)                             Telephone    and CLEC    Internet    Wireless      Cable     and other     Total
--------------                             ---------    --------    --------    --------      -----     ---------     -----
1999
  Revenues..............................    $ 8,945      $ 5,511        $593      $ 811        $ 714        $ 195     $16,769
  EBITDA................................      4,536        2,581          77        335          (32)         (32)      7,465
  Depreciation & Amortization...........      1,581          561          77         85          453           51       2,808
  Total Segment Assets..................     36,893       10,071         406        573        2,706       13,263      63,912
1998
  Revenues..............................    $ 8,102      $ 3,776        $311      $ 873        $ 607        $ 207     $13,876
  EBITDA................................      4,026        2,294         (49)       524         (129)          21       6,687
  Depreciation & Amortization...........      1,365          403          57         59          422           34       2,340
  Total Segment Assets..................     26,403        7,520         370      1,554        3,983        8,295      48,125
1997
  Revenues..............................    $ 7,398      $ 2,626        $133      $ 907        $ 332        $ 228     $11,624
  EBITDA................................      4,145        2,207          27        380         (366)         (71)      6,322
  Depreciation & Amortization...........      1,371          324          27         47          316           19       2,104
  Total Segment Assets..................     22,718        5,370         282        944        3,696       13,887      46,897

The accounting policies of the segments are the same as those described in the summary of significant accounting policies (Note 1). R&B evaluates the performance of its operating segments principally on operating revenues, operating income and EBITDA, which R&B defines as operating income plus depreciation and amortization. Corporate functions are allocated at cost to the operating segments. Segment expenses contain an allocation of shared expenses for general administration.

Note 3.  Investments in Wireless Affiliates

At December 31, 1999, R&B had invested approximately $1,054,914 ($895,593 at December 31, 1998) for a 21% common ownership interest in Virginia PCS Alliance, L.C. ("VA Alliance"), a provider of personal communications services ("PCS") serving a 1.6 million populated area in central and western Virginia. PCS operations began throughout the Virginia region in the fourth quarter of 1997.

At December 31, 1999, R&B had invested approximately $5,976,262 ($4,841,098 at December 31, 1998) for convertible preferred ownership interest in the VA Alliance which is convertible beginning in 2000 into additional common ownership interest. If converted, R&B would have a 37% ownership interest in the VA Alliance. In December 1996, the VA Alliance also issued $12.9 million of redeemable preferred ownership interest that can be redeemed by the investor after December 31, 2001. In the event the investor elects to redeem such preferred equity after such date, R&B may elect to fund $1.5 million of such obligation in exchange for additional common ownership in the VA Alliance. In the event this redemption and funding occurs, and R&B converts its convertible preferred ownership interest, R&B would have a 26% common ownership interest in the VA Alliance.

R&B has committed to provide approximately $5.7 million additional capital to the VA Alliance in installments of approximately $2.6 million in 2000 and 2001, and $.5 million in 2002. Such additional capital commitments would be reduced by proceeds, if any, from future equity offerings by the VA Alliance.

                    R&B COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 3. Investments in Wireless Affiliates (continued)

R&B has a 34% common ownership interest in the West Virginia PCS Alliance, L.C. ("WV Alliance"), a provider of PCS serving a 2.0 million populated area in West Virginia and eastern Kentucky, southwestern Virginia and eastern Ohio. PCS operations began in Charleston and Huntington, West

Virginia, in the fourth quarter of 1998 and expanded to Morgantown and the northern corridor of West Virginia in the second quarter of 1999.

R&B has committed to provide additional capital to the WV Alliance of approximately $1.5 million in three equal annual installments beginning in January 2000. Such additional capital commitments would be reduced by proceeds, if any, from future equity offerings by the WV Alliance.

Summarized financial information for the VA Alliance and WV Alliance ("Alliances"), both of which are accounted for by the equity method, are as follows:

                                                         VA Alliance                            WV Alliance
                                              -----------------------------------    ----------------------------------
(in thousands)                                      1999              1998                1999             1998
--------------                                      ----              ----                ----             ----
Current assets...........................         $   9,241         $   3,648            $   2,367         $    488
Noncurrent assets........................           111,601           100,668               51,130           30,644
Current liabilities......................             7,633            11,991                3,076           10,732
Noncurrent liabilities...................           131,478            90,301               51,125            9,237
Redeemable preferred interest............            15,192            14,345                   --               --


                                                         VA Alliance                            WV Alliance
                                              -----------------------------------    ----------------------------------
(in thousands)                                   1999        1998        1997           1999        1998        1997
--------------                                   ----        ----        ----           ----        ----        ----
Net sales................................      $ 12,677      $ 3,200       $ 119       $ 3,087      $ 114    $   --
Gross profit (loss)......................         6,059        1,635        (197)          (77)      (107)       --
Net loss applicable to common owners.....       (26,139)     (24,415)     (3,952)      (13,287)    (3,103)       --
Company's share of net loss..............        (5,427)      (5,078)       (834)       (4,564)    (1,064)       --

R&B has entered into guarantee agreements whereby R&B is committed to provide guarantees of up to $34.3 million of the Alliances' debt and redeemable preferred obligations. Such guarantees become effective as obligations are incurred by the Alliances. At December 31, 1999, R&B has guaranteed $29.3 million of the Alliance's obligations.

                    R&B COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 4.  Securities and Investments

Investments consist of the following as of December 31:


                                                                                          Carrying Values
                                                                                -------------------------------------
                                                     Type of Ownership                1999               1998
                                                     -----------------                -----              ----
Available for Sale
MCI WorldCom, Inc...............................     Equity Securities              $ 3,333,227         $3,004,747
Illuminet Holdings, Inc.........................     Equity Securities               13,538,360            447,285
ITC DeltaCom, Inc...............................     Equity Securities                  325,119            160,000
CFW Communications, Inc.........................     Equity Securities                  225,875            151,938
Other...........................................     Equity Securities                  565,882            702,117
                                                                                    -----------         ----------
                                                                                     17,988,463          4,466,087
                                                                                    -----------         ----------

Equity Method
Virginia PCS Alliance, L.C......................     Equity and Convertible
                                                     Preferred Interests             (4,295,928)          (163,066)
West Virginia PCS Alliance, L.C.................     Equity Interest                   (882,762)         3,194,496
Virginia Telecommunications Partnership.........     Partnership Interest               297,348            323,483
Other...........................................     Partnership Interests              124,407            111,000
                                                                                    -----------         ----------
                                                                                     (4,756,935)         3,465,913
                                                                                    -----------         ----------
Cost Method
Rural Telephone Bank............................     Equity Securities                  328,558            328,558
Other...........................................     Equity Securities                   73,113             18,074
                                                                                    -----------         ----------
                                                                                        401,671            346,632
                                                                                    -----------         ----------
                                                                                     13,633,199          8,278,632
Amounts reported separately as liabilities......                                      5,178,690            163,066
                                                                                    -----------         ----------
                                                                                    $18,811,889         $8,441,698
                                                                                    ===========         ==========


In October 1999, Illuminet Holdings, Inc. ("ILUM") completed an initial public offering ("IPO") and commenced being traded on the NASDAQ exchange under the symbol ILUM. R&B holds 246,152 shares of ILUM at a cost of $447,285 with a market value of $13,538,360 on December 31, 1999 ($55.00 per share).

R&B sold an investment in American Telecasting, Inc. ("ATEL") in September and October 1999, recognizing a $247,000 gain.

                    R&B COMMUNICATIONS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 4. Securities and Investments (continued)

Changes in the unrealized gain (loss) on available for sale securities during the years ended December 31, 1999 and 1998, reported as a separate component of shareholders' equity are as follows:

                                                                                1999                  1998
                                                                                ----                  ----
Unrealized gain beginning, balance................................          $   2,256,689          $    689,568
Unrealized holding gains during the year..........................             14,033,039             1,567,121
                                                                            -------------          ------------
Unrealized gain, ending balance...................................             16,289,728             2,256,689
Deferred tax effect related to net unrealized holding gains.......              6,190,000               856,639
                                                                            -------------          ------------
Unrealized gain included in shareholders' equity..................          $  10,099,728          $  1,400,050
                                                                            =============          ============


Note 5.  Long-Term Debt

Long-term debt and lines of credit consist of the following as of December 31:

                                                                                1999                 1998
                                                                                ----                 ----
5.00% note due in quarterly installments of principal and interest of
   $28,353 through 2011...............................................      $     987,048       $    1,049,167
5.00% note due in quarterly installments of principal and interest of
   $53,501 through 2015...............................................          2,299,684            2,395,766
5.50% note due in monthly installments of principal and interest of
   $23,650 through 2008...............................................            610,961              669,869
5.50% note due in monthly installments of principal and interest of
   $42,403 through 2008...............................................          1,087,497            1,196,475
6.05% note due in monthly installments of principal and interest of
   $188 through 2026..................................................          2,725,381            2,761,661
5.00% note due in quarterly installments of principal and interest of
   $3,595 through 2021................................................            188,897              193,633
2.00% note due in quarterly installments of principal and interest of
   $212 through 2007..................................................              6,241                6,956
                                                                           --------------      ---------------
                                                                                7,905,709            8,273,527
Less:  Current maturities.............................................            385,627              365,626
                                                                            -------------       --------------
                                                                            $   7,520,082       $    7,907,901
                                                                            =============       ==============

                   R&B COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Long-Term Debt (continued)

The above items are secured by substantially all Company assets. As of December 31, 1999, R&B has drawn down $2,893,924 on a $5,352,059 commitment from the Rural Telephone Bank (RTB). The amount outstanding on these borrowings was $2,725,381 and $2,761,661 as of December 31, 1999 and 1998, respectively. R&B has 35 years to use the approved amount, and is required to purchase stock in the RTB equal to 5% of the loan. This stock is recorded in investments.

The Rural Utility Service restricts the payment of dividends by Roanoke and Botetourt Telephone Company, Inc. to 60% of its total net earnings since December 31, 1976. Total dividend distributions through December 31, 1999 were $2,207,829 less than the amount allowed by this limitation.

Interest expense was $1.1 million, $0.7 million and $0.9 million for 1999, 1998 and 1997, respectively. Maturities of long-term debt for each of the next five years are 2000--$385,627; 2001--$406,731; 2002--$428,994; 2003--$452,485; and
2004--$477,269.

Note 6.  Income Taxes

The components of income tax expense are as follows for the years ended December 31:


                                                       1999              1998              1997
                                                       ----              ----              ----

Current tax expense (benefit):
   Federal tax expense(benefit)...................    $(949,388)     $(2,100,995)       $2,565,331
   State tax expense(benefit).....................     (595,877)        (247,175)          301,804
                                                     ----------       ----------        ----------
                                                     (1,545,265)      (2,348,170)        2,867,135

Deferred tax expense
   Federal deferred tax expense...................      558,424        1,417,779           160,920
   State deferred tax expense.....................       69,576          171,453            23,850
                                                     ----------       ----------        ----------
                                                        628,000        1,589,232           184,770
                                                     ----------       ----------        ----------
                                                      $(917,265)       $(758,938)       $3,051,905
                                                     ==========       ==========        ==========


Total income tax expense was different than an amount computed by applying the graduated statutory federal income tax rates to income before taxes. The reasons for the differences are as follows for the years ended December 31:

                                                       1999              1998              1997
                                                       -----             -----             ----
Computed tax at statutory rate....................   $(1,730,995)        $(543,125)      $3,013,703
Tax credits, net of basis adjustment..............       (32,965)          (38,855)         (41,802)


                   R&B COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 6. Income Taxes (continued)

State income taxes (benefit), net of federal income tax               (590,128)          (65,175)         221,899
   effect.................................................
Adjustment to prior year estimates........................             393,877                --               --
Nondeductible life insurance..............................              76,554                --               --
IRS audit adjustment......................................             942,162                --               --
Other, net................................................              24,230          (111,783)        (141,895)
                                                                    -----------       -----------     ------------
                                                                     $(917,265)        $(758,938)      $3,051,905
                                                                    ==========        ===========     ===========

Net deferred income tax assets and liabilities consist of the following components at December 31:

                                                                                1999                 1998
                                                                                -----                ----
Deferred income tax assets
   Retirement benefits other than pension.........................           $     673,360        $    559,360
   Compensated absences...........................................                  55,852              44,085
   Net operating loss.............................................               3,012,823                  --
   Other..........................................................                 242,270             205,217
                                                                             -------------       -------------
                                                                                 3,984,305             808,662
Deferred income tax liabilities:
   PCS investments, net...........................................               5,320,981           1,660,437
   Property and equipment.........................................               2,573,324           2,397,260
   Unrealized gain on securities available for sale...............               6,190,000             856,639
                                                                             -------------       -------------
                                                                                14,084,305           4,914,336

Net deferred income tax liabilities...............................           $  10,100,000        $  4,105,674
                                                                             =============        ============

R&B has a net operating loss of approximately $8 million, which expires in 2019.

Note 7.  Supplementary Disclosures of Cash Flow Information

The following information is presented as supplementary disclosures for the Consolidated Statements of Cash Flows:

                                                                      1999             1998              1997
                                                                      ----             ----              ----
Cash payments (refunds) for:
Interest, net of capitalized interest of $60,502 in 1999,
   $34,006 in 1998, and $62,406 in 1997...................        $    828,985     $     532,431    $     549,950
                                                                  ============     =============    =============

Income taxes, net.........................................        $ (1,463,443)    $          --    $   2,535,476
                                                                  ============     =============    =============

                   R&B COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 7. Supplementary Disclosures of Cash Flow Infomation (continued)

In 1997, R&B sold its share of a cellular telephone partnership. As a portion of the total proceeds, R&B received approximately $4.3 million in non-cash assets.

Note 8.  Retirement Plans and Other Postretirement Benefits

Company matching contributions to the defined contribution plan totaled $92,280, $72,356 and $64,245 in 1999, 1998 and 1997, respectively. Profit-sharing contributions totaled $125,000, $100,000 and $100,000 in 1999, 1998 and 1997,
respectively. These amounts are reflected in operating expenses in the statement of operations.

R&B has adopted salary continuation plan agreements with certain of its employees. The amount of the deferred compensation is based on 25-50% of one's average salary in the last five years of employment. The compensation is payable monthly over a 10-year period. The estimated costs of benefits that will be paid after retirement is being accrued by charges to expense over the eligible employee's service periods to the dates they are fully eligible for benefits. Such charges were $300,000, $267,000, and $178,000 in 1999, 1998 and 1997,
respectively.

Note 9.  Subsequent Event (Merger with CFW Communications, Inc.)

On June 16, 2000, R&B's board of directors approved an agreement and plan of merger with CFW Communications, Inc. Under the terms of that agreement, shareholders of R&B will receive 60.27 shares of CFW Communications, Inc. common stock for each outstanding share. The transaction is subject to regulatory and shareholder approvals. Holders of a majority of R&B's shares have agreed to vote in favor of the transaction.

                            R&B COMMUNICATIONS, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                            March 31, 2000       December 31, 1999
                                                                            --------------       -----------------
                                                                              (Unaudited)
                                ASSETS
Current Assets
   Cash and cash equivalents......................................          $    9,421,153         $    8,218,177
   Accounts receivable............................................               2,389,373              3,834,561
   Materials and supplies.........................................                 265,385                354,878
   Prepaid expenses and other.....................................                 175,919                230,094
   Income tax receivable..........................................               2,680,774              2,680,774
                                                                            --------------         --------------
                                                                                14,932,604             15,318,484
                                                                            --------------         --------------
Securities and Investments........................................              17,582,623             18,811,889
                                                                            --------------         --------------
Property and Equipment
   Land and building..............................................               4,484,422              4,497,672
   Network plant and equipment....................................              22,969,684             21,231,445
   Furniture, fixtures and other equipment........................              14,136,533             14,954,217
   Radio spectrum licenses........................................                 926,376                926,376
                                                                            --------------         --------------
     Total in service.............................................              42,517,015             41,609,710
   Less accumulated depreciation..................................              17,391,621             16,594,851
                                                                            --------------         --------------
                                                                                25,125,394             25,014,859

Other Assets
   Cash surrender value of life insurance.........................               1,393,850              3,749,035
   Radio spectrum licenses and license deposits...................                 958,546                958,546
   Other deferred charges.........................................                  82,672                 59,548
                                                                            --------------         --------------
                                                                                 2,435,068              4,767,129
                                                                            --------------         --------------
                                                                            $   60,075,689         $   63,912,361
                                                                            ==============         ==============



            See Notes to Condensed Consolidated Financial Statements.

                            R&B COMMUNICATIONS, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                               March 31,            December 31,
                                                                                 2000                   1999
                                                                             ------------           ------------
                                                                              (unaudited)
                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
   Current maturities of long-term debt...........................          $     312,373          $     385,627
   Recognized losses in excess of investment in PCS ventures......              1,318,298              3,100,000
   Accounts payable...............................................                559,038              1,493,424
   Customers' deposits............................................                 26,983                 26,483
   Advance billings...............................................                602,634                702,649
   Accrued payroll................................................                104,584                118,023
   Accrued interest...............................................                     --                 15,610
   Other accrued liabilities......................................                269,078                707,328
   Dividend payable...............................................                     --                221,022
                                                                            -------------          -------------
                                                                                3,192,988              6,770,166
                                                                            -------------          -------------
Long-Term Debt....................................................              7,466,436              7,520,082
                                                                            -------------          -------------
Long-Term Liabilities
   Deferred income taxes..........................................              8,736,926             10,100,000
   Recognized losses in excess of investment in PCS ventures......              5,129,768              2,078,690
   Deferred compensation..........................................              1,847,000              1,772,000
   Unamortized investment tax credits.............................                 97,901                109,463
                                                                            -------------          -------------
                                                                               15,811,595             14,060,153
                                                                            -------------          -------------
Shareholders' Equity
   Common stock, no par...........................................                616,690                616,690
   Retained earnings..............................................             23,619,403             24,845,542
   Unrealized gain on securities available for sale, net..........              9,368,577             10,099,728
                                                                            -------------          -------------
                                                                               33,604,670             35,561,960
                                                                            -------------          -------------
                                                                            $  60,075,689          $  63,912,361
                                                                            =============          =============


            See Notes to Condensed Consolidated Financial Statements.

                           R&B COMMUNICATIONS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  Three Months Ended March 31, 2000 and 1999

                                                                            2000               1999
                                                                            ----               ----
                                                                                  (Unaudited)
Operating Revenues
   Wireline communications........................................      $  3,989,627       $  3,454,636
   Wireless communications........................................           355,037            344,628
   Other communications services..................................           199,024            126,932
                                                                        ------------       ------------
                                                                           4,543,688          3,926,196
                                                                        ------------       ------------
Operating Expenses
   Maintenance and support........................................         1,207,972            693,259
   Depreciation and amortization..................................           817,071            670,098
   Customer operations............................................           776,330            625,830
   Corporate operations...........................................           688,938            577,006
                                                                        ------------       ------------
                                                                           3,490,311          2,566,193
                                                                        ------------       ------------
Operating Income..................................................         1,053,377          1,360,003
Other Income (Expenses)
   Interest and dividend income...................................            67,729             60,064
   Other expenses, principally interest...........................          (108,260)          (111,518)
   Equity loss from PCS investees.................................
     VA PCS Alliance..............................................        (1,523,498)        (1,374,540)
     WV PCS Alliance..............................................        (1,647,580)          (747,206)
   Equity income from other investees.............................            90,513             76,461
                                                                        ------------       ------------
                                                                          (2,067,719)          (736,736)
Income Tax Benefit................................................           841,580            297,333
                                                                        ------------       ------------
Net Loss..........................................................      $ (1,226,139)      $   (439,403)
                                                                        ============       ============
Net loss per common share--basic and diluted......................      $   (19.883)       $    (11.161)
Average shares outstanding--basic and diluted.....................           61,669              61,671
Cash dividends per share..........................................      $        --        $         --


           See Notes to Condensed Consolidated Financial Statements.

                           R&B COMMUNICATIONS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Three Months Ended March 31, 2000 and 1999

                                                                                 2000                   1999
                                                                                 ----                   ----
                                                                                         (Unaudited)
Cash Flows From Operating Activities
   Net loss........................................................          $ (1,226,139)          $   (439,403)
   Adjustments to reconcile net loss
     to net cash provided by operating activities:
     Depreciation and amortization.................................               817,071                670,098
     Deferred taxes (benefit)......................................              (841,580)               502,127
     Other.........................................................                16,935                     --
     Equity loss from wireless investees...........................             3,171,078              2,121,746
   Changes in assets and liabilities from operations:
     (Increase) decrease in accounts receivable....................             1,445,188             (4,925,826)
     Increase in materials and supplies............................                89,493                 52,145
     (Increase) decrease in other current assets...................                54,175             (1,430,289)
     Increase (decrease) in accounts payable.......................              (933,886)             3,673,174
     Increase (decrease) in other accrued liabilities..............              (467,299)               429,023
     Decrease in advance billings..................................              (100,015)               (31,330)
                                                                             ------------           ------------
     Net cash provided by operating activities.....................             2,025,021                621,465
                                                                             ------------           ------------
Cash Flows From Investing Activities
   Purchases of property and equipment.............................              (927,606)            (1,199,644)
   Investments in PCS alliances....................................            (1,901,702)              (746,062)
   Change in cash surrender value of officer's life insurance......             2,355,185               (576,362)
                                                                             ------------           ------------
     Net cash used in investing activities.........................              (474,123)            (2,522,068)
                                                                             ------------           ------------
Cash Flows From Financing Activities
   Cash dividends..................................................              (221,022)              (199,501)
   Payments on long-term debt......................................              (126,900)              (124,271)
                                                                             ------------           ------------
     Net cash used in financing activities.........................              (347,922)              (323,772)
                                                                             ------------           ------------
     Increase (decrease) in cash and cash equivalents..............             1,202,976             (2,224,375)

Cash and Cash Equivalents:
   Beginning.......................................................             8,218,177              6,909,613
                                                                             ------------           ------------
   Ending..........................................................          $  9,421,153           $  4,685,238
                                                                             ============           ============


            See Notes to Condensed Consolidated Financial Statements.

                            R&B COMMUNICATIONS, INC.

            CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                                 Accumulated
                                                         Common Stock                               Other          Total
                                                                                   Retained     Comprehensive   Shareholders'
                                                    Shares          Amount         Earnings         Income         Equity
                                                  ----------      ---------      -----------     -----------    ------------
Balance, December 31, 1998....................        61,671       $616,710      $29,241,142      $1,400,050     $31,257,902
Comprehensive income:
   Net Income.................................                                      (439,403)
   Unrealized gain on securities
     available for sale, net of
     $323,963 of deferred tax
     effect...................................                                                       528,572
   Comprehensive income.......................                                                                       89,169
                                                 -----------    -----------      -----------     -----------    -----------
Balance, March 31, 1999.......................        61,671       $616,710      $28,801,739      $1,928,622    $31,347,071
                                                 ===========    ===========      ===========     ===========    ===========

Balance, December 31, 1999....................        61,669        616,690       24,845,542      10,099,728     35,561,960
Comprehensive income:
   Net Income.................................                                    (1,226,139)
   Unrealized loss on securities
     available for sale, net of
     $533,056 deferred tax effect.............                                                      (731,151)
Comprehensive income..........................                                                                   (1,957,290)
                                                 -----------    -----------      -----------     -----------    -----------
Balance, March 31, 2000.......................        61,669       $616,690      $23,619,403      $9,368,577    $33,604,670
                                                 ===========    ===========      ===========     ===========    ===========



                 See Notes to Consolidated Financial Statements.

                            R&B COMMUNICATIONS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) In the opinion of R&B, the accompanying condensed consolidated financial statements which are unaudited, except for the condensed consolidated balance sheet dated December 31, 1999, contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of March 31, 2000 and December 31, 1999 and the results of operations for the three months ended March 31, 2000 and 1999 and cash flows for the three months ended March 31, 2000 and 1999. The results of operations for the three months ended March 31, 2000 and 1999 are not necessarily indicative of the results to be expected for the full year.

(2) R&B has five primary business segments which have separable management focus and infrastructures and that offer different products and services. These segments are described in more detail in Note 2 of R&B's 1999 Financial Statements. Summarized financial information concerning R&B's reportable segments is shown in the following table. The "Other" column includes certain unallocated corporate items which are not considered separate reportable segments.

                                                   Network                              Wireless   Corporate
                                      Telephone   and CLEC     Internet    Wireless      Cable     and other     Total
                                      ---------   ---------    --------    --------     --------   ---------    -------
                                                                        (in thousands)
As of and for the three
   months ended March 31, 2000
  Revenues......................         2,202        1,706         179        221          177           59       4,544
  EBITDA........................           914          866         (18)        81            3           25       1,871
  Depreciation & Amortization...           426          212          20         25          121           13         817
  Total Segment Assets..........        28,465        9,212         571        321        2,646       18,861      60,076
As of and for the three
   months ended March 31, 1999
  Revenues......................         2,152        1,256         128        165          179           46       3,926
  EBITDA........................         1,230          639          23         85           40           13       2,030
  Depreciation & Amortization...           361          109          18         18          151           13         670
  Total Segment Assets..........        27,399        6,941         537        449        2,580       10,446      48,352

(3) Basic net loss per share was computed by dividing net loss by the weighted average number of common shares outstanding during the period. R&B has no potential common stock outstanding, such as stock options, warrants or convertible debt; furthermore, a net loss was incurred for the periods presented. Therefore, basic and diluted net income per share are the same.

(4) R&B has a 21% common ownership interest in Virginia PCS Alliance, L.C. ("VA Alliance"), a provider of personal communications services (PCS) serving a
     1.6 million populated area in central and western Virginia. PCS operations began throughout the Virginia region in the fourth quarter of 1997.

     R&B has a 34% common ownership interest in the West Virginia PCS Alliance, L.C. ("WV Alliance"), a provider of PCS serving a 2.0 million populated area in West Virginia and parts of eastern Kentucky, southwestern Virginia and eastern Ohio. The WV Alliance commenced operations in the fourth quarter of 1998, offering services along the Charleston and Huntington corridor and expanded to the northern corridor of West Virginia, including the cities of Clarksburg, Fairmont and Morgantown in the second quarter of 1999.

                            R&B COMMUNICATIONS, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     Summarized financial information for the VA Alliance and WV Alliance ("Alliances"), both of which are accounted for under the equity method, are as follows (dollar amounts in thousands):

                                                            VA Alliance                          WV Alliance
                                                  ------------------------------       -----------------------------
                                                   March 31,        December 31,        March 31,       December 31,
                                                     2000              1999               2000             1999
                                                  ----------        ------------       ----------       ------------
Current assets...........................            $11,623            $  9,241          $17,494             $2,367
Noncurrent assets........................            104,749             111,601           48,764             51,130
Current liabilities......................             11,265               7,633            7,952              3,076
Long-term liabilities....................            125,482             131,478           62,394             51,125
Redeemable preferred interest............             15,410              15,192               --                 --

                                                            VA Alliance                          WV Alliance
                                                  ------------------------------       -----------------------------
                                                        Three Months Ended                  Three Months Ended
                                                   March 31,          March 31,         March 31,         March 31,
                                                     2000               1999              2000              1999
                                                  ----------        ------------       ----------       ------------
Net sales................................            $ 4,480            $  2,417          $ 2,626             $  257
Gross profits (loss).....................              2,164                 584              291                (18)
Net loss applicable to common owners.....             (7,325)             (6,533)          (4,805)            (2,179)
Company's share of net loss..............             (1,523)             (1,375)          (1,648)            (1,149)

     R&B has entered into guaranty agreements whereby R&B is committed to provide guarantees of up to $34.3 million of the Alliance's debt and redeemable preferred obligations. Such guarantees become effective as obligations are incurred by the Alliances. At March 31, 2000, R&B has guaranteed $29.3 million of the Alliances' obligations.

(5) The provision for income taxes differs from the amount of income tax determined by applying the applicable Federal statutory rate to earnings before income taxes, as a result of the following:

         Tax provision at Federal statutory rate.......................34.00%
         State income taxes, net of Federal tax benefit.................3.96%
         Non deductible expenses........................................0.51%
         Anticipated effective tax rate................................38.47%

(6) On June 16, 2000, R&B's board of directors approved an agreement and plan of merger with CFW Communications, Inc. Under the terms of that agreement, shareholders of R&B will receive 60.27 shares of CFW Communications, Inc. common stock for each outstanding share. The transaction is subject to regulatory and shareholder approvals. Holders of a majority of R&B's shares have agreed to vote in favor of the transaction.

                                                                         Annex A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                 By and Between

                           R&B COMMUNICATIONS, INC.,

                            R&B COMBINATION COMPANY

                                      and

                           CFW COMMUNICATIONS COMPANY

                                 June 16, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----
ARTICLE ITHE MERGER................................................               A-1
  Section 1.1.The Merger...........................................               A-1
  Section 1.2.Effective Time.......................................               A-1
  Section 1.3.Effects of the Merger................................               A-2
  Section 1.4.Articles of Incorporation and Bylaws.................               A-2

ARTICLE II  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
            CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES.....               A-2
  Section 2.1.Effect on Capital Stock..............................               A-2
              (a)Cancellation of Company and CFW Owned Stock.......               A-2
              (b)Conversion of Company Shares......................               A-2
              (c)Payment of Merger Consideration...................               A-2
              (d)No Fractional CFW Shares..........................               A-3
              (e)Combination Company Stock.........................               A-3
              (f)Dissenting Shares.................................               A-3
  Section 2.2.Exchange of Certificates.............................               A-3
              (a)Exchange Procedure................................               A-3
              (b)Distributions with Respect to Unexchanged Company
              Shares...............................................               A-4
              (c)No Further Ownership Rights in Company Shares.....               A-4
              (d)No Liability......................................               A-4
  Section 2.3.Escrow...............................................               A-4
  Section 2.4.Anti-Dilution Provisions.............................               A-5

ARTICLE IIIREPRESENTATIONS AND WARRANTIES..........................               A-5
  Section 3.1.Representations and Warranties of the Company........               A-5
              (a)Organization; Standing and Power..................               A-5
              (b)Subsidiaries; Other Investments...................               A-5
              (c)Capital Structure.................................               A-6
              (d)Authority; Non-Contravention......................               A-6
              (e)Material Contracts................................               A-7
              (f)Financial Statements..............................               A-8
              (g)Information Supplied..............................               A-8
              (h)Absence of Certain Changes or Events..............               A-8
              (i)State Takeover Statutes; Anti-Takeover
              Provisions...........................................               A-9
              (j)Brokers...........................................               A-9
              (k)Litigation........................................               A-9
              (l)Taxes.............................................               A-9
              (m)Compliance with Laws..............................              A-11
              (n)Intellectual Property.............................              A-11
              (o)No Default........................................              A-11
              (p)Opinion of Company Financial Advisors.............              A-12
              (q)Transactions With Affiliates......................              A-12
              (r)Licenses..........................................              A-12
              (s)Employee Benefit Matters..........................              A-12
              (t)Labor Matters.....................................              A-14
              (u)Environmental Matters.............................              A-14
              (v)Title to and Conditions of Properties.............              A-15
              (w)Undisclosed Liabilities...........................              A-16
              (x)Insurance.........................................              A-16
              (y)Full Disclosure...................................              A-16
              (z)No Actual Knowledge of Breach.....................              A-16

                                                                             Page
                                                                             ----
  Section 3.2.Representations and Warranties of CFW................          A-16
              (a)Organization; Standing and Power..................          A-16
              (b)Capital Structure.................................          A-17
              (c)Authority; Non-Contravention......................          A-17
              (d)SEC Documents.....................................          A-17
              (e)Information Supplied..............................          A-18
              (f)Brokers...........................................          A-18
              (g)Opinion of CFW Financial Advisor..................          A-18
              (h)No Actual Knowledge of Breach.....................          A-18

ARTICLE IVCOVENANTS RELATING TO CONDUCT OF BUSINESS................          A-18
  Section 4.1.Conduct of Business of the Company...................          A-18

ARTICLE VADDITIONAL AGREEMENTS.....................................          A-20
  Section 5.1.Registration Statement; Joint Proxy Statement........          A-20
  Section 5.2.Shareholders' Approvals..............................          A-21
  Section 5.3.Access to Information................................          A-21
  Section 5.4.Reasonable Efforts; Notification.....................          A-22
  Section 5.5.Fees and Expenses....................................          A-23
  Section 5.6.Public Announcements.................................          A-23
  Section 5.7.Agreement to Defend..................................          A-23
  Section 5.8.Plan of Reorganization...............................          A-24
  Section 5.9.Amendment of Company Disclosure Schedule.............          A-24
  Section 5.10.Other Actions.......................................          A-24

ARTICLE VICONDITIONS PRECEDENT.....................................          A-24
  Section 6.1.Conditions to Each Party's Obligation to Effect the
   Merger..........................................................          A-24
              (a)Shareholder Approval..............................          A-24
              (b)Nasdaq............................................          A-24
              (c)HSR Act; Other Approvals..........................          A-24
              (d)No Injunctions or Restraints......................          A-25
              (e)Registration Statement Effectiveness..............          A-25
              (f)Blue Sky Filings..................................          A-25
  Section 6.2.Conditions of CFW....................................          A-25
              (a)Compliance........................................          A-25
              (b)Certifications and Opinion........................          A-25
              (c)Representations and Warranties True...............          A-26
              (d)Company Affiliate Letters.........................          A-26
              (e)Dissenting Shares.................................          A-26
              (f)Tax Opinion.......................................          A-26
              (g)Consents; Related Matters.........................          A-26
              (h)No Litigation.....................................          A-26
              (i)Company Operations................................          A-27
              (j)Company Salary Continuation Plan Agreements.......          A-27
              (k)Transfer Restrictions.............................          A-27
  Section 6.3.Conditions of the Company............................          A-27
              (a)Compliance........................................          A-27
              (b)Certifications and Opinion........................          A-27
              (c)Representations and Warranties True...............          A-28
              (d)Tax Opinion.......................................          A-28
              (e)No Litigation.....................................          A-28
              (f)Employment and Stock Option Agreements............          A-29

                                                                            Page
                                                                            ----
ARTICLE VIITERMINATION, AMENDMENT AND WAIVER............................... A-29
  Section 7.1.Termination.................................................. A-29
  Section 7.2.Effect of Termination........................................ A-29
  Section 7.3.Amendment.................................................... A-30
  Section 7.4.Extension; Waiver............................................ A-30
  Section 7.5.Procedure for Termination, Amendment, Extension or Waiver.... A-30

ARTICLE VIIISPECIAL PROVISIONS AS TO CERTAIN MATTERS....................... A-30
  Section 8.1.No Solicitation.............................................. A-30
  Section 8.2.CFW Board.................................................... A-32
  Section 8.3.Expense Reimbursement........................................ A-32
  Section 8.4.Employee Benefits............................................ A-32
  Section 8.5.Reserved Company Shares...................................... A-32

ARTICLE IXINDEMNIFICATION.................................................. A-32
  Section 9.1.Indemnification of CFW and the Surviving Corporation......... A-32
  Section 9.2.Notice and Control of Litigation............................. A-32
  Section 9.3.Notice of Claim.............................................. A-33
  Section 9.4.Limitation of Liability...................................... A-33
  Section 9.5.Shareholders' Representative................................. A-33
  Section 9.6.Survival of Representations and Warranties................... A-34
  Section 9.7.Exclusive Remedy............................................. A-34

ARTICLE XGENERAL PROVISIONS................................................ A-34
  Section 10.1.Notices..................................................... A-34
  Section 10.2.Definitions................................................. A-35
  Section 10.3.Interpretation.............................................. A-36
  Section 10.4.Counterparts................................................ A-36
  Section 10.5.Entire Agreement; No Third-Party Beneficiaries.............. A-36
  Section 10.6.Governing Law............................................... A-36
  Section 10.7.Assignment.................................................. A-36
  Section 10.8.Enforcement of the Agreement................................ A-36
  Section 10.9.Severability................................................ A-36

 List of Exhibits
 Exhibit A        Articles of Incorporation of the Surviving Corporation
 Exhibit B        Bylaws of the Surviving Corporation
 Exhibit C        Escrow Agreement
 Exhibit D        Company Actions Since December 31, 1999
 Exhibit E        Amendment to Salary Continuation Plan Agreement
 Exhibit F        Company Shareholders subject to Transfer Restrictions
 Exhibit G        Company Employee Arrangements

                             INDEX OF DEFINED TERMS

Defined Term                                                            Page No.
------------                                                            --------
Abandoned Shares.......................................................     3
Affiliates.............................................................    35
Agreement..............................................................     1
Articles of Merger.....................................................     2
Basket Amount..........................................................    45
Certificates...........................................................     4
CFW....................................................................     1
CFW Common Stock.......................................................     1
CFW Indemnification Claims.............................................    44
CFW Indemnification Notice.............................................    44
CFW Indemnified Parties................................................    44
CFW Preferred Stock....................................................    23
CFW SEC Documents......................................................    24
CFW Shareholder Approval...............................................    23
CFW Shareholders Meeting...............................................     2
Closing................................................................     2
Closing Date...........................................................     2
Code...................................................................     1
Combination Company....................................................     1
Company................................................................     1
Company Affiliates.....................................................    16
Company Beneficiary....................................................    17
Company Benefit Plans..................................................    12
Company Budget.........................................................    25
Company Common Stock...................................................     8
Company Designees......................................................    43
Company Disclosure Schedule............................................     7
Company ERISA Affiliate................................................    18
Company Financial Advisor..............................................    12
Company Financial Statements...........................................    11
Company Intellectual Property Rights...................................    15
Company Permits........................................................    15
Company Share..........................................................     1
Company Shareholder Approval...........................................     8
Company Shareholders Meeting...........................................     2
Confidentiality Agreement..............................................    29
Contracts..............................................................    10
Dissenting Shares......................................................     4
DOL....................................................................    17
Effective Time of the Merger...........................................     2
Environmental Laws.....................................................    19
ERISA..................................................................    17
Escrow Losses..........................................................    44
Escrow Shares..........................................................     6
Exchange Act...........................................................    11
Exchange Ratio.........................................................     4
FCC....................................................................     9
GAAP...................................................................    11
Governmental Entity....................................................     9

Defined Term                                                            Page No.
------------                                                            --------
HSR Act................................................................     9
HSR Documents..........................................................    31
Indemnification Claims.................................................    44
IRS....................................................................    17
Joint Proxy Statement..................................................     9
Knowledge..............................................................    47
Licenses...............................................................    16
Liens..................................................................     8
Litigation.............................................................    12
Material Adverse Change................................................    47
Material Adverse Effect................................................    48
Material Contracts.....................................................    10
Merger.................................................................     1
Merger Consideration...................................................     3
PCBs...................................................................    21
Person.................................................................    48
Registration Statement.................................................    28
Regulated Materials....................................................    20
Release................................................................    20
Representatives........................................................    41
Restricted Period......................................................    41
Salary Agreement.......................................................    36
SCC....................................................................     2
Securities Act.........................................................    11
Shareholders Meetings..................................................    29
Shareholders' Representative...........................................     1
Subsidiary.............................................................    48
Superior Proposal......................................................    42
Surviving Corporation..................................................     2
Takeover Proposal......................................................    41
Tax....................................................................    14
Tax Return.............................................................    15
Taxes..................................................................    14
Termination Fee........................................................    43
Third Party Claim......................................................    44
Voting Agreements......................................................     1
VSCA...................................................................     2

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of June 16, 2000 (the "Agreement"), by and among R&B COMMUNICATIONS, INC., a Virginia corporation (the "Company"), R&B COMBINATION COMPANY, a Virginia corporation and a wholly-owned subsidiary of CFW (the "Combination Company"), and CFW COMMUNICATIONS COMPANY, a Virginia corporation ("CFW") and JOHN F. KILBY, in his capacity as representative of the shareholders of the Company for the limited purposes described herein (the "Shareholders' Representative").

  WHEREAS, the respective Boards of Directors of CFW, the Combination Company and the Company have approved the merger of the Combination Company with and into the Company (the "Merger"), upon the terms and subject to the conditions of this Agreement and Plan of Merger (this "Agreement"), whereby each issued and outstanding share of the Company's common stock, $10.00 par value (a "Company Share"), not owned by the Company, CFW or any wholly owned subsidiary of the Company or CFW will be converted into shares of CFW's common stock, without par value ("CFW Common Stock") as provided herein;

  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

  WHEREAS, CFW, Combination Company and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

  WHEREAS, the directors and certain shareholders of the Company have each entered into a voting agreement with CFW pursuant to which such directors and shareholders have agreed to vote the Company Shares owned by them in favor of the Merger (collectively, the "Voting Agreements");

  NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                  The Merger

Section 1.1. The Merger.

  Upon the terms and subject to the conditions hereof and in accordance with the Virginia Stock Corporation Act (the "VSCA"), the Combination Company shall be merged with and into the Company at the Effective Time of the Merger (as hereinafter defined). Following the Merger, the separate corporate existence of the Combination Company shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company and Combination Company in accordance with the VSCA.

Section 1.2. Effective Time.

  As soon as practicable following the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article VI, the Surviving Corporation shall file the articles of merger required by the VSCA with respect to the Merger and other appropriate documents (the "Articles of Merger") executed in accordance with the relevant provisions of the VSCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the State Corporation Commission of Virginia ("SCC"), or at such other time as CFW and the Company shall agree should be specified in the Articles of Merger (the time the Merger becomes effective being the "Effective Time of the Merger"). The closing of the Merger (the "Closing") shall take place at such place as the parties agree on the later to occur of the date of the meeting of (i) the Company's shareholders to approve the Merger (the "Company Shareholders Meeting") and (ii) CFW's shareholders to approve the Merger (the "CFW Shareholders Meeting"), or, if any of the conditions set forth in Article VI have not been satisfied, then as soon as practicable thereafter, or on such other date as CFW and the Company shall agree (the "Closing Date").

Section 1.3. Effects of the Merger.

  The Merger shall have the effects set forth in the VSCA. If at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of the Company and the Combination Company, the Surviving Corporation and its proper officers and directors, in the name and on behalf of the Company and the Combination Company, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company and the Combination Company or otherwise to take any and all such action.

Section 1.4. Articles of Incorporation and Bylaws.

  (a) The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time of the Merger, shall be amended and restated as of the Effective Time of the Merger to read as set forth in Exhibit A hereto, and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

  (b) The Bylaws of the Company, as in effect immediately prior to the Effective Time of the Merger, shall be amended and restated as of the Effective Time of the Merger to read as set forth in Exhibit B hereto, and, as so amended, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                                  ARTICLE II

               Effect of the Merger on the Capital Stock of the
              Constituent Corporations; Exchange of Certificates

Section 2.1. Effect on Capital Stock.

  As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any Company Shares or capital stock of the Combination Company:

    (a) Cancellation of Company and CFW Owned Stock. All Company Shares that are owned by the Company, any wholly owned subsidiary of the Company, CFW or any wholly owned subsidiary of CFW, shall be canceled and no consideration shall be delivered in exchange therefor.

    (b) Conversion of Company Shares. Subject to Sections 2.1(a) and 2.1(d), each issued and outstanding Company Share shall be converted into the right to receive, upon the surrender of the certificate formerly representing such Company Shares the consideration specified in Section 2.1(c) (the "Merger Consideration"), provided that no more than 3,716,400 shares of CFW Common Stock will be exchanged for the Company Shares pursuant to this
  Article II (For the purposes of this Agreement, "outstanding" Company Shares shall include shares of Roanoke & Botetourt Telephone Company converted into Company Shares in 1981 that are evidenced by certificates that have not been surrendered by the holders thereof, which are hereinafter sometimes referred to as "Abandoned Shares").

    (c) Payment of Merger Consideration. The Merger Consideration shall be payable as of the Effective Date with respect to each Company Share outstanding immediately prior to the Effective Time and shall be the number of shares of CFW Common Stock (the "Exchange Ratio") equal to
  (i) 3,716,400 divided by (ii) the number of Company Shares issued and outstanding immediately prior to the Effective Time.

    (d) No Fractional CFW Shares. No fractional shares of CFW Common Stock shall be issued in the Merger. All fractional shares of CFW Common Stock that a holder of Company Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share of CFW Common Stock results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the closing sale price per share of a share of CFW Common Stock on the Nasdaq National Market on the first trading day immediately preceding the Effective Time of the Merger by the fraction of a share of CFW Common Stock to which such holder would otherwise have been entitled. No such cash in lieu of fractional shares of CFW Common Stock shall be paid to any holder of fractional CFW Common Stock until that holder's Certificates (as defined in Section 2.2(a)) are surrendered and exchanged in accordance with Section 2.2(a).

    (e) Combination Company Stock. Each share of common stock, no par value, of the Combination Company issued and outstanding immediately prior to the Effective Time of the Merger will be converted into one share of common stock, no par value, of the Surviving Corporation, and the stock of the Surviving Corporation issued on that conversion will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

    (f) Dissenting Shares. Notwithstanding any provision contained in this Agreement to the contrary, Company Shares outstanding immediately prior to the Effective Time of the Merger and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the VSCA ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal. If, after the Effective Time of the Merger, such holder fails to perfect or withdraws or loses such holder's right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time of the Merger into a right to receive the Merger Consideration payable in respect of such shares pursuant to Section 2.1(b).

Section 2.2. Exchange of Certificates.

  (a) Exchange Procedure. On or before the Effective Time of the Merger, CFW shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding Company Shares (the "Certificates"), other than the Company, CFW and any wholly owned subsidiary of the Company or CFW, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to CFW and shall be in a form and have such other provisions as CFW may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the certificates representing the CFW Common Stock and any cash in lieu of a fractional share of CFW Common Stock. Subject to Section 2.4, upon surrender of a Certificate to CFW or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by CFW, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate or certificates representing the number of whole shares of CFW Common Stock into which the Company Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.1(c), and (ii) any cash payable in lieu of a fractional share of CFW Common Stock, and the Certificate so surrendered shall forthwith be canceled. If the shares of CFW Common Stock are to be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, it shall be a condition of exchange that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of CFW and the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed as of the Effective Time of the Merger to represent only the right to receive, upon surrender of such Certificate in accordance with this Section 2.2(a), the Merger Consideration.

  (b) Distributions with Respect to Unexchanged Company Shares. No dividends or other distributions declared or made after the Effective Time of the Merger with respect to the CFW Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the CFW Common Stock represented thereby, and no cash payment (including any cash payment in lieu of fractional shares) shall be paid to any such holder pursuant to Section 2.1(d) until the holder of record of such Certificate shall surrender such Certificate in accordance with Section 2.2(a). Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the Certificates representing the CFW Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of CFW Common Stock to which such holder is entitled pursuant to Section 2.1(d) and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore declared with respect to each whole share of CFW Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to each whole share of CFW Common Stock.

  (c) No Further Ownership Rights in Company Shares. All shares of CFW Common Stock issued upon the surrender of Certificates in accordance with the terms of this Article II, together with any dividends payable thereon to the extent contemplated by this Section 2.2, shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the Company Shares theretofore represented by such Certificates and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Shares that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

  (d) No Liability. Neither CFW nor the Company nor any of their subsidiaries shall be liable to any holder of Company Shares or CFW Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash (including any cash in lieu of fractional shares of CFW Common Stock) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 2.3. Escrow.

  371,640 shares of the Merger Consideration payable pursuant to Section 2.1(c) (the "Escrow Shares") shall be deposited on the Effective Date with Michael B. Moneymaker, as escrow agent, pursuant to an escrow agreement to be entered into in the form attached hereto on Exhibit C (the "Escrow Agreement"). Escrow Shares shall be released to CFW from time to time to satisfy Escrow Losses for which CFW is entitled to indemnification or reimbursement in accordance with Article IX hereof. The aggregate number of Escrow Shares released to CFW shall be equal to the lesser of (X) the quotient of (i) Escrow Losses (as defined in Section 9.1) theretofore suffered or incurred by CFW or its affiliates divided by (ii) the average closing sale price per share of CFW Common Stock on the Nasdaq National Market for the 20 trading days prior to each date Escrow Shares are released from escrow to CFW or (Y) the total number of Escrow Shares. The Escrow Agreement shall contain such additional terms and conditions regarding the administration of the escrow and delivery of Escrow Shares as the Company and CFW consider necessary or desirable and upon which they shall reasonably agree and that are consistent with the treatment of the Merger as a reorganization under Section 368(a) of the Code. Each beneficial holder of the Escrow Shares shall be entitled to receive dividends and to exercise voting rights with respect to the whole number of Escrow Shares held by the Escrow Agent for the holder's account.

  Unless CFW earlier instructs the Escrow Agent to terminate the escrow and release the Escrow Shares, (i) one-half of the Escrow Shares, less that number released to CFW in accordance with the preceding paragraph, shall be distributed to the beneficial holders thereof on the second anniversary of the Closing Date; and (ii) the escrow shall terminate and the Escrow Shares remaining in escrow shall be distributed to the beneficial holders three years after the filing of the federal income tax return for the last period covering the Company's operations prior to the Effective Time or April 15, 2004, whichever first occurs. Notwithstanding the foregoing, if at the time Escrow Shares are to be released and distributed to the beneficial holders thereof any claim has then been made that could result in Escrow Losses or CFW asserts the reasonable prospect that it could incur Escrow Losses, supported by written notice describing with reasonable specificity the facts giving rise to such assertion, there shall be withheld from the distribution that number of Escrow Shares necessary to cover any Escrow Losses resulting from such pending claims or prospective Escrow Losses. Such Escrow Shares shall either be (i) released to CFW or (ii) distributed to the beneficial holders thereof as determined upon final resolution of such claims.

  CFW will issue, or cause to be issued, to the Escrow Agent instructions to release or retain Escrow Shares only in the event, and only in an amount and to the extent, that CFW determines, in good faith, that it is entitled to or may be entitled to indemnification or reimbursement under Article IX hereof. Should such instructions be issued by CFW and thereafter CFW, acting in good faith, determines that it is not entitled to such indemnification or reimbursement, then CFW shall promptly and appropriately modify such instructions by written notice to the Escrow Agent and the Shareholders' Representative.

  No fractional shares shall be distributed from the escrow. In lieu of receiving a fractional share, CFW will redeem the fractional share and pay the beneficial holder thereof cash calculated in accordance with Section 2.1(d) of the Merger Agreement (determined as if the distribution date were the Effective Time of the Merger).

Section 2.4. Anti-Dilution Provisions.

  In the event CFW changes the number of shares of CFW Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding CFW Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

                                  ARTICLE III

                        Representations and Warranties

Section 3.1. Representations and Warranties of the Company.

  The Company represents and warrants to, and agrees with, CFW and Combination Company as follows, subject to any matters disclosed in the Disclosure Schedule of the Company provided to CFW on the date hereof (the "Company Disclosure Schedule") and except as expressly contemplated by this Agreement:

    (a) Organization; Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually, or in the aggregate) would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

    (b) Subsidiaries; Other Investments. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person. Section 3.1(b) of the Company Disclosure Schedule contains a complete and accurate list of the Company's direct and indirect subsidiaries. The Company's subsidiaries are all corporations and are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have the requisite corporate power and authority to carry on their respective businesses as they are now being conducted and to own, operate and lease the assets they now own, operate or hold under lease. The Company's subsidiaries are duly qualified to do business and are in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, all the outstanding shares of capital stock of the Company's subsidiaries are owned by the Company or its subsidiaries and have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person other than those that have been waived or otherwise cured or satisfied. Except as may be set forth in Section 3.1(e) of the Company Disclosure Schedule, all such stock and ownership interests are owned of record and beneficially by the Company or by a direct or indirect wholly owned subsidiary of the Company, free and clear of all liens, pledges, security interests, charges, claims, rights of third parties and other encumbrances of any kind or nature ("Liens").

    (c) Capital Structure. The authorized capital stock of the Company consists of 100,000 shares of common stock, $10.00 par value ("Company Common Stock"), of which 61,663 shares of Company Common Stock are issued and outstanding, including the Abandoned Shares. No other shares of capital stock or other equity or voting securities of the Company are reserved for issuance or outstanding, except on September 14, 1981, the Company reserved for issuance in connection with the merger of its subsidiary into Roanoke & Botetourt Telephone Company 436 shares more than were required for the merger transaction. All outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and not subject to preemptive rights. All of such issued and outstanding shares of capital stock of the Company were offered and sold in compliance with all applicable state and Federal securities laws, rules and regulations. Except with respect to the Abandoned Shares, there are no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party, or by which any of them is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except for the Voting Agreements, there are not as of the date hereof and there will not be at the Effective Time of the Merger any registration rights agreements, shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. There are no restrictions on the Company with respect to voting the stock of any of its subsidiaries.

    (d) Authority; Non-Contravention. The Board of Directors of the Company has approved the Merger and this Agreement and declared the Merger and this Agreement to be in the best interests of the Company. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger and this Agreement by the holders of more than two-thirds of the outstanding Company Shares as of the record date for the Company Shareholders Meeting ("Company Shareholder Approval"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to Company Shareholder Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally, (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (iii) the enforceability of any indemnification provision contained herein may be limited by applicable federal or state securities laws. The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien, upon any of the properties or assets of the Company or any of its subsidiaries under, any provision of (i) the

  Articles of Incorporation or the Company or any provision of the comparable organizational documents of its subsidiaries, (ii) subject to receipt of regulatory and other third-party consents (which the Company has no reason to believe will not be readily available), any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to the Company or any of its subsidiaries or their respective properties or assets other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole, and would not materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities (a "Governmental Entity") or other Person, is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the approval of the SCC with respect to the change in control of the Company, (ii) the approval of the Federal Communications Commission ("FCC") with respect to the change in control of the Company, (iii) the filing by the Company of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the expiration or termination of the waiting period thereunder, (iv) the filing with the SEC of (A) a joint proxy statement relating to the Company Shareholder Approval and the CFW Shareholder Approval (as defined in Section 3.2(c)) (such proxy statement as amended or supplemented from time to time, the "Joint Proxy Statement") and (B) the Registration Statement (as defined in Section 5.1(a)), (v) Company Shareholder Approval and (vi) the filing of the Articles of Merger with and approval by the SCC with respect to the Merger as provided in the VSCA and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

    (e) Material Contracts. Section 3.1(e) of the Company Disclosure Schedule lists all written or oral contracts, agreements, leases, instruments or legally binding contractual commitments ("Contracts") that are of a type described below (collectively, the "Material Contracts"):

      (i) Any Contract with a customer of the Company or with any entity that purchases goods or services from the Company for consideration paid to the Company of $100,000 or more in any fiscal year;

      (ii) any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $100,000;

      (iii) any Contract for the purchase or lease of goods or services (including without limitation, equipment, materials, software, hardware, supplies, merchandise, parts or other property, assets or services), requiring aggregate future payments in excess of $100,000, other than standard inventory purchase orders executed in the ordinary course of business;

      (iv) any Contract relating to the borrowing of money or guaranty of indebtedness;

      (v) any collective bargaining or other arrangement with any labor union;

      (vi) any Contract granting a first refusal, first offer or similar preferential right to purchase or acquire any of the Company's capital stock or assets;

      (vii) any Contract limiting, restricting or prohibiting the Company from conducting business anywhere in the United States or elsewhere in the world or any Contract limiting the freedom of the Company to engage in any line of business or to compete with any other Person;

      (viii) any joint venture or partnership Contract;

      (ix) Any Contracts requiring future payments of $100,000; and

      (x) any written employment Contract, severance agreement or other similar binding agreement or policy with any employee.

    The Company has made available to CFW a true and complete copy of each written Material Contract (and a written description of each oral Material Contract), including all amendments or other modifications thereto. Except as set forth on Section 3.1(e) of the Company Disclosure Schedule, each Material Contract is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to bankruptcy, reorganization, receivership or other laws affecting creditors' rights generally and general principles of equity (whether applied in an action at law or in equity). Except as set forth on Section 3.1(e) of the Company Disclosure Schedule, the Company is in substantial compliance with all obligations required to be performed by it under the Material Contracts, and the Company is not in breach or default thereunder in any material respect.

    (f) Financial Statements. The Company has delivered to CFW copies of the audited consolidated statements of financial condition, results of operations and cash flows of the Company as of and for the periods ended December 31, 1999, December 31, 1998 and December 31, 1997 and the unaudited consolidated statements of financial condition, results of operations and cash flows of the Company as of and for the periods ended March 31, 2000 and March 31, 1999 (the "Company Financial Statements"), which Company Financial Statement for the period ended March 31, 2000 have been reviewed by McGladrey & Pullen, LLP in accordance with SAS-71. Except as disclosed in the notes to the Company Financial Statements or Section 3.1(f) of the Company Disclosure Schedule, the Company Financial Statements taken as a whole present fairly in accordance with generally accepted accounting principles ("GAAP"), in all material respects, the consolidated financial condition, results of operations and cash flows of the Company, as of the dates, and for the periods indicated.

    (g) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date the Joint Proxy Statement is first mailed to the Company's and CFW's shareholders and at the time of the Company Shareholders Meeting and CFW's Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement, as it relates to the Company Shareholders Meeting, will comply as to form in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by CFW for inclusion or incorporation by reference therein.

    (h) Absence of Certain Changes or Events. Except as disclosed in Section 3.1(h) of the Company Disclosure Schedule, since December 31, 1999, the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) as of the date hereof, any Material Adverse Change with respect to the Company; (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Company's capital stock; (iii) (A) any granting by the Company or any of its subsidiaries to any executive officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements described in Section 3.1(e) to the Company Disclosure Schedule, (B) any granting by the Company or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements listed in Section 3.1(e) to the Company Disclosure Schedule, true copies of which have been provided to CFW, or (C) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer; (iv) any amendment of any material term of any outstanding equity security of the Company or any subsidiary; (v) any repurchase, redemption or other acquisition by the Company or any subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or any subsidiary, except as contemplated by any "Company Benefit Plans" (as defined in Section 3.1(s)(i)); (vi) any material damage, destruction or other property loss, whether or not covered by insurance; or (vii) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.

    (i) State Takeover Statutes; Anti-Takeover Provisions. The provisions of
  Article 14 and Article 14.1 of the VSCA do not apply to the Company. The Company has taken all actions with respect to any anti-takeover provisions of the Company's Bylaws or Articles of Incorporation necessary to enter into and consummate the Merger on the terms set forth in this Agreement.

    (j) Brokers. Except for BB&T Capital Markets, a division of Scott & Stringfellow, Inc. (the "Company Financial Advisor"), whose fees are to be paid by the Company, no broker, investment banker or other Person is entitled to receive from the Company or any of its subsidiaries any investment banking, broker's, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby, including any fee for any opinion rendered by any investment banker. The engagement letter dated April 10, 2000, between the Company and the Company Financial Advisor provided to CFW prior to the date of this Agreement constitutes the entire understanding of the Company and the Company Financial Advisor with respect to the matters referred to therein, and has not been amended or modified, nor will it be amended or modified prior to the Effective Time of the Merger.

    (k) Litigation. Except as disclosed in Section 3.1(k) of the Company Disclosure Schedule, there is no claim, suit, action, proceeding or investigation ("Litigation") pending or, to the Company's knowledge, threatened against or affecting the Company or any of its subsidiaries or that could prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

    (l) Taxes.

      (i) Except as set forth on Section 3.1(l) of the Company Disclosure
    Schedule:

        (A) the Company and its subsidiaries are members of the affiliated group, within the meaning of Section 1504(a) of the Code, of which the Company is the common parent: such affiliated group files a consolidated federal income Tax Return; and neither the Company, any of its subsidiaries, any of its former subsidiaries, nor any entity to whose liabilities the Company or any of its subsidiaries or any of its former subsidiaries has succeeded, has ever filed a consolidated federal income Tax Return with (or been included in a consolidated return of) a different affiliated group;

        (B) each of the Company, its subsidiaries and its former subsidiaries has filed or caused to be filed all Tax Returns required to have been filed by or for it, and all information set forth in such Tax Returns is correct and complete in all material respects;

        (C) each of the Company, its subsidiaries and its former subsidiaries has paid all Taxes due and payable by it;

        (D) there are no unpaid Taxes due and payable by the Company, its subsidiaries or its former subsidiaries or by any other person that are or could become a lien on any asset of the Company, or otherwise materially adversely affect the business, properties or financial condition, of the Company, any of its subsidiaries or any of its former subsidiaries;

        (E) each of the Company, its subsidiaries and its former subsidiaries is in material compliance with, and the records of each of them contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable Tax information reporting and Tax withholding requirements;

        (F) each of the Company, its subsidiaries and its former subsidiaries has collected or withheld all amounts required to be collected or withheld by it for any Taxes, and all such amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due;

        (G) the Company Financial Statements fully and properly reflect, as of their dates, the liabilities of the Company and its subsidiaries and (insofar as the Company or any of its subsidiaries may be liable therefor) the former subsidiaries for all Taxes for all periods ending on or before such dates, and the books and records of the Company and its subsidiaries fully and properly reflect all liabilities for Taxes for all periods after March 31, 2000;

        (H) none of the Company or its subsidiaries has granted (nor is any of them subject to) any waiver currently in effect of the period of limitations for the assessment of Tax, no unpaid Tax deficiency has been asserted against or with respect to any of the Company or its subsidiaries or (insofar as the Company or any of its subsidiaries may be liable therefor) the former subsidiaries by any taxing authority, and there is no pending examination, administrative or judicial proceeding, or deficiency or refund litigation, with respect to any Taxes of the Company or any of its subsidiaries or (insofar as the Company or any of its subsidiaries may be liable therefor) any of the former subsidiaries;

        (I) none of the Company or its subsidiaries has made or entered into, or holds any asset subject to, a consent filed pursuant to
      Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended before the Tax Reform Act of 1984, and the regulations thereunder;

        (J) none of the Company or its subsidiaries is required to include in income any amount from an adjustment pursuant to Section 481 of the Code or the regulations thereunder or any similar provision of state law;

        (K) other than the Salary Agreements referred to in Section 6.2(j) and any agreements entered into in connection with this Agreement, none of the Company or its subsidiaries is a party to, or obligated under, any agreement or other arrangement providing for the payment of any amount that would be an "excess parachute payment" under
      Section 280G of the Code;

        (L) there are no excess loss accounts or deferred intercompany gains with respect to any member of the affiliated group of which the Company is the common parent or any subgroup thereof;

        (M) neither the Company, any of its subsidiaries nor any of its former subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation in a transaction to which Section 355(a) of the Code applies;

        (N) none of the Company or its subsidiaries is, or has been at any time within the last five years, a "United States real property holding corporation" for purposes of Section 897 of the Code.

      (ii) The Company has made available to CFW all information relating to all Tax elections, consents and agreements made by or affecting any of the Company and its subsidiaries that will be in effect after the Closing Date (prior to the Closing Date, the Company shall amend
    Section 3.1(l) of the Company Disclosure Schedule to contain such Tax information as CFW identifies with specificity and in writing that it wishes to be disclosed), all material types of Taxes paid and Tax Returns filed by or on behalf of the Company and its subsidiaries, and all examinations, administrative or judicial proceedings, and litigation with respect to any Taxes of the Company, any of its subsidiaries or any of its former subsidiaries.

      (iii) As used herein, "Tax" or "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign. As used herein, "Tax Return" shall mean any return, report, statement or information required to be filed with any Governmental Entity with respect to Taxes.

    (m) Compliance with Laws. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities (the "Company Permits") that are required for the conduct of its business as presently conducted. The Company and its subsidiaries are in compliance with the terms of the Company Permits. Except as set forth on Section 3.1(m) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has violated or failed to comply with, nor has it received any written notice of any alleged material violation of or material failure to comply with, any statute, law, ordinance, regulation, rule, permit or order of any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to the Company or any of its subsidiaries or their respective businesses, assets or operations.

    (n) Intellectual Property.

      (i) Set forth on Section 3.1(n)(i) of the Company Disclosure Schedule is a true and complete list of the intellectual property of the Company. The Company owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefor as set forth on Section 3.1(n)(i) of the Company Disclosure Schedule (the "Company Intellectual Property Rights").

      (ii) Except as set forth on Section 3.1(n)(ii) of the Company Disclosure Schedule, the Company has not received communications alleging (and, to the knowledge of the Company, is not aware of any facts that could reasonably be expected to lead to an allegation) that the Company does not have valid title to the Company Intellectual Property Rights.

      (iii) Except as set forth in Section 3.1(n)(iii) of the Company Disclosure Schedule, the conduct of the business of the Company as now conducted does not, to the knowledge of the Company, infringe any valid patents, trademarks, trade names, service marks or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any Company Intellectual Property Rights.

      (iv) The Company has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where the Company has elected to rely on patent or copyright protection in lieu of trade secret protection.

    (o) No Default. Neither the Company nor any of its subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of (i) in the case of the Company and its subsidiaries, their respective charter and bylaws, (ii) except as disclosed in the Company Disclosure Schedule, any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries.

    (p) Opinion of Company Financial Advisors. The Company has received an opinion from the Company Financial Advisor to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the holders of the Company Shares from a financial point of view.

    (q) Transactions With Affiliates. Except as set forth in Section 3.1(q) of the Company Disclosure Schedule, or as contemplated by this Agreement, since December 31, 1999, the Company has not, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any material property or assets or obtained any material services from, or sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered as a director, officer or employee of the Company in the ordinary course), (i) any employee of the Company, (ii) any shareholder of the Company, (iii) any Person, firm or corporation that directly or indirectly controls, is controlled by or is under common control with the Company, or
  (iv) any member of the immediate family of any of the foregoing persons (collectively, "Company Affiliates"). Except as set forth in Section 3.1(q) of the Company Disclosure Schedule, (a) the Company's Material Contracts do not include any obligation or commitment between the Company and any Company Affiliate, (b) the assets of the Company do not include any receivable or other obligation or commitment from a Company Affiliate to the Company and (c) the liabilities reflected on the Company Financial Statements do not include any obligation or commitment to any Company Affiliate.

    (r) Licenses. All licenses issued by the FCC and any applicable state agencies (the "Licenses") required for the operation of the business of the Company are in full force and effect and there are no pending modifications, amendments or revocation proceedings which would adversely affect the operations of the Company. All fees due and payable to governmental authorities pursuant to the rules governing the Licenses have been paid and no event has occurred with respect to the Licenses held by the Company which, with the giving of notice or the lapse of time or both, would constitute grounds for revocation thereof. The Company is in compliance in all material respects with the terms of the Licenses, as applicable, and there is no condition, event or occurrence existing, nor is there any proceeding being conducted of which the Company has received notice, nor, to the Company's knowledge, is there any proceeding threatened, by any Governmental Entity, which would cause the termination, suspension, cancellation or nonrenewal of any of the Licenses, or the imposition of any penalty or fine by any regulatory authority.

    (s) Employee Benefit Matters.

      (i) Benefit Plans. Section 3.1(s) of the Company Disclosure Schedule contains a true and complete list of (A) all employee welfare benefit and employee pension benefit plans as defined in sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, but not limited to, plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (B) all other employee benefit agreements or arrangements, including without limitation deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employee discount programs, employment contracts, retention incentive agreements, noncompetition agreements, consulting agreements, confidentiality agreements, vacation policies, and other similar plans, agreements and arrangements that are currently in effect as of the date of this Agreement, or have been approved before this date but are not yet effective, for the benefit of any director, officer, employee or former employee (or any of their beneficiaries) of the Company or any of its subsidiaries (collectively, a "Company Beneficiary"), or with respect to which the Company or any of its subsidiaries may have any liability ("Company Benefit Plans").

      (ii) Disclosure of Documents. With respect to each Company Benefit Plan, the Company has heretofore made available to CFW, as applicable, complete and correct copies of each of the following documents which the Company has prepared or has been required to prepare:

        (A) the Company Benefit Plans and any amendments thereto (or if a Company Benefit Plan is not a written agreement, a description thereof);

        (B) the three most recent annual Form 5500 reports filed with the Internal Revenue Service (the "IRS");

        (C) the most recent statement filed with the Department of Labor (the "DOL") pursuant to 29 U.S.C. (S) 2520.104-23;

        (D) the three most recent annual Form 990 and 1041 reports filed with the IRS;

        (E) the three most recent actuarial reports;

        (F) the three most recent reports prepared in accordance with Statement of Financial Accounting Standards No.106;

        (G) the most recent summary plan description and summaries of material modifications thereto;

        (H) the trust agreement, group annuity contract or other funding agreement that provides for the funding of the Company Benefit Plan;

        (I) the most recent financial statement;

        (J) the most recent determination letter received from the IRS;
      and

        (K) any agreement pursuant to which the Company or any subsidiaries is obligated to indemnify any person.

      (iii) Contributions and Payments. All contributions and other payments required to have been made by the Company or any entity (whether or not incorporated) that is treated as a single employer with the Company under Section 414 of the Code (a "Company ERISA Affiliate") with respect to any Company Benefit Plan (or to any person pursuant to the terms thereof) have been or will be timely made and all such amounts properly accrued through the date of the Company Financial Statements have been reflected therein.

      (iv) Qualification; Compliance. The terms of all Company Benefit Plans that are intended to be "qualified" within the meaning of Section 401(a) of the Code have been determined by the IRS to be so qualified or the applicable remedial periods will not have ended prior to the Effective Time of the Merger. Except as disclosed in Section 3.1(s) of the Company Disclosure Schedule, no event or condition exists or has occurred that could cause the IRS to disqualify any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code. Except as disclosed in Section 3.1(s) of the Company Disclosure Schedule, with respect to each Company Benefit Plan, the Company and each Company ERISA Affiliate are in compliance in all material respects with, and each Company Benefit Plan and related source of benefit payment is and has been operated in compliance with, its terms, all applicable laws, rules and regulations governing such plan or source, including, without limitation, ERISA, the Code and applicable local law. To the knowledge of the Company, except as set forth in Section 3.1(s) of the Company Disclosure Schedule, no Company Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the IRS, the DOL, or any other federal, state, or local governmental entity or is scheduled to be subject to such an audit investigation or proceeding.

      (v) Liabilities. With respect to each Company Benefit Plan, to the knowledge of the Company, there exists no condition or set of circumstances that could subject the Company or any Company ERISA Affiliate to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to or under any such plan or under any indemnity agreement to which the Company or any Company ERISA Affiliate is a party), which liability, excluding liability for benefit claims and funding obligations, each payable in the ordinary course, could reasonably be expected to have a Material Adverse Effect on the Company. No claim, action or litigation has been made, commenced or, to the knowledge of the Company, threatened, by or against and Company Benefit Plan or the Company or any of its subsidiaries with respect to any Company Benefit Plan (other than for benefits in the ordinary course) that could reasonably be expected to have a Material Adverse Effect on the Company.

      (vi) Retiree Welfare Plans. Except as disclosed in Section 3.1(s) of the Company Disclosure Schedule, no Company Benefit Plan that is a "welfare benefit plan" (within the meaning of Section 3(1) of ERISA) provides benefits for any retired or former employees (other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable state or local law that specifically mandates continued health coverage).

      (vii) Payments Resulting from Merger. The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or in conjunction with another event, including termination of employment) result in (A) any payment (whether of severance pay or otherwise) becoming due from the Company or any of its subsidiaries to any Company Beneficiary or to the trustee under any "rabbi trust" or similar arrangement, or (B) any benefit under any Company Benefit Plan being established or increased, or becoming accelerated, vested or payable.

      (viii) Defined Benefit Pension Plans. Neither the Company nor any entity that was at any time during the six-year period ending on the date of this Agreement a Company ERISA Affiliate has ever maintained, had an obligation to contribute to, contributed to, or had any liability with respect to any plan that is or was a pension plan (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA.

    (t) Labor Matters. With respect to employees of the Company:

      (i) The Company is and has been since January 1, 1995 in substantial compliance with all applicable laws governing employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, and the Company has not engaged in any unfair labor practice.

      (ii) There is no unfair labor practice charge, litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or, to the knowledge of the Company, proposed or threatened against the Company relating to employment, employment practices, terms and conditions of employment or wages and hours.

      (iii) The Company has no collective bargaining relationship or duty to bargain with any labor union or organization, and the Company has not recognized any labor union or organization as the collective bargaining representative of any of its employees relating to the businesses of the Company.

      (iv) The Company and its subsidiaries have obtained all material licenses, permits and other authorizations and have taken all actions required by applicable law or government regulations in connection with their business as now conducted.

    (u) Environmental Matters.

      (i) When used in this Section 3.1(u):

        (A) "Environmental Laws" shall mean any and all federal, state or local laws, rules, orders, regulations, statutes, common law, ordinances, codes, decrees or requirements of any governmental authority regulating, relating to or imposing liability or standards of conduct concerning any Regulated Materials or environmental protection or human health as affected by Regulated Materials as in effect as of the Effective Time of the Merger or at any time in the past;

        (B) "Regulated Materials" shall mean any hazardous material, hazardous waste, infectious medical waste, hazardous or toxic substance defined or regulated as such in or under any Environmental Law, including, without limitation, petroleum, crude oil or fractions thereof, petroleum products, waste or used oil, natural or synthetic gas, materials exhibiting the characteristics of ignitability, corrosivity, reactivity or extraction procedure toxicity, as such terms are defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any Environmental Law; and

        (C) "Release" shall have the same meaning as provided in the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (S) 101(22), 42 U.S.C. (S) 9601(22).

      (ii) Except as set forth in Section 3.1(u) of the Company Disclosure Schedule, the Company is now in compliance in all material respects with all Environmental Laws, and has been in compliance with Environmental Laws.

      (iii) Except as set forth in Section 3.1(u) of the Company Disclosure Schedule, (A) the Company has not received any formal complaint or notice from any Governmental Entity or any other person alleging any past or present violation of any Environmental Law in connection with the operation of its business that is currently unresolved, (B) as of the date hereof, there is no investigative proceeding against the Company by any governmental authority in connection with the past or present operation of its business, and (C) there are no claims under the Environmental Laws involving the Company.

      (iv) Except as set forth in Section 3.1(u) of the Company Disclosure Schedule, the Company has not been subject to any administrative or judicial enforcement action pursuant to any Environmental Law either now or at any time during the past three years in connection with its business or the Company.

      (v) Except as set forth in Section 3.1(u) of the Company Disclosure Schedule, the Company is not subject to any remedial obligation or other response action under a currently issued and applicable administrative order, decree, or agreement pursuant to any Environmental Law.

      (vi) Except as set forth in Section 3.1(u) of the Company Disclosure Schedule, (A) no real property currently or formerly owned, leased, operated or used by the Company (including real property used for off-site disposal of any Regulated Material) is listed, and (B) to the Company's knowledge, there exist no circumstances that could result in any such property being listed, on any federal list of Superfund or National Priorities List sites or similar governmental lists regarding waste sites at which there has been a Release or threatened Release of Regulated Materials.

      (vii) Except as set forth in Section 3.1(u) of the Company Disclosure Schedule, there are no (A) underground storage tanks (as defined under the Resource Conservation and Recovery Act or any equivalent Environmental Law), or (B) to the Company's knowledge, capacitors, transformers or other equipment or fixtures containing polychlorinated biphenyls ("PCBs") (other than light fixtures which contain PCBs), located in, at, under or on the real property owned or leased by the Company.

      (viii) Except as set forth in Section 3.1(u) of the Company Disclosure Schedule, to the Company's knowledge, there are no facts, actions, activities, circumstances, conditions, occurrences, events or incidents, including any Release, threatened Release, generation, treatment, storage, transportation, or the presence of Regulated Materials, that are likely to (A) result in any environmental liability, or (B) prevent or interfere with the operation of the Company's business as it is currently being conducted, in compliance with all applicable Environmental Laws.

    (v) Title to and Conditions of Properties.

      (i) Each of the Company and its subsidiaries has good title to, or valid leasehold interests in, all its properties and assets owned by it, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business an except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate do not and will not materially interfere with its ability to conduct its business as currently conducted. Except as set forth on
    Section 3.1(v) of the Company Disclosure Schedule, all such assets and properties, other than assets and properties in which the Company or any of the subsidiaries has leasehold interests, are free and clear of all Liens, and except for minor Liens, that, in the aggregate, do not and will not materially interfere with the ability of the Company or any of its subsidiaries to conduct business as currently conducted or as reasonably expected to be conducted.

      (ii) Each of the Company and each of its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases.

      (iii) Except as set forth on Section 3.1(v) of the Company Disclosure Schedule, to the knowledge of the Company, the buildings and premises of the Company and each of its subsidiaries that are used in its business are in reasonably good operating condition and in a state of reasonably good maintenance and repair, normal wear and tear excepted, and are reasonably adequate and suitable for the purpose for which they are currently being used, have access to adequate utility services necessary for the conduct of the business. All items of operating equipment of the Company and its subsidiaries are in reasonably good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted.

    (w) Undisclosed Liabilities. Except as set forth in Section 3.1(w) of the Company Disclosure Schedule, at the date of the most recent Company Financial Statements, neither the Company nor any of its subsidiaries had, and since such date neither the Company nor any of such subsidiaries has incurred (except in the ordinary course of business), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), required by GAAP to be set forth on a financial statement or in the notes thereto or which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole.

    (x) Insurance. Section 3.1(x) of the Company Disclosure Schedule accurately lists all insurance policies maintained by the Company. The Company maintains insurance coverage reasonably adequate for the operation of the business of the Company and each of its subsidiaries, and the transactions contemplated hereby will not materially adversely affect such coverage.

    (y) Full Disclosure. No representation or warranty made by the Company contained in this Agreement and no statement contained in any certificate or schedule furnished or to be furnished by the Company to CFW in, or pursuant to the provisions of, this Agreement, contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make statements herein or therein not misleading. Any information fairly disclosed in any section of this Agreement or the Company Disclosure Schedule shall constitute disclosure for purposes of all other sections thereof.

    (z) No Actual Knowledge of Breach. The Company has no actual knowledge that CFW is in breach of any of its representations, warranties and agreements set forth in Section 3.2 hereof. In any dispute or action relating to this Agreement, the burden of proof with respect to this provision shall lie with CFW.

Section 3.2. Representations and Warranties of CFW.

  CFW represents and warrants to, and agrees with, the Company as follows, except as expressly contemplated by this Agreement:

    (a) Organization; Standing and Power. CFW is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the requisite corporate power and authority to carry on its business as now being conducted. CFW is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually or in the aggregate) would not have a Material Adverse Effect on CFW and its subsidiaries, taken as a whole.

    (b) Capital Structure. The authorized capital stock of CFW consists of 20,000,000 shares of CFW Common Stock, without par value, and 1,000,000 shares of preferred stock, without par value ("CFW Preferred Stock"). As of the date hereof, 13,109,703 shares of CFW Common Stock were issued and outstanding, and no shares of CFW Preferred Stock were issued and outstanding. All outstanding shares of capital stock of CFW are validly issued, fully paid and nonassessable and not subject to preemptive rights. The shares of CFW Common Stock to be issued pursuant to the terms of this Agreement will, when issued, be validly issued, fully paid and non-assessable and not subject to preemptive rights. Such shares of CFW Common Stock will, when issued, be registered under the Securities Act and the Exchange Act and will, when issued, be approved for trading on the Nasdaq National Market.

    (c) Authority; Non-Contravention. The Board of Directors of CFW has approved the Merger and this Agreement. CFW has the requisite corporate power and authority to enter into this Agreement and to, subject to approval of the issuance of the shares of CFW Common Stock pursuant to this Agreement, approval of the listing of the shares of CFW Common Stock to be issued pursuant to this Agreement on the Nasdaq National Market, approval of an increase in the authorized shares of CFW Common Stock to 75,000,000 and an increase by two of the number of directors on CFW's Board of Directors by a majority of votes cast on such matters at the CFW Shareholders Meeting (the "CFW Shareholder Approval"), consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CFW and the consummation by CFW of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CFW, subject to CFW Shareholder Approval. This Agreement has been duly and validly executed and delivered by CFW and constitutes a valid and binding obligation of CFW, enforceable against CFW in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally, (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (iii) the enforceability of any indemnification provision contained herein may be limited by applicable federal or state securities laws. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required by or with respect to CFW or any of its subsidiaries in connection with the execution and delivery of this Agreement by CFW or the consummation by CFW of the transactions contemplated hereby, except for (i) the approval of the SCC with respect to the change in control of the Company, (ii) the approval of the FCC with respect to the change in control of the Company, (iii) the filing by CFW of a pre-merger notification and report form under the HSR Act and the expiration or termination of the waiting period thereunder,
  (iv) the filing with the SEC of (A) the Joint Proxy Statement, (B) the Registration Statement (as defined in Section 5.1(a)), and (C) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) CFW Shareholder Approval and (vi) the filing of the Articles of Merger with and approval by the SCC with respect to the Merger as provided in the VSCA and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the "takeover" or "blue sky" laws of various states and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect on CFW and its subsidiaries, taken as a whole.

    (d) SEC Documents. CFW has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1999 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein collectively referred to herein as the "CFW SEC Documents"). As of their respective dates, the CFW SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such CFW SEC Documents, and none of the CFW SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of CFW included in the CFW SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present the consolidated financial position of CFW and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein). Except as set forth in the CFW SEC Documents, since the date of filing of such financial statements there has been no Material Adverse Change with respect to CFW and its subsidiaries taken as a whole.

    (e) Information Supplied. None of the information supplied or to be supplied by CFW for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date the Joint Proxy Statement is first mailed to the Company's and CFW's shareholders and at the time of the Company Shareholders Meeting and CFW Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement, as it relates to the CFW Shareholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by CFW with respect to statements made therein based on information supplied by the Company for inclusion therein.

    (f) Brokers. Other than Banc of America Securities LLC, no broker, investment banker or other Person is entitled to receive from CFW or any of its subsidiaries any investment banking, broker's, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby, including any fee for any opinion rendered by any investment banker.

    (g) Opinion of CFW Financial Advisor. CFW has received an opinion from its financial advisor to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to CFW from a financial point of view.

    (h) No Actual Knowledge of Breach. CFW has no actual knowledge that the Company is in breach of any of its representations, warranties and agreements set forth in Section 3.1 hereof. In any dispute or action relating to this Agreement, the burden of proof with respect to this provision shall lie with the Company.

                                  ARTICLE IV

                   Covenants Relating to Conduct of Business

Section 4.1. Conduct of Business of the Company.

  During the period from the date of this Agreement to the Effective Time of the Merger (unless CFW shall otherwise consent in writing and except as otherwise expressly contemplated or permitted by this Agreement as set forth in Exhibit D hereto, or as set forth in the Company's 2000 Capital and Operating Budget (the "Company Budget") as submitted in writing to CFW prior to the date hereof), the Company will, and will cause its subsidiaries to, to the extent permitted by this Agreement, operate their businesses in good faith with the goal of preserving intact their assets and current business organizations, keeping available the services of their current officers and employees, maintaining their Material Contracts and preserving their relationships with customers, suppliers, creditors, brokers, agents and others having business dealings with them. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement as set forth in

Exhibit D hereto, or as disclosed in the Company Budget, or as agreed to in writing by CFW, the Company agrees as to itself and its subsidiaries that:

    (i) Issuance and Redemption of Securities. The Company and its subsidiaries shall not issue, sell or grant any shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof.

    (ii) Dividends. The Company shall not, nor shall it permit any of its subsidiaries to (A) split, combine, subdivide or reclassify any shares of its capital stock or (B) declare, set aside for payment or pay any dividend, or make any other distribution in respect of, any of its capital stock, or redeem or repurchase any of its capital stock or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of the Company or any of the Company's subsidiaries, except for (x) dividends by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company and (y) repurchases of unvested shares in connection with the termination of a relationship with any employee, consultant or director pursuant to stock option or purchase agreements in effect on the date hereof or approved by CFW.

    (iii) Restructuring. The Company and its subsidiaries shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any subsidiary.

    (iv) Governing Documents. The Company and its subsidiaries shall not adopt any amendments to their articles or certificates, as the case may be, of incorporation or their bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any such subsidiary.

    (v) Indebtedness. The Company and its subsidiaries shall not incur any additional indebtedness for money borrowed or guarantee any such indebtedness of another Person (other than the Company or any other subsidiary of the Company), enter into any "keep well" or other agreement to maintain any financial condition of another Person (other than the Company or any subsidiary of the Company) or enter into any arrangement having the economic effect of any of the foregoing in each case, other than
  (A) in connection with the financing of ordinary course trade payables in the ordinary course of business, (B) pursuant to existing credit facilities in the ordinary course of business or (C) the guarantee by the Company of any indebtedness of any subsidiary of the Company.

    (vi) No Acquisitions. The Company and its subsidiaries shall not acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or
  (B) any assets that, individually or in the aggregate, are material to the Company and its subsidiaries except (without limitation of paragraph (viii) below but subject to paragraph (ix) below), in the ordinary course of business consistent with past practice.

    (vii) No Dispositions. Except in the ordinary course of business, the Company and its subsidiaries shall not sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of any of the properties or assets of the Company or any of its subsidiaries that, individually or in the aggregate, are material to the Company.

    (viii) Capital Expenditures. The Company and its subsidiaries shall not make or agree to make any capital expenditures.

    (ix) Contracts. Except in the ordinary course of business, the Company and its subsidiaries shall not (A) enter into any Material Contract, or (B) modify, amend or transfer in any material respect or terminate any Material Contract to which the Company or any of its subsidiaries is a party or waive, release or assign any material rights or claims thereunder.

    (x) Employee Matters. The Company and its subsidiaries shall not adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Company Benefit Plan) for the benefit or welfare of any employee, director or former director or employee, increase the compensation or fringe benefits of any officer of the Company or any of its subsidiaries, or, except as provided in an existing Company Benefit Plan, increase the compensation or fringe benefits of any employee or former employee or pay any benefit not required by any existing plan, arrangement or agreement.

    (xi) Accounting Policies and Procedures. The Company and its subsidiaries shall not make any change to their accounting methods, principles or practices, except as may be required by GAAP.

    (xii) Liens. The Company shall not, and shall not permit any of its subsidiaries to, create, incur or assume any material Lien on any of their material assets.

    (xiii) Claims. The Company and its subsidiaries shall not settle any material Litigation or waive, assign or release any material rights or claims except in either case (A) in the ordinary course of business and (B) for any such settlement which (x) would not impose either material restrictions on the conduct of the business of the Company or any of its subsidiaries or (y) for Litigation items settled for money, involve in the aggregate in excess of $100,000.00 in cost to the Company or any of its subsidiaries. The Company and its subsidiaries shall not pay, discharge or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except in the ordinary course of business or in accordance with their terms.

    (xiv) Taxes. The Company and its subsidiaries shall not make any Tax election or settle or compromise any material Tax liability, except in respect of ongoing matters or in the ordinary course of business.

    (xv) No Agreements. The Company and its subsidiaries shall not authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into any contract to do any of the foregoing.

    (xvi) Insurance. The Company shall, and shall cause its subsidiaries to, use commercially reasonable efforts to maintain in full force and effect all self-insurance or insurance, as the case may be, currently in effect.

                                   ARTICLE V

                             Additional Agreements

Section 5.1. Registration Statement; Joint Proxy Statement.

  (a) As promptly as practicable after the execution of this Agreement, (i) CFW and the Company shall prepare and CFW shall file with the SEC a Joint Proxy Statement, and (ii) CFW shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in which the Joint Proxy Statement shall be included as a prospectus in connection with the registration under the Securities Act of the shares of CFW Common Stock to be issued to the shareholders of the Company pursuant to the Merger. CFW and the Company shall each use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, CFW shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of CFW Common Stock pursuant to the Merger. The Company shall furnish all information concerning the Company as CFW may reasonably request in connection with such actions and the preparation of the Registration Statement and Joint Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, each of CFW and the Company shall mail the Joint Proxy Statement to its respective shareholders.

  (b) (i) The Joint Proxy Statement shall include the unanimous recommendation of the Board of Directors of the Company (except for Ira D. Layman, who is not expected to attend the meeting) to the shareholders of the Company in favor of approval and adoption of the Merger.

  (ii) The Joint Proxy Statement shall include the unanimous recommendation of the Board of Directors of CFW to the shareholders of CFW in favor of approval and adoption of and approval of the issuance of the shares of CFW Common Stock in the Merger.

  (c) Except as may be required by law, no amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by CFW or the Company without the approval of the other party, which will not be unreasonably withheld or delayed. CFW and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the CFW Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon or requests for additional information by the SEC.

  (d) CFW shall promptly prepare and submit to the Nasdaq National Market a listing application covering the shares of CFW Common Stock issuable in the Merger, and shall use its reasonable best efforts to obtain, prior to the Effective Time of the Merger, approval for the listing of such CFW Common Stock, subject to official notice of issuance, and the Company shall cooperate with CFW with respect to such listing.

Section 5.2. Shareholders' Approvals.

  (a) The Company, acting through its Board of Directors, shall, in accordance with the provisions of this Agreement, the VSCA, any other applicable law and its Articles of Incorporation and Bylaws, promptly and duly call, give notice of, and convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective the Company Shareholders Meeting for the purpose of obtaining the Company Shareholder Approval.

  (b) CFW, acting through its Board of Directors, shall, in accordance with the provisions of this Agreement, the VSCA, any other applicable law and its Articles of Incorporation and Bylaws, promptly and duly call, give notice of, and convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective the CFW Shareholders Meeting (together with any Company Shareholders Meeting, the "Shareholders Meetings") for the purpose of obtaining the CFW Shareholder Approval.

  (c) CFW and the Company shall use their reasonable best efforts to solicit from their respective shareholders proxies in favor of such approvals, and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by the VSCA or the Nasdaq National Market, as applicable, to obtain such approvals, in accordance with the provisions of this Agreement.

Section 5.3. Access to Information.

  Upon reasonable notice, the Company and CFW shall each (and shall cause each of their respective subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access during normal business hours during the period from the date hereof to the Effective Time of the Merger, to all of its properties, books, contracts, commitments and records, and during such period, each of the Company and CFW shall (and shall cause each of their respective subsidiaries to) furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Exchange Act or the Securities Act (including all comment letters from the staff of the SEC) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that notwithstanding the foregoing provisions of this
Section 5.3 or any other provision of this Agreement, neither the Company nor CFW shall be required to provide to the other party any information that is subject to a confidentiality agreement and that relates primarily to a party other than the Company, CFW or any subsidiary or former subsidiary of the Company or CFW. Each of the Company and CFW agrees that it will not, and it will cause its respective representatives not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement dated March 16, 2000 (the "Confidentiality Agreement"), by and between the Company and CFW, shall apply with respect to information furnished by the Company, CFW and their respective subsidiaries and representatives thereunder or hereunder and any other activities contemplated thereby. The parties agree that this Agreement and the transactions contemplated hereby shall not constitute a violation of the Confidentiality Agreement and that the provisions hereof shall supersede all provisions of the Confidentiality Agreement in the event of a conflict.

Section 5.4. Reasonable Efforts; Notification.

  (a) Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise required by United States regulatory considerations and otherwise provided in this Section 5.4, each of the Company and CFW agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, neither the Company nor CFW shall be required to agree to any consent, approval or waiver that would require such party to take an action that would impair the value that such party reasonably attributes to the Merger and the transactions contemplated thereby. In connection with and without limiting the foregoing, the Company and its Board of Directors shall
(i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, take all action reasonably necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

  (b) The Company shall give prompt notice to CFW, and CFW shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

  (c) (i) Each of the Company and CFW shall file a premerger notification and report form under the HSR Act with respect to the Merger as promptly as reasonably possible following execution and delivery of this Agreement. Each of the Company and CFW agrees to use its reasonable best efforts to promptly respond to any request for additional information pursuant to Section (e)(1) of the HSR Act.

  (ii) Except as otherwise required by United States regulatory considerations, each party will furnish to the other party copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) (collectively, "HSR Documents") between it, or any of its respective representatives, on the one hand, and any Governmental Entity, or members of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that (x) with respect to documents and other materials filed by or on behalf of such party with the Antitrust Division of the Department of Justice, the Federal Trade Commission, or any state attorneys general that are available for review by the other party, copies will not be required to be provided to the other party and (y) with respect to any HSR Documents (A) that contain any information which, in the reasonable judgment of such party's counsel, should not be furnished to the other party because of antitrust considerations or (B) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of such party to furnish any such HSR Documents to the other party shall be satisfied by the delivery of such HSR Documents on a confidential basis to the other party's counsel pursuant to a confidentiality agreement in form and substance reasonably satisfactory to each party.

  (iii) Nothing contained in this Agreement shall be construed so as to require CFW or the Company, or any of their respective subsidiaries or Affiliates, to sell, license, dispose of, or hold separate, or to operate in any specified manner, any material assets or businesses of CFW, the Company or the Surviving Corporation (or to require CFW, the Company or any of their respective subsidiaries or Affiliates to agree to any of the foregoing). The obligations of each of the Company and CFW under Section 5.4(a) to use its reasonable best efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this Section 5.4(c).

Section 5.5. Fees and Expenses.

  Except as provided in Article VIII, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided that CFW and the Company shall be responsible for 80% and 20%, respectively, of the registration fee and related printing costs incurred by the parties pursuant to Section 5.1 and Section
5.2. The Company has delivered to CFW an estimate of the fees and expenses to be incurred by the Company in connection with this Agreement and the transactions contemplated hereby.

Section 5.6. Public Announcements.

  CFW and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior each party having had the opportunity to review and comment on such press release or public statement, except that each party may respond to questions from shareholders and may respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and each party may make such disclosure as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange without prior consultation to the extent such consultation is not reasonably practicable. The parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon prior to the issuance thereof.

Section 5.7. Agreement to Defend.

  In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto.

Section 5.8. Plan of Reorganization.

  This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date hereof and until the Effective Time of the Merger, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken (and will use its reasonable best efforts to prevent any Affiliate of such party from taking any actions or from causing any actions to be taken) that could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time of the Merger, none of the Company, the Combination Company, CFW or any of their controlled Affiliates shall knowingly take any action or knowingly cause any action to be taken that would reasonably be expected to cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

Section 5.9. Amendment of Company Disclosure Schedule.

  The Company shall promptly (and, in any event, within a reasonable time prior to Closing) notify CFW of (1) any event which would render inaccurate in any material respect any portion of the Company Disclosure Schedule, or (2) any change or addition which the Company proposes to make to any portion of the Company Disclosure Schedule. No notification made pursuant to this Section shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement or to modify any sections of the Company Disclosure Schedule unless CFW specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by CFW of any condition set forth in this Agreement unless CFW specifically so agrees.

Section 5.10. Other Actions.

  Except as contemplated by this Agreement, neither CFW nor the Company shall, and neither shall permit any of its subsidiaries to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the Merger set forth in
Article VI not being satisfied.

                                  ARTICLE VI

                             Conditions Precedent

Section 6.1. Conditions to Each Party's Obligation to Effect the Merger.

  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) Shareholder Approval. The Company Shareholder Approval and CFW Shareholder Approval shall have been obtained.

    (b) Nasdaq. The shares of CFW Common Stock issuable to the Company's shareholders pursuant to the Merger shall have been approved for trading on the Nasdaq National Market, subject to official notice of issuance.

    (c) HSR Act; Other Approvals. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and all filings required to be made prior to the Effective Time of the Merger with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time of the Merger from, any Governmental Entity, including the FCC and the SCC, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations could not reasonably be expected to have a Material Adverse Effect on CFW (assuming the Merger has taken place) or to materially adversely affect the consummation of the Merger.

    (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall, subject to Section 5.4, use reasonable best efforts to have any such injunction, order, restraint or prohibition vacated.

    (e) Registration Statement Effectiveness. The Registration Statement shall have become effective under the Securities Act, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the SEC.

    (f) Blue Sky Filings. There shall have been obtained any and all material permits, approvals and consents of securities or "blue sky" authorities of any jurisdiction that are necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a Material Adverse Effect on CFW and its subsidiaries, taken as a whole.

Section 6.2. Conditions of CFW.

  The obligation of CFW to consummate the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) Compliance. The agreements and covenants of the Company to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed in all material respects and CFW shall have received a certificate dated the Closing Date and executed on behalf of the Company by the chief executive officer and the chief financial officer of the Company certifying, to the best of his knowledge, to such effect.

    (b) Certifications and Opinion. The Company shall have furnished CFW with:

      (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of the Company approving this Agreement and consummation of the Merger and the transactions contemplated hereby and directing the submission of the Merger to a vote of the shareholders of the Company;

      (ii) a certified copy of a resolution or resolutions duly adopted by the holders of two-thirds of the outstanding Company Shares approving the Merger and the transactions contemplated hereby;

      (iii) an opinion, dated the Closing Date, in customary form and substance and limitations, of Woods, Rogers & Hazlegrove PLC, counsel for the Company, dated the Closing Date, to the effect that:

        (A) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia and has corporate power to own its properties and assets and to carry on its business as presently conducted and as described in the Registration Statement;

        (B) The Company has the requisite corporate power to effect the Merger as contemplated by this Agreement; the execution and delivery of this Agreement did not, and the consummation of the Merger will not, violate any provision of the Company's Articles of Incorporation or Bylaws; and upon the filing by the Surviving Corporation of the Articles of Merger, the Merger shall become effective; and

        (C) The Board of Directors of the Company has taken all action required by its Articles of Incorporation or its Bylaws to approve the Merger and to authorize the execution and delivery of this Agreement and the transactions contemplated hereby; the Board of Directors and the shareholders of the Company have taken all action required by the Company's Articles of Incorporation and Bylaws to authorize the Merger in accordance with the terms of this Agreement; and this Agreement is a valid and binding agreement of the Company enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditor's rights generally or governing the availability of equitable relief.

    (c) Representations and Warranties True. The representations and warranties of the Company contained in this Agreement (other than any representations and warranties made as of a specific date) shall be true in all material respects (except to the extent the representation or warranty is already qualified by materiality, in which case it shall be true in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except as contemplated or permitted by this Agreement, and CFW shall have received a certificate to that effect dated the Closing Date and executed on behalf of the Company by the chief executive officer and the chief financial officer of the Company so certifying to the best of his knowledge.

    (d) Company Affiliate Letters. Within five business days of the signing of this Agreement, CFW shall have received from the Company a list of such Persons, if any, that the Company, after discussions with counsel for the Company, believes may be "Affiliates" of the Company, within the meaning of Rule 145 of the SEC pursuant to the Securities Act ("Affiliates"). At or prior to the time of filing of the Registration Statement, the Company shall deliver or cause to be delivered to CFW an undertaking by each Affiliate in form satisfactory to CFW that no shares of CFW Common Stock received or to be received by such Affiliate pursuant to the Merger will be sold or disposed of except pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of paragraph
  (d) of Rule 145 under the Securities Act or another exemption from registration under the Securities Act.

    (e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, holders of no more than five (5) percent of the Company Shares shall demand appraisal for their Company Shares in accordance with the VSCA.

    (f) Tax Opinion. CFW shall have received an opinion of Hunton & Williams to the effect that for Federal income tax purposes and conditioned upon certain representations of the Company and CFW as to certain customary facts and circumstances regarding the Merger: (i) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code,
  (ii) each of the Company and CFW are parties to the reorganization within the meaning of Section 368(b) of the Code and (iii) no gain or loss will be recognized by the Company or CFW as a result of the Merger.

    (g) Consents; Related Matters. CFW shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and other third parties as are reasonably necessary in connection with the transactions contemplated hereby have been obtained.

    (h) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any pending suit, action or proceeding which has a reasonable likelihood of success) (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from CFW or any of its subsidiaries any damages that are material in relation to CFW and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Surviving Corporation or any of its subsidiaries of any material portion of the business or assets of the Company, CFW or any of their respective subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company, CFW or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement or (iii) seeking to prohibit the Surviving Corporation or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its respective subsidiaries.

    (i) Company Operations. Except as set forth on Exhibit D, since December 31, 1999, the Company (1) shall have conducted its business only in the ordinary course and in accordance with Section 4.1 and shall have maintained and preserved its organization, goodwill and properties, and (2) shall not have made any material change to the Company Financial Statements, except as required by the operation of the business in the ordinary course or to conform to GAAP, or prepaid any indebtedness, changed depreciation or amortization methods, delayed incurring budgeted expenses or deviated from usual and customary terms with suppliers, lessors, customers or buyers.

    (j) Company Salary Continuation Plan Agreements. Each of the Company's executives who have entered into a Salary Continuation Plan Agreement with the Company (the "Salary Agreement") shall have agreed to waive the "change of control" provision of his Salary Agreement and shall have entered into an amendment to the Salary Agreement substantially in the form attached hereto as Exhibit E.

    (k) Transfer Restrictions. The Company shall have caused each of the Company shareholders listed on Exhibit F to agree to the transfer restrictions set forth on Exhibit F with respect to the shares of CFW Common Stock received by such shareholders in the Merger.

Section 6.3. Conditions of the Company.

  The obligation of the Company to consummate the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) Compliance. The agreements and covenants of CFW to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed in all material respects and the Company shall have received a certificate dated the Closing Date on behalf of CFW by the chief executive officer and the chief financial officer of CFW certifying, to the best of his knowledge, to such effect.

    (b) Certifications and Opinion. CFW shall have furnished the Company with:

      (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors or a duly authorized committee thereof of CFW approving this Agreement and consummation of the Merger and the transactions contemplated hereby, including the issuance, listing and delivery of the shares of CFW Common Stock pursuant hereto;

      (ii) a certified copy of a resolution or resolutions duly adopted by a majority of votes cast at the CFW Shareholders Meeting by holders of CFW Common Stock and then outstanding shares of CFW Preferred Stock entitled to, vote voting together as one voting group, approving the issuance of the shares of CFW Common Stock in the Merger, and the transactions contemplated hereby;

      (iii) a favorable opinion, dated the Closing Date, in customary form and substance and limitations, of Hunton & Williams, counsel for CFW to the effect that:

        (A) CFW is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia and has corporate power to own its properties and assets and to carry on its business as presently conducted and as described in the Registration Statement; CFW has the requisite corporate power to effect the Merger as contemplated by this Agreement; the execution and delivery of this Agreement did not, and the consummation of the Merger will not, violate any provision of CFW's Articles of Incorporation or Bylaws;

        (B) The Board of Directors of CFW has taken all action required under the VSCA, its Articles of Incorporation or its Bylaws to authorize the execution and delivery of this Agreement and the transactions contemplated hereby; the CFW Shareholder Approval has been obtained; and this Agreement is a valid and binding agreement of CFW enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditor's rights generally or governing the availability of equitable relief;

        (C) The Combination Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia and has corporate power to own its properties and assets and to carry on its business as presently conducted and as described in the Registration Statement; the Combination Company has the requisite corporate power to effect the Merger as contemplated by this Agreement; the execution and delivery of this Agreement did not, and the consummation of the Merger will not, violate any provision of the Combination Company's Articles of Incorporation or Bylaws;

        (D) The Board of Directors of the Combination Company has taken all action required under the VSCA, its Articles of Incorporation and its Bylaws to authorize the execution and delivery of this Agreement and the transactions contemplated hereby; the Board of Directors and sole shareholder of the Combination Company has taken all action required by the VSCA and the Combination Company's Articles of Incorporation and Bylaws to authorize the Merger in accordance with the terms of this Agreement; and this Agreement is a valid and binding agreement of the Combination Company enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditor's rights generally or governing the availability of equitable relief;

        (E) The shares of CFW Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered as contemplated hereby, will have been legally and validly issued and will be fully paid and non-assessable and such shares of CFW Common Stock have been registered under the Securities Act of 1933.

    (c) Representations and Warranties True. The representations and warranties of CFW contained in this Agreement (other than any representations and warranties made as of a specific date) shall be true in all material respects (except to the extent the representation or warranty is already qualified by materiality, in which case it shall be true in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except as contemplated or permitted by this Agreement, and the Company shall have received a certificate to that effect dated the Closing Date and executed on behalf of CFW by the chief executive officer and the chief financial officer of CFW so certifying to the best of his knowledge.

    (d) Tax Opinion. The Company shall have received an opinion of Hunton & Williams, to the effect that for Federal income tax purposes and conditioned upon certain representations of the Company and CFW as to certain customary facts and circumstances regarding the Merger: (i) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code; (ii) each of the Company and CFW are parties to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by the shareholders of the Company upon the receipt by them of shares of CFW Common Stock in exchange for their Company Shares pursuant to the Merger.

    (e) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, or any of its subsidiaries any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Surviving Corporation or any of its subsidiaries of any material portion of the business or assets of the Company, CFW or any of their respective subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company, CFW or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement or (iii) seeking to prohibit the Surviving Corporation or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries.

    (f) Employment and Stock Option Agreements. As of the Closing Date, CFW and the Company shall have entered into (a) the employment arrangements with Mr. J. Allen Layman substantially in the form attached hereto as Exhibit G, and (b) agreements providing for CFW stock options to be issued to each of Mike Layman, Charles Richardson, Chris Foster, Tom Orr and Dan Overstreet as set forth on Exhibit G.

                                  ARTICLE VII

                       Termination, Amendment and Waiver

Section 7.1. Termination.

  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company and CFW:

    (a) by mutual written consent of CFW, Combination Company and the Company;

    (b) by either CFW or the Company:

      (i) if the Company Shareholder Approval is not attained upon a vote at duly held meetings of shareholders of the Company or at any adjournment thereof;

      (ii) if the CFW Shareholder Approval is not attained upon a vote at duly held meetings of shareholders of the CFW or at any adjournment thereof;

      (iii) if any court of competent jurisdiction or any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger; or

      (iv) if the Merger shall not have been consummated on or before December 31, 2000, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement.

    (c) by CFW, if the Company breaches in any material respect any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement, which breach has not been cured within 30 days following receipt by the Company of notice of breach or by the date specified in Section 7.1(b)(iv);

    (d) by the Company, if CFW breaches in any material respect any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement, which breach has not been cured within 30 days following receipt by CFW of notice of breach or by the date specified in Section 7.1(b)(iv); and

    (e) if the Board of Directors of the Company recommends a Superior Proposal to the shareholders of the Company for their approval, by CFW within 30 days thereafter.

Section 7.2. Effect of Termination.

  In the event of termination of this Agreement by either the Company or CFW as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any current or future liability or obligation on the part of CFW or the Company, other than the confidentiality provisions of
Section 5.3 and the provisions of Section 5.5 and Section 8.1. Any termination of this Agreement pursuant to Section 7.1 hereof shall not relieve any party hereto for liabilities related to any breach of any of its representations, warranties, covenants or agreements in this Agreement, which right to recover damages shall be in addition to (and not exclusive of) any other remedy at law or in equity available to any party, provided that the Company Termination Fee set forth in Section 8.1 hereof shall be the exclusive remedy for matters covered by such Section.

Section 7.3. Amendment.

  This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of the Company and CFW; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.4. Extension; Waiver.

  At any time prior to the Effective Time of the Merger, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 7.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 7.5. Procedure for Termination, Amendment, Extension or Waiver.

  A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to
Section 7.4 shall, in order to be effective, require in the case of CFW or the Company, action by its respective Board of Directors or the duly authorized designee of such Board of Directors.

                                 ARTICLE VIII

                   Special Provisions as to Certain Matters

Section 8.1. No Solicitation.

  (a) Following the execution of this Agreement and before the Closing Date (the "Restricted Period"), the Company and its subsidiaries shall not, and will use its best efforts to cause each officer, director or employee of or any investment banker, attorney or other advisor, agent or representative of the Company or any of its subsidiaries ("Representatives") not to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Takeover Proposal (as hereinafter defined), (ii) enter into any agreement with respect to any Takeover Proposal, (iii) seek to sell or otherwise dispose of shares of capital stock of the Company or any portion of the Company assets to any third party, or enter into any agreements with any third party with respect to such a sale or disposition, or (iv) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence shall be deemed to be a material breach of this Agreement by the Company. For purposes of this Agreement, "Takeover Proposal" means (i) any proposal or offer, other than a proposal or offer by CFW or any of its affiliates, for a merger, share exchange or other business combination involving the Company (ii) any proposal or offer, other than a proposal or offer by CFW or any of its affiliates, to acquire from the Company or any of its affiliates in any manner, directly or indirectly, a greater than 10% voting or equity interest in the Company or the acquisition of a material amount of the assets of the Company and its subsidiaries, taken as a whole, including an investment in or acquisition of securities of a subsidiary of the Company, to the extent so material, or (iii) any proposal or offer, other than a proposal or offer by CFW of any of its affiliates, to acquire from the stockholders of the Company by tender offer, exchange offer or otherwise more than 10% of the Company Shares then outstanding.

  (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to CFW, the approval or recommendation by the Board of Directors of the Company or any such committee of the Merger or this Agreement or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal.

  (c) Notwithstanding anything herein to the contrary, in the event that after the date of this Agreement, the Company receives a bona fide, unsolicited written Takeover Proposal that constitutes a Superior Proposal, for a period of ten (10) business days following the Company's receipt of such Superior Proposal the Company may furnish information to such third party and may enter into discussions relating to such Superior Proposal if the Company has fully and completely complied with this Section 8.1. Within ten (10) business days of the end of such ten business day period, the Board of Directors of the Company shall determine whether or not it will recommend a Superior Proposal to the shareholders of the Company for their approval. A "Superior Proposal" shall mean a Takeover Proposal regarding which (i) the Board of Directors of the Company, in its good faith judgment and after consultation with its financial advisors, believes is materially more favorable from a financial point of view to the shareholders of the Company than the proposal set forth in this Agreement (ii) the Company has received a written opinion of its outside legal counsel that failure to take such action in response to such a proposal is reasonably likely to constitute a breach by the Board of Directors of the Company of its fiduciary duties under applicable law, (iii) the Company has received from such third party an executed confidentiality agreement with terms not less favorable to the Company than those contained in the Confidentiality Agreement with CFW, and (iv) the Company has complied with this Section 8.1.

  (d) If the Company receives a Takeover Proposal, or a request for nonpublic information relating to the Company (or any of its subsidiaries) or for access to the properties, books or records of the Company (or any of its subsidiaries) by any Person who is considering making or has made a Takeover Proposal, the Company shall immediately inform CFW orally and shall as promptly as practicable (and in any event within one business day) inform CFW in writing of the terms and conditions of such proposal and the identity of the person making it, forwarding a copy of any written communications relating thereto. The Company will keep CFW fully informed on as prompt a basis as is practicable of the status and details of any such Takeover Proposal or request and any related discussions or negotiations, including by forwarding copies of any material written communications relating thereto. The Company will immediately cease and cause its subsidiaries, and its and their officers, directors, agents, representatives and advisors, to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, except that it shall use its best efforts to cause any such parties in possession of confidential information about the Company (or its subsidiaries) that was furnished by or on behalf of the Company (or its subsidiaries) in connection with any of the foregoing to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it (or its subsidiaries) is a party. The Company shall use reasonable efforts to ensure that the officers, directors and employees of the Company and its subsidiaries and any investment banking firm or other advisor or representative retained by such party are aware of and instructed to comply with the restrictions described in this
Section 8.1.

  (e) In the event (i) CFW terminates this Agreement in accordance with
Section 7.1(e) hereof, (ii) this Agreement terminates as a result of, following the Company's receipt of a Takeover Proposal, the shareholders of the Company failing to give any required approval of the Merger and the transactions contemplated hereby upon a vote at a duly held meeting of the shareholders of the Company or at an adjournment thereof or (iii) the Company agrees to a Takeover Proposal within 12 months after the termination of this Agreement with any third party with whom the Company or any person acting on its behalf had contact in violation of this Section 8.1 during the term of this Agreement, the Company agrees to pay to CFW in immediately available funds $2,500,000 (the "Termination Fee"), which amount the parties agree will constitute liquidated damages for all costs, expenses and damages incurred by CFW as a result hereof. Payment of the Termination Fee shall be made within one (1) business day following the event causing payment of such fee. If the Company does not pay the Termination Fee within such one (1) day period, the Company shall pay CFW's costs and expenses (including legal fees and expenses) reasonably incurred in connection with any actions taken to collect such payment, together with interest thereon.

Section 8.2. CFW Board.

  As of the Closing Date, CFW shall increase the number of its Board of Directors to include two designees of the Company (the "Company Designees"). The initial Company Designees shall be J. Allen Layman and John B. Williamson, III.

Section 8.3. Expense Reimbursement.

  In the event this Agreement is terminated pursuant to Section 7.1(b)(ii), CFW agrees to reimburse the Company for the Company's reasonable out-of-pocket costs (including fees and expenses of attorneys, accountants and financial advisors) incurred in connection with the Letter of Agreement between the Company and CFW, dated May 17, 2000, this Agreement and the Merger, not to exceed $500,000.

Section 8.4. Employee Benefits.

  Following the Merger, for purposes of determining eligibility and vesting under CFW's employee benefit plans (including health insurance and vacation plans), an employee's period of employment with the Company shall count as service with CFW, but will not count in determining the level of benefits under CFW's defined benefit pension plan.

Section 8.5. Reserved Company Shares.

  As of the Closing Date, the Company will have taken appropriate action to release the excess 436 shares presently reserved for issuance in connection with the 1981 merger transaction.

                                  ARTICLE IX

                                Indemnification

Section 9.1. Indemnification of CFW and the Surviving Corporation.

  Subject to the limitations set forth in Section 9.4 and Section 9.6, CFW and the Surviving Corporation and each of their respective officers, directors, employees and agents (the "CFW Indemnified Parties") shall be entitled to indemnification and reimbursement from the Escrow Shares in accordance with the terms of this Section 9.1, Section 2.3, and the Escrow Agreement for any and all Escrow Losses imposed upon or incurred by any CFW Indemnified Party. "Escrow Losses" means (i) any and all damages, costs, expenses, claims and liabilities arising out of, attributable to, or resulting from any inaccuracy or breach of the representations and warranties made by the Company under Sections 3.1(l), 3.1(s), 3.1(t) or 3.1(u) herein and (ii) amounts paid to or for the account of the Shareholders' Representative in accordance with Section 9.5(b) below. Escrow Losses shall be determined (i) net of any tax benefit directly realized or realizable by the CFW Indemnified Parties by reason of the facts and circumstances giving rise to the liability; and (ii) net of any insurance proceeds received or receivable by the CFW Indemnified Parties in connection with the facts giving rise to the right of indemnification.

Section 9.2. Notice and Control of Litigation.

  If any action, claim, suit or litigation is asserted in writing by a third party against a CFW Indemnified Party which would give rise to a claim under
Section 9.1 ("Third Party Claim"), CFW shall promptly notify (the "CFW Indemnification Notice") the Shareholders' Representative in writing of the commencement or assertion of such Third Party Claim; provided, however, that failure to give such notice shall not affect the right to indemnification hereunder except to the extent of actual prejudice. The Shareholders' Representative, on behalf of the former Company shareholders, shall have the right to monitor the defense of such Third Party Claim (with the defense of such Third Party Claim being controlled by CFW) and engage counsel for that limited purpose at the consent of CFW (not to be unreasonably withheld). CFW may settle such Third Party Claim with the written consent of the Shareholders' Representative (not to be unreasonably withheld). Further, if the Shareholders' Representative reasonably determines that Escrow Losses that may be incurred may exceed either the individual or aggregate threshold of the Basket Amount (as defined below), the Shareholders' Representative shall have the right to employ separate counsel and participate in the defense of such Third Party Claim. CFW agrees to defend the Third Party Claim consistent with the manner in which a reasonably prudent person would defend such a claim absent the availability of indemnification.

Section 9.3. Notice of Claim.

  If a CFW Indemnified Party becomes aware of any claims then made or threatened which may result in Escrow Losses ("CFW Indemnification Claims," together with Third Party Claims, "Indemnification Claims"), the CFW Indemnified Party shall notify the Shareholders' Representative in writing of the same promptly after becoming aware of such claims, specifying and substantiating in detail the circumstances and facts that give rise to a claim under Section 9.1. Should the CFW Indemnified Party fail to promptly notify the Shareholders' Representative, such failure shall not affect the right to indemnification hereunder except to the extent of actual prejudice.

Section 9.4. Limitation of Liability.

  Notwithstanding anything herein to the contrary, the CFW Indemnified Parties shall not be entitled to indemnification unless and until the amount of all Escrow Losses incurred by the CFW Indemnified Parties exceeds the lesser of $100,000 per individual item or $500,000 in the aggregate (the "Basket Amount"); except in the event of an individual Escrow Loss of $100,000 or more, the CFW Indemnified Parties will be indemnified for the excess over $100,000 even though aggregate Escrow Losses have not exceeded $500,000 (which excess shall not be counted against the $500,000 threshold). In determining whether an individual claim for an inaccuracy or breach of Section 3.1(l) exceeds $100,000, claims relating to different tax years will not be aggregated.

Section 9.5. Shareholders' Representative.

  (a) Approval of this Agreement by the Company shareholders shall constitute ratification of the irrevocable appointment of the Shareholders' Representative as their agent with respect to, and with the full power to resolve, all questions, disputes, conflicts and controversies concerning Indemnification Claims, to authorize the payments of amounts held under the Escrow Agreement for expenses and Indemnification Claims, to defend, negotiate and/or settle such claims, to employ such agents, consultants and professionals, to delegate authority to his agents, and to take such actions, to grant such consents and waivers and to execute such documents on their behalf in connection with Article IX of this Agreement and the Escrow Agreement as the Shareholders' Representative, in his discretion, deems best. For purposes of this Article IX, the CFW Indemnified Parties may rely upon written directions and notices received from the Shareholders' Representative with respect to the matters described herein. In the event the Shareholders' Representative ceases to be able to perform his duties as such as a result of his death, incapacity or resignation, The Layman Family, L.L.C., shall designate an individual to serve as his successor and to assume all of his duties and obligations hereunder and shall so notify CFW in writing of any such designation. The parties acknowledge and agree that John F. Kilby, or any successor designated pursuant to this Section 9.5, is acting as Shareholders' Representative for the shareholders of the Company for the limited administrative purposes set forth herein and nothing in this Agreement or the Escrow Agreement is intended to, nor shall, impose any personal liability on John F. Kilby, or any other Person who serves as Shareholders' Representative. At any time, shareholders who held immediately prior to Closing a majority of the Company Shares may remove or replace the person serving as the Shareholders' Representative and name a substitute for such person by joint written notice to CFW.

  (b) CFW shall pay to and reimburse the Shareholders' Representative's reasonable costs and expenses, and the reasonably incurred costs, expenses and fees of his agents, consultants and professionals, arising out of the performance of his duties as Shareholders' Representative. Amounts paid by CFW shall be subject to reimbursement as an Escrow Loss.

  (c) CFW shall provide the Shareholders' Representative with access to or copies of any information contained in the records of CFW, its subsidiaries and its independent accountants and other agents that is relevant to Indemnification Claims, and shall otherwise provide the Shareholders' Representative with such information and assistance as he may reasonably request, including making employees available on a mutually convenient basis.

Section 9.6. Survival of Representations and Warranties.

  The representations and warranties contained in Section 3.1(l), Section 3.1(s), Section 3.1(t) or Section 3.1(u) herein shall survive the Closing Date for a period of three (3) years following the filing of the Company's federal income tax return for the last period covering the Company's operations prior to the Merger or April 15, 2004, whichever first occurs. Any Indemnification Claim shall only be effective if written notice of such Indemnification Claim shall have been given in writing to the Shareholders' Representative within the time period prescribed in the foregoing sentence. Any Indemnification Claim for which notice has been given within the prescribed period may be prosecuted to conclusion notwithstanding the subsequent expiration of such period.

Section 9.7. Exclusive Remedy.

  Except as to claims arising out of fraud, as to which the limitations on liability contained in this Article shall not apply to the Person involved, on and after the Effective Time of the Merger, CFW's remedy at law for a breach of this Agreement or for any other claim arising out of the transactions contemplated hereby shall be exclusively the right of indemnification under the provisions of this Article IX and the Escrow Agreement, and CFW hereby waives, releases and agrees not to assert any other remedy for damages, including, without limitation, common law and statutory rights. Claims for indemnification shall be satisfied solely from the Escrow Shares.

                                   ARTICLE X

                              General Provisions

Section 10.1. Notices.

  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to the Company, to

              R&B Communications, Inc.
              P. O. Box 174
              Daleville, Virginia 24083
              Attention: J. Allen Layman
              Facsimile: (540) 966-2299

      with a copy to:

              Woods, Rogers & Hazlegrove PLC
              10 S. Jefferson Street, Suite 1400
              Roanoke, Virginia 24011
              Attention: Talfourd H. Kemper
              Facsimile: (540) 983-7711

    (b) if to CFW, to

              CFW Communications Company
              401 Spring Lane, Suite 300
              P.O. Box 1990
              Waynesboro, Virginia 22980
              Attention: James S. Quarforth
              Telephone: (540) 946-3520
              Facsimile: (540) 946-3539

      with a copy to:

              Hunton & Williams
              Bank of America Plaza, Suite 4100
              600 Peachtree Street, N.E.
              Atlanta, Georgia 30308-2216
              Attention: David M. Carter
              Telephone: (404) 888-4246
              Facsimile: (404) 888-4190

Section 10.2. Definitions.

  For purposes of this Agreement:

    (a) "knowledge" means, with respect to any matter stated herein to be "to the Company's knowledge," or similar language, the knowledge of the officers of the Company, after due inquiry.

    (b) "Material Adverse Change" shall mean, with respect to any entity or group of entities, a material adverse change on the business, operations, assets, liabilities, financial condition or results of operations of such entity or group of entities taken as a whole, other than any change, circumstance or effect (i) relating to the economy or securities markets in general, (ii) relating to the industries in which the Company or CFW operate and not specifically relating to the Company or CFW, (iii) resulting from the execution of this Agreement, the announcement of this Agreement and the transactions contemplated hereby or any change in the value of Company or CFW Common Stock relating to such execution or announcement or any change relating to other acquisitions or divestitures involving CFW and disclosed to R&B prior to the date hereof, (iv) with respect to CFW, consistent with current trends identified as such in reports previously filed with the SEC, or (v) identified in CFW's or the Company's year 2000 business plan or the Company Budget, as applicable.

    (c) "Material Adverse Effect" shall mean, with respect to any entity or group of entities, a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of such entity or group of entities taken as a whole, other than any change, circumstance or effect (i) relating to the economy or securities markets in general, (ii) relating to the industries in which the Company or CFW operate and not specifically relating to the Company or CFW, or (iii) resulting from the execution of this Agreement, the announcement of this Agreement and the transactions contemplated hereby or any change in the value of Company or CFW Common Stock relating to such execution or announcement or any change relating to other acquisitions or divestitures involving CFW and disclosed to R&B prior to the date hereof, (iv) with respect to CFW, consistent with current trends identified as such in reports previously filed with the SEC, or (v) identified in CFW's or the Company's year 2000 business plan or the Company Budget, as applicable.

    (d) "Person" means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity; and

    (e) a "subsidiary" of a Person means any corporation, partnership or other legal entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such first mentioned Person.

Section 10.3. Interpretation.

  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

Section 10.4. Counterparts.

  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.5. Entire Agreement; No Third-Party Beneficiaries.

  This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any Person other than the parties any rights or remedies hereunder.

Section 10.6. Governing Law.

  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 10.7. Assignment.

  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.8. Enforcement of the Agreement.

  (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States located in the Western District of the Commonwealth of Virginia, this being in addition to any other remedy to which they are entitled at law or in equity.

  (b) If either party breaches its obligations under this Agreement, such party shall pay the costs and expenses (including legal fees and expenses) reasonably incurred by any other Person obtaining successful disposition in connection with actions taken to enforce this Agreement.

Section 10.9. Severability.

  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

  IN WITNESS WHEREOF, CFW, Combination Company and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          CFW Communications Company

                                          By: _________________________________
                                            Name:
                                            Title:

                                          R&B Combination Company

                                          By: _________________________________
                                            Name:
                                            Title:

                                          R&B Communications, Inc.

                                          By: _________________________________
                                            Name:
                                            Title:

                                          Shareholders' Representative

                                          _____________________________________
                                          John F. Kilby, in his capacity as
                                          Shareholders' Representative as
                                          herein defined, but not individually

                                                                 EXHIBIT C
                                                                 to the
                                                                 Agreement and
                                                                 Plan of Merger

                               ESCROW AGREEMENT

  This Escrow Agreement (the "Agreement"), dated as of May , 2000, is made and entered into by and among CFW Communications Company ("CFW"), R&B Communications, Inc. (the "Company"), John F. Kilby, in his capacity as representative of the shareholders of the Company (the "Shareholders' Representative") and Michael B. Moneymaker (the "Escrow Agent").

                                  BACKGROUND

  CFW and the Company have entered into that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, a copy of which is attached hereto as Annex A. The Merger Agreement provides that CFW will deliver to the Escrow Agent an aggregate of 371,640 shares of CFW Common Stock (the "Escrow Shares") on the Effective Date to be held by the Escrow Agent in accordance with the terms and conditions of this Escrow Agreement.

  The Company has appointed the Shareholders' Representative to act on behalf of the holders of Company Shares prior to the Effective Date with respect to Escrow Losses claimed to have been suffered or incurred by CFW pursuant to
Section 2.3 and Article IX of the Merger Agreement, or with respect to any other matter specified herein.

  The Escrow Agent has agreed to accept, hold and disburse the Escrow Shares in accordance with the terms of this Escrow Agreement.

  In order to establish the escrow of the Escrow Shares pursuant to the Merger Agreement, the parties hereto are entering into this Agreement.

  Capitalized terms used herein and not otherwise defined shall have the meanings assigned in the Merger Agreement.

                            STATEMENT OF AGREEMENT

  1. CFW, the Shareholders' Respresentative, and the Company hereby appoint the Escrow Agent to serve as Escrow Agent hereunder. The Escrow Agent hereby accepts such appointment and, upon receipt of the Escrow Shares, agrees to hold and disburse the Escrow Shares in accordance with this Agreement.

  2. The Shareholders' Representative shall act on behalf of All Holders (as defined below) with respect to any Escrow Losses which CFW claims to have suffered or incurred or may suffer or incur pursuant to Section 2.3 and
Article IX of the Merger Agreement, or with respect to any other matter specified herein. The Shareholders' Representative shall receive and make all notices and communications in connection with this Agreement and the Merger Agreement and shall have the authority to settle, defend, challenge or compromise any or all claims of Escrow Losses. CFW and the Escrow Agent shall be entitled to rely, and shall be fully protected in so relying, upon any instrument or document executed, or any notice, communication, decision or action made by the Shareholders' Representative.

  3. Escrow Shares shall be held by the Escrow Agent for the term provided herein and in the Merger Agreement unless and until the receipt by the Escrow Agent of a certificate in the form of Exhibit A signed by a duly authorized officer of CFW certifying that CFW has suffered or incurred or may suffer or incur Escrow Losses within the meaning of Section 2.3 and Article IX of the Merger Agreement (the "Escrow Certificate"). The Escrow Certificate shall (1) contain a description in reasonable detail as to the nature and substance of such Escrow Losses, and (2) instruct the Escrow Agent to release to CFW a number of Escrow Shares in accordance with the formula set forth in Section
2.3 of the Merger Agreement necessary to pay the amount of such Escrow Losses. CFW shall deliver an executed copy of the Escrow Certificate to the Shareholders' Representative simultaneous with the delivery to the Escrow Agent and the Escrow Agent shall forward a copy of such Escrow Certificate to the Shareholders' Representative within one business day of the Escrow Agent's receipt of such Escrow Certificate. If the Escrow Agent does not receive prior to the expiration of 10 business days after receipt of the Escrow Certificate by the Shareholders' Representative a written notice from the Shareholders' Representative not to do so, the Escrow Agent shall release the Escrow Shares as specified in the Escrow Certificate. If the Shareholders' Representative sends a notice to the Escrow Agent not to release Escrow Shares (an "Escrow Certificate Dispute"), then the Escrow Agent shall not release such disputed Escrow Shares until such time as the Escrow Agent shall have received (i) joint written instructions signed by the Shareholders' Representative and a duly authorized officer of CFW, or (ii) a final and unappealable order of a court having competent jurisdiction resolving such dispute and ordering that release of such disputed Escrow Shares be made as provided therein.

  4. Unless, prior to the second anniversary of the Closing Date, (the "Second Anniversary"), the Escrow Agent has received either an Escrow Certificate or an Escrow Extension (as defined in Section 7 hereof), then on the Second Anniversary the Escrow Agent shall distribute one-half of the Escrow Shares to the Company shareholders in accordance with Section 6 hereof. If, prior to the Second Anniversary, the Escrow Agent has received either an Escrow Certificate or an Escrow Extension, the Escrow Agent shall release, or continue to hold, Escrow Shares in accordance with Sections 3 or 7 hereof, as the case may be. If the Escrow Agent has previously released any Escrow Shares to CFW prior to the Second Anniversary, then, upon the Second Anniversary, the Escrow Agent shall continue to hold 185,820 Escrow Shares and distribute the other remaining Escrow Shares to the Company shareholders in accordance with Section 6 hereof, excluding those remaining Escrow Shares held by the Escrow Agent pursuant to (i) an Escrow Certificate Dispute or (ii) an Escrow Extension.

  5. Unless, prior to three years after the filing of the federal income tax return for the last period covering the Company's operations prior to the Effective Time or April 15, 2004, whichever is earlier, (the "Escrow Termination Date") the Escrow Agent has received an Escrow Certificate or an Escrow Extension, then on the Escrow Termination Date the Escrow Agent shall distribute all remaining Escrow Shares to the Company shareholders in accordance with Section 6 hereof. If, prior to the Escrow Termination Date, the Escrow Agent has received either an Escrow Certificate or an Escrow Extension, the Escrow Agent shall release, or continue to hold, the Escrow Shares in accordance with Sections 3 or 7 hereof, as the case may be. If the Escrow Agent has previously released any Escrow Shares prior to the Escrow Termination Date, then, upon the Escrow Termination Date, the Escrow Agent will release all remaining Escrow Shares to the Company shareholders in accordance with Section 6 hereof, excluding those remaining Escrow Shares held by the Escrow Agent pursuant to
(i) an Escrow Certificate Dispute or (ii) an Escrow Extension.

  6. The Escrow Agent shall distribute Escrow Shares to the holders of Company Common Stock immediately prior to the Effective Time ("All Holders") who have delivered to CFW all of the certificates representing such holders' shares of Company Common Stock in accordance with Section 2.2 (a) of the Merger Agreement (the "Exchanged Holders"). The Escrow Agent shall hold such Escrow Shares that are to be distributed to All Holders who have not delivered all of the certificates representing such holders' shares of Company Common Stock (the "Unexchanged Holders") in accordance with Section 2.2 of the Merger Agreement.

  7. At any time prior to the Escrow Termination Date, if CFW, in accordance with Article IX of the Merger Agreement, instructs the Escrow Agent (with written notice to the Shareholders' Representative) to continue to hold the Escrow Shares as a result of (i) a claim having been then made that could result in Escrow Losses, or (ii) the assertion by CFW of the reasonable prospect that it could incur Escrow Losses, supported by written notice describing with reasonable specificity the facts giving rise to such assertion (in either case, an "Escrow Extension"), then the Escrow Agent shall continue to hold the number of Escrow Shares necessary to cover any Escrow Losses associated with any Escrow Extension in accordance with the formula set forth in Section 2.3 of the Merger Agreement and in accordance with this Agreement. The Escrow Agent shall continue to hold such Escrow Shares beyond the Escrow Termination Date until such time as the Escrow Agent shall have received joint written instructions signed by both the Shareholders' Representative and a duly authorized officer of CFW or a final and unappealable order of a court having competent jurisdiction resolving such dispute and ordering that delivery of the Escrow Shares be made as provided therein. The date on which the escrow shall terminate and all Escrow Shares have been released shall be referred to as the "Final Escrow Release Date."

  8. If any dividends shall be payable on shares of CFW Common Stock with a record date prior to the Final Escrow Release Date, CFW shall pay such dividends on the Escrow Shares then held in escrow to All Holders; provided, however, such dividends shall be held by CFW with respect to Unexchanged Holders in accordance with Sections 2.1 and 2.2 of the Merger Agreement. No interest will be paid on any dividends so held by CFW.

  9. If there are any meetings of the shareholders of CFW with a record date prior to the Final Escrow Release Date, CFW shall mail proxies for such meetings to All Holders with respect to the Escrow Shares then held in escrow. All voting rights with respect to the Escrow Shares shall be exercised by the beneficial holders thereof.

  10. In accordance with Article IX of the Merger Agreement, CFW shall not be entitled to any Escrow Shares pursuant to an Escrow Certificate or an Escrow Extension unless and until the amount of all Escrow Losses incurred by CFW exceeds the lesser of $100,000 per individual item or $500,000 in the aggregate; except in the event of an individual Escrow Loss of $100,000 or more, CFW will be entitled to Escrow Shares pursuant to an Escrow Certificate or an Escrow Extension for the excess over $100,000 even though aggregate Escrow Losses have not exceeded $500,000 (which excess shall not be counted against the $500,000 threshold).

  11. CFW shall pay the fees and expenses of the Escrow Agent.

  12. The Escrow Agent shall not be liable for any action taken or omitted to be taken by it in good faith. In no event shall the Escrow Agent be liable or responsible except for its own gross negligence or willful misconduct.

  13. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia and shall be binding upon the parties hereto and their respective successors and assigns.

  14. This Agreement is not intended to, and shall not give rise to any rights, or be enforceable by, any person other than the parties hereto and their respective successors and assigns.

                                          CFW Communications Company

                                          By: _________________________________
                                            Name:
                                            Title:

                                          R&B Communications, Inc.

                                          By: _________________________________
                                            Name:
                                            Title:

                                          Escrow Agent

                                          By: _________________________________
                                            Name:
                                            Title:

                                          _____________________________________
                                                      John F. Kilby
                                             as Shareholders' Representative

                                                                        Annex B

       FAIRNESS OPINION OF BB&T CAPITAL MARKETS, R&B'S INVESTMENT BANKER

                                                                  June 16, 2000

Board of Directors
R&B Communications, Inc.
1000 Roanoke Road
Daleville, VA 24083-0174

Gentlemen:

  Pursuant to an Agreement and Plan of Merger dated June 16, 2000 (the "Merger Agreement"), R&B Communications, Inc. ("R&B"), CFW Communications Company ("CFW"), and CFW Merger Corporation, a wholly-owned subsidiary of CFW, will be merged with and into R&B (the "Merger") and R&B will survive as a wholly-owned subsidiary of CFW.

  Under the terms of the Merger Agreement, each outstanding share of R&B common stock shall be exchanged, upon consummation of the Merger, for 60.27 shares of CFW common stock (the "Exchange Ratio"), provided that no more than 3,716,400 shares of CFW common stock will be exchanged for all of the outstanding shares of R&B common stock. The other terms and conditions are set forth in the Merger Agreement and related documents. You have requested our opinion as investment bankers as to the fairness from a financial point of view, as of the date of this letter, of the Exchange Ratio to be received by the stockholders of R&B in the Merger pursuant to the Merger Agreement.

  In developing our opinion, we have reviewed and analyzed, among other things, the following:

    (1) the Merger Agreement and certain related documents and the financial terms of the proposed Merger as set forth therein;

    (2) R&B's related financial information for the three fiscal years ended December 31, 1999 and the three month period ending March 31, 2000;

    (3) a discounted cash flow analysis of R&B based on R&B's internally generated financial projections;

    (4) certain publicly available information, including Form 10-Q and the related audited financial information for the three months ended March 31, 1999, CFW's Annual Reports, Forms 10-K and related financial information for each of the five fiscal years ended December 31, 1999;

    (5) CFW's historical common stock prices and a comparison of such prices and trading activity with those of certain publicly traded companies which we deemed to be relevant;

    (6) the potential pro forma financial effects of the Merger on CFW;

    (7) certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of R&B and CFW, furnished to us by R&B and CFW, respectively;

    (8) the respective businesses and prospects as discussed with members of senior management of R&B and CFW;

    (9) a comparison of the financial position and results of operation of R&B and CFW with those of certain publicly traded companies which we deemed to be relevant;

    (10) a comparison of the proposed financial terms of the Merger with the financial terms of certain other business combinations that we deemed to be relevant;

    (11) the relative contributions of R&B and CFW to a combined company in terms of sales, EBITDA, earnings, total assets and stockholders' equity; and

    (12) such other financial studies and analyses and such other investigations and matters as we deemed to be material or otherwise necessary to render our opinion, including our assessment of regulatory, economic, market and monetary conditions.

  In conducting our review and arriving at our opinion, we conducted discussions with members of the management of each of R&B and CFW related to the background of the Merger, the reasons and basis for the Merger and the business and operations, present condition and prospects of R&B and CFW, individually, or as a combined entity.

  In arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information furnished to us by or on behalf of R&B and CFW or obtained through public sources. We have not attempted independently to verify such information, and we have not made any independent appraisal of the assets of R&B and CFW, nor do we assume any responsibility to do so. We have assumed that R&B's and CFW's forecasts and projections provided to or reviewed by us have been reasonably prepared based on the best current estimates and judgments of R&B's and CFW's management, respectively, as to the future financial condition and results of operations of R&B and CFW. We have also assumed that, in the course of obtaining regulatory and third party consents for the Merger and the transactions contemplated by the Merger Agreement, no restriction will be imposed that will have a material adverse effect on the future results of operations or financial condition of R&B or CFW, individually, or as a combined entity. We have taken into account our assessment of the general economic, financial, market and industry conditions as they exist and can be evaluated as of the date hereof, as well as our experience in business valuations in general, and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof. We reserve, however, the right to withdraw, revise or modify our opinion based upon additional information which may be provided to or obtained by us, which suggests, in our judgment, a material change in the assumptions upon which our opinion is based.

  BB&T Capital Markets, a division of Scott & Stringfellow ("S&S"), will receive a fee upon the delivery of its opinion and additional fees if the Merger is consummated, and R&B has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of CFW for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we have informed you and you have acknowledged that S&S has disclosed that S&S has provided research analysis to S&S' customers and/or the public concerning CFW and may render (and has rendered in the past) investment banking services from time to time to CFW (other than investment banking services relating directly to the Merger).

  Our opinion expressed herein was prepared for the use of the Board of Directors of R&B and does not constitute a recommendation to R&B's stockholders as to how they should vote at the stockholders' meeting in connection with the Merger. Furthermore, we are expressing no opinion as to the predicted value of CFW or the price at which CFW's common stock will trade at any future time. Our opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed or used in any manner or for any other purpose without our prior written consent (nor shall any public reference to BB&T Capital Markets or Scott & Stringfellow be made without our prior written consent), except that we hereby consent to the inclusion of our opinion in its entirety as an exhibit to any proxy statement or registration statement distributed to the stockholders of R&B in connection with the Merger.

  On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions and assumptions noted above, it is our opinion that, as of the date hereof, the Exchange Ratio to be received in the Merger is fair from a financial point of view to the stockholders of R&B.

                                          Very truly yours,

                                          BB&T Capital Markets,
                                          a division of Scott & Stringfellow

                                                                        ANNEX C

              FAIRNESS OPINION OF BANC OF AMERICA SECURITIES LLC,
                            CFW'S INVESTMENT BANKER

                                 June 16, 2000

Board of Directors
CFW Communications Company
401 Spring Lane, Suite 300
Waynesboro, VA 22980

Members of the Board of Directors:

  You have requested our opinion as to the fairness from a financial point of view to CFW Communications Company, a Virginia corporation (the "Purchaser"), of the Exchange Ratio (as defined below) provided for in connection with the proposed merger (the "Merger") of R&B Communications, Inc., a Virginia corporation (the "Company"), with R&B Combination Company, a Virginia corporation and a wholly owned subsidiary of the Purchaser. Pursuant to the terms of the June 14, 2000 draft Agreement and Plan of Merger (the "Agreement"), among the Company, the Purchaser, and R&B Combination Company, the Company will become a wholly owned subsidiary of the Purchaser, and stockholders of the Company will receive for each share of Common Stock, par value $10.00 per share, of the Company (the "Company Common Stock"), other than shares held in treasury, 60.27 shares (the "Exchange Ratio") of Common Stock, no par value, of the Purchaser (the "Purchaser Common Stock"). The terms and conditions of the Merger are more fully set forth in the Agreement.

  For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other business and financial information of the Company and the Purchaser, respectively;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and the Purchaser, respectively;

    (iii) analyzed certain financial forecasts prepared by the managements of the Company and the Purchaser, respectively;

    (iv) reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of the Purchaser;

    (v) discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company and of the Purchaser and discussed the past and current operations, financial condition and prospects of the Purchaser with senior executives of the Purchaser;

    (vi) discussed with senior executives of the Purchaser the results of the Purchaser's due diligence performed with regard to the Company

    (vii) reviewed the reported prices and trading activity for the Purchaser Common Stock;

    (viii) reviewed the pro forma impact of the Merger on the Purchaser's cash flow, consolidated capitalization and financial ratios;

    (ix) compared the financial performance of the Company and the Purchaser and the prices and trading activity of the Purchaser Common Stock with that of certain other publicly traded companies we deemed relevant;

    (x) compared the financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

    (xi) reviewed the Agreement including Exhibits F. thru H. thereto; and

    (xii) performed such other analyses and considered such other factors as we have deemed appropriate.

  We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company and the Purchaser. We have further assumed that there will be no material changes in the assets, financial condition, results of operations, business or prospect of the Purchaser or the Company since the respective dates of their last financial statements made available to us. We have relied on the results of the Purchaser's due diligence of the Company and have assumed that any further due diligence to be performed by the Purchaser will not reveal any material facts not previously disclosed to us. We have not made nor have we assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have also assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement, including the satisfaction of the conditions precedent to the Merger contained in the Agreement and in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and all other applicable federal or state statutes, rules and regulations. Finally, we have assumed that the Merger will be treated as a tax-free reorganization, pursuant to the U.S. Internal Revenue Code of 1986, as amended.

  We were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the transactions contemplated by the Agreement (the "Transactions"), or to provide services other than the delivery of this opinion. We did not participate in negotiations with respect to the terms of the Transactions. Consequently, we have assumed that such terms are the most beneficial terms from the Purchaser's perspective that could under the circumstances be negotiated among the parties to the Transactions, and no opinion is expressed whether any alternative transaction might be more favorable to the Purchaser.

  We have acted as sole financial advisor to the Board of Directors of the Purchaser in connection with this transaction and will receive a fee for our services, which is contingent upon the consummation of the Transactions. In addition, Banc of America Securities LLC or its affiliates is providing additional financial advisory and financing services for the Purchaser and may receive fees for the rendering of these services contingent upon the completion of the related transactions. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company for our own account or for the accounts of customers, and, accordingly, we or our affiliates may at any time hold long or short positions in such securities.

  It is understood that this letter is for the benefit and use of the Board of Directors of the Purchaser in connection with and for the purposes of its evaluation of the Merger and is not on behalf of, and shall not confer rights or remedies upon, any person other than the Board of Directors. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. However, this opinion may be included in its entirety in any filing made by the Purchaser in respect of the Transactions with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise or reaffirm this opinion. This opinion does not in any manner address the price at which the Purchaser Common Stock will trade following consummation of the Merger. In addition, we express no opinion or recommendation as to how the stockholders of the Purchaser and the Company should vote at the stockholders' meetings held in connection with the Merger.

  Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio is fair from a financial point of view to the Purchaser.

                                          Very truly yours,
                                          BANC OF AMERICA SECURITIES LLC

                                                                        ANNEX D

                        Virginia Stock Corporation Act
                             (S)(S) 13.1-729 - 740
                              Dissenters' Rights

(S) 13.1-729. Definitions.

In this article:
"Corporation" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.

"Dissenter" means a shareholder who is entitled to dissent from corporate action under (S) 13.1-730 and who exercises that right when and in the manner required by (S)(S) 13.1-732 through 13.1-739.

"Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

"Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

"Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

"Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

"Shareholder" means the record shareholder or the beneficial shareholder.

(S) 13.1-730. Right to dissent.

A. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

  1. Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by (S) 13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under (S) 13.1-719;

  2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

  3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

  4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:

  1. The articles of incorporation of the corporation issuing such shares provide otherwise;

  2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

    a. Cash;

    b. Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

    c. A combination of cash and shares or membership interests as set forth in subdivisions 2 a and 2 b of this subsection; or

  3. The transaction to be voted on is an "affiliated transaction" and is not approved by a majority of "disinterested directors" as such terms are defined in (S) 13.1-725.

D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

  1. The proposed corporate action is abandoned or rescinded;

  2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or

  3. His demand for payment is withdrawn with the written consent of the corporation.

E. Notwithstanding any other provision of this article, no shareholder of a corporation located in a county having a county manager form of government and which is exempt from income taxation under (S) 501 (c) or (S) 528 of the Internal Revenue Code and no part of whose income inures or may inure to the benefit of any private shareholder or individual shall be entitled to dissent and obtain payment for his shares under this article.

(S) 13.1-731. Dissent by nominees and beneficial owners.

A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

  1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

  2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

(S) 13.1-732. Notice of dissenters' rights.

A. If proposed corporate action creating dissenters' rights under (S) 13.1-730 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

B. If corporate action creating dissenters' rights under (S) 13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in (S) 13.1-734.

(S) 13.1-733. Notice of intent to demand payment.

A. If proposed corporate action creating dissenters' rights under (S) 13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.

(S) 13.1-734. Dissenters' notice.

A. If proposed corporate action creating dissenters' rights under (S) 13.1-730 is authorized at a shareholders' meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of (S) 13.1-733.

B. The dissenters' notice shall:

  1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

  2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

  3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

  4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and

  5. Be accompanied by a copy of this article.

(S) 13.1-735. Duty to demand payment.

A. A shareholder sent a dissenters' notice described in (S) 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to subdivision 3 of subsection B of (S) 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

C. A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

(S) 13.1-736. Share restrictions.

A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

(S) 13.1-737. Payment.

A. Except as provided in (S) 13.1-738, within thirty days after receipt of a payment demand made pursuant to (S) 13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

B. The payment shall be accompanied by:

  1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

  2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

  3. A statement of the dissenters' right to demand payment under (S) 13.1-739; and

  4. A copy of this article.

(S) 13.1-738. After-acquired shares.

A. A corporation may elect to withhold payment required by (S) 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.

B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under (S) 13.1-739.

(S) 13.1-739. Procedure if shareholder dissatisfied with payment or offer.

A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under (S) 13.1-737), or reject the corporation's offer under (S) 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under (S) 13.1-737 or offered under (S) 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.

(S) 13.1-740. Court action.

A. If a demand for payment under (S) 13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

F. Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under (S) 13.1-738.

(S) 13.1-741. Court costs and counsel fees.

A. The court in an appraisal proceeding commenced under (S) 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under (S) 13.1-739.

B. The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

  1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of (S)(S) 13.1-732 through 13.1-739; or

  2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

D. In a proceeding commenced under subsection A of (S) 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

                                                                        ANNEX E

                  AMENDMENTS TO CFW COMMUNICATIONS COMPANY'S
                           ARTICLES OF INCORPORATION
          (INCLUDING TERMS OF SERIES B AND SERIES C PREFERRED STOCK)

A. Authorized Shares of Common Stock:

  The first paragraph of Article II of CFW Communication Company's Articles of Incorporation is deleted in its entirety and the following is substituted in its place:

                                  "ARTICLE II

    The Corporation shall have authority to issue 75,000,000 shares of Common Stock, without par value, and 1,000,000 shares of Preferred Stock, without par value. No holder of shares of any class of the Corporation shall have any preemptive or preferential right to purchase or subscribe to (i) any shares of any class of the Corporation, whether now or hereafter authorized; (ii) any warrants, rights or options to purchase any such shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights or options to purchase any such shares."

B. Name Change:

  Article I of CFW Communication Company's Articles of Incorporation is deleted in its entirety and the following is substituted in its place:

                                  "ARTICLE I

  The name of the Corporation is "NTELOS Inc."

                        TERMS OF THE SENIOR CUMULATIVE
                     CONVERTIBLE PREFERRED STOCK, SERIES B

                                      OF

                          CFW COMMUNICATIONS COMPANY

  1. Number; Rank. The number of authorized shares of Senior Cumulative Convertible Preferred Stock, Series B (the "Series B Preferred Stock") shall be 112,500. The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding up rank senior to all classes of the Company's common stock, no par value per share ("Common Stock"), and to each other class of capital stock of the Company now or hereafter established (collectively, the "Junior Securities"). The definition of Junior Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities.

  2. Dividends.

  (a) Each holder of Series B Preferred Stock shall be entitled to receive, in respect of each Dividend Period, when, as and if declared by the Board of Directors of the Company, out of funds legally available for the payment of dividends, cumulative dividends in an amount per share equal to the excess (if any) of (i) the Applicable Percentage of the Accreted Value as of the immediately preceding Dividend Payment Date (or, for the initial Dividend Period, as of the date of issuance) over (ii) the amount of any regular cash dividends per share of Series B Preferred Stock that have been paid during such Dividend Period pursuant to paragraph 2(d). Subject to the provisions of paragraph 2(b), dividends paid pursuant to this paragraph 2(a) shall be payable in cash in arrears semi-annually on June 30 and December 31 of each year (each of such dates being a "Dividend Payment Date" and each such semi-annual period being a "Dividend Period"). Such dividends shall accrue from the date of issue (except that dividends on any amounts added to the Accreted Value pursuant to paragraph 2(b) shall accrue from the date such amounts are added to the Accreted Value), whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such dividends. Each such dividend shall be payable to the holders of record of shares of the Series B Preferred Stock on June 1 and December 1, as they appear on the stock records of the Company at the close of business on such record dates. The date on which the Company initially issues any share of Series B Preferred Stock shall be deemed to be its "date of issue" regardless of the number of times transfer of such share is made on the stock records maintained by or for the Company and regardless of the number of certificates which may be issued to evidence such share.

  (b) If dividends are not paid in cash on any Dividend Payment Date for the immediately preceding Dividend Period (or portion thereof if less than a full Dividend Period), the unpaid amount shall be added to the Accreted Value for purposes of calculating succeeding periods' dividends. Notwithstanding the addition to Accreted Value, the Company may pay, when, as and if declared by the Board of Directors of the Company, the amount of dividends previously added to the Accreted Value pursuant to the preceding sentence, and, if and when so paid, the Accreted Value shall be reduced by the amount of such payments; provided that if on the date on which any such dividend is declared the Daily Price of a share of Common Stock is equal to or exceeds the then applicable Conversion Price, then the Company shall declare and pay such dividend in the number of shares of Common Stock determined by dividing the cash amount of such dividend that the Company otherwise would pay by the then applicable Conversion Price, and the Accreted Value shall be reduced by the amount of cash the Company otherwise would have paid.

  (c) The Applicable Percentage for each full Dividend Period for the Series B Preferred Stock shall be 4.25%. The Applicable Percentage for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series B Preferred Stock shall be computed on the basis of a per annum rate of 8.50% and the actual number of days elapsed over twelve 30-day months and a 360-day year. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock that may be in arrears.

  (d) In case the Company shall fix a record date for the making of any dividend or distribution to holders of Common Stock, whether payable in cash, securities or other property (other than dividends or distributions payable solely in Common Stock), the holder of each share of Series B Preferred Stock on such record date shall be entitled to receive an equivalent dividend or distribution based on the number of shares of Common Stock into which such share of Series B Preferred Stock is convertible on such record date (disregarding any Minimum Conversion Price then in effect).

  (e) So long as any shares of the Series B Preferred Stock are outstanding, no Junior Securities shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company, directly or indirectly (except by conversion into or exchange for Junior Securities) or any cash dividend made on any Junior Security other than the ordinary dividend on the Company's Common Stock as determined and declared by the Board in which the holders of the Series B Preferred Stock participate in accordance with subparagraph (d) above, unless in each case (i) the full dividends on all outstanding shares of the Series B Preferred Stock shall have been paid or set apart for payment for all past Dividend Periods and (ii) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series B Preferred Stock.

  3. Liquidation Preference.

  (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holder of each share of Series B Preferred Stock shall be entitled to receive an amount per share equal to the Liquidation Value of such share on the date of distribution, and such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of Series B Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series B Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares of Series B Preferred Stock if all amounts payable thereon were paid in full. Solely for the purposes of this paragraph 3, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more other entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.

  (b) After payment shall have been made in full to the holders of the Series B Preferred Stock, as provided in this paragraph 3, any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed to holders of capital stock of the Company, and the holders of the Series B Preferred Stock shall not be entitled to share therein.

  4. Conversion.

  (a) Subject to the provisions of this paragraph 4, each holder of shares of Series B Preferred Stock shall have the right, at any time and from time to time, at such holder's option, to convert its outstanding shares of Series B Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock. Subject to subparagraph 4(a)(ii) below, the number of shares of Common Stock deliverable upon conversion of one share of Series B Preferred Stock shall be equal to (i) the Accreted Value of such share on the date of conversion, plus any dividends accrued to such date (whether or not earned or declared) since the end of the previous Dividend Period, divided by
(ii) the Conversion Price on such date. No notice delivered by the Company pursuant to paragraph 5 will limit in any way any holder's rights to convert pursuant to this paragraph 4(a). In order to exercise the conversion privilege set forth in paragraph 4(a), the holder of the shares of Series B Preferred Stock to be converted shall surrender the certificate representing such shares at the office of the Company, with a written notice of election to convert completed and signed, specifying the number of shares to be converted. Each conversion pursuant to paragraph 4(a) shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series B Preferred Stock shall have been surrendered and such notice received by the Company as aforesaid, and the person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time on such date. Effective upon such conversion, the shares of Series B Preferred Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this paragraph 4.

  (i) In connection with any conversion of shares of Series B Preferred Stock into shares of Common Stock occurring within 30 days of the Company's delivery of a Change of Control Notice pursuant to the provisions of paragraph 4(m), the number of shares of Common Stock deliverable upon conversion of one share of Series B Preferred Stock shall be equal to (x) the Change of Control Amount, divided by (y) the Conversion Price on such date.

  (b) Unless the shares issuable on conversion pursuant to this paragraph 4 are to be issued in the same name as the name in which such shares of Series B Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the holder or the holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax.

  As promptly as possible, but in any event within 5 days, after the surrender by the holder of the certificates for shares of Series B Preferred Stock as aforesaid, the Company shall issue and shall deliver to such holder, or on the holder's written order to the holder's transferee, a certificate or certificates for the whole number of shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this paragraph 4.

  All shares of Common Stock delivered upon conversion of the Series B Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

  (c) Upon delivery to the Company by a holder of shares of Series B Preferred Stock of a notice of election to convert pursuant to paragraph 4(a) above, the right of the Company to purchase such shares of Series B Preferred Stock shall terminate, regardless of whether a notice has been mailed pursuant to paragraph 5.

  From the date of delivery by a holder of shares of Series B Preferred Stock of such notice of election to convert, in lieu of dividends on such Series B Preferred Stock pursuant to paragraph 2, such Series B Preferred Stock shall participate equally and ratably with the holders of shares of Common Stock in all dividends paid on the Common Stock.

  Except as provided herein, the Company shall make no payment or adjustment for accrued dividends on shares of Series B Preferred Stock, whether or not in arrears, on conversion of such shares or for dividends in cash on the shares of Common Stock issued upon such conversion.

  (d) The Company shall at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Common Stock as shall be required for the purpose of effecting conversion of the Series B Preferred Stock.

  Prior to the delivery of any securities which the Company shall be obligated to deliver upon conversion of the Series B Preferred Stock, the Company shall comply with all applicable federal and state laws and regulations which require action to be taken by the Company.

  (e) The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series B Preferred Stock pursuant hereto; provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Series B Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

  (f) In connection with the conversion of any shares of Series B Preferred Stock, no fractional shares of Common Stock shall be issued, but in lieu thereof the Company shall pay to the holder thereof the value of such share in cash as determined by reference to the Daily Price as of the date of conversion of such fractional share.

  (g) Conversion Price.

  (i) In order to prevent dilution of the conversion rights granted under this paragraph 4, the Conversion Price shall be subject to adjustment from time to time pursuant to this paragraph (g).

  (ii) Subject to subparagraph (g) (iv) below, if and whenever on or after the original date of issuance of the Series B Preferred Stock the Company issues or sells, or in accordance with paragraph (h) is deemed to have issued or sold, any shares of its Common Stock without consideration or at a price per share less than the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then in each such case, the Conversion Price, upon each such issuance or sale, except as hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by the following fraction:

     P + N

     P + F

  where

  P = the number of shares of Common Stock outstanding immediately prior to such issuance or sale, assuming the exercise or conversion of all outstanding securities exercisable for or convertible into Common Stock at any time on or after the date of such calculation

  N = the number of shares of Common Stock which the net aggregate consideration, if any, received by the Company for the total number of such additional shares of Common Stock so issued or sold would purchase at the Conversion Price in effect immediately prior to such issuance or sale

  F = the number of additional shares of Common Stock so issued or sold

  (iii) Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price as a result of (A) any issue or sale (or deemed issue or sale) of Options to acquire shares of Common Stock to employees of the Company, or shares of Common Stock issuable pursuant to the exercise of such Options, pursuant to stock option plans approved by the Company's Board of Directors so long as the exercise price of such Options is not less than the Current Market Price Per Common Share on the date such Options are issued as determined by the Company's Board of Directors in its good faith judgment, or any issuance of shares of Common Stock pursuant to the exercise of Options outstanding as of July 11, 2000; (B) the issuance of up to 3,716,400 shares of Common Stock to the sellers in connection with the closing of the Company's acquisition of R&B Communications, Inc. and the issuance to employees of R&B Communications, Inc. of options to acquire shares of Common Stock (not exceeding 65,000 shares in the aggregate) pursuant to the terms set forth in Exhibit G to the Agreement and Plan of Merger, dated as of June 16, 2000, by and among R&B Communications, Inc., R&B Combination Company and the Company;
(C) Common Stock issued pursuant to and in accordance with the terms of the Company's Dividend Reinvestment Plan (so long as such shares are issued at a price which is no less than the Daily Price on the date of issuance) or 1997 Employee Stock Purchase Plan, each as in effect as of July 11,

2000; and (D) the issuance of up to 600,000 shares of Common Stock in connection with the purchase by the Company of minority interests in the Virginia PCS Alliance, the West Virginia PCS Alliance and/or the Virginia RSA 6 Cellular Limited Partnership (assuming that the aggregate purchase price for all such minority interests does not exceed $21 million).

  (iv) Unless the requisite consent of the holders of the Common Stock has been obtained, in no event shall the Conversion Price be adjusted below $35.50 (the "Minimum Conversion Price"). If such consent is obtained, this subparagraph 4(g)(iv) shall be of no further force or effect.

  (h) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under paragraph (g), the following shall be applicable:

    (i) Issuance of Rights or Options. Except for Options granted in accordance with the provisions of paragraph (g)(iii) above or in accordance with the Company's Rights Agreement dated as of February 26, 2000, if the Company in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

    (ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than (a) the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this paragraph (h), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

    (iii) Change in Option Price or Conversion Rate. Except for Options granted in accordance with the provisions of paragraph (g)(iii) above or in accordance with the Company's Rights Agreement dated as of February 26, 2000, if the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment would result in an increase of the Conversion Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given by the Company to all holders of the Series B Preferred Stock. For purposes of paragraph (h), if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Series B Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.

    (iv) Treatment of Expired Options and Unexercised Convertible
  Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided that if such expiration or termination would result in an increase in the Conversion Price then in effect, such increase shall not be effective until 30 days after written notice thereof has been given to all holders of the Series B Preferred Stock. For purposes of paragraph (h), the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Series B Preferred Stock shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Series B Preferred Stock.

    (v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor. If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving Company, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Company and the holders of a majority of the outstanding Series B Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Company and the holders of a majority of the outstanding Series B Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Company.

    (vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

    (vii) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

    (i) Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

    (j) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an "Organic Change". Prior to the consummation of any Organic Change, the Company shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series B Preferred Stock then outstanding) to insure that each of the holders of Series B Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series B Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series B Preferred Stock immediately prior to such Organic Change. In each such case, the Company shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series B Preferred Stock then outstanding) to insure that the provisions of paragraph 4 hereof shall thereafter be applicable to the Series B Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Conversion Price pursuant to the provisions of this paragraph 4 to give effect to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series B Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series B Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

    (k) Certain Events. If any event occurs of the type contemplated by the provisions of paragraph 4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series B Preferred Stock; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to paragraph 4 or decrease the number of shares of Conversion Stock issuable upon conversion of each share of Series B Preferred Stock.

    (l) Notices.

    (i) Immediately upon any adjustment of the Conversion Price, the Company shall give written notice thereof to all holders of Series B Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

    (ii) The Company shall give written notice to all holders of Series B Preferred Stock at least 20 days prior to the date on which the Company closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock (other than the Company's ordinary Common Stock dividend), (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

    (iii) The Company shall also give written notice to the holders of Series B Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.

    (m) Change of Control Offer.

    (i) Promptly after the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company shall commence (or cause to be commenced) an offer to purchase all outstanding shares of Series B Preferred Stock pursuant to the terms described in paragraph (m) (iv) (the "Change of Control Offer") at a purchase price equal to the Change of Control Amount on the Change of Control Payment Date, and shall purchase (or cause the purchase of) any shares of Series B Preferred Stock tendered in the Change of Control Offer pursuant to the terms hereof.

    (ii) At the option of each holder of Series B Preferred Stock, the Change of Control Amount payable to such holder shall be payable (i) in cash, (ii) in a number of shares of Common Stock (or the securities of the entity into which the Common Stock became converted or was exchanged in connection with the Change of Control) determined by dividing the portion of the Change of Control Amount that would otherwise be paid in cash (and which the holder has elected to receive in shares) by the Conversion Price in effect as of the date on which the Change of Control occurred (which will determine the number of shares of the Company that the holder would receive, which shall then be used to determine the number of shares of the successor entity, if applicable, that the holder is entitled to receive), or (iii) in a combination of cash and such shares.

    (iii) If a holder elects to receive the Change of Control Amount in cash, prior to the mailing of the notice referred to in paragraph (m)(iv), but in any event within 20 days following the date on which a Change of Control has occurred, the Company shall (A) promptly determine if the purchase of the Series B Preferred Stock for cash would violate or constitute a default under the indebtedness of the Company and (B) either shall repay to the extent necessary all such indebtedness or preferred stock of the Company that would prohibit the repurchase of the Series B Preferred Stock pursuant to a Change of Control Offer or obtain any requisite consents or approvals under instruments governing any indebtedness or preferred stock of the Company to permit the repurchase of the Series B Preferred Stock for cash. The Company shall first comply with this paragraph (m)(iii) before it shall repurchase for cash any Series B Preferred Stock pursuant to this paragraph
  (m).

    (iv) Within 20 days following the date on which a Change of Control has occurred, the Company shall send, by first-class mail, postage prepaid, a notice (a "Change of Control Notice") to each holder of Series B Preferred Stock. If applicable, such notice shall contain all instructions and materials necessary to enable such holders to tender Series B Preferred Stock pursuant to the Change of Control Offer. Such notice shall state:

      (A) that a Change of Control has occurred, that a Change of Control Offer is being made pursuant to this paragraph (m) and that all Series B Preferred Stock validly tendered and not withdrawn will be accepted for payment;

      (B) the purchase price (including the amount of accrued dividends, if any) and the purchase date (which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law) (the "Change of Control Payment Date");

      (C) that any shares of Series B Preferred Stock not tendered will continue to accrue dividends;

      (D) that, unless the Company defaults in making payment therefor, any share of Series B Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after the Change of Control Payment Date;

      (E) that holders electing to have any share of Series B Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender stock certificates representing such shares of Series B Preferred Stock, properly endorsed for transfer, together with such other customary documents as the Company and the Transfer Agent may reasonably request to the Transfer Agent and registrar for the Series B Preferred Stock at the address specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date;

      (F) that holders will be entitled to withdraw their election if the Company receives, not later than five business days prior to the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the holder, the number of shares of Series B Preferred Stock the holder delivered for purchase and a statement that such holder is withdrawing its election to have such shares of Series B Preferred Stock purchased;

      (G) that holders who tender only a portion of the shares of Series B Preferred Stock represented by a certificate delivered will, upon purchase of the shares tendered, be issued a new certificate representing the unpurchased shares of Series B Preferred Stock; and

      (H) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control).

    (v) The Company will comply with any tender offer rules under the Exchange Act which may then be applicable in connection with any offer made by the Company to repurchase the shares of Series B Preferred Stock as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions hereof, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligation hereunder by virtue thereof.

    (vi) On the Change of Control Payment Date, the Company shall (A) accept for payment the shares of Series B Preferred Stock validly tendered pursuant to the Change of Control Offer, (B) pay to the holders of shares so accepted the purchase price therefor, at the option of each such holder, in cash or Common Stock (or the securities of the entity into which the Common Stock became converted in connection with the Change of Control) as provided in paragraph (ii) above and (C) cancel each surrendered certificate and retire the shares represented thereby. Unless the Company defaults in the payment for the shares of Series B Preferred Stock tendered pursuant to the Change of Control Offer, dividends will cease to accrue with respect to the shares of Series B Preferred Stock tendered and all rights of holders of such tendered shares will terminate, except for the right to receive payment therefor on the Change of Control Payment Date.

    (vii) To accept the Change of Control Offer, the holder of a share of Series B Preferred Stock shall deliver, prior to the close of business on the business day prior to the Change of Control Payment Date, written notice to the Company (or an agent designated by the Company for such purpose) of such holder's acceptance, together with certificates evidencing the shares of Series B Preferred Stock with respect to which the Change of Control Offer is being accepted, duly endorsed for transfer.

    (n) Certain Mergers. In connection with any consolidation with or merger with or into, any person in a transaction where the Common Stock is converted into or exchanged for securities of such person or an affiliate of such person, the Company covenants that as a condition precedent to the consummation of any such consolidation or merger it shall provide the holders of the Series B Preferred Stock with a certificate, in form and substance satisfactory to the holders of a majority of the Series B Senior Preferred Stock signed by a duly authorized officer of the Company indicating that the person issuing such securities will be organized and existing under the laws of a jurisdiction which allows for the issuance of preference stock and that the Series B Preferred Stock shall be converted into or exchanged for and shall become shares of such person having in respect of such person substantially the same powers, preference and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon that the Series B Preferred Stock had immediately prior to such transaction.

    (o) Conversion at the Option of the Company. If on any date after the fifth anniversary of the date of issuance of the Series B Preferred Stock, the Daily Price has been at least $61.50 per share (as adjusted for any stock splits, stock dividends, reverse stock splits, share consolidations or other similar transactions) during any 30 trading days out of any consecutive 45 trading day period, the Company may elect, by written notice delivered to the Transfer Agent (with a copy to each holder of Series B Preferred Stock), no later than five Market Days after such date, to cause all outstanding shares of Series B Preferred Stock to be converted into fully paid and nonassessable shares of Common Stock. Any such conversion shall be deemed to have been effected, without further action by any party, immediately prior to the close of business on the date such notice is received by the Transfer Agent. The number of shares of Common Stock deliverable upon conversion of one share of Series B Preferred Stock shall be equal to (i) the Accreted Value of such share on the date of conversion, plus any dividends accrued to such date (whether or not earned or declared) since the end of the previous Dividend Period, divided by (ii) the Conversion Price on such date.

    (p) Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by an amendment or amendments of the Company's articles of incorporation adopted by the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

  5. Put/Conversion.

  (a) At any time on or after (i) the date which is three months after the stated maturity date of the Company's senior notes due 2010 or (ii) January 11, 2011, if the Company has not issued such senior notes, the holders of a majority of the shares of Series B Preferred Stock may, by written notice (the "Put Notice") to the Company, require the Company to purchase all of the outstanding shares of Series B Preferred Stock at a price per share equal to the Accreted Value on the date of purchase, plus all dividends accrued to such date (whether or not earned or declared) since the most recent Dividend Payment Date (the "Put Right"). The Put Notice shall state the date of purchase, which shall be no earlier than 30 days from the date of the Put Notice. The purchase price will be payable in cash.

  (b) Upon receipt of the Put Notice, the Company shall notify, by first class mail, postage prepaid, each holder of record of the shares to be purchased at such holder's address as the same appears on the stock register of the Company; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the purchase of any share of Series B Preferred Stock to be purchased except as to the holder to whom the Company has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the date of purchase; (ii) the purchase price; (iii) the place or places where certificates for such shares are to be surrendered for payment of the purchase price; and (iv) that dividends on the shares to be purchased will cease to accrue on such date of purchase.

  (c) Notice having been mailed as aforesaid, from and after the purchase date (unless default shall be made by the Company in providing money for the payment of the purchase price), dividends on the shares of Series B Preferred Stock shall cease to accrue, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the purchase price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so purchased (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state), such share shall be purchased by the Company at the purchase price aforesaid.

  (d) For the avoidance of doubt, nothing in this paragraph 5 shall restrict the right of the holders of Series B Preferred Stock to convert their shares of Series B Preferred Stock into shares of Common Stock prior to such holders acceptance of the purchase price.

  (e) If a Put Notice has not been delivered to the Company on or before the date which is one year from the applicable date set forth in paragraph 5(a) above, then the Company shall have the right to convert all, but not less than all, of the outstanding shares of Series B Preferred Stock into fully paid and non-assessable shares of Common Stock pursuant to the provisions of paragraph 4.

  (f) The Company shall notify, by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the date of conversion, each holder of record of the shares to converted at such holder's address as the same appears on the stock register of the Company; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the conversion of any share of Series B Preferred Stock to be converted except as to the holder to whom the Company has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the conversion date; (ii) the number of shares of Common Stock and the cash, if any, into which each share of Series B Preferred Stock will convert; (iii) the place or places where certificates for shares of Series B Preferred Stock are to be surrendered for conversion; and (iv) that dividends on the shares to be converted will cease to accrue on such conversion date.

  6. Voting Rights.

  (a) Except as otherwise provided in paragraph 6(b) or as required by law, each holder of Series B Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the number of shares of Common Stock into which such holder's shares of Series B Preferred Stock could be converted, pursuant to the provisions of paragraph 4 hereof, on the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, on the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of shares of Series B Preferred Stock and Common Stock shall vote together as a single class on all matters.

  (b) For so long as at least 45,000 shares of Series B Preferred Stock remain outstanding, in the election of directors of the Company, the holders of the Series B Preferred Stock, voting separately as a single class to the exclusion of all other classes of the Company's capital stock and with each Share of Series B Preferred Stock entitled to one vote, shall be entitled to elect two
(2) directors to serve on the Company's Board of Directors until such directors' successors are duly elected by the holders of the Series B Preferred Stock or such directors are removed from office by the holders of the Series B Preferred Stock. If at any time there are less than 45,000 shares of Series B Preferred Stock outstanding, but for so long as at least 11,250 shares of Series B Preferred Stock remain outstanding, in the election of directors of the Company, the holders of the Series B Preferred Stock, voting separately as a single class to the exclusion of all other classes of the Company's capital stock and with each Share of Series B Preferred Stock entitled to one vote, shall be entitled to elect one (1) director to serve on the Company's Board of Directors until such director's successor is duly elected by the holders of the Series B Preferred Stock or such director is removed from office by the holders of the Series B Preferred Stock. If the holders of the Series B Preferred Stock for any reason fail to elect anyone to fill any such directorship, such position shall remain vacant until such time as the holders of the Series B Preferred Stock elect a director to fill such position and shall not be filled by resolution or vote of the Company's Board of Directors or the Company's other stockholders. For so long as the holders of Series B Preferred Stock are entitled to elect at least one director, the Company's Board of Directors shall consist of not more than eleven (11) directors without the prior written approval of the holders of a majority of the shares of the Series B Preferred Stock. For so long as the holders of Series B Preferred Stock are entitled to elect at least one director, at least one director so elected who shall be specified by the holders of a majority of the shares of Series B Preferred Stock and who may specify a different director for each such committee shall be appointed to each committee of the Company's Board of Directors.

  (c) In addition, so long as any of the Series B Preferred Stock is outstanding, the affirmative vote of the holders of (x) all of the outstanding shares of Series B Preferred Stock shall be necessary to alter or change the preferences, rights or powers of the Series B Preferred Stock and (y) a majority of the outstanding shares of

Series B Preferred Stock, voting together as a single class, shall be necessary to: (i) increase or decrease the authorized number of shares of Series B Preferred Stock, (ii) amend, alter, repeal or waive any provision of the Restated Articles of Incorporation (including any articles of amendment and whether by amendment, merger or otherwise) or the By-laws so as to adversely affect the preferences, rights or powers of the Series B Preferred Stock, including, without limitation, the voting powers, dividend rights and liquidation preference of the Series B Preferred Stock, or change the Series B Preferred Stock into any other securities (other than as required by paragraph 4(j)), cash or other property, (iii) issue any additional Series B Preferred Stock or create, authorize or issue any capital stock that ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) to or pari passu with the Series B Preferred Stock, (iv) redeem or repurchase for cash any Junior Securities, or (v) authorize the issuance of any Common Stock or Convertible Securities at a price that would cause the Conversion Price to be adjusted below the Minimum Conversion Price, provided that the approval required by this clause (v) shall no longer be required at any time following the approval by the requisite holders of the Common Stock of the removal of the Minimum Conversion Price limitation and authorizing the Series B Preferred Stock to be converted into Common Stock at any price determined by application of the anti-dilution protection set forth in paragraph 4 above without regard to the Minimum Conversion Price.

  7. Miscellaneous. If any holder of Series B Preferred Stock elects to receive the Change of Control Amount in shares of Common Stock in connection with a Change of Control Offer pursuant to paragraph 4(m), the Company shall comply with all statutes, rules and regulations applicable thereto at that time, including any and all regulations of the principal trading market on which the Common Stock is then trading, including, if necessary, any shareholder approval requirement under NASD Rule 4460(i), as it may be amended from time to time.

  8. Definitions. The following terms, as used herein, shall have the following meanings:

  "Accreted Value" equals, with respect to one share of Series B Preferred Stock, $1,000, adjusted for the amount of any dividends added to (or subtracted from) the Accreted Value in accordance with paragraph 2(b) (which aggregate amount shall be subject to adjustment whenever there shall occur a stock split, combination, re-classification or other similar event involving the Series B Preferred Stock).

  "Applicable Percentage" is defined in paragraph 2(c) hereof.

  "Change of Control" means: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of the Company and its subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the consummation of any transaction (including any merger or consolidation) the result of which is that any "person" (as defined above), becomes the beneficial owner (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the Voting Securities of the Company, or (iii) the first day on which a majority of the members of the board of directors are not Continuing Directors.

  "Change of Control Amount" means, with respect to one share of Series B Preferred Stock, 101% of the Accreted Value per share plus any dividends accrued to such date (whether or not earned or declared) since the end of the previous Dividend Period; provided, however, that if the Change of Control occurs prior to the fifth anniversary of the date of issue of any share of Series B Preferred Stock, the Accreted Value shall be calculated assuming the Change of Control had occurred on the fifth anniversary of the date of issue of such share of Series B Preferred Stock (and assuming that no cash dividends had been paid on such share from the actual date of the Change of Control through the fifth anniversary of the date of issue).

  "Continuing Directors" means individuals who constituted the Board of Directors of the Company on July 11, 2000 (the "Incumbent Directors"); provided that any individual becoming a director during any year shall be considered to be an Incumbent Director if such individual's election, appointment or nomination was recommended or approved by at least two-thirds of the other Incumbent Directors continuing in office following such election, appointment or nomination present, in person or by telephone, at any meeting of the Board of Directors of the Company, after the giving of a sufficient notice to each Incumbent Director so as to provide a reasonable opportunity for such Incumbent Directors to be present at such meeting.

  "Conversion Price" means $41.00, subject to adjustment from time to time as provided in paragraph 4.

  "Conversion Stock" means shares of the Company's Common Stock, no par value per share; provided that if there is a change such that the securities issuable upon conversion of the Series B Preferred Stock are issued by an entity other than the Company or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Series B Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

  "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

  "Current Market Price Per Common Share" means, as of any date, the average (weighted by daily trading volume) of the Daily Prices per share of Common Stock for the 30 consecutive trading days immediately prior to such date.

  "Daily Price" means, as of any date, (i) if the shares of such class of Common Stock then are listed and traded on the New York Stock Exchange, Inc. ("NYSE"), the closing price on such date as reported on the NYSE Composite Transactions Tape; (ii) if the shares of such class of Common Stock then are not listed and traded on the NYSE, the closing price on such date as reported by the principal national securities exchange on which the shares are listed and traded; (iii) if the shares of such class of Common Stock then are not listed and traded on any such securities exchange, the last reported sale price on such date on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"); or (iv) if the shares of such class of Common Stock then are not traded on the NASDAQ National Market, the average of the highest reported bid and lowest reported asked price on such date as reported by NASDAQ.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Liquidation Value" on any date means, with respect to one share of Series B Preferred Stock, the greater of (i) the Accreted Value on such date, plus all dividends (whether or not earned or declared) accrued since the end of the previous Dividend Period and (ii) the amount that would have been payable on a number of shares of Common Stock equal to the number of shares of Common Stock into which a share of Series B Preferred Stock was convertible immediately prior to such date (disregarding any Minimum Conversion Price then in effect).

  "Market Day" means a day on which the principal national securities market or exchange on which the Common Stock is listed or admitted for trading is open for the transaction of business.

  "Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the

"Market Price" shall be the fair value thereof determined jointly by the Company and the holders of a majority of the Series B Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Company and the holders of a majority of the Series B Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the Company shall pay the fees and expenses of such appraiser.

  "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

  "Person" as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Transfer Agent" means the transfer agent for the Series B Preferred Stock appointed by the Company.

  "Voting Securities" means securities of the Company ordinarily having the power to vote for the election of directors of the Company; provided that when the term "Voting Securities" is used with respect to any other Person it means the capital stock or other equity interests of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person.

                        TERMS OF THE SENIOR CUMULATIVE
                     CONVERTIBLE PREFERRED STOCK, SERIES C

                                      OF

                          CFW COMMUNICATIONS COMPANY

  1. Number; Rank. The number of authorized shares of Senior Cumulative Convertible Preferred Stock, Series C (the "Series C Preferred Stock") shall be 137,500. The Series C Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding up, rank (i) pari passu with the Company's Senior Cumulative Convertible Preferred Stock, Series B (the "Series B Preferred Stock") and with the Company's Senior Cumulative Convertible Preferred Stock, Series D (the "Series D Preferred Stock") and
(ii) senior to all classes of the Company's common stock, no par value per share ("Common Stock"), and to each other class of capital stock of the Company now or hereafter established (collectively, the "Junior Securities"). The definition of Junior Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities.

  2. Dividends.

  (a) Each holder of Series C Preferred Stock shall be entitled to receive, in respect of each Dividend Period, when, as and if declared by the Board of Directors of the Company, out of funds legally available for the payment of dividends, cumulative dividends in an amount per share equal to the excess (if any) of (i) the Applicable Percentage of the Accreted Value as of the immediately preceding Dividend Payment Date (or, for the initial Dividend Period, as of the date of issuance) over (ii) the amount of any regular cash dividends per share of Series C Preferred Stock that have been paid during such Dividend Period pursuant to paragraph 2(d). Subject to the provisions of paragraph 2(b), dividends paid pursuant to this paragraph 2(a) shall be payable in cash in arrears semi-annually on June 30 and December 31 of each year (each of such dates being a "Dividend Payment Date" and each such semi-annual period being a "Dividend Period"). Such dividends shall accrue from the date of issue (except that dividends on any amounts added to the Accreted Value pursuant to paragraph 2(b) shall accrue from the date such amounts are added to the Accreted Value), whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such dividends. Each such dividend shall be payable to the holders of record of shares of the Series C Preferred Stock on June 1 and December 1, as they appear on the stock records of the Company at the close of business on such record dates. The date on which the Company initially issues any share of Series C Preferred Stock shall be deemed to be its "date of issue" regardless of the number of times transfer of such share is made on the stock records maintained by or for the Company and regardless of the number of certificates which may be issued to evidence such share.

  (b) If dividends are not paid in cash on any Dividend Payment Date for the immediately preceding Dividend Period (or portion thereof if less than a full Dividend Period), the unpaid amount shall be added to the Accreted Value for purposes of calculating succeeding periods' dividends. Notwithstanding the addition to Accreted Value, the Company may pay, when, as and if declared by the Board of Directors of the Company, the amount of dividends previously added to the Accreted Value pursuant to the preceding sentence, and, if and when so paid, the Accreted Value shall be reduced by the amount of such payments; provided that if on the date on which any such dividend is declared the Daily Price of a share of Common Stock is equal to or exceeds the then applicable Conversion Price, then the Company shall declare and pay such dividend in the number of shares of Common Stock determined by dividing the cash amount of such dividend that the Company otherwise would pay by the then applicable Conversion Price, and the Accreted Value shall be reduced by the amount of cash the Company otherwise would have paid.

  (c) The Applicable Percentage for each full Dividend Period for the Series C Preferred Stock shall be 4.25%. The Applicable Percentage for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series C Preferred Stock shall be computed on the basis of a per annum rate of 8.50% and the actual number of days elapsed over twelve 30-day months and a 360-day year. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C

Preferred Stock that may be in arrears. Notwithstanding the foregoing, if Shareholder Approval is obtained, this subparagraph 2(c) shall automatically be amended by substituting (i) "2.75%" for "4.25%" in the first sentence hereof and (ii) "5.50%" for "8.50%" in the second sentence hereof; such amendment to take effect (x) as of the original date of issuance of the Series C Preferred Stock, if Shareholder Approval is obtained on or before the date which is six months from the original date of issuance, or (y) as of the date Shareholder Approval is obtained, if Shareholder Approval is obtained following the date which is six months from the original date of issuance.

  (d) In case the Company shall fix a record date for the making of any dividend or distribution to holders of Common Stock, whether payable in cash, securities or other property (other than dividends or distributions payable solely in Common Stock), the holder of each share of Series C Preferred Stock on such record date shall be entitled to receive an equivalent dividend or distribution based on the number of shares of Common Stock into which such share of Series C Preferred Stock is convertible on such record date (disregarding any Conversion Cap or Minimum Conversion Price then in effect).

  (e) So long as any shares of the Series C Preferred Stock are outstanding, no Junior Securities shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company, directly or indirectly (except by conversion into or exchange for Junior Securities) or any cash dividend made on any Junior Security other than the ordinary dividend on the Company's Common Stock as determined and declared by the Board in which the holders of the Series C Preferred Stock participate in accordance with subparagraph (d) above, unless in each case (i) the full dividends on all outstanding shares of the Series C Preferred Stock shall have been paid or set apart for payment for all past Dividend Periods and (ii) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series C Preferred Stock.

  3. Liquidation Preference.

  (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holder of each share of Series C Preferred Stock shall be entitled to receive an amount per share equal to the Liquidation Value of such share on the date of distribution, and such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of Series C Preferred Stock, Series B Preferred Stock and Series D Preferred Stock (collectively, the "Preferred Stock") shall be insufficient to pay in full the preferential amount due on such shares, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares of Preferred Stock if all amounts payable thereon were paid in full. Solely for the purposes of this paragraph 3, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more other entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.

  (b) After payment shall have been made in full to the holders of the Preferred Stock, as provided in this paragraph 3, any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed to holders of capital stock of the Company, and the holders of the Preferred Stock shall not be entitled to share therein.

  4. Conversion.

  (a) Subject to the provisions of this paragraph 4, each holder of shares of Series C Preferred Stock shall have the right, at any time and from time to time, at such holder's option, to convert its outstanding shares of Series C Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock.

Subject to subparagraph 4(a)(ii) below, the number of shares of Common Stock deliverable upon conversion of one share of Series C Preferred Stock shall be equal to (i) the Accreted Value of such share on the date of conversion, plus any dividends accrued to such date (whether or not earned or declared) since the end of the previous Dividend Period, divided by (ii) the Conversion Price on such date. No notice delivered by the Company pursuant to paragraph 5 will limit in any way any holder's rights to convert pursuant to this paragraph 4(a). In order to exercise the conversion privilege set forth in paragraph 4(a), the holder of the shares of Series C Preferred Stock to be converted shall surrender the certificate representing such shares at the office of the Company, with a written notice of election to convert completed and signed, specifying the number of shares to be converted. Each conversion pursuant to paragraph 4(a) shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series C Preferred Stock shall have been surrendered and such notice received by the Company as aforesaid, and the person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time on such date. Effective upon such conversion, the shares of Series C Preferred Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this paragraph 4.

  In connection with any conversion of shares of Series C Preferred Stock into shares of Common Stock occurring within 30 days of the Company's delivery of a Change of Control Notice pursuant to the provisions of paragraph 4(m), the number of shares of Common Stock deliverable upon conversion of one share of Series C Preferred Stock shall be equal to (x) the Change of Control Amount, divided by (y) the Conversion Price on such date.

  (iii) Unless Shareholder Approval is obtained, in no event shall the conversion of the Series C Preferred Stock result in the issuance, in the aggregate, of more than 1,796,000 shares of Common Stock (subject to proportional adjustment for any stock split, stock dividend, recapitalization, reverse stock split or other similar event with respect to the Common Stock) (the resulting number, the "Conversion Cap"). Any portion of the Accreted Value that may not be converted into Common Stock as a result of the Conversion Cap shall be paid in cash by the Company at the time the Conversion Cap is reached. If Shareholder Approval is obtained, this subparagraph 4(a)(iii) shall be of no further force or effect.

  (b) Unless the shares issuable on conversion pursuant to this paragraph 4 are to be issued in the same name as the name in which such shares of Series C Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the holder or the holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax.

  As promptly as possible, but in any event within 5 days, after the surrender by the holder of the certificates for shares of Series C Preferred Stock as aforesaid, the Company shall issue and shall deliver to such holder, or on the holder's written order to the holder's transferee, a certificate or certificates for the whole number of shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this paragraph 4.

  All shares of Common Stock delivered upon conversion of the Series C Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

  (c) Upon delivery to the Company by a holder of shares of Series C Preferred Stock of a notice of election to convert pursuant to paragraph 4(a) above, the right of the Company to purchase such shares of Series C Preferred Stock shall terminate, regardless of whether a notice has been mailed pursuant to paragraph 5.

  From the date of delivery by a holder of shares of Series C Preferred Stock of such notice of election to convert, in lieu of dividends on such Series C Preferred Stock pursuant to paragraph 2, such Series C Preferred Stock shall participate equally and ratably with the holders of shares of Common Stock in all dividends paid on the Common Stock.

  Except as provided herein, the Company shall make no payment or adjustment for accrued dividends on shares of Series C Preferred Stock, whether or not in arrears, on conversion of such shares or for dividends in cash on the shares of Common Stock issued upon such conversion.

  (d) The Company shall at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Common Stock as shall be required for the purpose of effecting conversion of the Series C Preferred Stock.

  Prior to the delivery of any securities which the Company shall be obligated to deliver upon conversion of the Series C Preferred Stock, the Company shall comply with all applicable federal and state laws and regulations which require action to be taken by the Company.

  (e) The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series C Preferred Stock pursuant hereto; provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Series C Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

  (f) In connection with the conversion of any shares of Series C Preferred Stock, no fractional shares of Common Stock shall be issued, but in lieu thereof the Company shall pay to the holder thereof the value of such share in cash as determined by reference to the Daily Price as of the date of conversion of such fractional share.

  (g) Conversion Price.

  (i) In order to prevent dilution of the conversion rights granted under this paragraph 4, the Conversion Price shall be subject to adjustment from time to time pursuant to this paragraph (g).

  (ii) Subject to the Minimum Conversion Price, if any, if and whenever on or after the original date of issuance of the Series C Preferred Stock the Company issues or sells, or in accordance with paragraph (h) is deemed to have issued or sold, any shares of its Common Stock without consideration or at a price per share less than the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then in each such case, the Conversion Price, upon each such issuance or sale, except as hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by the following fraction:

     P + N

     P + F

  where

  P = the number of shares of Common Stock outstanding immediately prior to such issuance or sale, assuming the exercise or conversion of all outstanding securities exercisable for or convertible into Common Stock at any time on or after the date of such calculation

  N = the number of shares of Common Stock which the net aggregate consideration, if any, received by the Company for the total number of such additional shares of Common Stock so issued or sold would purchase at the Conversion Price in effect immediately prior to such issuance or sale

  F = the number of additional shares of Common Stock so issued or sold

  (iii) Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price as a result of (A) any issue or sale (or deemed issue or sale) of Options to acquire shares of Common Stock to employees of the Company, or shares of Common Stock issuable pursuant to the exercise of such Options, pursuant to stock option plans approved by the Company's Board of Directors so long as the exercise price of such Options is not less than the Current Market Price Per Common Share on the date such Options are issued as determined by the Company's Board of Directors in its good faith judgment, or any issuance of shares of Common Stock pursuant to the exercise of Options outstanding as of July 11, 2000; (B) the issuance of up to 3,716,400 shares of Common Stock to the sellers in connection with the closing of the Company's acquisition of R&B Communications, Inc. and the issuance to employees of R&B Communications, Inc. of options to acquire shares of Common Stock (not exceeding 65,000 shares in the aggregate) pursuant to the terms set forth in Exhibit G to the Agreement and Plan of Merger, dated as of June 16, 2000, by and among R&B Communications, Inc., R&B Combination Company and the Company;
(C) Common Stock issued pursuant to and in accordance with the terms of the Company's Dividend Reinvestment Plan (so long as such shares are issued at a price which is no less than the Daily Price on the date of issuance) or 1997 Employee Stock Purchase Plan, each as in effect as of July 11, 2000; and (D) the issuance of up to 600,000 shares of Common Stock in connection with the purchase by the Company of minority interests in the Virginia PCS Alliance, the West Virginia PCS Alliance and/or the Virginia RSA 6 Cellular Limited Partnership (assuming that the aggregate purchase price for all such minority interests does not exceed $21 million).

  (iv) Unless Shareholder Approval has been obtained, in no event shall the Conversion Price be adjusted below $35.50 (the "Minimum Conversion Price"). If Shareholder Approval is obtained, this subparagraph 4(g)(iv) shall be of no further force or effect.

  (h) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under paragraph (g), the following shall be applicable:

    (i) Issuance of Rights or Options. Except for Options granted in accordance with the provisions of paragraph (g)(iii) above or in accordance with the Company's Rights Agreement dated as of February 26, 2000, if the Company in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

    (ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than (a) the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this paragraph (h), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

    (iii) Change in Option Price or Conversion Rate. Except for Options granted in accordance with the provisions of paragraph (g)(iii) above or in accordance with the Company's Rights Agreement dated as of February 26, 2000, if the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment would result in an increase of the Conversion Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given by the Company to all holders of the Series C Preferred Stock. For purposes of paragraph (h), if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Series C Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.

    (iv) Treatment of Expired Options and Unexercised Convertible
  Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided that if such expiration or termination would result in an increase in the Conversion Price then in effect, such increase shall not be effective until 30 days after written notice thereof has been given to all holders of the Series C Preferred Stock. For purposes of paragraph (h), the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Series C Preferred Stock shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Series C Preferred Stock.

    (v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor. If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving Company, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Company and the holders of a majority of the outstanding Series C Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Company and the holders of a majority of the outstanding Series C Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Company.

    (vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

    (vii) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

  (i) Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

  (j) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an "Organic Change". Prior to the consummation of any Organic Change, the Company shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series C Preferred Stock then outstanding) to insure that each of the holders of Series C Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series C Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series C Preferred Stock immediately prior to such Organic Change. In each such case, the Company shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series C Preferred Stock then outstanding) to insure that the provisions of paragraph 4 hereof shall thereafter be applicable to the Series C Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Conversion Price pursuant to the provisions of this paragraph 4 to give effect to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series C Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series C Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

  (k) Certain Events. If any event occurs of the type contemplated by the provisions of paragraph 4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series C Preferred Stock; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to paragraph 4 or decrease the number of shares of Conversion Stock issuable upon conversion of each share of Series C Preferred Stock.

  (l) Notices.

  (i) Immediately upon any adjustment of the Conversion Price, the Company shall give written notice thereof to all holders of Series C Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

  (ii) The Company shall give written notice to all holders of Series C Preferred Stock at least 20 days prior to the date on which the Company closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock (other than the Company's ordinary Common Stock dividend),
(b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

  (iii) The Company shall also give written notice to the holders of Series C Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.

  (m) Change of Control Offer.

  (i) Promptly after the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company shall commence (or cause to be commenced) an offer to purchase all outstanding shares of Series C Preferred Stock pursuant to the terms described in paragraph (m) (iv) (the "Change of Control Offer") at a purchase price equal to the Change of Control Amount on the Change of Control Payment Date, and shall purchase (or cause the purchase of) any shares of Series C Preferred Stock tendered in the Change of Control Offer pursuant to the terms hereof.

  (ii) At the option of each holder of Series C Preferred Stock, the Change of Control Amount payable to such holder shall be payable (i) in cash, (ii) in a number of shares of Common Stock (or the securities of the entity into which the Common Stock became converted or was exchanged in connection with the Change of Control) determined by dividing the portion of the Change of Control Amount that would otherwise be paid in cash (and which the holder has elected to receive in shares) by the Conversion Price in effect as of the date on which the Change of Control occurred (which will determine the number of shares of the Company that the holder would receive, which shall then be used to determine the number of shares of the successor entity, if applicable, that the holder is entitled to receive), or (iii) in a combination of cash and such shares.

  (iii) If a holder elects to receive the Change of Control Amount in cash, prior to the mailing of the notice referred to in paragraph (m)(iv), but in any event within 20 days following the date on which a Change of Control has occurred, the Company shall (A) promptly determine if the purchase of the Series C Preferred Stock for cash would violate or constitute a default under the indebtedness of the Company and (B) either shall repay to the extent necessary all such indebtedness or preferred stock of the Company that would prohibit the repurchase of the Series C Preferred Stock pursuant to a Change of Control Offer or obtain any requisite consents or approvals under instruments governing any indebtedness or preferred stock of the Company to permit the repurchase of the Series C Preferred Stock for cash. The Company shall first comply with this paragraph (m)(iii) before it shall repurchase for cash any Series C Preferred Stock pursuant to this paragraph (m).

  (iv) Within 20 days following the date on which a Change of Control has occurred, the Company shall send, by first-class mail, postage prepaid, a notice (a "Change of Control Notice") to each holder of Series C Preferred Stock. If applicable, such notice shall contain all instructions and materials necessary to enable such holders to tender Series C Preferred Stock pursuant to the Change of Control Offer. Such notice shall state:

    (A) that a Change of Control has occurred, that a Change of Control Offer is being made pursuant to this paragraph (m) and that all Series C Preferred Stock validly tendered and not withdrawn will be accepted for payment;

    (B) the purchase price (including the amount of accrued dividends, if any) and the purchase date (which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law) (the "Change of Control Payment Date");

    (C) that any shares of Series C Preferred Stock not tendered will continue to accrue dividends;

    (D) that, unless the Company defaults in making payment therefor, any share of Series C Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after the Change of Control Payment Date;

    (E) that holders electing to have any share of Series C Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender stock certificates representing such shares of Series C Preferred Stock, properly endorsed for transfer, together with such other customary documents as the Company and the Transfer Agent may reasonably request to the Transfer Agent and registrar for the Series C Preferred Stock at the address specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date;

    (F) that holders will be entitled to withdraw their election if the Company receives, not later than five business days prior to the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the holder, the number of shares of Series C Preferred Stock the holder delivered for purchase and a statement that such holder is withdrawing its election to have such shares of Series C Preferred Stock purchased;

    (G) that holders who tender only a portion of the shares of Series C Preferred Stock represented by a certificate delivered will, upon purchase of the shares tendered, be issued a new certificate representing the unpurchased shares of Series C Preferred Stock; and

    (H) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control).

  (v) The Company will comply with any tender offer rules under the Exchange Act which may then be applicable in connection with any offer made by the Company to repurchase the shares of Series C Preferred Stock as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions hereof, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligation hereunder by virtue thereof.

  (vi) On the Change of Control Payment Date, the Company shall (A) accept for payment the shares of Series C Preferred Stock validly tendered pursuant to the Change of Control Offer, (B) pay to the holders of shares so accepted the purchase price therefor, at the option of each such holder, in cash or Common Stock (or the securities of the entity into which the Common Stock became converted in connection with the Change of Control) as provided in paragraph
(ii) above and (C) cancel each surrendered certificate and retire the shares represented thereby. Unless the Company defaults in the payment for the shares of Series C Preferred Stock tendered pursuant to the Change of Control Offer, dividends will cease to accrue with respect to the shares of Series C Preferred Stock tendered and all rights of holders of such tendered shares will terminate, except for the right to receive payment therefor on the Change of Control Payment Date.

  (vii) To accept the Change of Control Offer, the holder of a share of Series C Preferred Stock shall deliver, prior to the close of business on the business day prior to the Change of Control Payment Date, written notice to the Company (or an agent designated by the Company for such purpose) of such holder's acceptance, together with certificates evidencing the shares of Series C Preferred Stock with respect to which the Change of Control Offer is being accepted, duly endorsed for transfer.

  (n) Certain Mergers. In connection with any consolidation with or merger with or into, any person in a transaction where the Common Stock is converted into or exchanged for securities of such person or an affiliate of such person, the Company covenants that as a condition precedent to the consummation of any such consolidation or merger it shall provide the holders of the Series C Preferred Stock with a certificate, in form and substance satisfactory to the holders of a majority of the Series C Senior Preferred Stock signed by a duly authorized officer of the Company indicating that the person issuing such securities will be organized and existing under the laws of a jurisdiction which allows for the issuance of preference stock and that the Series C Preferred Stock shall be converted into or exchanged for and shall become shares of such person having in respect of such person substantially the same powers, preference and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon that the Series C Preferred Stock had immediately prior to such transaction.

  (o) Conversion at the Option of the Company. If on any date after the fifth anniversary of the date of issuance of the Series C Preferred Stock, the Daily Price has been at least $64.50 per share (as adjusted for any stock splits, stock dividends, reverse stock splits, share consolidations or other similar transactions) during any 30 trading days out of any consecutive 45 trading day period, the Company may elect, by written notice delivered to the Transfer Agent (with a copy to each holder of Series C Preferred Stock), no later than five Market Days after such date, to cause all outstanding shares of Series C Preferred Stock to be converted into fully paid and nonassessable shares of Common Stock. Any such conversion shall be deemed to have been effected, without further action by any party, immediately prior to the close of business on the date such notice is received by the Transfer Agent. The number of shares of Common Stock deliverable upon conversion of one share of Series C Preferred Stock shall be equal to (i) the Accreted Value of such share on the date of conversion, plus any dividends accrued to such date (whether or not earned or declared) since the end of the previous Dividend Period, divided by
(ii) the Conversion Price on such date.

  (p) Reacquired Shares. Any shares of Series C Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by an amendment or amendments of the Company's articles of incorporation adopted by the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

  5. Put/Conversion.

  (a) At any time on or after October 26, 2010, the holders of a majority of the shares of Series C Preferred Stock may, by written notice (the "Put Notice") to the Company, require the Company to purchase all of the outstanding shares of Series C Preferred Stock at a price per share equal to the Accreted Value on the date of purchase, plus all dividends accrued to such date (whether or not earned or declared) since the most recent Dividend Payment Date (the "Put Right"). The Put Notice shall state the date of purchase, which shall be no earlier than 30 days from the date of the Put Notice. The purchase price will be payable in cash.

  (b) Upon receipt of the Put Notice, the Company shall notify, by first class mail, postage prepaid, each holder of record of the shares to be purchased at such holder's address as the same appears on the stock register of the Company; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the purchase of any share of Series C Preferred Stock to be purchased except as to the holder to whom the Company has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the date of purchase; (ii) the purchase price; (iii) the place or places where certificates for such shares are to be surrendered for payment of the purchase price; and (iv) that dividends on the shares to be purchased will cease to accrue on such date of purchase.

  (c) Notice having been mailed as aforesaid, from and after the purchase date (unless default shall be made by the Company in providing money for the payment of the purchase price), dividends on the shares of Series C Preferred Stock shall cease to accrue, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the purchase price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so purchased (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state), such share shall be purchased by the Company at the purchase price aforesaid.

  (d) For the avoidance of doubt, nothing in this paragraph 5 shall restrict the right of the holders of Series C Preferred Stock to convert their shares of Series C Preferred Stock into shares of Common Stock prior to such holders acceptance of the purchase price.

  (e) If a Put Notice has not been delivered to the Company on or before the date which is one year from the applicable date set forth in paragraph 5(a) above, then the Company shall have the right to convert all, but not less than all, of the outstanding shares of Series C Preferred Stock into fully paid and non-assessable shares of Common Stock pursuant to the provisions of paragraph
4. Notwithstanding the foregoing, if the Conversion Cap prohibits the issuance of the proper number of shares of Common Stock, then, in lieu of such shares of Common Stock which may not be issued due to the Conversion Cap, the Company shall pay to the holders of the Series C Preferred Stock cash in an amount equal to the Current Market Price Per Common Share of such shares of Common Stock as of the date of conversion. If, upon any such conversion, the holders of Series C Preferred Stock will receive shares of Common Stock and cash, then each holder shall receive shares and cash ratably in accordance with the number of shares of Series C Preferred Stock held by such holder.

  (f) The Company shall notify, by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the date of conversion, each holder of record of the shares to converted at such holder's address as the same appears on the stock register of the Company; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the conversion of any share of Series C Preferred Stock to be converted except as to the holder to whom the Company has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the conversion date; (ii) the number of shares of Common Stock and the cash, if any, into which each share of Series C Preferred Stock will convert; (iii) the place or places where certificates for shares of Series C Preferred Stock are to be surrendered for conversion; and (iv) that dividends on the shares to be converted will cease to accrue on such conversion date.

  6. Voting Rights.

  (a) Except as required by law, each holder of Series C Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the number of shares of Common Stock into which such holder's shares of Series C Preferred Stock could be converted, pursuant to the provisions of paragraph 4 hereof, on the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, on the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of shares of Series C Preferred Stock and Common Stock shall vote together as a single class on all matters.

  (b) In addition, so long as any of the Series C Preferred Stock is outstanding, the affirmative vote of the holders of (x) all of the outstanding shares of Series C Preferred Stock shall be necessary to alter or change the preferences, rights or powers of the Series C Preferred Stock, and (y) a majority of the outstanding shares of Series C Preferred Stock, voting together as a single class, shall be necessary to: (i) increase or decrease the authorized number of shares of Series C Preferred Stock, (ii) amend, alter, repeal or waive any provision of the Restated Articles of Incorporation (including any articles of amendment and whether by amendment, merger or otherwise) or the By-laws so as to adversely affect the preferences, rights or powers of the Series C Preferred Stock, including, without limitation, the voting powers, dividend rights and liquidation preference of the Series C Preferred Stock, or change the Series C Preferred Stock into any other securities (other than as required by paragraph 4(j)), cash or other property,
(iii) issue any additional Series C Preferred Stock or create, authorize or issue any capital stock that ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) to or pari passu with the Series C Preferred Stock, (iv) redeem or repurchase for cash any Junior Securities, or (v) authorize the issuance of any Common Stock or Convertible Securities at a price that would cause the Conversion Price to be adjusted below the Minimum Conversion Price, provided that the approval required by this clause (v) shall no longer be required at any time following Shareholder Approval removing the Minimum Conversion Price limitation and authorizing the Series C Preferred Stock to be converted into Common Stock at any Conversion Price determined by application of the anti-dilution protection set forth in paragraph 4 above without regard to the Minimum Conversion Price.

  7. Miscellaneous. If any holder of Series C Preferred Stock elects to receive the Change of Control Amount in shares of Common Stock in connection with a Change of Control Offer pursuant to paragraph 4(m), the Company shall comply with all statutes, rules and regulations applicable thereto at that time, including any and all regulations of the principal trading market on which the Common Stock is then trading, including, if necessary, any shareholder approval requirement under NASD Rule 4460(i), as it may be amended from time to time.

  8. Definitions. The following terms, as used herein, shall have the following meanings:

  "Accreted Value" equals, with respect to one share of Series C Preferred Stock, $1,000, adjusted for the amount of any dividends added to (or subtracted from) the Accreted Value in accordance with paragraph 2(b) (which aggregate amount shall be subject to adjustment whenever there shall occur a stock split, combination, re-classification or other similar event involving the Series C Preferred Stock).

  "Applicable Percentage" is defined in paragraph 2(c) hereof.

  "Change of Control" means: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of the Company and its subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the consummation of any transaction (including any merger or consolidation) the result of which is that any "person" (as defined above), becomes the beneficial owner (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the Voting Securities of the Company, or (iii) the first day on which a majority of the members of the board of directors are not Continuing Directors.

  "Change of Control Amount" means, with respect to one share of Series C Preferred Stock, 101% of the Accreted Value per share plus any dividends accrued to such date (whether or not earned or declared) since the end of the previous Dividend Period; provided, however, that if the Change of Control occurs prior to the fifth anniversary of the date of issue of any share of Series C Preferred Stock, the Accreted Value shall be calculated assuming the Change of Control had occurred on the fifth anniversary of the date of issue of such share of Series C Preferred Stock (and assuming that no cash dividends had been paid on such share from the actual date of the Change of Control through the fifth anniversary of the date of issue).

  "Continuing Directors" means individuals who constituted the Board of Directors of the Company on July 11, 2000 (the "Incumbent Directors"); provided that any individual becoming a director during any year shall be considered to be an Incumbent Director if such individual's election, appointment or nomination was recommended or approved by at least two-thirds of the other Incumbent Directors continuing in office following such election, appointment or nomination present, in person or by telephone, at any meeting of the Board of Directors of the Company, after the giving of a sufficient notice to each Incumbent Director so as to provide a reasonable opportunity for such Incumbent Directors to be present at such meeting.

  "Conversion Price" means $43.00, subject to adjustment from time to time as provided in paragraph 4; provided, however, that if Shareholder Approval is obtained, this definition will automatically be amended by substituting "$45.00" for "$43.00".

  "Conversion Stock" means shares of the Company's Common Stock, no par value per share; provided that if there is a change such that the securities issuable upon conversion of the Series C Preferred Stock are issued by an entity other than the Company or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Series C Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

  "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

  "Current Market Price Per Common Share" means, as of any date, the average (weighted by daily trading volume) of the Daily Prices per share of Common Stock for the 30 consecutive trading days immediately prior to such date.

  "Daily Price" means, as of any date, (i) if the shares of such class of Common Stock then are listed and traded on the New York Stock Exchange, Inc. ("NYSE"), the closing price on such date as reported on the NYSE Composite Transactions Tape; (ii) if the shares of such class of Common Stock then are not listed and traded on the NYSE, the closing price on such date as reported by the principal national securities exchange on which the shares are listed and traded; (iii) if the shares of such class of Common Stock then are not listed and traded on any such securities exchange, the last reported sale price on such date on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"); or (iv) if the shares of such class of Common Stock then are not traded on the NASDAQ National Market, the average of the highest reported bid and lowest reported asked price on such date as reported by NASDAQ.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Liquidation Value" on any date means, with respect to one share of Series C Preferred Stock, the greater of (i) the Accreted Value on such date, plus all dividends (whether or not earned or declared) accrued since the end of the previous Dividend Period and (ii) the amount that would have been payable on a number of shares of Common Stock equal to the number of shares of Common Stock into which a share of Series C Preferred Stock was convertible immediately prior to such date (disregarding any Conversion Cap or Minimum Conversion Price then in effect).

  "Market Day" means a day on which the principal national securities market or exchange on which the Common Stock is listed or admitted for trading is open for the transaction of business.

  "Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Company and the holders of a majority of the Series C Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Company and the holders of a majority of the Series C Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the Company shall pay the fees and expenses of such appraiser.

  "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

  "Person" as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Shareholder Approval" means the approval of requisite holders of the Common Stock with respect to each of the following: (i) the removal of the Conversion Cap contemplated in subparagraph 4(a)(iii), (ii) the removal of the Minimum Conversion Price contemplated in subparagraph 4(g)(iv), (iii) the removal of any limitation on the conversion of the Series D Preferred Stock into Series C Preferred Stock and on the conversion of the Series C Preferred Stock into Common Stock and (iv) the removal of any limitation on the right of Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe IX, L.P. or any of their Affiliates to vote any Voting Securities contained in Section
4.02 of that certain Amended and Restated Shareholders Agreement dated as of July 26, 2000.

  "Transfer Agent" means the transfer agent for the Series C Preferred Stock appointed by the Company.

  "Voting Securities" means securities of the Company ordinarily having the power to vote for the election of directors of the Company; provided that when the term "Voting Securities" is used with respect to any other Person it means the capital stock or other equity interests of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Virginia Stock Corporation Act permits, and the registrant's Bylaws require, indemnification of the registrant's directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act.

         Under Sections 13.1-697 and 13.1-702 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The registrant's Bylaws require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. In addition, the registrant carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act. The registrant's Bylaws also provide that, to the full extent the Virginia Stock Corporation Act (as it presently exists or may hereafter be amended) permits the limitation or elimination of the liability of directors and officers, no director or officer of the registrant shall be liable to the registrant or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct. Section 13.1-692.1 of the Virginia Stock Corporation Act presently permits the elimination of liability of directors and officers in any proceeding brought by or in the right of the registrant or brought by or on behalf of stockholders of the registrant, except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any unlawful insider trading or manipulation of the market for any security. Sections 13.1-692.1 and 13.1-696 to -704 of the Virginia Stock Corporation Act are hereby incorporated by reference herein.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)   Exhibits.

 EXHIBIT
 NUMBER        DESCRIPTION
----------    ------------------------------------------------------------------

    2.1 Agreement and Plan of Merger, by and among CFW Communications Company, R&B Combination Company, R&B Communications, Inc., dated as of June 16, 2000 (Included as Annex A to the accompanying Joint Proxy Statement/Prospectus).
    5.1 Opinion of Hunton & Williams as to the validity of the shares of CFW Common Stock.
    8.1       Opinion of Hunton & Williams as to various tax matters.
   23.1       Consent of Hunton & Williams (Included as part of  Exhibit 5.1 and
              Exhibit 8.1 to this Registration Statement).
   23.2       Consent of McGladrey & Pullen LLP
   23.3       Consent of Phibbs, Burkholder, Geisert & Huffman
   23.4       Consent of PricewaterhouseCoopers LLP
   23.5       Consent of BB&T Capital Markets
   23.6       Consent of Banc of America Securities LLC
   24.1 Power of Attorney (Included on the signature page of this Registration Statement).
   99.1 Form of Proxy for Special Meeting of Shareholders of CFW Communications Company.
   99.2 Form of Proxy for Special Meeting of Stockholders of R&B Communications, Inc.

     (b) Financial Statement Schedules.

     All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes attached thereto.

ITEM 22. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of the registration statement through the date of responding to the request.

     (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (4) That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Waynesboro, Commonwealth of Virginia, on the 7 day of August 2000.

                                           CFW COMMUNICATIONS COMPANY
                                           a Virginia corporation
                                           (Registrant)


                                           By:  /s/ James S. Quarforth
                                                -------------------------------
                                                James S. Quarforth
                                                Chairman of the Board and
                                                 Chief Executive Officer
                                                 (Principal Executive Officer)

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints James S. Quarforth, Michael B. Moneymaker and David M. Carter, or any of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorney-in-fact and agent, or any of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorney-in-fact and agent, or any of them, or his or their substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the __ day of August, 2000 in the capacities indicated.

                     Signature                                  Title                               Date
                     ---------                                  -----                               ----

   /s/ James S. Quarforth
--------------------------------------------      Chairman of the Board and Chief             August 7, 2000
James S. Quarforth                                Executive Officer
                                                  (Principal Executive Officer)
   /s/ Michael B. Moneymaker
--------------------------------------------      Chief Financial Officer                     August 7, 2000
Michael B. Moneymaker                             (Principal Financial and Accounting
                                                  Officer)
   /s/ Phyllis H. Arnold
--------------------------------------------      Director                                    August 7, 2000
Phyllis H. Arnold

   /s/ Anthony J. de Nicola
--------------------------------------------      Director                                    August 7, 2000
Anthony J. de Nicola

   /s/ William W. Gibbs, V
--------------------------------------------      Director                                    August 7, 2000
William W. Gibbs, V

   /s/ C. Wilson McNeely, III
--------------------------------------------      Director                                    August 7, 2000
C. Wilson McNeely, III


   /s/ John B. Mitchell, Sr.
--------------------------------------------      Director                                    August 7, 2000
John B. Mitchell, Sr.

   /s/ John N. Neff
--------------------------------------------      Director                                    August 7, 2000
John N. Neff

   /s/ Carl A. Rosberg
--------------------------------------------      Director                                    August 7, 2000
Carl A. Rosberg

   /s/ Lawrence B. Sorrel
--------------------------------------------      Director                                    August 7, 2000
Lawrence B. Sorrel

 EXHIBIT
 NUMBER        DESCRIPTION
---------     ------------------------------------------------------------------

   2.1 Agreement and Plan of Merger, by and among CFW Communications Company, R&B Combination Company, R&B Communications, Inc., dated as of June 16, 2000 (Included as Annex A to the accompanying Joint Proxy Statement/Prospectus).
   5.1 Opinion of Hunton & Williams as to the validity of the shares of CFW Common Stock.
   8.1        Opinion of Hunton & Williams as to various tax matters.
  23.1        Consent of Hunton & Williams (Included as part of Exhibit 5.1 and
              Exhibit 8.1 to this Registration Statement).
  23.2        Consent of McGladrey & Pullen LLP
  23.3        Consent of Phibbs, Burkholder, Geisert & Huffman, LLP
  23.4        Consent of PricewaterhouseCoopers LLP
  23.5        Consent of BB&T Capital Markets
  23.6        Consent of Banc of America Securities LLC
  24.1 Power of Attorney (Included on the signature page of this Registration Statement).
  99.1 Form of Proxy for Special Meeting of Shareholders of CFW Communications Company
  99.2 Form of Proxy for Special Meeting of Stockholders of R&B Communications,Inc.

     (b) Financial Statement Schedules.

     All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes attached thereto.